     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 2002



                                                      REGISTRATION NO. 333-82388

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 2


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                       TRAVELERS PROPERTY CASUALTY CORP.
             (Exact Name of Registrant as Specified in Its Charter)

              CONNECTICUT                                 6331                                  06-1008174
     (State or Other Jurisdiction             (Primary Standard Industrial                   (I.R.S. Employer
   of Incorporation or Organization)           Classification Code Number)                Identification Number)

                                ONE TOWER SQUARE
                          HARTFORD, CONNECTICUT 06183
                                 (860) 277-0111
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                            JAMES M. MICHENER, ESQ.
                                GENERAL COUNSEL
                       TRAVELERS PROPERTY CASUALTY CORP.
                                ONE TOWER SQUARE
                          HARTFORD, CONNECTICUT 06183
                                 (860) 277-0111
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                             ---------------------
                                   COPIES TO:

      GREGORY A. FERNICOLA, ESQ.                STEPHANIE B. MUDICK, ESQ.                 ALLAN G. SPERLING, ESQ.
        ERIC J. FRIEDMAN, ESQ.                   JOAN GUGGENHEIMER, ESQ.                 LESLIE N. SILVERMAN, ESQ.
         SKADDEN, ARPS, SLATE,                     CO-GENERAL COUNSEL                    CLEARY, GOTTLIEB, STEEN &
          MEAGHER & FLOM LLP                         CITIGROUP INC.                              HAMILTON
           FOUR TIMES SQUARE                         399 PARK AVENUE                         ONE LIBERTY PLAZA
       NEW YORK, NEW YORK 10036                 NEW YORK, NEW YORK 10043                 NEW YORK, NEW YORK 10006
            (212) 735-3000                           (212) 559-1000                           (212) 225-2000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                            AGGREGATE                  AMOUNT OF
                SECURITIES TO BE REGISTERED                      OFFERING PRICE(1)           REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value (including Rights to
  purchase Series A Junior Participating Preferred
  Stock)(2)(3)..............................................       $4,389,000,000                $403,788
      % Convertible Junior Subordinated Notes due 2032......          892,500,000                  82,110
-----------------------------------------------------------------------------------------------------------------
  Total.....................................................       $5,281,500,000                $485,898(4)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.


(2) Also includes the shares of Class A Common Stock that are initially issuable upon conversion of the Convertible Junior Subordinated Notes. This registration statement also covers such shares of class A common stock as may be issuable pursuant to anti-dilution adjustments.



(3)The Rights to purchase shares of our Series A Junior Participating Preferred Stock are initially attached to and trade with our shares of Common Stock, including the Class A Common Stock registered hereby. Value attributed to such Rights, if any, is reflected in the market price of our Common Stock.



(4)Previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


     This Registration Statement contains a prospectus relating to an offering of shares of our Class A Common Stock in the United States and Canada (the "U.S. Prospectus"), together with separate prospectus pages relating to an offering of our Class A Common Stock outside the United States and Canada (the "International Prospectus"). It also contains a prospectus relating to a concurrent offering of our Convertible Junior Subordinated Notes (the "Notes Prospectus"). The complete U.S. Prospectus follows immediately. Following the U.S. Prospectus are alternate pages for the International Prospectus followed by alternate pages for the Convertible Junior Subordinated Notes Prospectus including:


     - the front and back cover pages;


     - pages for the "Prospectus Summary" section, describing the offering of the Notes;



     - pages containing risk factors applicable only to the offering of the Notes;



     - pages containing a description of the Notes;



     - pages describing U.S. federal income tax consequences of holding the Notes; and



     - pages comprising the section entitled "Underwriting".



     The complete prospectus for each of the Class A Common Stock offering and Notes offering will be filed with the Securities and Exchange Commission in accordance with Rule 424 under the Securities Act of 1933.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MARCH 5, 2002


PROSPECTUS


                               210,000,000 SHARES


                       TRAVELERS PROPERTY CASUALTY CORP.

                                 TRAVLERS LOGO

                              CLASS A COMMON STOCK

                                 $    PER SHARE

                               ------------------


     We are selling 210,000,000 shares of our class A common stock. Of the 210,000,000 shares of our class A common stock that we are selling, 168,000,000 shares are being offered in the United States and Canada by the U.S. underwriters named in this prospectus and 42,000,000 shares are being offered at the same time outside the United States and Canada by a syndicate of international underwriters. We have granted the underwriters an option to purchase up to 21,000,000 additional shares of our class A common stock to cover over-allotments.



     Concurrently with this offering, we are offering $850 million aggregate
principal amount of our   % Convertible Junior Subordinated Notes due 2032.



     This is the initial public offering of our class A common stock. We currently expect the initial public offering price to be between $16.00 and $19.00 per share. We have applied to list our class A common stock on the New York Stock Exchange under the symbol "TAP.A."

                               ------------------
     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 11.

     Neither the Securities and Exchange Commission nor any state securities or insurance commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               ------------------

                                                                PER SHARE           TOTAL
                                                              --------------    --------------
Public Offering Price.......................................  $                 $
Underwriting Discount.......................................  $                 $
Proceeds to Travelers Property Casualty Corp. (before
  expenses).................................................  $                 $

       The underwriters expect to deliver the shares to purchasers on or about
                                          , 2002.
                               ------------------

                               GLOBAL COORDINATOR


                              SALOMON SMITH BARNEY

CREDIT SUISSE FIRST BOSTON


                 GOLDMAN, SACHS & CO.


                                  LEHMAN BROTHERS


                                               MERRILL LYNCH & CO.


                                                           MORGAN STANLEY



BANC OF AMERICA SECURITIES LLC    BEAR, STEARNS & CO.    BLAYLOCK & PARTNERS, L.P.
DEUTSCHE BANK ALEX. BROWN                INC.                             JPMORGAN
NEUBERGER BERMAN LLC               FOX-PITT, KELTON           THE WILLIAMS CAPITAL
                                      UBS WARBURG                      GROUP, L.P.



          , 2002

                               TABLE OF CONTENTS



Summary.....................................................    1
Risk Factors................................................   11
Cautionary Statement Concerning Forward-Looking
  Statements................................................   21
Company History.............................................   22
Use of Proceeds.............................................   22
Dividend Policy.............................................   22
Dilution....................................................   23
Capitalization..............................................   24
Selected Historical Financial Information...................   25
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   28
Business....................................................   55
Management..................................................   85
Ownership of Common Stock...................................  103
Arrangements Between Our Company and Citigroup..............  104
Description of Capital Stock................................  115
Description of the Notes....................................  124
Certain Indebtedness........................................  128
Shares Eligible for Future Sale.............................  130
Certain United States Federal Tax Consequences to Non-U.S.
  Holders...................................................  132
Underwriting................................................  134
Legal Matters...............................................  138
Experts.....................................................  138
Where You Can Find More Information.........................  138
Glossary of Selected Insurance Terms........................  G-1
Index to Consolidated Financial Statements..................  F-1

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" sections and our historical consolidated financial statements and the notes to those financial statements, before making an investment decision. As used in this prospectus, unless the context otherwise requires, references to "Travelers," "we," "us," and "our" refer to Travelers Property Casualty Corp. (formerly known as The Travelers Insurance Group Inc.), a Connecticut corporation, and its consolidated operations, and any reference to "TIGHI" refers to our wholly-owned subsidiary, Travelers Insurance Group Holdings Inc. (formerly known as Travelers Property Casualty Corp.), a Delaware corporation, and its consolidated operations. However, except where indicated, these references and the other information in this prospectus do not include those operations that will be transferred by us prior to the completion of this offering as part of our corporate reorganization described below. Unless the context otherwise requires, references to "Citigroup" refer to Citigroup Inc. and its subsidiaries other than Travelers. References to "common stock" refer collectively to our class A common stock and our class B common stock. We are a holding company and have no direct operations. Our principal asset is the capital stock of TIGHI and its insurance subsidiaries. This prospectus contains terms that are specific to the insurance industry and may be technical in nature. We have included a glossary of these terms, commencing on page G-1.

                                  OUR COMPANY


     We are a leading property and casualty insurance company in the United States. We provide a wide range of commercial and personal property and casualty insurance products and services to businesses, government units, associations and individuals. We conduct our operations through our wholly-owned subsidiaries in two business segments: Commercial Lines, which provides a variety of commercial coverages to a broad spectrum of business clients, and Personal Lines, which primarily offers automobile and homeowners insurance to individuals. Commercial coverages and personal coverages accounted for 58% and 42%, respectively, of our combined net written premiums for the year ended December 31, 2001. After giving pro forma effect to this offering and the concurrent offering of our convertible notes, and the use of the proceeds from the offerings, our corporate reorganization and related transactions, at December 31, 2001, we had total assets and shareholders' equity of $57.6 billion and $10.8 billion, respectively.


     We are an indirect wholly-owned subsidiary of Citigroup. Citigroup is a diversified holding company whose businesses provide a broad range of financial services to consumer and corporate customers around the world.

COMMERCIAL LINES

     We are the third largest writer of commercial lines insurance in the United States based on 2000 direct written premiums as compiled and published by A.M. Best. Our Commercial Lines segment offers a broad array of property and casualty insurance and insurance-related services to our clients. Commercial Lines is organized into the following five marketing and underwriting groups, each of which focuses on a particular client base or product grouping to provide products and services that specifically address clients' needs:

     - National Accounts provides large corporations with casualty products and services and includes our residual market business which offers workers' compensation products and services to the involuntary market;

     - Commercial Accounts provides property and casualty products to mid-sized businesses, property products to large businesses and boiler and machinery products to businesses of all sizes, and includes dedicated groups focused on the construction industry, trucking industry, agribusiness, and ocean and inland marine;

     - Select Accounts provides small businesses with property and casualty products, including packaged property and liability policies;

     - Bond provides a wide range of customers with specialty products built around our market leading surety bond business along with an expanding executive liability practice; and

     - Gulf serves all sizes of customers through specialty programs, with particular emphasis on management and professional liability products.


     The commercial coverages which we market include workers' compensation, general liability, including product liability, multiple peril, commercial automobile, property including fire and allied lines, and a variety of other coverages. We also underwrite specialty coverages, including general liability for selected product liability risks, umbrella and excess liability coverage, directors' and officers' liability insurance, errors and omissions insurance, fidelity and surety bonds, excess SIPC protection, fiduciary liability insurance and other professional liability insurance. In addition, we offer various risk management services, generally including claims management, loss control and engineering services, to businesses that choose to self-insure some exposures, to states and insurance carriers that participate in state involuntary workers' compensation pools and to employers seeking to manage workers' compensation medical and disability costs.



     We distribute our commercial products through approximately 6,300 independent agencies and brokers located throughout the United States, supported by a network of approximately 80 field offices and two customer service centers. We have made significant investments in enhanced technology utilizing Internet-based applications that make doing business with us easier and more efficient for our independent agencies and brokers. For the year ended December 31, 2001, Commercial Lines generated net written premiums of approximately $5.7 billion.


PERSONAL LINES

     We are the second largest writer of personal lines insurance through independent agents and the eighth largest writer of personal lines insurance overall in the United States, based on 2000 direct written premiums as compiled and published by A.M. Best. We write most types of property and casualty insurance covering personal risks. Personal Lines had approximately 5.4 million policies in force at December 31, 2001. The primary coverages in Personal Lines are personal automobile and homeowners insurance sold to individuals.


     Personal Lines products are distributed primarily through approximately 7,600 independent agencies located throughout the United States, supported by personnel in 12 marketing regions and six customer service centers. We have made significant investments in enhanced technology utilizing Internet-based applications that make doing business with us easier and more efficient for our independent agents. We also market through additional distribution channels, including sponsoring organizations such as employers' and consumer associations, and joint marketing arrangements with other insurers. For the year ended December 31, 2001, Personal Lines generated net written premiums of approximately $4.1 billion.


                           OUR COMPETITIVE ADVANTAGES

     We believe that we are uniquely positioned within the property and casualty insurance industry to benefit from an improving underwriting environment. Our competitive advantages are based on:

     - superior financial strength as a result of strong capitalization levels and consistent operating returns;

     - a recognized brand name with leading market positions, broad scale and product breadth in many commercial and personal product lines and geographies;

     - an experienced management team with a broad complement of skills;

     - a consistent record of strong operating returns which are driven by a performance-based management and underwriting culture;

     - proprietary management information systems that support detailed attention to risk management and returns analysis in order to maximize underwriting results;

     - demonstrated long-term commitment to the independent agency and broker distribution system with a consistent underwriting philosophy;

     - industry-leading technology which enables us to cost effectively provide differentiated service to agents and customers; and

     - proven acquisition and integration expertise which will allow us to participate in consolidation within the property and casualty industry.

                                  OUR STRATEGY

     Management has established the following key strategic objectives for us:

FOCUS ON CORE PRODUCT LINES USING A DISCIPLINED AND PERFORMANCE-BASED UNDERWRITING APPROACH

     We will continue to focus on our core property and casualty insurance product lines and markets for which we have developed selective and consistent underwriting policies that have been demonstrated to be effective over time. We emphasize a profit-oriented approach to underwriting rather than focusing on premium volume or market share.

MAINTAIN FINANCIAL STRENGTH

     We believe that we are well capitalized and that our financial strength creates a competitive advantage in retaining and attracting business. We plan to maintain our sound financial position through selective underwriting practices and a high quality investment portfolio.

ENHANCE OUR POSITION AS A COST-EFFECTIVE PROVIDER OF PROPERTY AND CASUALTY INSURANCE

     We believe that a critical competitive advantage in the property and casualty insurance industry is our success in controlling expense ratios. Our low expense ratios combined with superior risk selection and excellent execution allow for both competitive pricing and appropriate underwriting returns.

EMPHASIZE CUSTOMER-ORIENTED FOCUS

     We continue to provide new products and services within our core product lines and markets to foster simpler, closer relationships with customers, including agents, brokers and insureds. We also enhance customer relations by providing timely, responsive pricing quotes and claims service.

MANAGE DISTRIBUTION RELATIONSHIPS AND CAPITALIZE ON OUR BRAND NAME AND BROAD PRODUCT OFFERINGS

     We maintain strong relationships with our distribution force. As a result of our recognized franchise and our broad array of insurance products and services and specialized expertise, we are able to offer our agents and brokers significant product expansion opportunities.

LEVERAGE TECHNOLOGY TO IMPROVE SERVICE AND ENHANCE OUR AGENCY DISTRIBUTION CHANNELS

     We have been a leading developer of technology-based solutions for the insurance industry, which enable our independent agents to quote and issue policies directly from their agencies. The technologies we have developed provide an ease-of-doing-business environment with our distribution force, which we believe is a significant competitive advantage.

ACTIVELY PARTICIPATE IN INDUSTRY CONSOLIDATION

     We have successfully acquired and integrated companies as a means to grow our company. Our market presence and strong balance sheet and cash flow, together with management's demonstrated experience, create an effective platform for our participation in industry consolidation.

UTILIZE SOPHISTICATED MODELING AND RAPID RESPONSE SYSTEMS TO MANAGE CATASTROPHIC EXPOSURE

     We control exposure in high-risk areas through a variety of underwriting approaches, including the employment of sophisticated computer modeling techniques to analyze significant natural catastrophe exposures and establish geographic limits on policy writing designed to maximize returns on catastrophe exposed business. We have also developed a state-of-the-art rapid response catastrophe claims unit.

   EMPLOY DEDICATED SPECIALISTS AND AGGRESSIVE RESOLUTION STRATEGIES TO MANAGE ENVIRONMENTAL AND
     ASBESTOS LOSS EXPOSURE

     Our environmental and asbestos claims are managed by a dedicated group of professionals which has operated as a separate unit since 1986. We believe that this approach gives us consistency in claims handling and policy coverage interpretation and facilitates our early identification of exposures and aggressive resolution of coverage uncertainties.

                                COMPANY HISTORY


     Our predecessor companies have been in the insurance business for more than 130 years. We are a Connecticut corporation that was formed in 1979. Recently we changed our name from The Travelers Insurance Group Inc. to Travelers Property Casualty Corp. In December 1993, Citigroup acquired us. In January 1996, we formed TIGHI to hold our property and casualty insurance subsidiaries. In April 1996, TIGHI purchased from Aetna Services, Inc. all of the outstanding capital stock of Aetna's significant property and casualty insurance subsidiaries for approximately $4.2 billion in cash. In April 1996, TIGHI also completed an initial public offering of its common stock.



     During April 2000, we completed a cash tender offer and merger, as a result of which TIGHI became our wholly-owned subsidiary. In the tender offer and merger, we acquired all of TIGHI's outstanding shares of common stock not owned by us, representing approximately 14.8% of its outstanding common stock, for approximately $2.4 billion in cash financed by a loan from Citigroup. The "Company History" section later in this prospectus includes a discussion and analysis of the costs and benefits to Citigroup and us in connection with the tender offer and merger.



                               DIVIDENDS PAYABLE



     In February 2002, our board of directors declared a dividend of $1.0 billion to Citigroup in the form of a non-interest bearing note payable on December 31, 2002. We expect to repay this note from future earnings, to the extent available. We refer to this note in this prospectus as the "2002 note."



     In February 2002, our board of directors also declared a dividend of $3.7 billion to Citigroup in the form of a $3.7 billion note payable in two installments. The first installment of $150 million will be payable in May 2004 and the second installment of $3.55 billion will be payable in February 2017. This note begins to bear interest after May 9, 2002 at a rate of 7.25% per annum. This note may be prepaid at any time in whole or in part without penalty or premium. We expect that substantially all of this note will be prepaid with the proceeds of the offerings. We refer to this note in this prospectus as the "special note."


                          OUR CORPORATE REORGANIZATION

     Prior to the completion of this offering, we will effect a corporate reorganization, under which:


     - we will transfer substantially all of our assets to Citigroup, other than the capital stock of TIGHI;



     - Citigroup will assume all of our third-party liabilities, other than liabilities relating to TIGHI and TIGHI's active employees;



     - we will effect a recapitalization, whereby the then outstanding shares of our common stock, all of which are owned by Citigroup, will be changed into shares of class A common stock and class B common stock under a formula resulting in a number of shares of class A common stock and 500,000,000 shares of class B common stock being owned by Citigroup. The number of shares of class A common stock to be owned by Citigroup will depend on the extent to which the underwriters exercise their option to purchase class A common stock to cover over-allotments; and


     - we will amend and restate our certificate of incorporation and bylaws.


     In this prospectus, we refer to these transactions as our "corporate reorganization." In addition, we sold the stock of CitiInsurance International Holdings Inc. on February 28, 2002, to Citigroup for

$403 million, its net book value. As a result of the corporate reorganization and the sale of CitiInsurance, TIGHI and its insurance subsidiaries will be our principal asset.


                           THE TAX-FREE DISTRIBUTION


     We are currently an indirect wholly-owned subsidiary of Citigroup. After the completion of this offering, Citigroup will beneficially own all of our outstanding class B common stock and 290 million shares of our class A common stock, representing 94.8% of the combined voting power of all classes of our voting securities and 79% of the equity interest in us, assuming the over-allotment option is not exercised.



     Citigroup has informed us that by year-end 2002 it plans to make a tax-free distribution to its stockholders of a portion of its ownership interest in us, which, together with the shares being issued in this offering, will represent approximately 90.1% of our common equity (more than 90% of the combined voting power of our then outstanding voting securities). In this prospectus, we refer to this proposed transaction as the "distribution." Following the distribution, Citigroup would remain a holder of approximately 9.9% of our common equity (less than 10% of our outstanding voting securities). The distribution is subject to Citigroup's receipt of a private letter ruling from the Internal Revenue Service that the distribution will be tax-free to Citigroup, its stockholders and us, as well as various other conditions. These other conditions may include receipt of any necessary third-party consents and regulatory approvals, the existence of satisfactory market conditions and the satisfaction of any conditions which may be imposed by the Internal Revenue Service. It is expected that the ruling will require Citigroup to divest the remaining shares it holds within five years following the distribution and to vote the shares it continues to hold following the distribution pro rata with the shares held by the public. We cannot assure you that the conditions to the distribution will be satisfied or that Citigroup will consummate the distribution. In any event, Citigroup has no obligation to consummate the distribution by the end of 2002 or at all, whether or not these conditions are satisfied.



  BENEFITS OF THE DISTRIBUTION



     We will be focused on the property and casualty insurance industry. Separation of our company from Citigroup will allow our management and board of directors to focus on the property and casualty industry. Strategic decisions about our business opportunities would not need to be coordinated with the strategies and opportunities of Citigroup.



     Management incentives can be directly aligned with shareholder interests. Management incentives can be designed with a significant equity component. As a stand-alone property and casualty company, compensation of management can be directly aligned with the performance of our common stock. We believe strongly in the performance leverage of this concept.



     We will have greater capital management flexibility. Separation of our company from Citigroup would also benefit us by enhancing our capital planning flexibility. We would no longer have to compete with other Citigroup operations for funding from Citigroup.



     We believe that the property and casualty industry is fragmented and that there will be a significant number of consolidation opportunities. As a separate company, we would be able to invest retained earnings in growing our business and in acquisitions, or alternatively, in achieving earnings per share growth through share repurchases.



     Our regulatory environment will be simplified. As a subsidiary of Citigroup, we comply with all insurance company regulatory requirements, as well as Bank Holding Company Act regulations. Once separate from Citigroup, we will no longer be subject to Bank Holding Company Act regulations. This will simplify our regulatory compliance and put us in a regulatory position consistent with our competition.



     We will benefit from the elimination of real and perceived distribution conflicts. We distribute the vast majority of our products through independent agencies and brokers. Agencies and brokers can choose from a number of insurance companies. We believe that they will be attracted to a company clearly dedicated to the property and casualty business and committed to the independent agency system.

                               ------------------


     Our principal executive offices are located at One Tower Square, Hartford, Connecticut 06183, and our telephone number is (860) 277-0111.


                                  THE OFFERING


Class A common stock:
  U.S. offering...............   168,000,000 shares


  International offering......    42,000,000 shares


     Total....................   210,000,000 shares



Common stock to be outstanding
after this offering...........   500,000,000 shares of class A common stock
                                 500,000,000 shares of class B common stock



Common stock to be held by
Citigroup following this
  offering....................   290,000,000 shares of class A common stock
                                 500,000,000 shares of class B common stock


Use of proceeds...............   We will use the net proceeds to prepay
                                 intercompany indebtedness to Citigroup.


Dividend policy...............   We intend to pay quarterly cash dividends on
                                 all classes of our common stock at an initial rate of $0.06 per share of common stock, commencing in the first quarter of 2003, subject to financial results and declaration by our board of directors. See "Dividend Policy" for a discussion of the factors that will affect the determination by our board of directors to declare dividends, as well as other matters concerning our dividend policy.


Voting rights
  Class A common stock........   One vote per share

  Class B common stock........   Seven votes per share



New York Stock Exchange
symbol........................   We have applied to list the class A common
                                 stock on the New York Stock Exchange under the symbol "TAP.A."


                              CONCURRENT OFFERING


     We are also offering, in a concurrent offering, $850 million aggregate
principal amount of our      % convertible junior subordinated notes due 2032.
For additional information regarding our notes, see the section of this prospectus entitled "Description of the Notes."

     Unless otherwise indicated, all information in this prospectus:


     - assumes the consummation of our corporate reorganization, including the recapitalization, whereby the then outstanding shares of our common stock, all of which are owned by Citigroup, will be changed into shares of class A common stock and class B common stock under a formula resulting in a number of shares of class A common stock and 500,000,000 shares of class B common stock being owned by Citigroup. The number of shares of class A common stock to be owned by Citigroup will depend on the extent to which the underwriters exercise their option to purchase class A common stock to cover over-allotments. If the underwriters exercise in full their option to purchase class A common stock to cover over-allotments, Citigroup will own 269,000,000 shares of class A common stock and 500,000,000 shares of class B common stock;



     - assumes the over-allotment option has not been exercised;



     - excludes approximately 16.9 million shares of class A common stock, assuming an initial public offering price at the mid-point of the offering range for the class A common stock issuable upon the exercise of outstanding stock options, none of which are currently exercisable, at an exercise price equal to the initial public offering price;



     - excludes an indeterminate number of shares of our restricted common stock which we may use to replace Citigroup restricted stock held by our employees and an indeterminate number of shares of common stock issuable upon the exercise of options which will be granted in exchange for Citigroup options we may assume, if and when the distribution occurs. If the distribution were to occur today, the aggregate number of restricted shares we would issue and shares subject to options we would grant in connection with the replacement and exchange of Citigroup awards would be approximately 4.6 million shares of our common stock and 86.2 million shares of our common stock, respectively; and



     - excludes a maximum of        shares of our class A common stock that may
       be initially issuable in the future upon conversion of the notes being
       offered in the concurrent offering of notes, or a maximum of      shares
       if the over-allotment option for that offering is exercised in full.

                             SUMMARY FINANCIAL DATA

     The summary financial data for each of the fiscal years in the three-year period ended December 31, 2001 have been derived from our audited financial statements. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our financial statements retroactively reflect our corporate reorganization for all periods presented. All financial data and ratios presented in this prospectus have been prepared using U.S. generally accepted accounting principles, unless otherwise indicated.


                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               2001      2000      1999
                                                              ------    ------    ------
                                                               (IN MILLIONS, EXCEPT PER
                                                                     SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Premiums..................................................  $9,411    $8,462    $8,009
  Net investment income.....................................   2,034     2,162     2,093
  Fee income................................................     347       312       275
  Realized investment gains.................................     323        47       112
  Other revenues............................................     116        88        84
                                                              ------    ------    ------
     Total revenues.........................................  12,231    11,071    10,573
                                                              ------    ------    ------
Claims and expenses:
  Claims and claim adjustment expenses......................   7,765     6,473     6,059
  Amortization of deferred acquisition costs................   1,539     1,298     1,260
  Interest expense..........................................     205       296       238
  General and administrative expenses.......................   1,333     1,140     1,177
                                                              ------    ------    ------
     Total claims and expenses..............................  10,842     9,207     8,734
                                                              ------    ------    ------
Income before federal income taxes, minority interest and
  cumulative
  effect of changes in accounting principles................   1,389     1,864     1,839
Federal income taxes........................................     327       492       479
                                                              ------    ------    ------
Income before minority interest and cumulative effect of
  changes in accounting principles..........................   1,062     1,372     1,360
Minority interest, net of tax...............................      --        60       224
                                                              ------    ------    ------
Income before cumulative effect of changes in accounting
  principles................................................   1,062     1,312     1,136
Cumulative effect of changes in accounting principles(a)....       3        --      (112)
                                                              ------    ------    ------
Net income..................................................  $1,065    $1,312    $1,024
                                                              ======    ======    ======
Basic earnings per share(b).................................  $ 1.06       n/a       n/a
Pro forma earnings per share(b).............................  $ 0.93       n/a       n/a
                                                              ======    ======    ======
Dividends per common share(c)...............................  $ 0.53        --        --
                                                              ======    ======    ======

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               2001      2000      1999
                                                              ------    ------    ------
                                                                (DOLLARS IN MILLIONS)
OTHER DATA:
Statutory data(d):
  Ratio of net premiums written to surplus..................    1.36x     1.28x     1.07x
  Policyholders' surplus (at period end)....................  $7,687    $6,904    $7,656
  Loss and loss adjustment expense (LAE) ratio(e)...........    80.7%     75.1%     74.3%
  Underwriting expense ratio(e).............................    27.3      27.0      28.8
  Combined ratio before policyholder dividends(e)...........   108.0     102.1     103.1
  Combined ratio(e).........................................   108.3     102.5     103.7
Statutory industry data:
  Combined ratio for property and casualty insurers.........   114.4(f)  110.4     107.9



                                                               AS OF DECEMBER 31, 2001
                                                              -------------------------
                                                                               AS
                                                              ACTUAL      ADJUSTED(G)
                                                              -------    --------------
                                                                    (IN MILLIONS)
BALANCE SHEET DATA:
Total investments...........................................  $32,619       $32,884
Total assets................................................   57,778        57,640
Claims and claim adjustment expense reserves................   30,737        30,737
Total debt..................................................    2,077         1,857
Total liabilities...........................................   46,192        45,972
TIGHI-obligated mandatorily redeemable securities of
  subsidiary trusts
  holding solely junior subordinated debt securities of
  TIGHI.....................................................      900           900
Shareholders' equity........................................   10,686        10,768
Shareholders' equity excluding accumulated other changes
  in equity from nonowner sources...........................   10,444        10,526


---------------

(a) Cumulative effect of changes in accounting principles, net of tax (1) for the year ended December 31, 2001 includes a gain of $4 million as a result of a change in accounting for derivative instruments and hedging activities and a loss of $1 million as a result of a change in accounting for securitized financial assets; and (2) for the year ended December 31, 1999 includes a loss of $135 million as a result of a change in accounting for insurance-related assessments and a gain of $23 million as a result of a change in accounting for insurance and reinsurance contracts that do not transfer insurance risk.


(b) The unaudited pro forma earnings per share does not include the effects of our Capital Accumulation Program and Stock Option Plan described in the section of this prospectus entitled "Arrangements Between Our Company and Citigroup -- Intercompany Transactions During the Past Three Years" as these plans utilize Citigroup common stock. Conversion of the Citigroup common stock in these plans to our common stock is contingent upon the distribution occurring.

Earnings per Share



The number of shares used in the calculation of the basic and unaudited pro forma earnings per share, or EPS, was determined as follows:



                                                              INCOME         SHARES       PER SHARE
   2001 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)             (NUMERATOR)   (DENOMINATOR)    AMOUNTS
   --------------------------------------------             -----------   -------------   ---------
   Basic EPS -- allocated to this offering, reflecting the
     recapitalization.....................................    $1,065         1,000.0        $1.06
   Effects of number of shares whose proceeds would be
     necessary to pay the planned $3.7 billion dividend to
     Citigroup. ($3.7 billion less $1.065 billion net
     income) divided by $17.50 per share..................                     150.6        $0.13
                                                              ------        --------        -----
   Pro forma EPS..........................................    $1,065         1,150.6        $0.93



(c) Dividends per common share amounts reflect the recapitalization we will effect as part of our corporate reorganization.



(d) Our statutory data have been derived from the financial statements of our insurance subsidiaries prepared in accordance with statutory accounting practices and filed with insurance regulatory authorities.



(e) The loss and LAE ratio represents the ratio of incurred losses and loss adjustment expenses to net premiums earned. The underwriting expense ratio represents the ratio of underwriting expenses incurred to net premiums written. The combined ratio represents the sum of the loss and LAE ratio and the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net earned premiums.



(f) Information provided is for the nine months ended September 30, 2001 for the companies included in the A.M. Best Industry Composite.



(g) The as adjusted amounts give effect to the following transactions as if they had occurred on December 31, 2001: (1) our receipt of assumed net proceeds of $4.3 billion from the offerings and the use of these proceeds to prepay indebtedness to Citigroup, (2) the sale of CitiInsurance International Holdings Inc. to Citigroup on February 28, 2002 for $403 million and our application of $138 million of the proceeds to repay indebtedness to Citigroup, and (3) the issuance of the special note to Citigroup in a principal amount of $3.7 billion in February 2002.



    The as adjusted amounts do not give effect to the issuance of the $1.0 billion 2002 note to Citigroup in February 2002. If the offering is priced at or above the mid-point of the offering price range for the class A common stock, $150 million of intercompany indebtedness will remain outstanding (in addition to the $500 million outstanding under a line of credit from Citigroup and the $1.0 billion outstanding on the 2002 note). In all other cases, $400 million of intercompany indebtedness will remain outstanding (in addition to the $500 million under the line of credit and the $1.0 billion outstanding on the 2002 note.)

                                  RISK FACTORS

     Before investing in our class A common stock, you should carefully consider the following risk factors. These risks could materially affect our business, profitability or financial condition and cause the trading price of our class A common stock to decline.

                         RISKS RELATING TO OUR BUSINESS

CATASTROPHE LOSSES COULD MATERIALLY REDUCE OUR PROFITABILITY


     Our property and casualty insurance operations expose us to claims arising out of catastrophes. We have experienced, and will in the future experience, catastrophe losses which may materially reduce our profitability or harm our financial condition. Catastrophes can be caused by various natural events, including hurricanes, windstorms, earthquakes, hail, severe winter weather and fires. During the past five years catastrophe losses, net of reinsurance and taxes, ranged from a high of $106 million to a low of $15 million, excluding the impact of the terrorist attack on September 11th. Catastrophe losses can vary widely and significantly exceed our recent historic results. Catastrophes can also be man-made, such as the terrorist attack of September 11th. During 2001, we recorded a charge of $490 million representing the estimated loss for both reported and unreported claims incurred and related claim adjustment expenses, net of reinsurance recoverables and taxes, related to the terrorist attack on September 11th. The incidence and severity of catastrophes are inherently unpredictable. It is possible that both the frequency and severity of man-made catastrophic events will increase.



     The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes and earthquakes may produce significant damage in larger areas, especially those that are heavily populated. Although catastrophes can cause losses in a variety of our property and casualty lines, most of our catastrophe-related claims in the past have related to homeowners and commercial property coverages. The geographic distribution of our business subjects us to catastrophe exposure from hurricanes in the Northeast, Florida, Gulf Coast and Mid Atlantic regions as well as catastrophe exposure from earthquakes in California, the New Madrid and Pacific Northwest regions.


     Claims resulting from natural or man-made catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could materially reduce our profitability or harm our financial condition. Our ability to write new business could also be affected. We believe that increases in the value and geographic concentration of insured property and the effects of inflation could increase the severity of claims from catastrophic events in the future. In addition, states have from time to time passed legislation that has the effect of limiting the ability of insurers to manage catastrophe risk, such as legislation prohibiting insurers from withdrawing from catastrophe-prone areas.


OUR BUSINESS COULD BE HARMED BECAUSE OUR POTENTIAL EXPOSURE FOR ASBESTOS CLAIMS AND RELATED LITIGATION IS VERY DIFFICULT TO PREDICT



     We have established loss reserves for asbestos claims. There is a high degree of uncertainty with respect to future exposure from asbestos claims because of significant issues surrounding the liabilities of the insurers; risks inherent in major litigation, including more aggressive asbestos-related litigation against insurers, including us; and diverging legal interpretations and judgments in different jurisdictions. These uncertainties include, among other things:


     - when the loss occurred and what policies provide coverage;

     - what claims are covered;

     - whether there is an insured obligation to defend;

     - how policy limits are determined;

     - how policy exclusions are applied and interpreted;

     - whether or not particular claims are product/completed operation claims subject to an aggregate limit;

     - new theories of insured and insurer liability; and

     - the number of occurrences involved in particular claims.

     In addition, insurers generally, including us, are experiencing an increase in the number of asbestos-related claims due to, among other things, more intensive advertising by lawyers seeking asbestos claimants, the increasing focus by plaintiffs on new and previously peripheral defendants and an increase in the number of entities seeking bankruptcy protection as a result of asbestos-related liabilities. In addition to contributing to the increase in claims, the bankruptcy proceedings may have the effect of significantly accelerating and increasing loss payments by insurers, including us.

     Increasingly, policyholders have been asserting that their claims for asbestos-related insurance are not subject to aggregate limits on coverage and that each individual bodily injury claim should be treated as a separate occurrence under the policy. We expect this trend to continue. Although it is difficult to predict whether these policyholders will be successful on both issues, to the extent both issues are resolved in their favor, our coverage obligations under the policies at issue would be materially increased and bounded only by the applicable per occurrence limits and the number of asbestos bodily injury claims against the policyholders. Accordingly, it is difficult to predict the ultimate size of the claims for coverage not subject to aggregate limits.

     In addition, proceedings have recently been launched directly against insurers, including us, challenging insurers' conduct in respect of asbestos claims, including in some cases with respect to previous settlements. Some plaintiffs are also seeking to join us as defendants in asbestos personal injury cases that are close to trial. We anticipate the filing of other direct actions against insurers, including us, in the future. Particularly in light of jurisdictional issues, it is difficult to predict the outcome of these proceedings, including whether the plaintiffs will be able to sustain these actions against insurers based on novel legal theories of liability.

     Particularly during the last few months of 2001 and continuing into 2002, the asbestos-related trends described above have both accelerated and become more visible.


     Given the factors described above, it is not presently possible to quantify the ultimate exposure or range of exposure represented by asbestos claims and related litigation. We have established reserves that represent our best estimate of ultimate claims and claim adjustment expenses at December 31, 2001 based upon known facts and current law. However, these claims and related litigation, particularly if current trends continue to accelerate, could result in liability exceeding these reserves by an amount that could be material to our operating results and financial condition in future periods. Because the level of uncertainty continues to increase and in order to strengthen our ability and flexibility to advance our strategic goals following the public offering, Citigroup has offered to enter into an agreement under which it will provide us with significant financial support for asbestos claims and related litigation, up to $800 million, reduced by the tax effect of the highest applicable federal income tax rate, which we believe will substantially enhance our ability to manage possible adverse developments in the future. This agreement with Citigroup is described in more detail in the "Arrangements Between Our Company and Citigroup" section of this prospectus.



OUR BUSINESS COULD BE HARMED BECAUSE OUR POTENTIAL EXPOSURE FOR ENVIRONMENTAL CLAIMS IS VERY DIFFICULT TO PREDICT



     We have established loss reserves for environmental claims. There is a high degree of uncertainty with respect to future exposure from environmental claims. Significant issues exist primarily as to whether there is coverage for claims, the liability of the insureds and diverging legal interpretations and judgments in different jurisdictions relating to, among other things:



     - when the loss occurred and which policies provide coverage;



     - which claims are covered;

     - whether there is an insured obligation to defend;



     - how policy limits are determined;



     - how policy exclusions are applied and interpreted; and



     - whether clean up costs represent insured property damage.



     As a result of various state and federal regulatory efforts aimed at environmental remediation, particularly Superfund, the insurance industry has been, and continues to be, involved in extensive litigation involving policy coverage and liability issues. In addition to regulatory pressures, we believe that some court decisions have expanded insurance coverage beyond the original intent of the insurers and insureds. The results of court decisions affecting the industry's coverage positions continue to be inconsistent. Accordingly, the ultimate responsibility and liability for environmental remediation costs remain uncertain.



     Given the factors described above, it is not presently possible to quantify the ultimate exposure or range of exposure represented by environmental claims. We have established reserves that represent our best estimate of ultimate claims and claim adjustment expenses at December 31, 2001 based upon known facts and current law. However, these claims could result in liability exceeding these reserves by an amount that could be material to our operating results in future periods.



WE MAY INCUR ADDITIONAL INCOME STATEMENT CHARGES IF OUR PROPERTY AND CASUALTY LOSS RESERVES ARE INSUFFICIENT


     We maintain property and casualty loss reserves to cover our estimated ultimate unpaid liability for losses and loss adjustment expenses with respect to reported and unreported claims incurred as of the end of each accounting period. Reserves do not represent an exact calculation of liability, but instead represent estimates, generally utilizing actuarial projection techniques at a given accounting date. These reserve estimates are expectations of what the ultimate settlement and administration of claims will cost based on our assessment of facts and circumstances then known, review of historical settlement patterns, estimates of trends in claims severity, frequency, legal theories of liability and other factors. Variables in the reserve estimation process can be affected by both internal and external events, such as changes in claims handling procedures, economic inflation, legal trends and legislative changes. Many of these items are not directly quantifiable, particularly on a prospective basis. Additionally, there may be significant reporting lags between the occurrence of the insured event and the time it is actually reported to the insurer. Reserve estimates are continually refined in a regular ongoing process as historical loss experience develops and additional claims are reported and settled. Adjustments to reserves are reflected in the results of the periods in which the estimates are changed. Because establishment of reserves is an inherently uncertain process involving estimates, currently established reserves may not be sufficient. If estimated reserves are insufficient, we will incur additional income statement charges.

     The inherent uncertainties of estimating insurance reserves are generally greater for casualty coverages, particularly reserves for environmental and asbestos losses, than for property coverages. This is due primarily to the longer period of time that typically elapses before a definitive determination of ultimate loss can be made, changing theories of legal liability involving some types of claims and changing political climates.

REINSURANCE MAY NOT BE ADEQUATE TO PROTECT US AGAINST LOSSES

     We use reinsurance to help manage our exposure to property and casualty risks. The availability and cost of reinsurance are subject to prevailing market conditions, both in terms of price and available capacity, which can affect our business volume and profitability. Although the reinsurer is liable to us to the extent of the ceded reinsurance, we remain liable as the direct insurer on all risks reinsured. As a result, ceded reinsurance arrangements do not eliminate our obligation to pay claims. We are subject to credit risk with respect to our ability to recover amounts due from reinsurers. Reinsurance may not be adequate to protect us against losses and may not be available to us in the future at commercially reasonable rates.

     Lloyd's of London, one of our largest reinsurers, restructured its operations in 1996 with respect to claims for years prior to 1993 and reinsured these into Equitas Limited. Approximately $248 million was recoverable by us from Equitas as of December 31, 2001. The outcomes of the restructuring of Lloyd's are uncertain, and the impact, if any, on collectibility of amounts recoverable by us from Equitas cannot be quantified at this time. An unfavorable resolution of these matters could reduce our future profitability.


THE EFFECTS OF EMERGING CLAIM AND COVERAGE ISSUES ON OUR BUSINESS ARE UNCERTAIN


     As industry practices and legal, judicial, social, and other environmental conditions change, unexpected and unintended issues related to claim and coverage may emerge. These issues can have a negative effect on our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. Recent examples of emerging claims and coverage issues include:

     - increases in the number and size of water damage claims related to expenses for testing and remediation of mold conditions;

     - increases in the number and size of claims relating to construction defects, which often present complex coverage and damage valuation questions;

     - changes in interpretation of the named insured provision with respect to the uninsured/underinsured motorist coverage in commercial automobile policies; and

     - a growing trend of plaintiffs targeting property and casualty insurers, including us, in purported class action litigation relating to claim-handling and other practices, particularly with respect to the handling of personal lines automobile and homeowners claims.

The effects of these and other unforeseen emerging claim and coverage issues are extremely hard to predict and could harm our business.

OUR BUSINESSES ARE HEAVILY REGULATED AND CHANGES IN REGULATION MAY REDUCE OUR PROFITABILITY AND LIMIT OUR GROWTH

     We are subject to extensive regulation and supervision in the jurisdictions in which we conduct business. This regulation is generally designed to protect the interests of policyholders, as opposed to shareholders and other investors, and relates to authorization for lines of business, capital and surplus requirements, investment limitations, underwriting limitations, transactions with affiliates, dividend limitations, changes in control, premium rates and a variety of other financial and nonfinancial components of an insurance company's business.

     In recent years, the state insurance regulatory framework has come under increased federal scrutiny, and some state legislatures have considered or enacted laws that may alter or increase state authority to regulate insurance companies and insurance holding companies. Further, the National Association of Insurance Commissioners, or NAIC, and state insurance regulators are reexamining existing laws and regulations, specifically focusing on modifications to holding company regulations, interpretations of existing laws and the development of new laws. In addition, Congress and some federal agencies from time to time investigate the current condition of insurance regulation in the United States to determine whether to impose federal regulation or to allow an optional federal incorporation, similar to banks. We cannot predict with certainty the effect any proposed or future legislation or NAIC initiatives may have on the conduct of our business. In addition, the insurance laws or regulations adopted or amended from time to time may be more restrictive or may result in higher costs than current requirements.

     Although the United States federal government does not directly regulate the insurance business, changes in federal legislation and administrative policies in several areas, including changes in the Gramm-Leach-Bliley Act, financial services regulation and federal taxation, can significantly harm the insurance industry and us.

ASSESSMENTS AND OTHER SURCHARGES FOR GUARANTY FUNDS AND SECOND-INJURY FUNDS AND OTHER MANDATORY POOLING ARRANGEMENTS MAY REDUCE OUR PROFITABILITY

     Virtually all states require insurers licensed to do business in their state to bear a portion of the loss suffered by some insureds as the result of impaired or insolvent insurance companies. These obligations are funded by assessments that are expected to increase in the future as a result of recent insolvencies. Many states also have laws that established second-injury funds to provide compensation to injured employees for aggravation of a prior condition or injury which are funded by either assessments based on paid losses or premium surcharge mechanisms. In addition, as a condition to the ability to conduct business in various states, our insurance subsidiaries are required to participate in mandatory property and casualty shared market mechanisms or pooling arrangements, which provide various types of insurance coverage to individuals or other entities that otherwise are unable to purchase that coverage from private insurers. The effect of these assessments and mandatory shared-market mechanisms or changes in them could reduce our profitability in any given period or limit our ability to grow our business.

OUR INDEMNITY OBLIGATIONS TO CITIGROUP MAY EFFECTIVELY PRECLUDE TRANSACTIONS WHICH WOULD BE BENEFICIAL TO OUR SHAREHOLDERS

     Citigroup could be required to recognize a gain on the distribution if we issue a significant amount of our stock in capital raising transactions or in acquisitions within two years after the date of the distribution, if such transactions or acquisitions, together with the distribution, are treated as part of a plan. We have agreed to indemnify Citigroup for any taxes arising out of the failure of the distribution to qualify as tax-free as a result of our action or inaction. This indemnity may preclude us from pursuing transactions that might otherwise be beneficial to our shareholders.


A DOWNGRADE IN THE CLAIMS-PAYING AND FINANCIAL STRENGTH RATINGS OF THE TRAVELERS PROPERTY CASUALTY POOL COULD SIGNIFICANTLY REDUCE THE NUMBER OF INSURANCE POLICIES WE WRITE



     Claims-paying and financial strength ratings have become an increasingly important factor in establishing the competitive position of insurance companies. At December 31, 2001, The Travelers Property Casualty Pool, which represented 79% of net written premiums in 2001, was rated A++ (1(st) of 16) by A.M. Best and AA- (4(th) of 21) by Standard & Poor's. Rating agencies review their ratings periodically, and our current ratings may not be maintained in the future. A significant downgrade in these ratings could lead to a significant reduction in the number of insurance policies we write. The ratings are not in any way a measure of protection offered to investors in our common stock and should not be relied upon with respect to making an investment in our common stock.


LOSS OR SIGNIFICANT RESTRICTION OF THE USE OF CREDIT SCORING IN THE PRICING AND UNDERWRITING OF PERSONAL LINES PRODUCTS COULD REDUCE OUR FUTURE PROFITABILITY

     Personal Lines uses credit scoring as a factor in making risk selection and pricing decisions where allowed by state law. Recently, some consumer groups and regulators have questioned whether the use of credit scoring unfairly discriminates against people with low incomes, minority groups and the elderly and are calling for the prohibition or restriction on the use of credit scoring in underwriting and pricing. Laws or regulations enacted in a large number of states that significantly curtail the use of credit scoring in the underwriting process could reduce our future profitability.

OUR INVESTMENT PORTFOLIO MAY SUFFER REDUCED RETURNS OR LOSSES WHICH COULD REDUCE OUR PROFITABILITY

     Investment returns are an important part of our overall profitability, and fluctuations in the fixed income or equity markets could impair our profitability, financial condition or cash flows. For the year ended December 31, 2001, net investment income and net realized capital gains accounted for approximately 19% of our consolidated revenues.

     Fluctuations in interest rates affect our returns on, and the market value of, fixed income and short-term investments, which comprised approximately 88% of the market value of our investment portfolio as of December 31, 2001. For 2001 and 2000 the change in net unrealized gains in our investment portfolio reflected a decrease of $232 million and an increase of $936 million, respectively, primarily due to the impact on our fixed maturity portfolio from market interest rate movements. In addition, defaults by third parties, primarily from investments in liquid corporate and municipal bonds, who fail to pay or perform on their obligations could reduce our investment income and realized investment gains or result in investment losses.



     We invest a portion of our assets in equity investments, primarily through private equity and arbitrage partnerships, which are subject to greater volatility than our fixed income investments. Partnership investments generally provide higher expected return, but present greater risk and are more illiquid than our fixed income investments. The yield on our investment portfolio was impacted by the capital markets environment as reflected in a decrease in our overall average yield on our investment portfolio from 7.5% in 2000 to 6.8% in 2001. General economic conditions, stock market conditions and many other factors beyond our control can adversely affect the value of our equity investments and our ability to control the timing of the realization of investment income.


THE INABILITY OF OUR SUBSIDIARIES TO PAY DIVIDENDS TO US IN SUFFICIENT AMOUNTS WOULD HARM OUR ABILITY TO MEET OUR OBLIGATIONS AND PAY FUTURE DIVIDENDS

     We are a holding company, and we have no operations. Our principal asset is the capital stock of TIGHI and its insurance subsidiaries. We rely primarily on dividends from our subsidiaries to meet our obligations for payment of interest and principal on outstanding debt obligations, dividends to shareholders and corporate expenses. The ability of our insurance subsidiaries to pay dividends to us in the future will depend on their statutory surplus, on earnings and on regulatory restrictions. Our principal insurance subsidiaries are domiciled in the State of Connecticut. Connecticut law governing the payment of dividends by domestic insurance companies provides that an insurer domiciled in Connecticut must obtain the prior approval of the state insurance commissioner for the declaration or payment of any dividend that together with other distributions made within the preceding twelve months exceeds the greater of 10% of the insurer's surplus as of the preceding December 31, or the insurer's net income for the twelve-month period ending the preceding December 31, in each case determined in accordance with statutory accounting practices.

     This declaration or payment is further limited by adjusted unassigned surplus, as determined in accordance with Connecticut insurance laws. The insurance holding company laws of other states in which our subsidiaries are domiciled generally contain similar, although in some instances somewhat more restrictive, limitations on the payment of dividends. The inability of our insurance subsidiaries to pay dividends to us in an amount sufficient to meet debt service and preferred stock dividend obligations, if any, and other cash requirements, could harm us. During 2002, a significant portion of dividends from our insurance subsidiaries is likely to be subject to approval from the Connecticut Insurance Department, depending upon the amount and timing of the payments.

     In addition, the ability of TIGHI to pay us dividends is subject to the terms of the TIGHI trust mandatorily redeemable securities which prohibit TIGHI from paying dividends in the event it has failed to pay or has deferred dividends or is in default under the trust mandatorily redeemable securities.

INTENSE COMPETITION FOR OUR PRODUCTS COULD HARM OUR ABILITY TO MAINTAIN OR INCREASE OUR PROFITABILITY AND PREMIUM VOLUME


     The property and casualty insurance business is highly competitive, and we believe that it will remain highly competitive in the foreseeable future. Our primary commercial lines competitors, based upon direct written premiums as reported by A.M. Best, as of December 31, 2000, are American International Group Inc., Zurich/Farmers Group, CNA Financial Corp., Liberty Mutual Insurance Companies and St. Paul Companies, Inc., which compete with us across a broad array of product lines. Personal Lines insurance is written by hundreds of companies of varying sizes. The five largest personal lines companies, based on automobile and homeowners direct written premiums as reported by A.M. Best, as of December 31, 2000, are State Farm Group, Allstate Corp., Zurich/Farmers Group, Nationwide Group and Progressive Corp. These companies sell through various distribution channels, including independent agents, captive agents and directly to the consumer. We compete with domestic and foreign insurers, some of which have greater financial resources than we do. In addition, several property and casualty insurers writing commercial lines of business now offer products for alternative forms of risk protection, including large deductible programs and various forms of self-insurance that utilize captive insurance companies and risk retention groups. Continued growth in alternative forms of risk protection could reduce our premium volume. Following the terrorist attack on September 11th, a number of new insurers and reinsurers have been formed to compete in our industry, and a number of existing market participants have raised new capital which may enhance their ability to compete. We are also aware that other financial institutions are now able to offer services similar to our own as a result of the Gramm-Leach-Bliley Act, which was adopted in November 1999.


CYCLICALITY OF THE PROPERTY CASUALTY INSURANCE INDUSTRY MAY CAUSE FLUCTUATIONS IN OUR RESULTS


     The property casualty insurance business, especially commercial lines businesses, have been historically characterized by periods of intense price competition which could have an adverse effect on our results. Our Commercial Lines business strategy is to price business to acceptable profit levels and to decline business where pricing does not afford acceptable returns. We have reduced business during periods of severe competition and price declines and grown when pricing allows an acceptable return.



     The personal lines industry is characterized by an automobile underwriting cycle of loss cost trends. Environmental factors which effect loss cost trends include inflation in the cost of automobile repairs, medical care and litigation of liability claims. Other factors, such as improved automobile safety features, legislation changes, and general economic conditions also have an impact on changes in loss costs. The personal lines homeowners loss costs move with inflation in the cost of building materials and labor costs and with demand caused by weather related catastrophes. Personal lines insurers, including ourselves, are generally unable to increase premium rates until some time after the costs associated with the coverage have increased, primarily as a result of state insurance regulation laws. Therefore, in a period of increasing loss costs, profit margins decline.


     As a result, the property casualty insurance business historically has been characterized by periods of intense price competition due to excess underwriting capacity as well as periods when shortages of underwriting capacity have permitted attractive premium levels. We expect to continue to experience the effects of this cyclicality which, during down periods, could harm our financial condition, profitability or cash flows.

               RISKS RELATING TO OUR RELATIONSHIP WITH CITIGROUP


CONTROL OF OUR COMPANY BY CITIGROUP PRIOR TO THE DISTRIBUTION AND OTHER POTENTIAL CONFLICTS OF INTEREST



     After the completion of this offering, Citigroup will beneficially own all of our outstanding class B common stock and 290 million shares of our class A common stock, representing 94.8% of the combined voting power of all classes of our voting securities and 79% of the equity interest in us, assuming the over-allotment option is not exercised.


     As long as Citigroup owns shares of our common stock representing more than 50% of the voting power of our outstanding voting securities, Citigroup will generally be able to determine the outcome of all corporate actions requiring shareholder approval, including the election of directors. As a result, Citigroup will be in a position to continue to control most of our significant corporate actions.

     Under the intercompany agreement between us and Citigroup, the prior written consent of Citigroup is required in connection with various corporate actions by us until such time as Citigroup ceases beneficially to own at least 20% of the voting power of our outstanding voting securities.

     Because Citigroup's interests may differ from ours, actions Citigroup takes with respect to us, as our controlling shareholder, may not be favorable to us. As a result, conflicts of interest may arise between us and Citigroup in a number of areas relating to our past and ongoing relationships.


     In addition, some of our directors and a number of our executive officers own substantial amounts of Citigroup stock and options to purchase Citigroup stock. Their ownership of Citigroup stock could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and Citigroup.


CITIGROUP AND ITS DIRECTORS AND OFFICERS WILL HAVE LIMITED LIABILITY FOR BREACH OF FIDUCIARY DUTY

     Our certificate of incorporation provides that, subject to any contractual provision to the contrary, Citigroup will have no obligation to refrain from:

     - engaging in the same or similar business activities or lines of business as we do; or

     - doing business with any of our clients or customers.


     Under our certificate of incorporation, neither Citigroup nor any officer or director of Citigroup, except as provided in our certificate of incorporation, will be liable to us or to our shareholders for breach of any fiduciary duty by reason of any of these activities.


TRANSITIONAL ARRANGEMENTS WITH CITIGROUP ARE NOT THE RESULT OF ARM'S-LENGTH NEGOTIATIONS AND MAY NOT BE SUSTAINED AT THE SAME LEVEL AS WHEN WE WERE CONTROLLED BY CITIGROUP


     We currently have, and after this offering will continue to have, contractual arrangements which require Citigroup and its affiliates to provide transitional services and shared arrangements to us. If the distribution occurs, we cannot assure you that these services and shared arrangements will be sustained at the same level as when we were controlled by Citigroup or that we will obtain the same benefits. After the expiration of these contracts, we may not be able to replace these services and arrangements in a timely manner or on terms and conditions, including cost, as favorable as those we have received from Citigroup.


     These agreements were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of the planned distribution. After the distribution, we may have to pay higher prices for similar services from unaffiliated third parties.

IF CITIGROUP ENGAGES IN THE SAME TYPE OF BUSINESS WE CONDUCT, OUR ABILITY TO SUCCESSFULLY OPERATE AND EXPAND OUR BUSINESS MAY BE HAMPERED


     Because Citigroup may engage in the same activities in which we engage, there is a risk that we may be in direct competition with Citigroup over insurance underwriting activities. To address these potential conflicts, we have adopted a corporate opportunity policy which has been incorporated into our certificate of incorporation. This policy provides that if any of our officers or directors are also officers or directors of Citigroup and any such individual acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both us and Citigroup, the opportunity will belong to Citigroup, unless the opportunity is expressly offered to our director or officer in writing solely in his or her capacity as a director or officer of our company. Mr. Lipp, our chairman and chief executive officer, will continue to be a member of Citigroup's board of directors until April 16, 2002.


     Due to the tremendous resources of Citigroup, including financial resources and name recognition, Citigroup could have a significant competitive advantage over us should it decide to engage in the type of business we conduct, which may cause our business to be severely affected.

              RISKS RELATING TO THIS OFFERING AND THE DISTRIBUTION

WE MAY NOT REALIZE THE EXPECTED BENEFITS FROM THE DISTRIBUTION


     Citigroup has informed us that by year-end 2002 it plans to make a tax-free distribution to its stockholders of a portion of its ownership interest in us, which, together with the shares being issued in this offering, will represent approximately 90.1% of our common equity (more than 90% of the combined voting power of our then outstanding voting securities). Following the distribution, Citigroup will remain a holder of approximately 9.9% of our common equity (less than 10% of the combined voting power of our voting securities). The distribution is subject to Citigroup's receipt of a private letter ruling from the Internal Revenue Service that it will be tax-free to Citigroup, its stockholders and us, as well as various other conditions. We cannot assure you that these conditions will be satisfied or that Citigroup will consummate the distribution. In any event, Citigroup has no obligation to consummate the distribution by the end of 2002 or at all, whether or not these conditions are satisfied. If the distribution does not occur at all we will not realize the benefits of the distribution described elsewhere in this prospectus. Even if the distribution is completed, we may not obtain these benefits.


     In addition, the distribution will entail significant costs, which may be greater than those we have planned for, that we will incur regardless of whether we are able to realize any benefits of the distribution. Moreover, we will bear the negative effects of the distribution, including loss of access to the financial, managerial and professional resources from which we have benefited in the past, regardless of whether we ever realize any benefits from the distribution.

OUR STOCK PRICE MAY BE VOLATILE


     The initial public offering price of our class A common stock will be determined by negotiations between us and the representative of the underwriters and may not be indicative of the market price of the class A common stock after this offering or the price at which class A common stock may be sold in the public market after the offering. Factors such as quarterly variations in our financial results, announcements by us or others, developments affecting us and general market volatility could cause the market price of the class A common stock to fluctuate significantly.


THERE MAY BE FUTURE SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK, INCLUDING SHARES OF COMMON STOCK AS A RESULT OF THE PLANNED DISTRIBUTION BY CITIGROUP, WHICH MAY DEPRESS THE PRICE OF OUR SHARES


     Any sales of a substantial number of our shares in the public market, or the perception that such sales might occur, may cause the market price of our
shares to decline. Upon completion of this offering, all        shares we are
offering will be freely tradable without restriction, unless the shares are owned by one of our affiliates. In addition, Citigroup has informed us that by year-end 2002 it plans to make a tax-free distribution to its stockholders of a portion of its ownership interest in us, which, together with the shares being issued in this offering, will represent approximately 90.1% of our common equity (more than 90% of the combined voting power of our then outstanding voting securities). Substantially all of these shares of common stock would be eligible for immediate resale in the public market. We are unable to predict whether significant numbers of shares will be sold in the open market in anticipation of or following the distribution. We have also granted Citigroup demand registration rights with respect to shares of our common stock it will hold upon completion of this offering. Citigroup may exercise its demand registration rights and any shares so registered will be freely tradable in the public market unless owned by one of our affiliates. In addition, an indeterminate number of shares may be issued in connection with our replacement of Citigroup restricted stock awards or shares issuable upon the exercise of options which will be granted in exchange for Citigroup options we may assume, if and when the distribution occurs. If the distribution were to occur today, the aggregate number of restricted shares we would issue and shares subject to options we would grant in connection with the replacement and exchange of Citigroup awards would be approximately 4.6 million shares of our common stock and 86.2 million shares of our common stock, respectively.

BECAUSE OF DIFFERENCES IN VOTING POWER BETWEEN THE CLASS A COMMON STOCK AND THE CLASS B COMMON STOCK, THE MARKET PRICE OF THE CLASS A COMMON STOCK MAY BE LESS THAN THE MARKET PRICE OF THE CLASS B COMMON STOCK FOLLOWING THE DISTRIBUTION


     After the distribution, the class B common stock will be publicly traded. Shares of class B common stock have seven votes per share while shares of class A common stock have one vote per share. Because the class B common stock has greater voting power per share than the class A common stock, some investors may prefer the class B common stock as a means of investing in us. The differences in voting power between the class B common stock and the class A common stock may cause the class B common stock to trade at a higher market price than the class A common stock.


YOU MAY BE PREVENTED FROM RECOGNIZING A CHANGE OF CONTROL PREMIUM ON THE SALE OF CLASS A COMMON STOCK


     Citigroup currently owns all of our outstanding common stock. After completion of this offering and prior to the distribution, Citigroup will beneficially own all of our outstanding class B common stock and 290 million shares of our class A common stock, together representing 94.8% of the combined voting power of all classes of our voting securities. For as long as Citigroup owns a majority of our voting securities, a takeover of our company will require Citigroup's approval. Because the class B common stock has greater aggregate voting power than the class A common stock, the accumulation of a significant block of class B common stock following the planned distribution could result in a change of control without the affirmative vote of holders of class A common stock.



     In addition, provisions of our certificate of incorporation, bylaws, our shareholder rights plan and provisions of applicable Connecticut law may discourage, delay or prevent a merger or other change of control that a shareholder may consider favorable.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS


     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "will," and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.


     All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to those described under "Risk Factors" above. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.


                                COMPANY HISTORY



     Our predecessor companies have been in the insurance business for more than 130 years. We are a Connecticut corporation that was formed in 1979. Recently we changed our name from The Travelers Insurance Group Inc. to Travelers Property Casualty Corp. In December 1993, Citigroup acquired us. In January 1996, we formed TIGHI to hold our property and casualty insurance subsidiaries. In April 1996, TIGHI purchased from Aetna Services, Inc., formerly Aetna Life and Casualty Company, all of the outstanding capital stock of Aetna's significant property and casualty insurance subsidiaries, which we refer to in this prospectus as Aetna P&C, for approximately $4.2 billion in cash. In April 1996, TIGHI also completed an initial public offering of its common stock.



     During April 2000, we completed a cash tender offer and merger, as a result of which TIGHI became our wholly-owned subsidiary. In the tender offer and merger, we acquired all of TIGHI's outstanding shares of common stock that were not already owned by us, representing approximately 14.8% of TIGHI's outstanding common stock, for approximately $2.4 billion in cash financed by a loan from Citigroup. Citigroup loaned the Company the funds to consummate the tender offer and the merger and to pay related fees and expenses. Citigroup obtained the funds from existing working capital sources. In connection with the tender offer, the independent directors of our board were advised by Morgan Stanley. Citigroup was advised by Salomon Smith Barney. Total fees paid for investment banking and legal expenses totalled $22.3 million.



     Total interest expense incurred by us on the loan from Citigroup to finance the tender offer was $79 million and $113 million for the years ended December 31, 2001 and 2000, respectively.



     Total dividends paid or expected to be paid to Citigroup by the Company subsequent to the tender offer and prior to the spin-off are estimated to be $3.7 billion and $526 million in 2002 and 2001, respectively. Additionally, a $1.0 billion dividend declared during February 2002 is payable to Citigroup on December 31, 2002. There were no dividend payments to Citigroup subsequent to the tender offer for the year ended December 31, 2000.



     Based on the $2.4 billion purchase price paid by Citigroup to acquire the shares of TIGHI, the implied value for the Company in April 2000 was $16.2 billion. At the midpoint of the price range on the cover page of this prospectus, the implied value for the Company is $17.5 billion, representing an 8% increase in the value of Citigroup's investment excluding dividend payment paid or expected to be paid by the Company.

                                USE OF PROCEEDS


     We estimate that the net proceeds from this offering will be approximately $3.5 billion based on an assumed initial public offering price of $17.50 per share, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us. If the over-allotment option is exercised in full, we estimate that the net proceeds will be approximately $3.9 billion.



     We estimate that the net proceeds from the concurrent offering of our convertible notes will be approximately $825 million, or $866 million if the over-allotment option for that offering is exercised in full.



     We will use all of the net proceeds from the offerings to prepay intercompany indebtedness to Citigroup, including substantially all of the $3.7 billion special note payable in two installments, on May 9, 2004 and on February 7, 2017, issued to Citigroup on February 7, 2002, which begins to bear interest after May 9, 2002 at a rate of 7.25% per annum. If the offering is priced at or above the mid-point of the offering price range for the Class A common stock $150 million of intercompany indebtedness will remain outstanding following the offerings (in addition to the $500 million outstanding under a line of credit from Citigroup and the $1.0 billion outstanding on the 2002 note). In all other cases, $400 million of intercompany indebtedness will remain outstanding (in addition to the $500 million under the line of credit and the $1.0 billion outstanding on the 2002 note).


                                DIVIDEND POLICY


     We intend to pay quarterly cash dividends on all classes of our common stock at an initial rate of $0.06 per share of common stock, commencing in the first quarter of 2003. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, legal requirements, regulatory constraints and other factors as the board of directors deems relevant.


     Under our intercompany agreement with Citigroup, for so long as Citigroup controls at least 20% of the voting power of our outstanding voting securities or 20% of our outstanding shares of common stock, without Citigroup's consent we cannot declare or pay any dividends in excess of our regular quarterly dividends as contemplated above. In addition, our subsidiaries are, and we and our subsidiaries may in the future become, subject to debt instruments or other agreements that further limit our ability to pay dividends.


     We have the option to defer interest payments on the notes. If we elect to defer interest payments, we will not be permitted, with limited exceptions, to pay dividends on our common stock during a deferral period.


     In addition, the ability of TIGHI to pay us dividends is subject to the terms of the TIGHI trust mandatorily redeemable securities which prohibit TIGHI from paying dividends in the event it has failed to pay or has deferred dividends or is in default under the trust mandatorily redeemable securities.


     During the year ended December 31, 2001, we paid $526 million of dividends to Citigroup. In February 2002, our board of directors declared two dividends in the aggregate amount of $4.7 billion, payable to Citigroup.


     We are a holding company and have no direct operations. Our ability to pay dividends in the future will depend on us receiving dividends from our insurance subsidiaries. Our insurance subsidiaries are subject to the laws of the states in which they are domiciled and are consequently limited in the amount of dividends that they can pay.

                                    DILUTION


     Our net tangible book value at December 31, 2001 after giving effect to our corporate reorganization was approximately $7.6 billion, or $7.62 per share. Net tangible book value per share represents the amount of our tangible assets, meaning:



     - total assets less intangible assets;



     - reduced by our total liabilities, including the mandatorily redeemable securities of subsidiary trusts for which we are obligated; and



     - divided by the number of shares of common stock outstanding.



     Our pro forma net tangible book value as of December 31, 2001 was approximately $7.7 billion, or $7.70 per share of common stock, after giving effect to the following transactions as if they had occurred on December 31, 2001:



     - the sale of CitiInsurance International Holdings Inc. to Citigroup on February 28, 2002 for $403 million; and



     - the issuance of the special note to Citigroup in a principal amount of $3.7 billion in February 2002.



     Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share immediately following this offering.



     After giving effect to the offerings, and after deducting the underwriting discounts and commissions and estimated offering expenses and giving effect to the intended use of proceeds, assuming that we use all of the net proceeds to prepay intercompany indebtedness, our adjusted pro forma net tangible book value as of December 31, 2001 would have been approximately $7.7 billion, or $7.70 per share. This represents an immediate increase in pro forma net tangible book value of $0.08 per share equivalent to our existing shareholder. This also represents an immediate dilution of $9.80 per share to new investors purchasing shares in the class A common stock offering. The following table illustrates this dilution per share:



Assumed initial public offering price per share.............          $17.50
  Pro forma net tangible book value per share before this
     offering...............................................  $7.62
  Increase per share attributable to investors in this
     offering...............................................  $0.08
Pro forma adjusted net tangible book value as adjusted to
  give effect to this offering..............................          $ 7.70
                                                                      ------
Dilution per share to new investors.........................          $ 9.80
                                                                      ======



     The above analysis does not give effect to the issuance of the $1.0 billion 2002 note to Citigroup in February 2002. In addition, to the extent that any shares of restricted common stock are issued or options to purchase our common stock are granted and exercised, there will be further dilution to investors.

                                 CAPITALIZATION

     Set forth below is our capitalization as of December 31, 2001:

     - on an actual basis, and

     - on an as adjusted basis to give effect to the following events, as if each such event had occurred on December 31, 2001:


           - our receipt of assumed net proceeds of $4.3 billion from the offerings and the use of the proceeds to prepay indebtedness to Citigroup;



           - the sale of CitiInsurance International Holdings Inc. to Citigroup on February 28, 2002 for $403 million and our application of $138 million of the proceeds to repay indebtedness to Citigroup; and



           - the issuance of the special note to Citigroup in a principal amount of $3.7 billion in February 2002.


     The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.


                                                               AS OF DECEMBER 31, 2001
                                                              -------------------------
                                                              ACTUAL     AS ADJUSTED(A)
                                                              -------    --------------
                                                                    (IN MILLIONS)
DEBT:
  Notes payable to affiliates(a):
    Line of credit..........................................  $   500       $   500
    Note payable due 2005(b)................................    1,197            --
    Note payable(c).........................................       --           150
  % Convertible junior subordinated notes due 2032..........       --           825
  Other long-term debt......................................      380           380
                                                              -------       -------
      Total debt............................................    2,077         1,855
                                                              -------       -------
  TIGHI-obligated mandatorily redeemable securities of
    subsidiary trusts holding solely junior subordinated
    debt securities of TIGHI................................      900           900
                                                              -------       -------
SHAREHOLDERS' EQUITY(d):
  Common stock and additional paid-in capital...............    4,440         8,222
  Retained earnings.........................................    6,004         2,304
  Accumulated other changes in equity from nonowner
    sources.................................................      242           242
                                                              -------       -------
      Total shareholders' equity............................   10,686        10,768
                                                              -------       -------
         Total capitalization...............................  $13,663       $13,523
                                                              =======       =======


---------------

(a) The as adjusted amounts do not give effect to the issuance of the $1.0 billion 2002 note to Citigroup in February 2002. If the offering is priced at or above the mid-point of the offering price range for the class A common stock, $150 million of intercompany indebtedness will remain outstanding following the offerings (in addition to the $500 million outstanding under a line of credit from Citigroup and the $1.0 billion outstanding on the 2002 note). In all other cases, $400 million of intercompany indebtedness will remain outstanding (in addition to the $500 million under the line of credit and the $1.0 billion outstanding on the 2002 note).



(b) On February 7, 2002, this note was replaced by a note payable on April 30, 2005.



(c) Consists of the special note issued as a dividend declared by our board of directors in February 2002. This note is payable in two installments, $150 million in May 2004 and $3.55 billion February 2017. It is expected that immediately following these offerings and after giving effect to the application of the proceeds, that the amount outstanding under this note will be $150 million due in May 2004.



(d) At December 31, 2001, we had 15,000 shares of common stock authorized, of which 1,500 were issued and outstanding. After our corporate reorganization, we will have authorized capital consisting of (1) 50 million shares of preferred stock, none of which will be issued and outstanding, (2) 1.5 billion shares of class A common stock, of which 500 million will be issued and outstanding after this offering and (3) 1.5 billion shares of class B common stock of which 500 million will be issued and outstanding after this offering.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The selected historical financial data for each of the fiscal years in the five-year period ended December 31, 2001 have been derived from our financial statements which have been audited by KPMG LLP. These historical results are not necessarily indicative of results to be expected for any future period and the year to date results are not necessarily indicative of our full-year performance. The selected financial data presented below should be read in conjunction with the audited financial statements and accompanying notes included in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The audited financial statements for the three years ended December 31, 2001 have been included elsewhere in this prospectus. Our financial statements retroactively reflect our corporate reorganization for all periods presented.


                                                                     YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------------
                                                           2001      2000      1999      1998      1997
                                                          -------   -------   -------   -------   ------
                                                               (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Premiums..............................................  $ 9,411   $ 8,462   $ 8,009   $ 7,796   $7,225
  Net investment income.................................    2,034     2,162     2,093     2,102    2,052
  Fee income............................................      347       312       275       306      365
  Realized investment gains.............................      323        47       112       145      182
  Other revenues........................................      116        88        84       105      103
                                                          -------   -------   -------   -------   ------
    Total revenues......................................   12,231    11,071    10,573    10,454    9,927
                                                          -------   -------   -------   -------   ------
Claims and expenses:
  Claims and claim adjustment expenses..................    7,765     6,473     6,059     5,947    5,484
  Amortization of deferred acquisition costs............    1,539     1,298     1,260     1,197    1,127
  Interest expense......................................      205       296       238       185      163
  General and administrative expenses...................    1,333     1,140     1,177     1,311    1,386
                                                          -------   -------   -------   -------   ------
    Total claims and expenses...........................   10,842     9,207     8,734     8,640    8,160
                                                          -------   -------   -------   -------   ------
Income before federal income taxes, minority interest
  and cumulative effect of changes in accounting
  principles............................................    1,389     1,864     1,839     1,814    1,767
Federal income taxes....................................      327       492       479       487      521
                                                          -------   -------   -------   -------   ------
Income before minority interest and cumulative effect of
  changes in accounting principles......................    1,062     1,372     1,360     1,327    1,246
Minority interest, net of tax...........................       --        60       224       223      212
                                                          -------   -------   -------   -------   ------
Income before cumulative effect of changes
  in accounting principles..............................    1,062     1,312     1,136     1,104    1,034
Cumulative effect of changes in accounting principles,
  net of tax and minority interest(a)...................        3        --      (112)       --       --
                                                          -------   -------   -------   -------   ------
Net income..............................................  $ 1,065   $ 1,312   $ 1,024   $ 1,104   $1,034
                                                          =======   =======   =======   =======   ======
Basic earnings per common share(b)......................  $  1.06       N/A       N/A       N/A      N/A
                                                          =======   =======   =======   =======   ======
Pro forma earnings per share............................  $  0.93       N/A       N/A       N/A      N/A
                                                          =======   =======   =======   =======   ======
Dividends per common share(c)...........................  $  0.53        --        --        --       --
                                                          =======   =======   =======   =======   ======

                                                                       YEAR ENDED DECEMBER 31,
                                                             -------------------------------------------
                                                              2001      2000     1999     1998     1997
                                                             ------    ------   ------   ------   ------
                                                                        (DOLLARS IN MILLIONS)
OTHER DATA:
Statutory data(d):
  Ratio of net premiums written to surplus.................    1.36x     1.28x    1.07x    1.14x    1.27x
  Policyholders' surplus (at period end)...................  $7,687    $6,904   $7,656   $7,079   $6,188
  Loss and loss adjustment expense (LAE) ratio(e)..........   80.7%     75.1%    74.3%    73.6%    72.4%
  Underwriting expense ratio(d)............................    27.3      27.0     28.8     28.6     29.9
  Combined ratio before policyholder dividends(e)..........   108.0     102.1    103.1    102.2    102.3
  Combined ratio(e)........................................   108.3     102.5    103.7    102.7    103.5
Statutory industry data:
  Combined ratio for property and casualty insurers........   114.4(e)  110.4    107.9    106.0    102.0



                                                                              AS OF
                                                                          DECEMBER 31,
                                                         -----------------------------------------------
                                                          2001      2000      1999      1998      1997
                                                         -------   -------   -------   -------   -------
                                                                          (IN MILLIONS)
BALANCE SHEET DATA:
Total investments......................................  $32,619   $30,754   $29,843   $31,901   $31,138
Total assets...........................................   57,778    53,850    50,795    51,751    51,230
Claims and claim adjustment expense reserves...........   30,737    28,442    29,003    29,589    30,324
Total debt.............................................    2,077     3,006     2,148     3,192     1,357
Total liabilities(g)...................................   46,192    43,736    43,455    45,080    43,740
TIGHI-obligated mandatorily redeemable securities of
  subsidiary trusts holding solely junior subordinated
  debt securities of TIGHI.............................      900       900       900       900       900
Shareholder's equity...................................   10,686     9,214     6,440     5,771     6,590
Shareholder's equity excluding accumulated other
  changes in equity from nonowner sources..............   10,444     8,813     6,611     5,006     5,991


---------------
(a) Cumulative effect of changes in accounting principles, net of tax (1) for the year ended December 31, 2001 includes a gain of $4 million as a result of a change in accounting for derivative instruments and hedging activities and a loss of $1 million as a result of a change in accounting for securitized financial assets; and (2) for the year ended December 31, 1999 includes a loss of $135 million as a result of a change in accounting for insurance-related assessments and a gain of $23 million as a result of a change in accounting for insurance and reinsurance contracts that do not transfer insurance risk.


(b) The unaudited pro forma earnings per share does not include the effects of the Company's Capital Accumulation Program and Stock Option Plan described in the disclosure of Intercompany Transactions During the Past Three Years as these plans utilize Citigroup common stock. Conversion of the Citigroup common stock in these plans to Travelers Property Casualty Corp. common stock is contingent upon the distribution occurring.



    EARNINGS PER SHARE



    The number of shares used in the calculation of the basic and unaudited pro forma earnings per share, or EPS, was determined as follows:



                                                                                              PER
                                                                INCOME         SHARES        SHARE
                                                              (Numerator)   (Denominator)   AMOUNTS
    2001 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)              -----------   -------------   -------
    Basic EPS -- allocated to this offering, reflecting the
      recapitalization......................................    $1,065         1,000.0       $1.06
    Effects of number of shares whose proceeds would be
      necessary to pay the planned $3.7 billion dividend to
      Citigroup. ($3.7 billion less $1,065 billion net
      income) divided by $17.50 per share...................                     150.6       $0.13
                                                                ------        --------       -----
    Pro forma EPS...........................................    $1,065         1,150.6       $0.93

(c) Dividends per common share amounts reflect the recapitalization we will effect as part of our corporate reorganization.



(d) Our statutory data have been derived from the financial statements of our insurance subsidiaries prepared in accordance with statutory accounting practices and filed with insurance regulatory authorities.



(e) The loss and LAE ratio represents the ratio of incurred losses and loss adjustment expenses to net premiums earned. The underwriting expense ratio represents the ratio of underwriting expenses incurred to net premiums written. The combined ratio represents the sum of the loss and LAE ratio and the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net earned premiums.



(f) Information provided is for the nine months ended September 30, 2001 for the companies included in the A.M. Best Industry Composite.



(g) Other liabilities include a minority interest liability of $1.4 billion, $1.5 billion and $1.3 billion at December 31, 1999, 1998 and 1997, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements of us and our subsidiaries and related notes included elsewhere in this prospectus. These financial statements retroactively reflect our corporate reorganization for all periods presented.

OUR CORPORATE REORGANIZATION

     Prior to the completion of this offering, we will effect a corporate reorganization, under which:


     - we will transfer substantially all of our assets to affiliates of Citigroup, other than the capital stock of TIGHI;



     - Citigroup will assume all of our third-party liabilities, other than liabilities relating to TIGHI and TIGHI's active employees;



     - we will effect a recapitalization, whereby the then outstanding shares of our common stock, all of which are owned by Citigroup, will be changed into shares of class A common stock and class B common stock under a formula resulting in a number of shares of class A common stock and 500,000,000 shares of class B common stock being owned by Citigroup. The number of shares of class A common stock to be owned by Citigroup which will not be less than 269,000,000 not more than 290,000,000 will depend on the extent to which the underwriters exercise their option to purchase class A common stock to cover over-allotments; and


     - we will amend and restate our certificate of incorporation and bylaws.

     As a result of these transactions, TIGHI and its insurance subsidiaries will be our principal asset.

OTHER TRANSACTIONS


     On February 28, 2002, we sold the stock of CitiInsurance to Citigroup for $403 million, its net book value. In addition, we have agreed to purchase from Citigroup the premises located at One Tower Square, Hartford, Connecticut and other properties for $68 million.



     After the completion of this offering, Citigroup will beneficially own all of our outstanding class B common stock and 290 million shares of our class A common stock, representing 94.8% of the combined voting power of all classes of our voting securities and 79% of the equity interest in us, assuming the over-allotment option is not exercised. Citigroup is a diversified holding company whose businesses provide a broad range of financial services to consumer and corporate customers around the world. The periodic reports of Citigroup provide additional business and financial information concerning that company and its consolidated subsidiaries.



     Citigroup has informed us that by year-end 2002 it plans to make a tax-free distribution to its stockholders of a portion of its ownership interest in us, which, together with the shares being issued in this offering, will represent approximately 90.1% of our common equity (more than 90% of the combined voting power of our then outstanding voting securities). Following the distribution, Citigroup would remain a holder of approximately 9.9% of our common equity (less than 10% of the combined voting power of our then outstanding voting securities). The distribution is subject to Citigroup's receipt of a private letter ruling from the Internal Revenue Service that the distribution will be tax-free to Citigroup, its stockholders and us, as well as various other conditions. It is expected that the ruling will require Citigroup to divest the remaining shares it holds within five years following the distribution and to vote the shares it continues to hold following the distribution pro rata with the shares held by the public. We cannot assure you that these conditions will be satisfied or that Citigroup will consummate the distribution. In any event, Citigroup has no obligation to consummate the distribution by the end of 2002 or at all, whether or not these conditions are satisfied. See "Risk
Factors -- Risks Relating to this Offering and the Distribution -- We may not realize the expected benefits from the distribution."


     Citigroup has offered to enter into an agreement that will provide that in the event that in any fiscal year we record additional asbestos-related income statement charges in excess of $150 million, net of any reinsurance, Citigroup will pay to us the amount of any such excess up to a cumulative aggregate of $800 million, reduced by the tax effect of the highest applicable federal income tax rate.

CONSOLIDATED OVERVIEW

     We provide a wide range of commercial and personal property and casualty insurance products and services to businesses, government units, associations and individuals, primarily in the United States.

     During April 2000, we completed a cash tender offer and merger, as a result of which TIGHI became our wholly-owned subsidiary. In the tender offer and merger, we acquired all of TIGHI's outstanding shares of common stock that were not already owned by us, representing approximately 14.8% of TIGHI's outstanding common stock, for approximately $2.4 billion in cash financed by a loan from Citigroup.

     On May 31, 2000, we completed our acquisition of the surety business of Reliance Group Holdings, Inc., or Reliance Surety, for $580 million. In connection with the acquisition, we entered into a reinsurance arrangement for pre-existing business, and the resulting net cash outlay for this transaction was approximately $278 million. This transaction included the acquisition of an intangible asset of approximately $450 million, which is being amortized over 15 years. Accordingly, the results of operations and the assets and liabilities acquired from Reliance Surety are included in the financial statements beginning June 1, 2000. This acquisition was accounted for as a purchase.

     In the third quarter of 2000, we purchased the renewal rights to a portion of Reliance Surety's commercial lines middle-market book of business, or Reliance Middle Market. We also acquired the renewal rights to Frontier Insurance Group, Inc.'s environmental, excess and surplus lines casualty businesses and some classes of surety business.

     On October 1, 2001, we paid $329 million to Citigroup for The Northland Company and its subsidiaries and Associates Lloyds Insurance Company. In addition, on October 3, 2001, the capital stock of CitiCapital Insurance Company, formerly known as Associates Insurance Company, with a net book value of $356 million was contributed to us by Citigroup. See notes 1 and 2 to our consolidated financial statements.

CONSOLIDATED RESULTS OF OPERATIONS FOR THE THREE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                               2001       2000       1999
                                                              -------    -------    -------
                                                                      (IN MILLIONS)
Revenues....................................................  $12,231    $11,071    $10,573
Income before cumulative effect of changes in accounting
  principles and minority interest..........................  $ 1,062    $ 1,372    $ 1,360
Minority interest, net of tax...............................       --         60        224
Cumulative effect of changes in accounting principles, net
  of tax and minority interest..............................        3         --       (112)
                                                              -------    -------    -------
Net income(a)...............................................  $ 1,065    $ 1,312    $ 1,024
                                                              =======    =======    =======

---------------
(a) Net income includes $209 million, $31 million and $72 million of realized investment gains in 2001, 2000 and 1999, respectively.

     Net income was $1.065 billion in 2001, $1.312 billion in 2000 and $1.024 billion in 1999. Net income for 2001 did not include any minority interest, due to the April 2000 completed cash tender offer and merger, compared to 2000 and 1999 which reflect minority interest of $60 million and $224 million, respectively. Net income for 2001 included $3 million of restructuring charges related primarily to the downsizing of direct marketing activities and associated telemarketing operations in Personal Lines. Also included in 2001 was a charge of $1 million related to the initial adoption of the FASB Emerging Issues Task Force EITF 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Interests in Securitized Financial Assets" (EITF 99-20), and a benefit of $4 million related to the initial adoption of Financial Accounting Standards Board No. 133, "Accounting for Derivative Instruments and Hedging Activity" (FAS 133). The net benefit of $3 million due to the adoption of these accounting changes has been accounted for as a cumulative effect of changes in accounting principles. Net income in 1999 included a charge of $135 million related to the initial adoption of the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants' (AcSEC) Statement of Position 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments" (SOP 97-3), and a benefit of $23 million related to the initial adoption of AcSEC Statement of Position 98-7, "Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk" (SOP 98-7). The net charge of $112 million due to the initial adoption of these Statements of Position has also been accounted for as a cumulative effect of changes in accounting principles.

     Operating income, which excludes realized investment gains in all years, minority interest in 2000 and 1999, restructuring charges and the cumulative effect of changes in accounting principles in 2001 and 1999 described above, was $856 million in 2001, $1.341 billion in 2000 and $1.288 billion in 1999. The decrease in operating earnings in 2001 from 2000 primarily reflects the impact of catastrophe losses of $490 million associated with the terrorist attack on September 11th. Operating earnings in 2001 were also reduced by increased loss cost trends, including increased medical costs, auto repair costs and reinsurance costs, and lower net investment income, partly offset by the benefit of rate increases, higher fee income and lower interest expense. The increase in operating income in 2000 from 1999 was due to Commercial Lines rate increases, lower catastrophe losses, higher net investment income, the 1999 charge related to curtailing the sale of TRAVELERS SECURE(R) auto and homeowners products marketed through the agents of Primerica Financial Services, a unit of Citigroup, higher fee income and lower operating expenses. These factors were partially offset by increased loss cost trends, including increased medical costs and auto repair costs, lower favorable prior-year reserve development and higher interest expense. Results for 2000 and 1999 also reflected benefits resulting from legislative actions that changed the manner in which some states finance their workers' compensation second-injury funds, principally in the states of New York and Pennsylvania.


     Revenues of $12.231 billion in 2001 increased $1.160 billion from 2000. Revenues of $11.071 billion in 2000 increased $498 million from 1999. The increase in revenue in 2001 from 2000 was primarily attributable to higher earned premiums, higher fee income and higher realized investment gains, partially offset by a decrease in net investment income. The increase in revenue in 2000 from 1999 was due to higher earned premiums, higher net investment income and higher fee income, partially offset by lower realized gains.


     Earned premiums increased $949 million to $9.411 billion in 2001 primarily due to rate increases, the full year impact of the acquisitions in 2000 of Reliance Surety and the renewal rights for the Reliance Middle Market and Frontier businesses, combined with the purchase of Northland and contribution of CitiCapital in October 2001. Earned premiums increased $453 million to $8.462 billion in 2000 from 1999, primarily due to rate increases and the impact of the Reliance Surety acquisition and the new business associated with the acquisition of the renewal rights for the Reliance Middle Market and Frontier businesses.

     Net investment income was $2.034 billion in 2001, a decrease of $128 million from 2000. This decrease largely reflects the increase in dividends and debt repayments to Citigroup, lower fixed income interest rates and lower returns from private equity investments. Net investment income was $2.162 billion in 2000, an increase of $69 million from 1999 primarily due to a higher return on investments.

     Fee income was $347 million in 2001, a $35 million increase from 2000. Fee income was $312 million in 2000, a $37 million increase from 1999. National Accounts within Commercial Lines is the primary source of fee income due to its service fee business. The increase in fee income in 2001 and 2000 was primarily due to the shift of business mix from premium-based products to fee-based products and the favorable rate environment and the repopulation of the involuntary pools.


     Claims and expenses were $10.842 billion in 2001 compared to $9.207 billion in 2000 and $8.734 billion in 1999. The increase in claims and expenses in 2001 was primarily the result of higher catastrophe losses associated with the terrorist attack on September 11th, increased loss cost trends, and increased claims and operating expenses related to the growth in premiums, including the full-year impact of the

Reliance Surety acquisition and the acquisition of the renewal rights for the Reliance Middle Market and Frontier businesses, and the acquisition of Northland and the contribution of CitiCapital in October 2001, partially offset by lower interest expense due to lower outstanding debt and lower interest rates. The increase in claims and expenses in 2000 was primarily the result of increased loss cost trends, lower favorable prior-year reserve development, increased claims related to the growth in premiums, including the impact of the Reliance Surety acquisition and the new business associated with the acquisition of the renewal rights for the Reliance Middle Market and Frontier businesses and higher interest expense principally due to increased debt associated with the stock repurchase in April 2000. These factors were partially offset by lower catastrophe losses, the 1999 charge related to curtailing the sale of TRAVELERS SECURE(R) products and a reduction in general and administrative expenses. Results for 2000 and 1999 also reflected benefits resulting from legislative actions that changed the manner in which some states finance their workers' compensation second-injury funds, principally in the states of New York and Pennsylvania.


     Our effective tax rate was 24%, 26% and 26% in 2001, 2000 and 1999, respectively. These rates differed from the statutory tax rate in those years primarily due to non-taxable investment income. The decrease in the 2001 effective tax rate from 2000 was primarily due to relatively higher non-taxable income reflecting the impact of losses associated with the terrorist attack on September 11th.

  STATUTORY AND GAAP COMBINED RATIOS

     The statutory and GAAP combined ratios were as follows:

                                                                2001    2000    1999
                                                                -----   -----   -----
STATUTORY:
  Loss and Loss Adjustment Expense (LAE) ratio..............     80.7%   75.1%   74.3%
  Underwriting expense ratio................................     27.3    27.0    28.8
  Combined ratio before policyholder dividends..............    108.0   102.1   103.1
  Combined ratio............................................    108.3   102.5   103.7
GAAP:
  Loss and LAE ratio........................................     80.5%   74.2%   73.0%
  Underwriting expense ratio................................     27.2    25.6    28.3
  Combined ratio before policyholder dividends..............    107.7    99.8   101.3
  Combined ratio............................................    108.0   100.2   101.9

     GAAP combined ratios differ from statutory combined ratios primarily due to the deferral and amortization of some expenses for GAAP reporting purposes only.

     The 2001 statutory and GAAP combined ratios include the impact of the terrorist attack on September 11th. Excluding the impact of this event, the statutory and GAAP combined ratios before policyholder dividends for 2001 would have been 100.0% and 99.7%, respectively. The 2000 statutory and GAAP combined ratios include an adjustment in Commercial Lines due to a reinsurance transaction associated with the acquisition of the Reliance Surety business. Excluding this adjustment, the statutory and GAAP combined ratios before policyholder dividends for 2000 would have been 101.9% and 100.1%, respectively. The 1999 statutory combined ratio before policyholder dividends includes the treatment, on a statutory basis only, of a commutation of an asbestos liability to an insured. In addition, the 1999 statutory and GAAP combined ratios before policyholder dividends include an adjustment in Personal Lines associated with the termination of a quota share reinsurance arrangement. Excluding these items, the statutory and GAAP combined ratios before policyholder dividends for 1999 would have been 101.8% and 101.5%, respectively.

     The decrease in the 2001 statutory and GAAP combined ratios before policyholder dividends, excluding the impact of the terrorist attack on September 11th, compared to the 2000 statutory and GAAP combined ratios before policyholder dividends, excluding the impact of the reinsurance transaction, was primarily due to premium growth related to rate increases and the impact of the increase in the Commercial Lines Bond business, primarily associated with the ongoing business associated with the

Reliance Surety acquisition, which generally has a lower loss and LAE ratio, partially offset by a higher underwriting expense ratio. Partially offsetting these items was the effect of increased loss cost trends.

     The 2000 statutory combined ratio before policyholder dividends, excluding the impact of the reinsurance transaction, was virtually the same as the 1999 statutory combined ratio before policyholder dividends, excluding the commutation and quota share reinsurance adjustments. The 2000 statutory loss and loss adjustment expense ratio component increased primarily due to increased loss cost trends and lower favorable prior-year reserve development, partially offset by lower catastrophe losses. The 2000 statutory underwriting expense ratio decreased primarily due to a disproportionately smaller increase in expenses associated with the growth in premiums.

     The improvement in the 2000 GAAP combined ratio before policyholder dividends, excluding the impact of the reinsurance transaction, compared to the 1999 GAAP combined ratio before policyholder dividends, excluding the effects of a quota share termination, was primarily due to a decrease in the underwriting expense ratio related to a disproportionately smaller increase in expenses associated with the growth in premiums. This was partially offset by an increase in the loss and loss adjustment expense ratio primarily due to increased loss cost trends and lower favorable prior-year reserve development, partially offset by lower catastrophe losses.

RESULTS OF OPERATIONS BY SEGMENT FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

  COMMERCIAL LINES

                                                               2001      2000      1999
                                                              ------    ------    ------
                                                                    (IN MILLIONS)
Revenues....................................................  $7,751    $6,835    $6,492
                                                              ------    ------    ------
Income before cumulative effect of changes in accounting
  principles and minority interest..........................  $  957    $1,220    $1,159
Minority interest, net of tax...............................      --        48       184
Cumulative effect of changes in accounting principles, net
  of tax and minority interest..............................       2        --      (112)
                                                              ------    ------    ------
Net income(a)...............................................  $  959    $1,172    $  863
                                                              ======    ======    ======

---------------
(a) Commercial Lines net income includes $208 million, $31 million and $82 million of realized investment gains in 2001, 2000 and 1999, respectively.

     Net income was $959 million in 2001, $1.172 billion in 2000 and $863 million in 1999. Net income for 2001 did not include any minority interest, due to the April 2000 completed cash tender offer and merger, compared to 2000 and 1999 which reflect minority interest of $48 million and $184 million, respectively. Included in net income in 2001 was a charge of $1 million related to the initial adoption of EITF 99-20. Also included in 2001 was a $3 million benefit related to the initial adoption of FAS 133. Both of these items have been accounted for as a cumulative effect of changes in accounting principles. Net income in 1999 included a charge of $135 million related to the initial adoption of SOP 97-3 and a benefit of $23 million related to the initial adoption of SOP 98-7. The net charge of $112 million due to the initial adoption of these Statements of Position has been accounted for as a cumulative effect of changes in accounting principles.

     Commercial Lines operating income, which excludes realized investment gains in all years, minority interest in 2000 and 1999 and the cumulative effect of changes in accounting principles in 2001 and 1999, was $749 million, $1.189 billion and $1.077 billion in 2001, 2000 and 1999, respectively. The 2001 decrease compared to 2000 primarily reflects the impact of catastrophe losses of $448 million associated with the terrorist attack on September 11th. The decrease also reflects increased loss cost trends, including increased medical costs, auto repair costs and reinsurance costs, and lower net investment income, partially offset by the benefit of rate increases, higher fee income and higher favorable prior-year reserve development. The improvement in operating income for 2000 over 1999 reflected rate increases, higher fee income, lower catastrophe losses and higher net investment income, partially offset by increased loss cost trends and lower favorable prior-year reserve development. Results for 2000 and 1999 also reflected benefits resulting from legislative actions that changed the manner in which some states finance their workers' compensation second-injury funds, principally in the states of New York and Pennsylvania.

     Revenues of $7.751 billion in 2001 increased $916 million from 2000. Revenues of $6.835 billion in 2000 increased $343 million from 1999. The increase in 2001 reflected higher earned premiums, higher fee income and higher realized investment gains, partially offset by a decrease in net investment income. The increase in 2000 reflected higher earned premiums, higher fee income and higher net investment income, partially offset by a decrease in realized investment gains.

     Earned premiums were $5.431 billion in 2001 compared to $4.747 billion in 2000 and $4.375 billion in 1999. The 2001 increase in earned premiums was primarily due to rate increases, the full-year impact of the ongoing business associated with the Reliance Surety acquisition and the renewal rights for the Reliance Middle Market and Frontier businesses, and the acquisition of Northland and the contribution of CitiCapital in October 2001. The 2000 increase in earned premiums was primarily due to rate increases, the Reliance Surety acquisition and the new business associated with the acquisition of the renewal rights for the Reliance Middle Market and Frontier businesses.

     Net investment income was $1.615 billion for 2001, a decrease of $98 million from $1.713 billion in 2000. This decrease largely reflects the increase in dividends and debt repayments to Citigroup, lower fixed income interest rates and lower returns from private equity investments. Net investment income was $1.713 billion in 2000, an increase of $24 million from $1.689 billion in 1999. This increase was primarily due to a higher return on investments.

     Fee income was $347 million in 2001, a $35 million increase from 2000. Fee income was $312 million in 2000, a $37 million increase from 1999. National Accounts is the primary source of fee income due to its service fee business. The increase in fee income in 2001 and 2000 was primarily due to the shift of business mix from premium-based products to fee-based products, the favorable rate environment and the repopulation of involuntary pools.

     Net written premiums by market for the three years ended December 31:

                                                            2001      2000      1999
                                                           ------    ------    ------
                                                                 (IN MILLIONS)
National Accounts........................................  $  419    $  352    $  488
Commercial Accounts......................................   2,396     2,099     1,816
Select Accounts..........................................   1,713     1,575     1,494
Bond.....................................................     590       487       207
Gulf.....................................................     608       517       403
                                                           ------    ------    ------
Total net written premiums...............................  $5,726    $5,030    $4,408
                                                           ======    ======    ======

     Commercial Lines net written premiums were $5.726 billion in 2001 compared to $5.030 billion in 2000 and $4.408 billion in 1999. The 2001 increase reflected the impact of the improving rate environment as evidenced by the continued favorable pricing on new and renewal business. The 2001 increase also includes the full-year impact of the acquisition in 2000 of the renewal rights for the Reliance Middle Market business combined with net written premiums related to the acquisition of Northland and the contribution of CitiCapital in October 2001 in Commercial Accounts, the acquisition in 2000 of the renewal rights for the Frontier business in Gulf and the impact of the ongoing business associated with the Reliance Surety acquisition in Bond. Included in Bond net written premiums in 2000 is an increase of $131 million due to a reinsurance transaction associated with the acquisition of the Reliance Surety business. The 2000 increase reflected the impact of an improving rate environment as evidenced by the continued favorable pricing on new and renewal business. Also contributing to the increase in net written premiums in 2000 was the impact of new business associated with the acquisition of the renewal rights for the Reliance Middle Market business in Commercial Accounts, the impact of the Reliance Surety acquisition in Bond and the new business associated with the acquisition of the renewal rights for the Frontier business in Gulf.

     National Accounts works with national and regional brokers providing insurance coverages and services, primarily workers' compensation, mainly to large corporations. National Accounts also includes the residual market business, which sells claims and policy management services to workers' compensation and automobile assigned risk plans and to self-insurance pools throughout the United States. National Accounts net written premiums were $419 million in 2001 compared to $352 million in 2000. This increase was primarily due to the purchase of less reinsurance, reflecting the shift in business mix from guaranteed cost products to loss-sensitive products, combined with the repopulation of the involuntary pools. National Accounts net written premiums were $352 million in 2000 compared to $488 million in 1999. This decrease was primarily due to a decrease in our level of involuntary pool participation, the result of pricing declines due to the highly competitive marketplace, and our disciplined approach to underwriting and risk management.

     For 2001, new business in National Accounts was marginally lower than 2000, reflecting a disciplined approach to market opportunities. The business retention ratio for 2001 was moderately lower than 2000, reflecting a focus on account profitability and an increase in lost business due to the renewal price increases in 2001. New business in National Accounts for 2000 was marginally lower than 1999, reflecting our disciplined approach to underwriting and risk management. The business retention ratio for 2000 was moderately lower than 1999, reflecting an increase in lost business due to the renewal price increases in 2000.

     Commercial Accounts serves primarily mid-sized businesses for casualty products and both large and mid-sized businesses for property products through a network of independent agents and brokers. Within Commercial Accounts, a dedicated construction unit exists as well as a unit which primarily writes coverages for the trucking industry. Commercial Accounts net written premiums of $2.396 billion in 2001 were $297 million above 2000 premium levels. This increase reflected continued favorable pricing on renewal business, favorable new business in national property, the acquisition of Northland and the contribution of CitiCapital in October 2001. Commercial Accounts net written premiums were $2.099 billion in 2000 compared to $1.816 billion in 1999, reflecting the impact of the new business associated with the Reliance Middle Market business and the impact of the improving rate environment.

     For 2001, new premium business in Commercial Accounts was moderately lower than 2000, reflecting the acquisition of the renewal rights for the Reliance Middle Market business in 2000. The business retention ratio for 2001 was significantly lower than 2000, reflecting the continued disciplined approach to achieving acceptable levels of account profitability and an increase in lost business due to the renewal price increases in 2001. New business in Commercial Accounts for 2000 was significantly higher than 1999, reflecting the impact of the acquisition of Reliance Middle Market renewal business. The business retention ratio for 2000 was moderately lower than 1999, reflecting an increase in lost business due to the renewal price increases in 2000.

     Select Accounts serves small businesses through a network of independent agents. Select Accounts net written premiums were $1.713 billion in 2001 compared to $1.575 billion in 2000 and $1.494 billion in 1999. The increase in Select Accounts net written premiums primarily reflected price increases on renewal business. This increase was partially offset by our continued disciplined approach to underwriting and risk management. New premium business in Select Accounts was marginally lower in 2001 compared to 2000. The business retention ratio for 2001 was virtually the same as 2000. For 2000, new business in Select Accounts was moderately higher than 1999, reflecting the unusually low new business in 1999 resulting from our selective underwriting policy in the highly competitive marketplace. The business retention ratio for 2000 was moderately lower than 1999, reflecting an increase in lost business due to the renewal price increases in 2000.

     Bond provides a variety of fidelity and surety bonds and executive liability coverages to clients of all sizes through independent agents and brokers. Bond's net written premiums of $590 million in 2001 were $234 million above 2000, excluding an adjustment of $131 million in 2000 due to a reinsurance transaction associated with the acquisition of the Reliance Surety business, primarily due to the full-year impact of the ongoing business associated with the Reliance Surety acquisition and production growth in Bond's Executive Liability product line group, specifically its fidelity, directors' and officers' liability and blended product lines. The blended product lines combine fidelity insurance, employment practices liability insurance, directors' and officers' liability insurance, other related professional liability insurance and fiduciary liability insurance into one product with either individual or aggregate limits. The growth in these product lines is reflective of Bond's strategy to further enhance its product and customer diversification through the faster growing and larger executive liability market. Bond's net written premiums of $356 million in 2000, excluding an adjustment of $131 million due to a reinsurance transaction associated with the acquisition of the Reliance Surety business, were $149 million above 1999 due to the impact of the Reliance Surety acquisition and production growth in Bond's Executive Liability product line group, specifically its fidelity, directors' and officers' liability and blended product lines.

     Gulf markets products to national, mid-sized and small customers and distributes them through both wholesale brokers and retail agents and brokers throughout the United States. Gulf's net written premiums were $608 million in 2001, compared to $517 million in 2000. This increase primarily reflected the full-year impact of the renewal rights for the Frontier business and participation in the London market. Gulf's net written premiums of $517 million in 2000 were $114 million above 1999 due to the impact of the new business associated with the acquisition of the renewal rights for the Frontier business and less use of reinsurance.


     Commercial Lines claims and expenses of $6.494 billion in 2001 increased $1.323 billion from 2000 and increased $244 million in 2000 compared to 1999. The 2001 increase was primarily due to higher catastrophe losses primarily associated with the terrorist attack on September 11th, increased loss cost trends, including increased medical costs, auto repair costs and reinsurance costs, higher losses and operating expenses associated with the growth in premium and claims volume including the full-year impact of the Reliance Surety acquisition and the acquisition of the renewal rights for the Reliance Middle Market and Frontier businesses, and the acquisition of Northland and contribution of CitiCapital in October 2001, partially offset by lower interest expense principally due to lower outstanding debt and higher favorable prior-year reserve development. The 2000 increase was primarily due to increased loss cost trends, lower favorable prior-year reserve development and higher losses associated with the growth in premium and claims volume, partially offset by lower catastrophe losses. Results for 2000 and 1999 reflected benefits resulting from legislative actions that changed the manner in which some states finance their workers' compensation second-injury funds, principally in the states of New York and Pennsylvania.


     Catastrophe losses, net of taxes and reinsurance, were $471 million and $27 million in 2001 and 1999, respectively. There were no catastrophe losses in 2000. Catastrophe losses in 2001 were primarily due to the Seattle earthquake, Tropical Storm Allison and the terrorist attack on September 11th. The 1999 catastrophe losses were primarily due to Hurricane Floyd and tornadoes in Oklahoma.

     Statutory and GAAP combined ratios for Commercial Lines were as follows:

                                                              2001     2000     1999
                                                              -----    -----    -----
STATUTORY:
  Loss and LAE ratio........................................   83.4%    76.0%    77.9%
  Underwriting expense ratio................................   28.7     27.8     30.7
  Combined ratio before policyholder dividends..............  112.1    103.8    108.6
  Combined ratio............................................  112.6    104.5    109.7
GAAP:
  Loss and LAE ratio........................................   83.0%    74.7%    75.2%
  Underwriting expense ratio................................   28.2     25.4     29.8
  Combined ratio before policyholder dividends..............  111.2    100.1    105.0
  Combined ratio............................................  111.7    100.8    106.1

     GAAP combined ratios for Commercial Lines differ from statutory combined ratios primarily due to the deferral and amortization of some expenses for GAAP reporting purposes only.

     The 2001 statutory and GAAP combined ratios include the impact of the terrorist attack on September 11th. Excluding the impact of this event, the statutory and GAAP combined ratios before policyholder dividends for 2001 would have been 99.5% and 98.4%, respectively. The 2000 statutory and

GAAP combined ratios include an adjustment associated with the acquisition of the Reliance Surety business. Excluding this adjustment, the statutory and GAAP combined ratios before policyholder dividends for 2000 would have been 103.5% and 100.8%, respectively. The 1999 statutory combined ratio reflects the treatment, on a statutory basis only, of the commutation of an asbestos liability to an insured. Excluding the commutation, the statutory combined ratio before policyholder dividends for 1999 would have been 106.1%.

     The decrease in the 2001 statutory and GAAP combined ratios before policyholder dividends, excluding the impact of the terrorist attack on September 11th, compared to the 2000 statutory and GAAP combined ratios before policyholder dividends, excluding the impact of the Reliance Surety reinsurance transaction, was primarily due to premium growth related to rate increases, the full-year impact of the ongoing business associated with the Reliance Surety acquisition, the purchase of the renewal rights for the Reliance Middle Market and Frontier businesses and higher favorable prior-year reserve development, partially offset by increased loss cost trends and catastrophe losses due to the Seattle earthquake and Tropical Storm Allison in 2001.

     The improvement in the 2000 statutory and GAAP combined ratios before policyholder dividends compared to 1999, excluding the related adjustments above, was primarily due to premium growth related to rate increases as well as the impact of the Reliance Surety acquisition and the purchase of the renewal rights for the Reliance Middle Market and Frontier businesses, and lower catastrophe losses. This was partially offset by increased loss cost trends, lower favorable prior-year reserve development and a disproportionately smaller increase in expenses associated with the growth in premiums.

  PERSONAL LINES

                                                               2001      2000      1999
                                                              ------    ------    ------
                                                                    (IN MILLIONS)
Revenues....................................................  $4,454    $4,232    $4,077
Net income before cumulative effect of change in accounting
  principle and minority interest...........................  $  241    $  360    $  358
Minority interest, net of tax...............................      --        17        57
Cumulative effect of change in accounting principle, net of
  tax and minority interest.................................       1        --        --
                                                              ------    ------    ------
Net income(a)...............................................  $  242    $  343    $  301
                                                              ======    ======    ======

---------------
(a) Personal Lines net income includes $3 million of realized investment gains in 2001 and $10 million of realized investment losses in 1999.

     Net income in 2001 was $242 million compared to $343 million in 2000 and $301 million in 1999. Net income for 2001 did not include any minority interest, due to the April 2000 completed cash tender offer and merger, compared to 2000 and 1999 which reflect minority interest of $17 million and $57 million, respectively. Net income for 2001 also included $3 million of restructuring charges related primarily to the downsizing of direct marketing activities and associated telemarketing operations in Personal Lines and a $1 million benefit related to the initial adoption of FAS 133, which has been accounted for as a cumulative effect of a change in accounting principle.

     Personal Lines operating income, which excludes realized investment gains and losses in all years, minority interest in 2000 and 1999 and the cumulative effect of a change in accounting principle and the restructuring charges in 2001, was $241 million, $360 million and $368 million in 2001, 2000 and 1999, respectively. The decrease in operating income in 2001 reflects the impact of catastrophe losses of $42 million associated with the terrorist attack on September 11th. The decrease in operating income in 2001 also reflects the effects of increased loss cost trends, including increased medical costs and auto repair costs, lower favorable prior-year reserve development and lower net investment income partially offset by rate increases. The decrease in operating income in 2000 was primarily due to increased loss cost trends and lower favorable prior-year reserve development, partially offset by the 1999 charge related to curtailing the sale of TRAVELERS SECURE(R) products, higher net investment income and lower catastrophe losses.

     Revenues in 2001 were $4.454 billion compared to $4.232 billion in 2000. The increase was primarily attributable to a $249 million growth in earned premiums primarily due to rate increases and $6 million of realized investment gains in 2001, compared to no realized investment gains in 2000. This was partially offset by a $36 million decrease in net investment income from 2000, which largely reflects the increase in dividends and debt repayments to Citigroup and lower fixed income interest rates.

     Revenues in 2000 of $4.232 billion increased $155 million from 1999. The increase in revenues in 2000 reflected growth in earned premiums in all distribution channels except TRAVELERS SECURE(R), higher net investment income and lower realized investment losses. Personal Lines had approximately 5.4 million, 5.4 million and 5.3 million policies in force at December 31, 2001, 2000 and 1999, respectively.

     Net written premiums by product line for the three years ended December 31:

                                                            2001      2000      1999
                                                           ------    ------    ------
                                                                 (IN MILLIONS)
Personal automobile......................................  $2,591    $2,366    $2,369
Homeowners and other.....................................   1,517     1,447     1,436
                                                           ------    ------    ------
Total net written premiums...............................  $4,108    $3,813    $3,805
                                                           ======    ======    ======

     Personal Lines net written premiums in 2001 were $4.108 billion, compared to $3.813 billion in 2000. The increase in 2001 reflects growth in target markets served by independent agents and growth in affinity group marketing and joint marketing arrangements, partially offset by continued emphasis on disciplined underwriting and risk management. Rate increases implemented in both the automobile and homeowners product lines were the primary contributors to the growth in net written premiums. The business retention ratio in 2001 is comparable to the 2000 ratio.

     Personal Lines net written premiums in 2000 were $3.813 billion, compared to $3.733 billion in 1999 (excluding an adjustment of $72 million associated with the termination of a quota share reinsurance arrangement). The increase in 2000 reflects growth in target markets served by independent agents and growth in affinity group marketing and joint marketing arrangements, partially offset by planned reductions in the TRAVELERS SECURE(R) auto and homeowners business, a mandated rate decrease in New Jersey, and continued emphasis on disciplined underwriting and risk management. The business retention ratio in 2000 was moderately lower compared to 1999, reflecting planned reductions in the TRAVELERS SECURE(R) auto and homeowners business.

     Personal Lines claims and expenses were $4.115 billion in 2001 compared to $3.715 billion in 2000 and $3.561 billion in 1999. The increase in claims and expenses in 2001 reflects higher catastrophe losses associated with the terrorist attack on September 11th. The increase also reflects the impact of increased loss cost trends and lower favorable prior-year reserve development. The 2000 increase was primarily the result of increased loss cost trends, lower favorable prior-year reserve development and higher losses associated with the growth in premiums and related claim volume, partially offset by the 1999 charge related to curtailing the sale of TRAVELERS SECURE(R) products and lower catastrophe losses.

     Catastrophe losses, net of taxes and reinsurance, were $86 million, $54 million and $79 million in 2001, 2000 and 1999, respectively. Catastrophe losses in 2001 were primarily due to Tropical Storm Allison and wind and hailstorms in the Midwest and Texas in the second quarter and the terrorist attack on September 11th in the third quarter. Catastrophe losses in 2000 were primarily due to Texas, Midwest and Northeast wind and hailstorms in the second quarter and hailstorms in Louisiana and Texas in the first quarter. Catastrophe losses in 1999 were primarily due to Hurricane Floyd in the third quarter, wind and hailstorms on the East Coast and tornadoes in the Midwest in the second quarter and a wind and ice storm in the Midwest and Northeast in the first quarter.

     Statutory and GAAP combined ratios for Personal Lines were as follows:

                                                              2001     2000    1999
                                                              -----    ----    ----
STATUTORY:
  Loss and LAE ratio........................................   77.0%   73.8%   70.0%
  Underwriting expense ratio................................   25.3    25.9    26.7
  Combined ratio............................................  102.3    99.7    96.7

GAAP:
  Loss and LAE ratio........................................   77.0%   73.6%   70.3%
  Underwriting expense ratio................................   25.8    25.7    26.5
  Combined ratio............................................  102.8    99.3    96.8

     GAAP combined ratios for Personal Lines differ from statutory combined ratios primarily due to the deferral and amortization of some expenses for GAAP reporting purposes only.

     The 2001 statutory and GAAP combined ratios include the impact of the terrorist attack on September 11th. Excluding the impact of this event, the statutory and GAAP combined ratios for 2001 would have been 100.7% and 101.2%, respectively. The increase in the 2001 statutory and GAAP combined ratios, excluding the impact of the terrorist attack on September 11th, compared to the 2000 statutory and GAAP combined ratios reflects increased loss cost trends and lower favorable prior-year reserve development, partially offset by the growth in premiums due to rate increases.

     The 1999 statutory and GAAP combined ratios for Personal Lines include an adjustment associated with the termination of a quota share reinsurance arrangement. Excluding this adjustment, the statutory and GAAP combined ratios for 1999 would have been 96.5% and 97.3%, respectively. The increase in the 2000 statutory and GAAP combined ratios compared to 1999 statutory and GAAP combined ratios, excluding the reinsurance adjustment, was primarily due to increased loss cost trends and lower favorable prior year reserve development, offset in part by the 1999 TRAVELERS SECURE(R) charge and lower catastrophe losses.

  INTEREST EXPENSE AND OTHER

                                                             2001     2000     1999
                                                             -----    -----    -----
                                                                  (IN MILLIONS)
Revenues...................................................  $  26    $   4    $   4
                                                             -----    -----    -----
Net loss before minority interest..........................  $(136)   $(208)   $(157)
Minority interest..........................................     --       (5)     (17)
                                                             -----    -----    -----
Net loss...................................................  $(136)   $(203)   $(140)
                                                             =====    =====    =====

     The primary component of net loss before minority interest for the years ended December 31, 2001, 2000 and 1999 was after-tax interest expense of $133 million, $192 million and $155 million, respectively. The decrease in interest expense in 2001 is due to lower outstanding debt and lower interest rates. The increase in interest expense in 2000 was principally due to increased debt associated with the stock repurchase in April 2000.

ENVIRONMENTAL CLAIMS

     We continue to receive claims from insureds which allege that they are liable for injury or damage arising out of their alleged disposition of toxic substances. Mostly, these claims are due to various legislative as well as regulatory efforts aimed at environmental remediation. For instance, the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, enacted in 1980 and later modified, enables private parties as well as federal and state governments to take action with respect to releases and threatened releases of hazardous substances. This federal statute permits the recovery of response costs from some liable parties and may require liable parties to undertake their own remedial action. Liability under CERCLA may be joint and several with other responsible parties.

     We have been, and continue to be, involved in litigation involving insurance coverage issues pertaining to environmental claims. We believe that some court decisions have interpreted the insurance coverage to be broader than the original intent of the insurers and insureds. These decisions often pertain to insurance policies that were issued by us prior to the mid-1970s. These decisions continue to be inconsistent and vary from jurisdiction to jurisdiction. Environmental claims when submitted rarely indicate the monetary amount being sought by the claimant from the insured, and we do not keep track of the monetary amount being sought in those few claims which indicate a monetary amount.

     Our reserves for environmental claims are not established on a claim-by-claim basis. We carry an aggregate bulk reserve for all of our environmental claims that are in dispute, until the dispute is resolved. This bulk reserve is established and adjusted based upon the aggregate volume of in-process environmental claims and our experience in resolving those claims. At December 31, 2001, approximately 75% of the net environmental reserve, approximately $298 million, is carried in a bulk reserve and includes unresolved and incurred but not reported environmental claims for which we have not received any specific claims as well as for the anticipated costs of coverage litigation disputes relating to these claims. The balance, approximately 25% of the net environmental reserve, approximately $98 million, consists of case reserves for resolved claims.

     Our reserving methodology is preferable to one based on "identified claims" because the resolution of environmental exposures by us generally occurs by settlement on an insured-by-insured basis as opposed to a claim-by-claim basis. Generally, the settlement between us and the insured extinguishes any obligation we may have under any policy issued to the insured for past, present and future environmental liabilities as well as extinguishes any pending coverage litigation dispute with the insured. This form of settlement is commonly referred to as a "buy-back" of policies for future environmental liability. In addition, many of the agreements have also extinguished any insurance obligation which we may have for other claims, including but not limited to asbestos and other cumulative injury claims. Provisions of these agreements also include appropriate indemnities and hold harmless provisions to protect us. Our general purpose in executing these agreements is to reduce our potential environmental exposure and eliminate the risks presented by coverage litigation with the insured and related costs.

     In establishing environmental reserves, we evaluate the exposure presented by each insured and the anticipated cost of resolution, if any, for each insured on a quarterly basis. In the course of this analysis, we consider the probable liability, available coverage, relevant judicial interpretations and historical value of similar exposures. In addition, we consider the many variables presented, such as the nature of the alleged activities of the insured at each site; the allegations of environmental harm at each site; the number of sites; the total number of potentially responsible parties at each site; the nature of environmental harm and the corresponding remedy at each site; the nature of government enforcement activities at each site; the ownership and general use of each site; the overall nature of the insurance relationship between us and the insured, including the role of any umbrella or excess insurance we have issued to the insured; the involvement of other insurers; the potential for other available coverage, including the number of years of coverage; the role, if any, of non-environmental claims or potential non-environmental claims, in any resolution process; and the applicable law in each jurisdiction.


     For further discussion of environmental claims and the risks involved, see "Risk Factors -- Our business could be harmed because our potential exposure for environmental is very difficult to predict."


     The duration of our investigation and review of these claims and the extent of time necessary to determine an appropriate estimate, if any, of the value of the claim to us, vary significantly and are dependent upon a number of factors. These factors include, but are not limited to, the cooperation of the insured in providing claim information, the pace of underlying litigation or claim processes, the pace of coverage litigation between the insured and us and the willingness of the insured and us to negotiate, if appropriate, a resolution of any dispute pertaining to these claims. Because these factors vary from claim-to-claim and insured-by-insured, we cannot provide a meaningful average of the duration of an environmental claim. However, based upon our experience in resolving these claims, the duration may vary from months to several years.

     We also compare our historical direct and net loss and expense paid experience, year-by-year, to assess any emerging trends, fluctuations or characteristics suggested by the aggregate paid activity. The comparison includes a review of the result derived from the division of the ending direct and net reserves by last year's direct and net paid activity, also known as the survival ratio.

     The following table displays activity for environmental losses and loss expenses and reserves for the years ended December 31:

                                                              2001    2000    1999
                                                              -----   -----   -----
                                                                  (IN MILLIONS)
Beginning reserves:
  Direct....................................................  $ 669   $ 801   $ 928
  Ceded.....................................................   (111)   (125)    (96)
                                                              -----   -----   -----
  Net.......................................................    558     676     832
Incurred losses and loss expenses:
  Direct....................................................     58      75     139
  Ceded.....................................................    (12)    (11)    (82)
Losses paid:
  Direct....................................................    248     207     266
  Ceded.....................................................    (40)    (25)    (53)
                                                              -----   -----   -----
Ending reserves:
  Direct....................................................    479     669     801
  Ceded.....................................................    (83)   (111)   (125)
                                                              -----   -----   -----
  Net.......................................................  $ 396   $ 558   $ 676
                                                              =====   =====   =====

     Over the past three years, we have experienced a substantial reduction in the number of policyholders with pending coverage litigation disputes, a continued reduction in the number of policyholders tendering for the first time an environmental remediation-type claim to us, as well as a continued reduction in the number of policyholders with active environmental claims.

     As of December 31, 2001, the number of policyholders with pending coverage litigation disputes pertaining to environmental claims was 216, approximately 11% less than the number pending as of December 31, 2000, and approximately 20% less than the number pending as of December 31, 1999. Also, in 2001, there were 134 policyholders tendering for the first time an environmental remediation-type claim to us. This compares to 158 policyholders doing so in 2000 and 256 policyholders in 1999.

     As of December 31, 2001, we had resolved the environmental liabilities presented by 5,595 of the 6,214 policyholders who had tendered environmental claims to us for approximately $1.88 billion (before reinsurance). This resolution comprises 90% of the policyholders who have tendered these claims. We generally have been successful in resolving our coverage litigation disputes and continue to reduce our potential exposure through favorable settlements with some insureds.

ASBESTOS CLAIMS AND LITIGATION

     We believe that the property and casualty insurance industry has suffered from judicial interpretations that have attempted to maximize insurance availability for asbestos claims from both a coverage and liability standpoint far beyond the intent of the contracting parties. These policies generally were issued prior to 1980. We continue to receive asbestos claims alleging insureds' liability from claimants' asbestos-related injuries. Since the beginning of 2000, we have experienced an increase over prior years in the number of asbestos claims being tendered to us, and we expect this trend to continue. Factors leading to these increases include more intensive advertising by lawyers seeking asbestos claimants, the increasing focus by plaintiffs on new and previously peripheral defendants and an increase in the number of entities seeking bankruptcy protection as a result of asbestos-related liabilities. In addition to contributing to the increase in claims, the bankruptcy proceedings may have the effect of significantly accelerating and increasing loss payments by insurers, including us. Particularly during the last few months of 2001 and continuing into 2002, these trends have both accelerated and become more visible.


     For further discussion of asbestos-related claims and litigation and the risks involved, see "Risk Factors -- Our business could be harmed because our potential exposure for asbestos claims and related litigation is very difficult to predict."


     Because each insured presents different liability and coverage issues, we evaluate those issues on an insured-by-insured basis. Our evaluations have not resulted in any meaningful data from which an average asbestos defense or indemnity payment may be determined.


     In establishing our asbestos reserves, we evaluate the exposure presented by each insured. In the course of this evaluation, we consider: available insurance coverage, including the role of any umbrella or excess insurance we have issued to the insured; limits and deductibles; an analysis of each insured's potential liability; the jurisdictions involved; past and anticipated future claim activity; past settlement values of similar claims; allocated claim adjustment expense; potential role of other insurance; the role, if any, of non-asbestos claims or potential non-asbestos claims in any resolution process; and applicable coverage defenses or determinations, if any, including the determination as to whether or not an asbestos claim is a products/completed operation claim subject to an aggregate limit and the available coverage, if any, for that claim. Once the gross ultimate exposure for indemnity and allocated claim adjustment expense is determined for each insured by each policy year, we calculate a ceded reinsurance projection based on any applicable facultative and treaty reinsurance, as well as past ceded experience. Adjustments to the ceded projections also occur due to actual ceded claim experience and reinsurance collections.


     We also compare our historical direct and net loss and expense paid experience, year-by-year, to assess any emerging trends, fluctuations or characteristics suggested by the aggregate paid activity. The comparison includes a review of the result derived from the division of the ending direct and net reserves by last year's direct and net paid activity, also known as the survival ratio.


     At December 31, 2001, approximately 81%, or approximately $665 million, of the net asbestos reserves, represents incurred but not reported losses for which we have not received any specific claims. The balance, approximately 19% of the net asbestos reserves, or approximately $155 million, is for pending asbestos claims. As in the past, asbestos claims, when submitted, rarely indicate the monetary amount being sought by the claimant from the insured, and we do not keep track of the monetary amount being sought in those few claims that indicated a monetary amount. Based upon our experience with asbestos claims, the duration period of an asbestos claim from the date of submission to resolution is approximately two years.

     In general, we post case reserves for pending asbestos claims within approximately 30 business days of receipt of these claims. The following table displays activity for asbestos losses and loss expenses and reserves for the years ended December 31:

                                                               2001     2000     1999
                                                              ------   ------   ------
                                                                   (IN MILLIONS)
Beginning reserves:
  Direct....................................................  $1,005   $1,050   $1,252
  Ceded.....................................................    (199)    (223)    (266)
                                                              ------   ------   ------
  Net.......................................................     806      827      986
Incurred losses and loss expenses:
  Direct....................................................     283      187      128
  Ceded.....................................................     (94)    (137)     (71)
Losses paid:
  Direct....................................................     242      232      330
  Ceded.....................................................     (67)    (161)    (114)
                                                              ------   ------   ------
Ending reserves:
  Direct....................................................   1,046    1,005    1,050
  Ceded.....................................................    (226)    (199)    (223)
                                                              ------   ------   ------
  Net.......................................................  $  820   $  806   $  827
                                                              ======   ======   ======

UNCERTAINTY REGARDING ADEQUACY OF ENVIRONMENTAL AND ASBESTOS RESERVES

     It is difficult to estimate the reserves for environmental and asbestos-related claims due to the factors described above. Conventional actuarial techniques are not used to estimate these reserves.

     As a result of the processes and procedures described above, the reserves carried for environmental and asbestos claims at December 31, 2001 are our best estimate of ultimate claims and claim adjustment expenses based upon known facts and current law. However, the uncertainties surrounding the final resolution of these claims continue. These include, without limitation, the risks inherent in major litigation, any impact from the bankruptcy protection sought by various asbestos producers and other asbestos defendants, a further increase or decrease in asbestos and environmental claims which cannot now be anticipated, the role of any umbrella or excess policies we have issued for these claims, the resolution or adjudication of some disputes pertaining to the amount of available coverage for asbestos claims in a manner inconsistent with our previous assessment of these claims, the number and outcome of direct actions against us, and unanticipated developments pertaining to our ability to recover reinsurance for environmental and asbestos claims. It is also not possible to predict changes in the legal and legislative environment and their impact on the future development of asbestos and environmental claims. This development will be affected by future court decisions and interpretations, as well as changes in applicable legislation.

     Because of the uncertainties set forth above, additional liabilities may arise for amounts in excess of the current related reserves. These additional amounts, or a range of these additional amounts, cannot now be reasonably estimated and could result in liability exceeding these reserves by an amount that could be material to our operating results and financial condition in future periods. Because the level of uncertainty continues to increase and in order to strengthen our ability and flexibility to advance our strategic goals following this offering, Citigroup has offered to enter into an agreement under which it will provide us with significant financial support for asbestos claims and related litigation, up to $800 million, reduced by the tax effect of the highest applicable federal income tax rate, which we believe will substantially enhance our ability to manage possible adverse developments in the future. This agreement with Citigroup is described in more detail in the "Arrangements Between Our Company and Citigroup" section of this prospectus.

CUMULATIVE INJURY OTHER THAN ASBESTOS (CIOTA) CLAIMS

     CIOTA claims are generally submitted to us under general liability policies and often involve an allegation by a claimant against an insured that the claimant has suffered injuries as a result of long-term or continuous exposure to potentially harmful products or substances. These potentially harmful products or substances include, but are not limited to, lead paint, pesticides, pharmaceutical products, silicone-based personal products, solvents, latex gloves, silica, mold and other potentially harmful substances.

     Due to claimants' allegations of long-term bodily injury in CIOTA claims, numerous complex issues regarding these claims are presented. The claimants' theories of liability must be evaluated, the evidence pertaining to a causal link between injury and exposure to a substance must be reviewed, the potential role of other causes of injury must be analyzed, the liability of other defendants must be explored, an assessment of a claimant's damages must be made and the law of the applicable jurisdiction must be analyzed. In addition, we must review the number of policies we have issued to the insured and whether these policies are triggered by the allegations, the terms and limits of liability of these policies, the obligations of other insurers to respond to the claim and the role, if any, of non-CIOTA claims or potential non-CIOTA claims in any resolution process.

     To the extent disputes exist between us and a policyholder regarding the coverage available for CIOTA claims, we resolve the disputes, where feasible, through settlement with the policyholder or through coverage litigation. Historically, our experience has indicated that insureds with potentially significant environmental and/or asbestos exposures may often have other CIOTA exposures or CIOTA claims pending with us. Due to this experience and the fact that settlement agreements with insureds may extinguish our obligations for all claims, we evaluate and consider the environmental and asbestos reserves in conjunction with the CIOTA reserve. Generally, the terms of a settlement agreement set forth the nature of our participation in resolving CIOTA claims and the scope of coverage to be provided by us, and contain the appropriate indemnities and hold harmless provisions to protect us. These settlements generally eliminate uncertainties for us regarding the risks extinguished, including the risk that losses would be greater than anticipated due to evolving theories of tort liability or unfavorable coverage determinations. Our approach also has the effect of determining losses at a date earlier than would have occurred in the absence of these settlement agreements. On the other hand, in cases where future developments are favorable to insurers, this approach could have the effect of resolving claims for amounts in excess of those that we ultimately would have paid had the claims not been settled in this manner.

     At December 31, 2001, approximately 80%, or approximately $569 million, of the net CIOTA reserve represents incurred but not reported losses for which we have not received any specific claims. The balance, approximately 20% of the net CIOTA reserve, or approximately $141 million, is for pending CIOTA claims.

     The following table displays activity for CIOTA losses and loss expenses and reserves for the years ended December 31:

                                                               2001      2000      1999
                                                              ------    ------    ------
                                                                    (IN MILLIONS)
Beginning reserves:
  Direct....................................................  $1,079    $1,184    $1,346
  Ceded.....................................................    (280)     (313)     (392)
                                                              ------    ------    ------
  Net.......................................................     799       871       954
Incurred losses and loss expenses:
  Direct....................................................    (115)       27       (36)
  Ceded.....................................................      70       (11)       28
Losses paid:
  Direct....................................................      71       132       126
  Ceded.....................................................     (27)      (44)      (51)
                                                              ------    ------    ------
Ending reserves:
  Direct....................................................     893     1,079     1,184
  Ceded.....................................................    (183)     (280)     (313)
                                                              ------    ------    ------
  Net.......................................................  $  710    $  799    $  871
                                                              ======    ======    ======

INVESTMENT PORTFOLIO

     Our invested assets at December 31, 2001 totaled $32.6 billion, of which 88% was invested in fixed maturity and short-term investments, 3% in common stocks and other equity securities, 1% in mortgage loans and real estate held for sale and 8% in other investments. The average yield, excluding realized and unrealized investment gains and losses, was 6.8%, 7.5% and 7.2% for the years ended December 31, 2001, 2000 and 1999, respectively. The after-tax average yield, excluding realized and unrealized investment gains and losses, was 5.0%, 5.4% and 5.2% for the years ended December 31, 2001, 2000 and 1999, respectively.

     Because the primary purpose of the investment portfolio is to fund future claims payments, we employ a conservative investment philosophy. Our fixed maturity portfolio at December 31, 2001 totaled $25.9 billion, comprised of $24.1 billion of publicly traded fixed maturities and $1.8 billion of private fixed maturities. The weighted average quality ratings of our publicly traded fixed maturity portfolio and private fixed maturity portfolio at December 31, 2001 were Aa3 and Baa1, respectively. Included in the fixed maturity portfolio at that date was approximately $1.7 billion of below investment grade securities. The average duration of the fixed maturity portfolio, including short-term investments, was 5.7 years at that date.

     The following table sets forth our combined fixed maturity investment portfolio classified by Moody's Investor's Service Inc. ratings as of December 31, 2001:

                                                              CARRYING    PERCENT OF TOTAL
                                                               VALUE       CARRYING VALUE
                                                              --------    ----------------
                                                                     (IN MILLIONS)
Quality Rating:
  Aaa.......................................................  $13,123           50.8%
  Aa........................................................    4,564           17.6
  A.........................................................    2,845           11.0
  Baa.......................................................    3,573           13.8
                                                              -------          -----
  Total investment grade....................................   24,105           93.2
  Non-investment grade......................................    1,746            6.8
                                                              -------          -----
  Total fixed maturity investment...........................  $25,851          100.0%
                                                              =======          =====

     We make investments in collateralized mortgage obligations, or CMOs. CMOs typically have high credit quality, offer good liquidity, and provide a significant advantage in yield and total return compared to U.S. Treasury securities. Our investment strategy is to purchase CMO tranches which offer the most favorable return given the risks involved. One significant risk evaluated is prepayment sensitivity. This drives the investment process to generally favor prepayment protected CMO tranches including planned amortization classes and last cash flow tranches. We do not purchase residual interests in CMOs.

     At December 31, 2001, we held CMOs with a fair value of $3.3 billion. Approximately 54% of CMO holdings were fully collateralized by GNMA, FNMA or FHLMC securities at that date, and the balance was fully collateralized by portfolios of individual mortgage loans. In addition, we held $2.3 billion of GNMA, FNMA or FHLMC mortgage-backed pass-through securities at December 31, 2001. Virtually all of these securities are rated Aaa.

     We make investments in equity investments, primarily through private equity and arbitrage partnerships, which are subject to more volatility than our fixed income investments, but historically have provided a higher return. At December 31, 2001, the carrying value of our investments in private equity and arbitrage partnerships was $1.6 billion.

OUTLOOK

     A variety of factors continue to affect the property and casualty insurance market and our core business outlook, including improvement in pricing in the commercial lines marketplace as evidenced by price increases, a continuing highly competitive personal lines marketplace, inflationary pressures on loss cost trends, including medical inflation and increasing auto loss costs, asbestos related developments and rising reinsurance and litigation costs.

PROPERTY CASUALTY INSURANCE INDUSTRY

     The property and casualty insurance industry continues to be reshaped by consolidation and globalization. Our strategic objectives are to enhance our position as a consistently profitable market leader and a cost-effective provider of property and casualty insurance in the United States, as the industry consolidates.

     Changes in the general interest rate environment affect the return received on newly invested and reinvested funds. While a rising interest rate environment enhances the returns available, it reduces the market value of existing fixed maturity investments and the availability of gains on disposition. A decline in interest rates reduces the return available on investment of funds but creates the opportunity for realized investment gains on disposition of fixed maturity investments.

     As required by various state laws and regulations, our insurance subsidiaries are subject to assessments from state-administered guaranty associations, second-injury funds and similar associations. We believe that these assessments will not have a material impact on our results of operations.

     Some social, economic, political and litigation issues have led to an increased number of legislative and regulatory proposals aimed at addressing the cost and availability of some types of insurance as well as the claim and coverage obligations of insurers. While most of these provisions have failed to become law, these initiatives may continue as legislators and regulators try to respond to public availability, affordability and claim concerns and the resulting laws, if any, could adversely affect our ability to write business with appropriate returns.

  COMMERCIAL LINES

     In 2001, the trend of higher rates continued in Commercial Lines. Prices generally rose throughout the year, although some of the increases varied significantly by region and business segment. These increases were necessary to offset the impact of rising loss cost trends and the decline in profitability from the competitive pressures of the last several years. Since the terrorist attack on September 11th, there has been greater concern over the availability, terms and conditions, and pricing of reinsurance. As a result, the primary insurance market is expected to continue to see significant rate increases for some coverages.

     In National Accounts, where programs include risk management services, such as claims settlement, loss control and risk management information services, generally offered in connection with a large deductible or self-insured program, and risk transfer, typically provided through a guaranteed cost or retrospectively rated insurance policy, pricing improved during 2001 and 2000. National Accounts has benefited from higher rates on both new and renewal business as evidenced by the improving profit margins earned on this business. We believe that pricing will continue to firm into 2002. However, we will continue to reject business that is not expected to produce acceptable returns. Included in National Accounts is service fee income for policy and claim administration of several states' Workers' Compensation Residual Market pools. After several years of depopulation, these pools are growing significantly as the primary market is firming. Premium that we service for these pools grew 76% in 2001 compared to 2000 and is expected to continue to grow significantly.

     Commercial Accounts achieved double-digit price increases on renewal business during 2001 and 2000, improving the overall profit margin in this business and offsetting the impacts of rising loss cost inflation, medical inflation and reinsurance costs. We will continue to seek significant rate increases in 2002, as pricing in some areas and business segments still has not improved to the point of producing acceptable returns.

     In Select Accounts, the trend toward increased pricing on renewal business that started in late 1999 gained momentum in 2000 and continued to improve during 2001. Prices generally rose during this time frame while customer retention remained consistent with prior periods. Price increases varied significantly by region, industry and product. However, the ability of Select Accounts to achieve future rate increases is subject to regulatory constraints in some jurisdictions. Loss cost trends in Select Accounts also worsened in 2001, especially in workers' compensation and property. The impact of these negative loss cost trends has been partially offset by our continued disciplined approach to underwriting and risk selection. We will continue to pursue business based on our ability to achieve acceptable returns.

     Bond achieved significant growth in 2001 and 2000, with the acquisition of Reliance Surety cementing a leadership position in the surety bond marketplace by broadening product and service capabilities. In addition, our expanding array of products and recognized expertise in the executive liability marketplace has enabled Bond to further enhance its product and customer diversification and profit opportunities. Bond's focus remains on underwriting and selling their products to customers that provide the greatest opportunity for profit. Bond is also focused on our efforts to cross-sell our expanding array of specialty products to existing customers of Commercial Lines and Personal Lines. In Bond, prices in both of its markets began to modestly increase in late 2001. In 2001, Bond and the industry have experienced an increase in claim frequency and severity in the most recent accident years. This increase in claim frequency and severity has impacted the primary insurer and reinsurance capacity in our marketplace. This decrease in capacity is expected to create opportunities for further price increases for all products in 2002, although the worsening loss cost trends and increased cost of reinsurance will offset some of the positive impact.


     In Gulf, rate increases began in most lines of business in 2001 although specific increases varied significantly by region, industry and product. Improvement was most evident in the umbrella and excess and surplus lines of business, with lesser increases achieved in the professional liability lines of business. In most areas of the business, capacity has dissipated due to reinsurance constriction, which should lead to further rate increases throughout 2002. The favorable impact from rate improvement continues to be offset by rising loss costs. Gulf will reduce its exposure in products and business segments where acceptable returns have not been achieved. Gulf scaled back its assumed reinsurance business in 2001 and at the same time began to restructure its transportation and property business. We are currently engaged in discussions with a potential minority investor in Gulf pursuant to which such investor would acquire debt and up to 20% equity interest in Gulf. The transaction, if agreed to, would be subject to customary conditions. We have tentatively agreed that, if we proceed, we would grant the investor customary "demand" and "piggyback" registration rights with respect to its investment in Gulf.


     Insurers generally, including us, are experiencing an increase in the number of asbestos-related claims due to, among other things, more intensive advertising by lawyers seeking asbestos claimants, the increasing focus by plaintiffs on new and previously peripheral defendants and an increase in the number of entities seeking bankruptcy protection as a result of asbestos-related liabilities. In addition to contributing to the increase in claims, the bankruptcy proceedings may have the effect of significantly accelerating and increasing loss payments by insurers, including us. Increasingly, policyholders have been asserting that their claims for asbestos-related insurance are not subject to aggregate limits on coverage and that each individual bodily injury claim should be treated as a separate occurrence under the policy. Particularly during the last few months of 2001 and continuing into 2002, the asbestos-related trends described above have both accelerated and become more visible. In addition, these claims and the related litigation could result in liability exceeding these reserves by an amount that could be material to our operating results and financial condition in future periods. Because the level of uncertainty continues to increase and in order to strengthen our ability and flexibility to advance our strategic goals following this offering, Citigroup has offered to enter into an agreement under which it will provide us with significant financial support for asbestos claims and related litigation, up to $800 million, reduced by the tax effect of the highest applicable federal income tax rate, which we believe will substantially enhance our ability to manage possible adverse developments in the future. This agreement with Citigroup is described in more detail in the "Arrangements Between Our Company and Citigroup" section of this prospectus.


     See "Risk Factors -- Our business could be harmed because our potential exposure for asbestos claims and related litigation is very difficult to predict," "-- Asbestos Claims and Litigation" and "-- Uncertainty Regarding Adequacy of Environmental and Asbestos Reserves."


  PERSONAL LINES

     Personal Lines' strategy includes control of operating expenses to improve competitiveness and profitability, growth in sales primarily through independent agents and selective expansion of additional marketing channels to broaden distribution to a wider customer base. These growth strategies also provide opportunities to leverage the existing cost structure and achieve economies of scale. In addition, Personal Lines continues to take action to control its exposure to catastrophe losses, including limiting the writing of new homeowners business in some markets, implementing price increases in some hurricane-prone areas and non-renewing policies in some hurricane-prone areas where acceptable returns are not being achieved, subject to restrictions imposed by insurance regulatory authorities.

     The personal auto insurance marketplace remains highly competitive as some personal auto carriers have been reluctant to increase prices to fully offset increases in loss cost trends due to inflationary pressures in medical costs and auto repair costs. These trends are expected to continue into 2002. Personal Lines will continue to emphasize underwriting discipline in this competitive marketplace and continue to pursue its strategy of increases in auto rates to offset increases in loss cost trends. Market conditions for homeowners insurance have remained stable, with the industry experiencing modest rate increases. Personal Lines expects homeowners rate increases to continue in 2002. Homeowners loss cost trends continue to increase at modest levels, reflecting inflationary pressures and the increased frequency of weather-related losses.

     The personal lines insurance market shows indications of contraction as a result of the terrorist attack on September 11th. Several personal lines carriers have ceased writing new policies and begun non-renewal of existing policies. As carriers fail to renew policies and exit markets, Personal Lines is well positioned with its independent agents to take advantage of this opportunity to properly underwrite and bind this new business.

TRANSACTIONS WITH RELATED PARTIES

     We have agreed with Citigroup that, promptly following the completion of this offering, we will take all reasonable action to negotiate in good faith the terms of a transition services agreement for the provision of facilities sharing, systems, corporate, administrative and other existing shared services to take effect after the distribution. This agreement will reflect pricing terms for these services to be mutually agreed upon subject to all applicable regulatory requirements. The term for the provision of each service will be determined on a case by case basis up to a maximum term of one year and subject to an extension for a second year for various services and upon advance notice. We intend to develop our internal capabilities in the future in order to reduce our reliance on Citigroup for such services.

     Citigroup has provided corporate staff services, including legal, internal audit and other services, to us at cost under a service reimbursement agreement and may, but will not be obligated to continue to do so following completion of the distribution.

     We intend to enter into an agreement under which a Citigroup affiliate will provide investment advisory services to us for a period of two years from the completion of this offering at fees to be mutually agreed upon.

     You should refer to the "Arrangements Between Our Company and Citigroup" section of this prospectus and to note 15 to our consolidated financial statements for a description of these and other intercompany arrangements and transactions between us and Citigroup.

LIQUIDITY AND CAPITAL RESOURCES

     Our principal asset is the capital stock of TIGHI and its insurance subsidiaries.

     The liquidity requirements of our business have been met primarily by funds generated from operations, asset maturities and income received on investments. Cash provided from these sources is used primarily for claims and claim adjustment expense payments and operating expenses. Catastrophe claims, the timing and amount of which are inherently unpredictable, may create increased liquidity requirements. Additional sources of cash flow include the sale of invested assets and financing activities. It is the opinion of our management that our future liquidity needs will be met from all of the above sources.

     Net cash flows are generally invested in marketable securities. We closely monitor the duration of these investments, and investment purchases and sales are executed with the objective of having adequate funds available to satisfy our maturing liabilities. As our investment strategy focuses on asset and liability durations, and not specific cash flows, asset sales may be required to satisfy obligations and/or rebalance asset portfolios. Our invested assets at December 31, 2001 totaled $32.6 billion, of which 88% was invested in fixed maturity and short-term investments, 3% in common stocks and other equity securities, 1% in mortgage loans and real estate and 8% in other investments.


     Our cash flow needs include shareholder dividends and debt service. We are a holding company and have no direct operations. Accordingly, we meet our cash flow needs primarily through dividends from operating subsidiaries. We also have available to us a $250 million revolving line of credit from Citigroup. We pay a commitment fee to Citigroup for that line of credit, which expires in 2006. This agreement became effective on December 19, 2001 and replaced a facility which we previously had from a syndicate of banks. The interest rate for borrowings under this committed line is based on the cost of commercial paper issued by Citicorp. We also issue commercial paper directly to investors and maintain unused credit availability under our committed credit facility at least equal to the amount of commercial paper outstanding. At December 31, 2001, there were no outstanding borrowings under this revolving line of credit from Citigroup or any commercial paper outstanding.

     Contractual obligations at December 31, 2001 included the following:

                                                                   PAYMENTS DUE BY PERIOD
                                                       ----------------------------------------------
                                                       LESS THAN                               AFTER
                                             TOTAL      1 YEAR      1-3 YEARS    4-5 YEARS    5 YEARS
                                             ------    ---------    ---------    ---------    -------
                                                                  (IN MILLIONS)
Notes payable to affiliates................  $1,697      $ --         $500        $1,197      $   --
Long-term debt.............................     380        --           --           150         230
TIGHI-obligated mandatorily redeemable
  securities of subsidiary trusts holding
  solely junior subordinated debt
  securities of TIGHI......................     900        --           --            --         900
Operating leases...........................     431       111          141            67         112
                                             ------      ----         ----        ------      ------
                                             $3,408      $111         $641        $1,414      $1,242
                                             ======      ====         ====        ======      ======

     In the normal course of business, we have unfunded commitments to partnerships. These commitments were $792 million and $729 million at December 31, 2001 and 2000, respectively.

     At December 31, 2000, we had a note payable to PFS Services, Inc., our direct parent. At December 31, 2000, the principal outstanding was $287 million. Interest accrued at a rate of 5.06%, compounded semi-annually. On March 29, 2001, we repaid this note in its entirety, plus accrued interest.


     In conjunction with the purchase of TIGHI's outstanding shares in April 2000, we entered into a note agreement with Citigroup. On February 7, 2002, this note agreement was replaced by a new note agreement. Under the terms of the new note agreement, interest accrues on the aggregate principal amount outstanding at Citicorp's commercial paper rate (the then current short-term rate) plus 10 basis points per annum. Interest is compounded monthly. The principal amount of the note may be prepaid in whole or in part without penalty and is due on April 30, 2005. At December 31, 2001 and 2000, the principal outstanding under the prior note agreement was $1.2 billion and $1.9 billion, respectively. At March 1, 2002, the outstanding amount under the new note agreement was $1.1 billion.



     On April 13, 2001, we entered into a $500 million line of credit agreement with Citicorp Banking Corporation, an affiliate. On April 16, 2001, TIGHI borrowed $275 million on the line of credit. Proceeds from this borrowing together with $225 million of commercial paper proceeds were used to pay a $500 million 6.75% long-term note. On November 8, 2001, we borrowed another $225 million under the line of credit. The proceeds were used to pay off maturing commercial paper. The maturity for all $500 million borrowed under this line was extended to November 7, 2003 and the interest rate was fixed at 3.60%.


     On October 1, 1999 and September 1, 1999, we repaid $200 million for our 6.25% notes and $200 million for our 6.75% notes, respectively, which matured on those dates. Long-term debt outstanding at December 31, 2001 was as follows:

                                                                    AS OF
                                                              DECEMBER 31, 2001
                                                              -----------------
                                                                (IN MILLIONS)
6.75% Notes due 2006........................................        $150
7.81% Note due 2011.........................................          30
7.75% Notes due 2026........................................         200
                                                                    ----
Total.......................................................        $380
                                                                    ====


     Concurrently with this offering, we are offering $850 million aggregate principal amount of our convertible notes.



     In February 2002, our board of directors declared a dividend of $1.0 billion to Citigroup in the form of a non-interest bearing note payable on December 31, 2002. We expect to repay this note from future earnings, to the extent available.

     In February 2002, our board of directors also declared a dividend of $3.7 billion to Citigroup in the form of a $3.7 billion note payable in two installments. The first installment of $150 million will be payable on May 9, 2004 and the second installment of $3.55 billion will be payable on February 7, 2017. This note begins to bear interest after May 9, 2002 at a rate of 7.25% per annum. This note may be prepaid at any time in whole or in part without penalty or premium. We expect that substantially all of this note will be prepaid with the proceeds of the offerings.


     Our principal insurance subsidiaries are domiciled in the State of Connecticut. The insurance holding company law of Connecticut applicable to our subsidiaries requires notice to, and approval by, the state insurance commissioner for the declaration or payment of any dividend that together with other distributions made within the preceding twelve months exceeds the greater of 10% of the insurer's surplus as of the preceding December 31, or the insurer's net income for the twelve-month period ended the preceding December 31, in each case determined in accordance with statutory accounting practices. This declaration or payment is further limited by adjusted unassigned surplus, as determined in accordance with statutory accounting practices. The insurance holding company laws of other states in which our subsidiaries are domiciled generally contain similar, although in some instances somewhat more restrictive, limitations on the payment of dividends. A maximum of $1.0 billion will be available by the end of 2002 for such dividends without prior approval of the Connecticut Insurance Department. However, the payment of a significant portion of this amount is likely to be subject to approval by the Connecticut Insurance Department in accordance with the formula described above, depending upon the amount and timing of the payments.

     Under an intercompany agreement, we may not pay any dividends on our common stock, other than regular quarterly dividends, without the prior written consent of Citigroup, so long as Citigroup maintains ownership of an agreed upon percentage of our common stock. This agreement also limits our ability to incur indebtedness, issue equity securities and make some capital expenditures, among other things, without the prior written consent of Citigroup.


     We have the option to defer interest payments on the notes. If we elect to defer interest payments on the notes, we will not be permitted, with limited exceptions, to pay dividends on our common stock during a deferral period.


     In addition, the ability of TIGHI to pay us dividends is subject to the terms of the TIGHI trust mandatorily redeemable securities which prohibit TIGHI from paying dividends in the event it has failed to pay or has deferred dividends or is in default under the trust mandatorily redeemable securities.

     The NAIC adopted RBC requirements for property casualty companies to be used as minimum capital requirements by the NAIC and states to identify companies that merit further regulatory action. The formulas have not been designed to differentiate among adequately capitalized companies that operate with levels of capital higher than RBC requirements. Therefore, it is inappropriate and ineffective to use the formulas to rate or to rank these companies. At December 31, 2001, all of our insurance subsidiaries had adjusted capital in excess of amounts requiring any company or regulatory action.

     It is the opinion of our management that the realization of our recognized net deferred tax asset of $1.2 billion is more likely than not based on existing carryback ability and expectations as to future taxable income. We are included in the consolidated federal income tax return filed by Citigroup. Citigroup has reported pre-tax financial statement income of approximately $20 billion on average over the last three years and has generated federal taxable income exceeding $13 billion on average in each year during the same period.

     It is the opinion of our management that on a separate reporting basis the realization of the recognized deferred tax asset of $1.2 billion is more likely than not based on existing carryback ability and expectations as to our future taxable income. We have reported pre-tax financial statement income of $1.6 billion, on average, over the last three years and have generated federal taxable income exceeding $770 million, on average, in each year during this same period.

     We provided surety bonds to affiliates of JPMorgan Chase in connection with performance obligations of two subsidiaries of Enron. We are in litigation in New York over whether we are obligated to perform under these bonds. In December 2001, Enron filed for Chapter 11 bankruptcy protection and JPMorgan Chase made claims against these bonds. The demand against us, based on our aggregate participation in the bonds, is approximately $266 million before any reinsurance, recoveries and taxes. In December 2001, all defendants filed answers and counterclaims to the complaint and on December 31, 2001, the plaintiff filed a motion for summary judgment which was denied on March 5, 2002. We are vigorously defending the lawsuit and it is the opinion of our management that we have meritorious defenses.


     We maintain property and casualty loss reserves to cover our estimated ultimate unpaid liability for losses and loss adjustment expenses with respect to reported and unreported claims incurred as of the end of each accounting period. Reserves do not represent an exact calculation of liability, but instead represent estimates, generally utilizing actuarial projection techniques at a given accounting date. These reserve estimates are expectations of what the ultimate settlement and administration of claims will cost based on our assessment of facts and circumstances then known, review of historical settlement patterns, estimates of trends in claims severity, frequency, legal theories of liability and other factors. Variables in the reserve estimation process can be affected by both internal and external events, such as changes in claims handling procedures, economic inflation, legal trends and legislative changes. Many of these items are not directly quantifiable, particularly on a prospective basis. Additionally, there may be significant reporting lags between the occurrence of the insured event and the time it is actually reported to the insurer. Reserve estimates are continually refined in a regular ongoing process as historical loss experience develops and additional claims are reported and settled. Adjustments to reserves are reflected in the results of the periods in which the estimates are changed. Because establishment of reserves is an inherently uncertain process involving estimates, currently established reserves may not be sufficient. If estimated reserves are insufficient, we will incur additional income statement charges.

     Some of our loss reserves are for environmental and asbestos claims and related litigation. Although the reserves carried for environmental and asbestos claims at December 31, 2001 are our best estimate of ultimate claims and claim adjustment expenses based upon known facts and current law, given the uncertainty surrounding the final resolution of these claims, it is possible that actual liabilities could exceed reserves by an amount that could be material to our operating results and financial condition in future periods. Because the level of uncertainty continues to increase and in order to strengthen our ability and flexibility to advance our strategic goals following the public offering, Citigroup has offered to enter into an agreement under which it will provide us with significant financial support for asbestos claims and related litigation, up to $800 million, reduced by the tax effect of the highest applicable federal income tax rate, which we believe will substantially enhance our ability to manage possible adverse developments in the future. See the discussion of environmental and asbestos claims above.

     Reserves for losses and loss adjustment expenses on a statutory basis were $20.2 billion, $19.4 billion and $19.9 billion, at December 31, 2001, 2000 and 1999, respectively. The increase from December 31, 2000 to December 31, 2001 includes the impact of the terrorist attack on September 11th and the acquisition of Northland and contribution of CitiCapital in October 2001. This was partially offset by net payments of $427 million for environmental, asbestos and other cumulative injury claims. The 2000 decrease also included net payments of $341 million for such claims. This decrease was also impacted by favorable prior-year reserve development combined with a shift in business mix from longer-tail business to shorter-tail business.

     During April 2000, we completed a cash tender offer and merger, as a result of which TIGHI became our wholly-owned subsidiary. In the tender offer and merger, we acquired all of TIGHI's outstanding shares that were not already owned by us, representing approximately 14.8% of TIGHI's outstanding common stock, for approximately $2.4 billion in cash financed by a loan from Citigroup.

     We have agreed to purchase from Citigroup the premises located at One Tower Square, Hartford, Connecticut and other properties, for $68 million.

     We participate in the Citigroup Capital Accumulation Plan (CAP). For the 2000 and 1999 restricted stock awards, participating officers and other key employees received 50% of their restricted stock award in the form of Citigroup common stock and received 50% in the form of TIGHI common stock. In connection with the cash tender offer completed by us in 2000, all shares of restricted common stock under TIGHI CAP were eliminated and substantially all were replaced with restricted Citigroup common stock. All of the 2001 restricted stock awards granted on January 16, 2001 were in the form of Citigroup common stock. These restricted stock awards generally vest after a three-year period and, except under limited circumstances, the stock can not be sold or transferred during the restricted period by the participant, who is required to render service to us during the restricted period. Unearned compensation expense associated with the Citigroup restricted common stock grants, which represents the market value of Citigroup's common stock at the date of grant, and the remaining unamoritized portion of the previous TIGHI CAP shares, is included with other assets in the consolidated balance sheet and is recognized as a charge to income ratably over the vesting period. The after-tax compensation cost charged to earnings for these restricted stock awards was $19 million, $16 million and $16 million for the years ended December 31, 2001, 2000 and 1999, respectively. See note 15 to our consolidated financial statements for a discussion of Citigroup restricted common stock awards.

FUTURE APPLICATION OF ACCOUNTING STANDARDS

     See note 1 to our consolidated financial statements for a discussion of recently issued accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  MARKET RISK

     Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates, and other relevant market rate or price changes. Market risk is directly influenced by the volatility and liquidity in the markets in which the related underlying assets are traded. The following is a discussion of our primary market risk exposures and how those exposures are currently managed as of December 31, 2001. Our market risk sensitive instruments, including derivatives, are primarily entered into for purposes other than trading.

     The carrying value of our investment portfolio as of December 31, 2001 and 2000 was $32.6 billion and $30.8 billion, respectively, of which 79% and 81% was invested in fixed maturity securities, respectively. The primary market risk to the investment portfolio is interest rate risk associated with investments in fixed maturity securities. Our exposure to equity price risk and foreign exchange risk is not significant. We have no direct commodity risk.

     For fixed maturity securities, short-term liquidity needs and the potential liquidity needs of the business are key factors in managing the portfolio. The portfolio duration relative to the liabilities' duration is primarily managed through cash market transactions.

     For our investment portfolio, there were no significant changes in our primary market risk exposures or in how those exposures are managed compared to the year ended December 31, 2000. We do not currently anticipate significant changes in our primary market risk exposures or in how those exposures are managed in future reporting periods based upon what is known or expected to be in effect in future reporting periods.

     The primary market risk for all of our long-term debt and mandatorily redeemable securities of subsidiary trusts, or trust securities, is interest rate risk at the time of refinancing. All of our non-affiliate fixed rate debt is non-redeemable. On April 13, 2001, we entered into a $500 million line of credit agreement with Citicorp Banking Corporation, an affiliate. On April 16, 2001, we borrowed $275 million on the line of credit. Proceeds from this borrowing together with $225 million of commercial paper proceeds were used to pay a $500 million 6.75% long-term note payable. On November 8, 2001, we borrowed another $225 million under the line of credit. The proceeds were used to pay off maturing commercial paper. The maturity for all $500 million borrowed under this line was extended to November 7, 2003 and the interest rate was fixed at 3.60%. We currently have the right to redeem the fixed rate trust securities, in whole or in part, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the redemption date. We continue to monitor the interest rate environment and to evaluate refinancing opportunities as maturity dates approach. For additional information regarding our long-term debt and trust securities see notes 8 and 10 to our consolidated financial statements.


     In conjunction with the purchase of TIGHI's outstanding shares in April 2000, we entered into a note agreement with Citigroup. On February 7, 2002, this note agreement was replaced by a new note agreement. Under the terms of the new note agreement, interest accrues on the aggregate principal amount outstanding at Citicorp's commercial paper rate (the then current short-term rate) plus 10 basis points per annum. Interest is compounded monthly. The principal amount of the note may be prepaid in whole or in part without penalty and is due on April 30, 2005. At December 31, 2001 and 2000, the principal outstanding under the prior note agreement was $1.2 billion and $1.9 billion, respectively. At March 1, 2002, the outstanding amount under the new note agreement was $1.1 billion.


  SENSITIVITY ANALYSIS

     Sensitivity analysis is defined as the measurement of potential loss in future earnings, fair values or cash flows of market sensitive instruments resulting from one or more selected hypothetical changes in interest rates and other market rates or prices over a selected time. In our sensitivity analysis model, a hypothetical change in market rates is selected that is expected to reflect reasonably possible near-term changes in those rates. The term "near-term" means a period of time going forward up to one year from the date of the consolidated financial statements. Actual results may differ from the hypothetical change in market rates assumed in this disclosure, especially since this sensitivity analysis does not reflect the results of any actions that would be taken by us to mitigate such hypothetical losses in fair value.

     In this sensitivity analysis model, we use fair values to measure our potential loss. The sensitivity analysis model includes the following financial instruments entered into for purposes other than trading: fixed maturities, interest-bearing non-redeemable preferred stocks, mortgage loans, short-term securities, cash, investment income accrued, notes payable to affiliates, long-term debt, fixed rate trust securities and derivative financial instruments. The primary market risk to our market sensitive instruments is interest rate risk. The sensitivity analysis model uses a 100 basis point change in interest rates to measure the hypothetical change in fair value of financial instruments included in the model.

     For invested assets, duration modeling is used to calculate changes in fair values. Durations on invested assets are adjusted for call, put and interest rate reset features. Duration on tax-exempt securities is adjusted for the fact that the yield on such securities is less sensitive to changes in interest rates compared to Treasury securities. Invested asset portfolio durations are calculated on a market value weighted basis, including accrued investment income, using holdings as of December 31, 2001 and 2000.

     For long-term debt and fixed rate trust securities, the change in fair value is determined by calculating hypothetical December 31, 2001 and 2000 ending prices based on yields adjusted to reflect a 100 basis point change, comparing such hypothetical ending prices to actual ending prices, and multiplying the difference by the par or securities outstanding.

     The sensitivity analysis model we use produces a loss in fair value of market sensitive instruments of $1.5 billion and $1.2 billion based on a 100 basis point increase in interest rates as of December 31, 2001 and 2000, respectively. This loss value only reflects the impact of an interest rate increase on the fair value of our financial instruments, which constitute approximately 52% of total assets and approximately 9% of total liabilities as of December 31, 2001 and approximately 54% of total assets and approximately 9% of total liabilities as of December 31, 2000. As a result, the loss value excludes a significant portion of our consolidated balance sheet which would materially mitigate the impact of the loss in fair value associated with a 100 basis point increase in interest rates.

     For example, some non-financial instruments, primarily insurance accounts for which the fixed maturity portfolio's primary purpose is to fund future claims payments, are not reflected in the development of the above loss value. These non-financial instruments include premium balances receivable, reinsurance recoverables, claims and claim adjustment expense reserves and unearned premium reserves. Our sensitivity model also calculates a potential loss in fair value with the inclusion of these non-financial instruments. For non-financial instruments, changes in fair value are determined by calculating the present value of the estimated cash flows associated with such instruments using risk-free rates as of December 31, 2001 and 2000, calculating the resulting duration, then using that duration to determine the change in value for a 100 basis point change.

     Based on the sensitivity analysis model we use, the loss in fair value of market sensitive instruments, including these non-financial instruments, as a result of a 100 basis point increase in interest rates as of December 31, 2001 and 2000 is not material.

                                    BUSINESS

OVERVIEW


     We are a leading property and casualty insurance company in the United States. We provide a wide range of commercial and personal property and casualty insurance products and services to businesses, government units, associations and individuals. We conduct our operations through our indirect wholly-owned subsidiaries in two business segments: Commercial Lines, which provides a variety of commercial coverages to a broad spectrum of business clients, and Personal Lines, which primarily offers automobile and homeowners insurance to individuals. Commercial coverages and personal coverages accounted for 58% and 42%, respectively, of our combined net written premiums for the year ended December 31, 2001. After giving pro forma effect to the offerings, and the use of the proceeds from the offerings, our corporate reorganization and related transactions, at December 31, 2001, we had total assets and shareholders' equity of $57.6 billion and $10.8 billion, respectively.


OUR COMPETITIVE ADVANTAGES

     We believe that we are uniquely positioned within the property and casualty insurance industry to benefit from an improving underwriting environment. Our competitive advantages are based on:

     - superior financial strength as a result of strong capitalization levels and consistent operating returns;

     - a recognized brand name with leading market positions, broad scale and product breadth in many commercial and personal product lines and geographies;

     - an experienced management team with a broad complement of skills;


     - a consistent record of strong operating returns which are driven by a performance-based management and underwriting culture;


     - proprietary management information systems that support detailed attention to risk management and returns analysis in order to maximize underwriting results;

     - demonstrated long-term commitment to the independent agency and broker distribution system with a consistent underwriting philosophy;

     - industry-leading technology which enables us to cost effectively provide differentiated service to agents and customers; and

     - proven acquisition and integration expertise which will allow us to participate in consolidation within the property and casualty industry.

OUR STRATEGY

     Our strategic objectives are to deliver superior returns, leveraging our position as a consistently profitable market leader and cost-effective provider of property and casualty insurance in the United States. We are an underwriting company that bases its success on a disciplined, performance-based culture.

     A key element in achieving our objectives is our senior management team comprised of individuals with significant industry experience and a broad complement of skills, operating in an underwriting culture. We believe that the continuity and collaborative culture of this group, together with our strong financial resources, will promote our achievement of the goals described below.

  FOCUS ON CORE PRODUCT LINES USING A DISCIPLINED AND PERFORMANCE-BASED UNDERWRITING APPROACH

     We will continue to focus on our core property and casualty insurance product lines and markets for which we have developed selective and consistent underwriting policies that have been demonstrated to be effective over time. We emphasize a profit-oriented approach to underwriting rather than focusing on premium volume or market share. Management at every level reviews detailed information on the profit performance of their business monthly. Key components of the system are:

     - regular reviews of the quality of the business to assess loss experience and pricing parameters;

     - periodic reviews and audits of field offices and agents to ensure that our policies and procedures are being consistently and appropriately applied; and

     - incentive compensation which is closely linked to measurable performance.

We have developed an approach to writing business built upon significant underwriting, claims, engineering and actuarial experience. That specialized knowledge about various customer groups and catastrophe exposures allows us to analyze risk and customer characteristics and determine pricing parameters. We believe that this approach enables us to select acceptable risks and to tailor our products, pricing and services to the specific needs of those customers.

  MAINTAIN FINANCIAL STRENGTH


     We believe that we are well capitalized and that our financial strength creates a competitive advantage in retaining and attracting business. We are a leading property and casualty insurance company in the United States. After giving pro forma effect to the offerings, and the use of the proceeds from the offerings, our corporate reorganization and related transactions, at December 31, 2001, we had total assets and shareholders' equity of $57.6 billion and $10.8 billion, respectively. We plan to maintain our sound financial position through selective underwriting practices and a high quality investment portfolio.


  ENHANCE OUR POSITION AS A COST-EFFECTIVE PROVIDER OF PROPERTY AND CASUALTY INSURANCE

     We believe that a critical factor in our competitive advantage in the property and casualty insurance industry is our success in controlling expense ratios. Our statutory expense ratio was 3.8% lower than our peer group in 2000, according to ISO Top 100 Insurer Financial Results. Low expense ratios combined with superior risk selection and excellent execution allow for both competitive pricing and appropriate underwriting returns. We believe that we have created a highly cost and quality conscious culture among our employees.

  EMPHASIZE CUSTOMER-ORIENTED FOCUS

     We continue to provide new products and services within our core product lines and markets to foster simpler, closer relationships with customers, including agents, brokers and insureds. We have adopted an industry-specific orientation within our Commercial Lines underwriting groups that allow us to identify favorable individual account characteristics. We foster point-of-sale transactions by shifting decision-making authority, within defined parameters, to field underwriting and agency management representatives who interact directly with agents, brokers and insureds. This process is linked with a strong collaborative underwriting review culture in both our regional locations and our home office. We also enhance customer relations by providing timely, responsive pricing quotes and claims service.

  MANAGE DISTRIBUTION RELATIONSHIPS AND CAPITALIZE ON OUR BRAND NAME AND BROAD PRODUCT OFFERINGS

     We believe that a critical competitive advantage in the property and casualty insurance industry is a loyal, high quality distribution network that matches the insurer's products and services with the unique needs of their customer. We maintain strong relationships with our distribution force, including independent agents, selected small to medium-sized brokers having a strong local or regional presence, and large national brokerage firms. As a result of our recognized franchise and our broad array of insurance products and services and specialized expertise, we are able to offer our agents and brokers significant product expansion opportunities. In so doing, we believe that we are well positioned to capture a greater percentage of business handled by well established and growing agencies. Examples of product expansion opportunities available to our distribution network include the comprehensive portfolio of Bond, Gulf, marine, and our boiler and machinery products, which help agents and brokers address the specialized risks of many traditional businesses.

  LEVERAGE TECHNOLOGY TO IMPROVE SERVICE AND ENHANCE OUR AGENCY DISTRIBUTION CHANNELS

     We have been a leading developer of technology-based solutions for the insurance industry. These initiatives include a comprehensive array of online service capabilities, such as our eBill service which allows customers to pay bills and view bill history online, as well as online claims management capabilities for National Accounts brokers and risk managers. Additionally, we have been a leader in providing agents the ability to quote and issue policies directly from their agencies by leveraging either their own agency management systems or using our specially designed proprietary platforms. All of these quote and issue platforms interface with our underwriting and rating systems. The combination of these innovations provides an ease-of-doing-business environment with our distribution force, which we believe is a significant competitive advantage.

  ACTIVELY PARTICIPATE IN INDUSTRY CONSOLIDATION

     We have successfully acquired and integrated companies as a means to grow our company. We believe that the pace of property and casualty industry consolidation will accelerate, making acquisition opportunities increasingly available. Our market presence and strong balance sheet and cash flow, together with management's demonstrated experience, create an effective platform for our participation in industry consolidation.

  UTILIZE SOPHISTICATED MODELING AND RAPID RESPONSE SYSTEMS TO MANAGE CATASTROPHIC EXPOSURE

     We actively manage our exposure to catastrophe losses. We control exposure in high-risk areas through a variety of underwriting approaches, in many cases subject to restrictions imposed by insurance regulatory authorities. We employ sophisticated computer modeling techniques to analyze significant natural catastrophe exposures. We rely upon this analysis to establish geographic limits on policy writing by separate unit designed to maximize returns on catastrophe exposed business. To effectively manage claims when a catastrophe strikes, we have developed a state-of-the-art rapid response unit, complete with catastrophe vans, which operate as fully equipped claim offices after an event.

  EMPLOY DEDICATED SPECIALISTS AND AGGRESSIVE RESOLUTION STRATEGIES TO MANAGE
   ENVIRONMENTAL AND ASBESTOS LOSS EXPOSURE

     Our environmental and asbestos claims are managed by a dedicated group of professionals, working closely with members of senior management, which has operated as a separate unit since 1986. We believe that this approach gives us consistency in claims handling and policy coverage interpretation. Past successes in these areas have been built upon the early identification of exposures and aggressive resolution of coverage uncertainties.

OUR PRODUCTS AND SERVICES

  COMMERCIAL LINES

     We are the third largest writer of commercial lines insurance in the United States based on 2000 direct written premiums as compiled and published by A.M. Best. We believe this position provides us with significant advantages in terms of brand recognition, relationships, critical mass, as well as the ability to realize operating efficiencies. Our Commercial Lines segment offers a broad array of property and casualty insurance and insurance-related services to our clients. Commercial Lines is organized into the following five marketing and underwriting groups, each of which focuses on a particular client base or product grouping to provide products and services that specifically address clients' needs:

     - National Accounts provides large corporations with casualty products and services and includes our residual market business which offers workers' compensation products and services to the involuntary market;


     - Commercial Accounts provides property and casualty products to mid-sized businesses, property products to large businesses and boiler and machinery products to businesses of all sizes, and includes dedicated groups focused on the construction industry, trucking industry, agribusiness, and ocean and inland marine;


     - Select Accounts provides small businesses with property and casualty products, including packaged property and liability policies;

     - Bond provides a wide range of customers with specialty products built around our market leading surety bond business along with an expanding executive liability practice; and

     - Gulf serves all sizes of customers through specialty programs, with particular emphasis on management and professional liability products.

     In 2001, Commercial Lines generated net written premiums of approximately $5.7 billion.

     Selected Product and Market Information. The accompanying table sets forth the net written premiums for Commercial Lines by product line and market for the periods indicated. For a description of the product lines and markets referred to in the table, see "-- Product Lines" and "-- Principal Markets and Methods of Distribution," respectively.

     Many National Accounts customers demand services, other than pure risk coverage, primarily for workers' compensation and, to a lesser extent, general liability and commercial automobile exposures. These types of services include risk management services, such as claims management, loss control and risk management information services, and are generally offered in connection with a large deductible or self-insured programs. These services generate fee income rather than net written premiums, which are not reflected in the accompanying table.

                                                                                     PERCENTAGE OF
                                                      TOTAL NET WRITTEN PREMIUMS       TOTAL NET
                                                     ----------------------------   WRITTEN PREMIUMS
                                                       YEAR ENDED DECEMBER 31,         YEAR ENDED
                                                     ----------------------------     DECEMBER 31,
                                                      2001     2000(A)     1999           2001
                                                     -------   --------   -------   ----------------
                                                        (DOLLARS IN MILLIONS)
NET WRITTEN PREMIUMS BY PRODUCT LINE:
  Commercial multi-peril...........................  $1,758     $1,644    $1,469          30.7%
  Workers' compensation............................   1,031      1,062     1,078          18.0
  Commercial automobile............................     914        778       724          16.0
  Property.........................................     834        640       509          14.6
  Fidelity and surety..............................     506        475       206           8.8
  General liability................................     683        431       422          11.9
                                                     ------     ------    ------         -----
     Total Commercial Lines........................  $5,726     $5,030    $4,408         100.0%
                                                     ======     ======    ======         =====
NET WRITTEN PREMIUMS BY MARKET:
  National Accounts................................  $  419     $  352    $  488           7.3%
  Commercial Accounts..............................   2,396      2,099     1,816          41.9
  Select Accounts..................................   1,713      1,575     1,494          29.9
  Bond.............................................     590        487       207          10.3
  Gulf.............................................     608        517       403          10.6
                                                     ------     ------    ------         -----
     Total Commercial Lines........................  $5,726     $5,030    $4,408         100.0%
                                                     ======     ======    ======         =====

---------------
(a) Includes a $131 million increase to net written premiums as a result of the acquisition of the Reliance Surety business.

     Product Lines. We write a broad range of commercial property and casualty insurance for risks of all sizes. The core products in Commercial Lines are as follows:

          Commercial Multi-Peril -- provides a combination of property and liability coverage typically for small businesses. Property insurance covers damages such as those caused by fire, wind, hail, water, theft and vandalism, and protects businesses from financial loss due to business interruption resulting from a covered loss. Liability coverage also insures businesses against third-party liability from accidents occurring on their premises or arising out of their operations, such as injuries sustained from products sold.

          Workers' Compensation -- provides coverage for employers for specified benefits payable under state or federal law for workplace injuries to employees. There are typically four types of benefits payable under workers' compensation policies: medical benefits, disability benefits, death benefits and vocational rehabilitation benefits. We emphasize managed care cost containment strategies, which involve employers, employees and care providers in a cooperative effort that focuses on the injured employee's early return to work, cost-effective quality care, and customer service in this market. We offer the following three types of workers' compensation products:

          - guaranteed cost insurance products, in which policy premium charges are fixed for the period of coverage and do not vary as a result of the insured's loss experience;

          - loss-sensitive insurance products, including large deductible plans and retrospectively rated policies, in which fees or premiums are adjusted based on actual loss experience of the insured during the policy period; and

          - service programs, which are generally sold to our National Accounts customers, where we receive fees rather than premiums for providing loss prevention, risk management, and claim and benefit administration services to organizations under service agreements. We also participate in state assigned risk pools servicing workers' compensation policies as a servicing carrier and pool participant.

          Commercial Automobile -- provides coverage for businesses against losses incurred from personal bodily injury, bodily injury to third parties, property damage to an insured's vehicle, and property damage to other vehicles and other property resulting from the ownership, maintenance or use of automobiles and trucks in a business.

          Property -- provides coverage for loss or damage to buildings, inventory and equipment from natural disasters, including hurricanes, windstorms, earthquakes, hail, severe winter weather and other events such as theft and vandalism, fires, explosions and storms, and financial loss due to business interruption resulting from covered property damage. Property also includes specialized equipment insurance, which provides coverage for loss or damage resulting from the mechanical breakdown of boilers and machinery, ocean and inland marine, which provides coverage for goods in transit and unique, one-of-a-kind exposures and miscellaneous assumed reinsurance.

          Fidelity and Surety -- provides fidelity insurance coverage which protects an insured for loss due to embezzlement or misappropriation of funds by an employee, and surety which is a three-party agreement whereby the insurer agrees to pay a second party or make complete an obligation in response to the default, acts or omissions of a third party. Surety is generally provided for construction performance, legal matters such as appeals, trustees in bankruptcy and probate and other performance bonds.

          General Liability -- provides coverage for liability exposures including bodily injury and property damage arising from products sold and general business operations. Specialized liability policies may also include coverage for directors' and officers' liability arising in their official capacities, employment practices liability insurance, fiduciary liability for trustees and sponsors of pension, health and welfare, and other employee benefit plans, errors and omissions insurance for employees, agents, professionals and others arising from acts or failures to act under specified circumstances, as well as umbrella and excess insurance.

     Principal Markets and Methods of Distribution. We distribute our commercial products through approximately 6,300 brokers and independent agencies located throughout the United States that are serviced by approximately 80 field offices and two customer service centers. In recent years, we have made significant investments in enhanced technology utilizing state-of-the-art Internet-based applications to provide real-time interface capabilities with our independent agencies and brokers. We establish relationships with well-established, independent insurance agencies and brokers. In selecting new independent agencies and brokers to distribute our products, we consider each agency's or broker's profitability, financial stability, staff experience and strategic fit with our operating and marketing plans. Once an agency or broker is appointed, we carefully monitor its performance.

          National Accounts -- National Accounts sells a variety of casualty products and services to large companies. National Accounts also includes our residual market business, which primarily offers workers' compensation products and services to the involuntary market. National Accounts clients generally select loss-sensitive products in connection with a large deductible or self-insured program and, to a lesser extent, a guaranteed cost or a retrospectively rated insurance policy. Clients are frequently national in scope and range in size from businesses with sales of approximately $10 million per year to the largest Fortune 2000 corporations. Through a network of field offices, our underwriting specialists work closely with national and regional brokers to tailor insurance coverages to meet clients' needs. Workers' compensation accounted for approximately 71% of sales to National Accounts customers during 2001, based on gross written premiums and fee income.

          Our residual market business sells claims and policy management services to workers' compensation and automobile assigned risk plans and to self-insurance pools throughout the United States. We service approximately 35% of the total workers' compensation assigned risk market. We are one of only two servicing carriers which operate nationally. Assigned risk plan contracts generated approximately $80 million in service fee income in 2001.

          Commercial Accounts -- Commercial Accounts sells a broad range of property and casualty insurance products through a large network of independent agents and brokers. Commercial Accounts' casualty products target businesses with 75 to 1,000 employees, while its property and other related first party products target both large and mid-sized businesses. We offer a full line of products to our Commercial Accounts customers with an emphasis on guaranteed cost programs.

          We continue to develop new industry targeted programs on a national level. Our industry specific knowledge, coupled with a disciplined exposure analysis process involving loss and claim control, allows our field underwriters to select, price and tailor terms and conditions for the better managed companies in each of our industry segments.

          A key objective of Commercial Accounts is continued focus on first party lines which cover risks of loss to property of the insured. Beyond the traditional middle-market network, dedicated units exist to complement the middle market or specifically respond to the unique or unusual business client insurance needs. These units are:

          - boiler and machinery,

          - commercial agribusiness,

          - inland and ocean marine,

          - trucking industry, and

          - the national commercial property division, which underwrites large property schedules such as Fortune 1000 companies.

          Within Commercial Accounts, a construction unit exists with separately dedicated claims, engineering and underwriting expertise providing insurance and risk management targeted solely to the construction industry. We offer predominantly casualty products to mid-sized contractors on a guaranteed cost basis, and loss responsive products to the larger contractor marketplace.

          Select Accounts -- Select Accounts is one of the leading providers of property casualty products to small businesses. It serves firms with one to 75 employees. Products offered by Select Accounts are guaranteed cost policies, often a packaged product covering property and liability exposures. Products are sold through independent agents, who are often the same agents that sell our Commercial Accounts and Personal Lines products.

          Personnel in our field offices and other points of local service, which are located throughout the United States, work closely with agents to ensure a strong local presence in the marketplace. We offer our independent agents a small business system that helps them connect all aspects of sales and service through a comprehensive service platform. Select Accounts is an industry leader in its array of agency interface alternatives; more than 85% of all its eligible business volume is processed by 4,000 agencies using its Issue Express systems, which allow agents to quote and issue policies from agency offices.

          We also provide our agents with a comprehensive selection of online service capabilities, packaged together in an easy-to-use agency service portal, including customer service, marketing and claim functionality; for example, online eBill services allow customers to pay bills and view billing history online. Also, approximately 2,100 of Select Accounts' agencies have chosen to take advantage of our state-of-the-industry direct service center that functions as an extension of an agency's customer service operations, offering a wide range of services, such as coverage and billing inquiry, policy changes, certificates of insurance, coverage counseling and audit processing with licensed service professionals and extended hours of operation.

          Select Accounts has established strict underwriting guidelines integrated with our local field office structures. The agents either submit applications to our field underwriting locations or service centers for underwriting review, quote, and issuance or they utilize one of our automated quote and issue systems. Automated transactions are edited by our systems and issued only if they conform to established underwriting guidelines. Exceptions are reviewed by company underwriters and retrospective agency audits are conducted on a systematic sampling basis. We use policy level management information to analyze and understand results and to identify problems and opportunities.

          Bond -- Bond underwrites and markets its products to national, mid-sized and small customers as well as individuals, and distributes them through both national and wholesale brokers, and retail agents and regional brokers throughout the United States. Bond, through a newly established Global Services segment, also underwrites and markets surety products to large international businesses in Canada, the European Union, Latin and South America, Asia, Australia and New Zealand. We believe that we have a competitive advantage with respect to many of these products based on our reputation for timely and consistent decision-making, underwriting, claim-handling abilities, industry expertise and strong producer and customer relationships founded on a nationwide network of underwriting, industry and claim experts as well as our ability to cross-sell our products to customers of both Commercial Lines and Personal Lines.

          Bond's range of products includes fidelity and surety bonds, excess SIPC, directors' and officers' liability insurance, errors and omissions insurance, professional liability insurance, employment practices liability insurance, fiduciary liability insurance, and other related coverages. In addition, we market blended products, which combine fidelity, employment practices liability insurance, directors' and officers' liability insurance, other related professional liability insurance and fiduciary liability insurance into one product with either individual or aggregate limits. The customer base ranges from large financial services companies and commercial entities to small businesses and individuals. Bond is organized into two broad product line groups: Surety and Executive Liability. Surety is organized around construction and commercial customer segments as well as a newly established Global Services segment. Executive Liability is organized around commercial and financial services customers.

          On May 31, 2000, we completed our acquisition of the surety business of Reliance Group Holdings, Inc., or Reliance Surety. In connection with the acquisition, we entered into a reinsurance arrangement for pre-existing business. Accordingly, the results of operations and the assets and liabilities acquired from Reliance Surety are included in our financial statements beginning June 1, 2000.

          Gulf -- Gulf provides a diverse product and program portfolio of specialty insurance lines, with particular emphasis on management and professional liability. Products include various types of directors' and officers' insurance, fiduciary, and employment practices liability for all sectors of commercial companies and financial institutions. Errors and omissions coverages are provided for numerous professional exposures including architects and engineers, lawyers, accountants, insurance agents, mutual fund advisors and investment counselors. Gulf provides fidelity and commercial crime coverages for nearly all classes of business. Gulf also offers excess and umbrella coverages for various industries. In 2000, Gulf expanded its product offerings with the purchase of the renewal rights to Frontier Insurance Group, Inc.'s environmental and excess surplus lines casualty businesses.

     Pricing and Underwriting. Pricing levels for property and casualty insurance products by our Commercial Lines are generally developed based upon the frequency and severity of estimated losses, the expenses of producing business and managing claims, and a reasonable allowance for profit. We have a disciplined approach to underwriting and risk management that emphasizes a profit-orientation rather than a premium volume or market share-oriented approach to underwriting.

     We have developed an underwriting and pricing methodology that incorporates underwriting, claims, engineering, actuarial and product development disciplines for particular industries. This approach is designed to maintain high quality underwriting and pricing discipline. This approach utilizes proprietary data gathered and analyzed by us with respect to our Commercial Lines business over many years. The underwriters and engineers use this information to assess and evaluate risks prior to quotation. This information provides specialized knowledge about specific industry segments. This methodology enables us to streamline our risk selection process and develop pricing parameters that will not compromise our underwriting integrity.

     Select Accounts uses a process based on Standard Industrial Classification codes to allow agents and field underwriting representatives to make underwriting and pricing decisions within predetermined classifications, because underwriting criteria and pricing tend to be more standardized for smaller businesses.

     A significant portion of our Commercial Lines business is written with large deductible insurance policies. Under some workers' compensation insurance contracts with deductible features, we are obligated to pay the claimant the full amount of the claim. We are subsequently reimbursed by the contractholder for the deductible amount, and are subject to credit risk until such reimbursement is made. At December 31, 2001, contractholder receivables and payables on unpaid losses were each approximately $2.2 billion. Retrospectively rated policies are primarily used in workers' compensation coverage. Although the retrospectively rated feature of the policy substantially reduces insurance risk for us, it does introduce credit risk to us. Receivables on unpaid losses from holders of retrospectively rated policies totaled approximately $330 million at December 31, 2001. Significant collateral, primarily letters of credit, surety bonds and, to a lesser extent, cash collateral, is generally requested for large deductible plans and/or retrospectively rated policies that provide for deferred collection of deductibles and/or ultimate premiums. The amount of collateral requested is predicated upon the creditworthiness of the customer and the nature of the insured risks. Commercial Lines continually monitors the credit exposure on individual accounts and the adequacy of collateral.

     We continually monitor our exposure to natural peril catastrophic losses and attempt to mitigate such exposure. We use sophisticated computer modeling techniques to analyze underwriting risks of business in hurricane- and earthquake-prone areas. We rely upon this analysis to make underwriting decisions designed to manage our exposure on catastrophe exposed business. See "-- Reinsurance."

     Geographic Distribution. The following table shows the distribution of Commercial Lines' direct written premiums for the states that accounted for the majority of premium volume for the year ended December 31, 2001:

STATE                                                       % OF TOTAL
-----                                                       ----------
New York................................................       12.1%
California..............................................       10.4
Texas...................................................        6.6
Massachusetts...........................................        5.5
Florida.................................................        4.8
Illinois................................................        4.7
New Jersey..............................................        4.2
Pennsylvania............................................        3.7
Connecticut.............................................        3.0
All Others(a)...........................................       45.0
                                                              -----
     Total..............................................      100.0%
                                                              =====

---------------
(a) No other single state accounted for 3.0% or more of the total direct written premiums written in 2001 by us.

  PERSONAL LINES

     Travelers wrote the nation's first automobile policy over 100 years ago. Today, we are the second largest writer of personal lines insurance through independent agents and the eighth largest writer of personal lines insurance overall in the United States based on 2000 direct written premiums as compiled and published by A.M. Best. We believe our brand recognition and customer and agent relationships are strengthened by our size and operating efficiencies, coupled with extensive underwriting, claims and actuarial experience. In 2001, Personal Lines generated net written premiums of approximately $4.1 billion.

     Selected Product Information. The accompanying table sets forth by product line net written premiums for Personal Lines for the periods indicated. For a description of the product lines referred to in the accompanying table below, see "-- Product Lines."

                           TOTAL NET WRITTEN PREMIUMS

                                                                                       PERCENTAGE
                                                                                           OF
                                                                                       TOTAL NET
                                                                                        WRITTEN
                                                                                        PREMIUMS
                                                          YEAR ENDED DECEMBER 31,      YEAR ENDED
                                                         --------------------------   DECEMBER 31,
                                                          2001     2000     1999(A)       2001
                                                         ------   -------   -------   ------------
                                                               (IN MILLIONS)
NET WRITTEN PREMIUMS BY PRODUCT LINE:
  Personal automobile..................................  $2,591   $2,366    $2,369        63.1%
  Homeowners and other.................................   1,517    1,447     1,436        36.9
                                                         ------   ------    ------       -----
     Total Personal Lines..............................  $4,108   $3,813    $3,805       100.0%
                                                         ======   ======    ======       =====

---------------
(a) The 1999 premiums include an adjustment associated with a cancelled reinsurance transaction, which increased net written premiums by $72 million.


     Product Lines. We write most types of property and casualty insurance covering personal risks. Personal Lines had approximately 5.4 million policies in force at December 31, 2001. The primary coverages in Personal Lines are personal automobile and homeowners insurance sold to individuals.


          Personal Automobile -- provides coverage for liability to others for both bodily injury and property damage and for physical damage to an insured's own vehicle from collision and various other perils. In addition, many states require policies to provide first-party personal injury protection, frequently referred to as no-fault coverage.

          Homeowners and Other -- provides protection against losses to dwellings and contents from a wide variety of perils, as well as coverage for liability arising from ownership or occupancy. We write homeowners insurance for dwellings, condominiums and rental property contents. We also write coverage for personal watercraft, personal articles such as jewelry, and umbrella liability protection.

          Selected Distribution Channel Information. The accompanying table sets forth by distribution channel net written premiums for Personal Lines for the periods indicated. For a description of the distribution channels referred to in the accompanying table below, see "-- Principal Markets and Methods of Distribution."

                           TOTAL NET WRITTEN PREMIUMS

                                                                                      PERCENTAGE
                                                                                          OF
                                                                                      TOTAL NET
                                                                                       WRITTEN
                                                                                       PREMIUMS
                                                          YEAR ENDED DECEMBER 31,     YEAR ENDED
                                                         -------------------------   DECEMBER 31,
                                                          2001     2000    1999(A)       2001
                                                         ------   ------   -------   ------------
                                                               (IN MILLIONS)
NET WRITTEN PREMIUMS BY DISTRIBUTION CHANNEL:
  Independent agents...................................  $3,308   $3,028   $2,953        80.5%
  Additional distribution..............................     687      634      551        16.7
  Other................................................     113      151      301         2.8
                                                         ------   ------   ------       -----
     Total Personal Lines..............................  $4,108   $3,813   $3,805       100.0%
                                                         ======   ======   ======       =====

---------------
(a) The 1999 premiums include an adjustment associated with a cancelled reinsurance transaction, which increased net written premiums by $72 million.

     Principal Markets and Methods of Distribution. Insurance companies generally market personal automobile and homeowners insurance through one of three distribution systems: independent agents, exclusive agents or direct writing. The independent agents usually represent several unrelated property and casualty companies. Exclusive agents represent one company and generally sell a number of products, including life insurance and annuities in addition to property casualty products. In contrast, direct writing companies generally operate by mail and telephone through sales representatives.

     The independent agency system has consistently controlled approximately one-third of the personal lines market share since 1990 based on net written premiums. The number of national companies writing personal lines with independent agents has dropped significantly in the past 10 years. This, combined with our financial and operational strength, makes us a more desirable carrier with existing agencies.

     Our Personal Lines products are distributed primarily through approximately 7,600 independent agencies located throughout the United States, supported by personnel in 12 marketing regions and six customer service centers. In selecting new independent agencies to distribute our products, we consider each agency's profitability, financial stability, staff experience and strategic fit with our operating and marketing plans. While our principal markets for personal lines insurance are in states along the East Coast, in the South and Texas, Personal Lines is expanding its geographical presence across the United States.


     We are an industry leader in the technology alternatives we provide agents to maximize their ease of doing business. Personal Lines agents quote and issue 90% of our Personal Lines policies directly from their agencies by leveraging either their own agency management system or using our proprietary quote and issuance systems which facilitate and make it possible for agents to rate, quote and issue policies on line. All of these quote and issue platforms interface with our underwriting and rating systems, which edit transactions for compliance with our underwriting and pricing programs. Business processed by agents on these platforms is subjected to consultative review by our in-house underwriters. In the past year, we have introduced new Internet-based proprietary systems and have transitioned approximately 60% of our new business to these platforms. We also provide an industry-leading download that refreshes the individual agency system databases of approximately 2,700 Travelers agents each day with updated new and existing policy information.


     We are developing functionality to provide our agents with a comprehensive array of online service capabilities packaged together in an easy-to-use agency service portal, including customer service, marketing and claim functionality; for example, online eBill services allow customers to pay bills and view billing history online. Agencies can also choose to shift the on-going core service responsibility for our customers to one of our four Customer Care Centers, where we function as an extension of an agency's servicing operation by providing a comprehensive array of direct customer service needs, including response to billing and coverage inquiries, and policy changes. More than 1,000 agents take advantage of this service alternative.

     Personal Lines operates three single state companies in Massachusetts, New Jersey and Florida with products marketed virtually exclusively through independent agents. These states represented 20.4% of Personal Lines direct written premiums in 2001. The companies were established to manage difficult automobile environments in Massachusetts and New Jersey and property catastrophe exposure in Florida. Each company has dedicated resources in underwriting, claim, finance, legal and service functions. The establishment of these separate companies in these states limits the capital at risk.

     Personal Lines also markets through additional distribution channels, including sponsoring organizations such as employers and consumer associations, and joint marketing arrangements with other insurers. We handle the sales and service for these programs either through a sponsoring independent agent or through three of our call center locations. We are one of the leading providers of personal lines products to members of affinity groups. A number of well-known corporations endorse our product offerings to their employees primarily through a payroll deduction payment process. We have significant relationships with the majority of the American Automobile Association (AAA) clubs in the United States and other affinity groups that endorse our tailored offerings to their members. Since 1995, we have had a marketing agreement with GEICO to write the majority of GEICO's homeowners business, and to receive referrals from GEICO for new homeowners business. This agreement added historically profitable business and helped to geographically diversify the homeowners line of business.

     Our expense management practices and sophisticated underwriting segmentation allow us to offer a competitively priced product. In addition, we are leveraging these strengths and our service capabilities including prompt and efficient claims handling and a high level of automation, to expand the geographic distribution of Personal Lines products through our independent agents and additional distribution mechanisms.

     Pricing and Underwriting. Pricing levels for property and casualty insurance products by our Personal Lines are generally developed based upon the frequency and severity of estimated losses, the expenses of producing business and administering claims, and a reasonable allowance for profit. We have a disciplined approach to underwriting and risk management that emphasizes a profit orientation rather than a premium volume or market-share-oriented approach.

     We have developed a product management methodology that incorporates underwriting, claims, actuarial and product development disciplines. This approach is designed to maintain high quality underwriting and pricing discipline. Proprietary data is gathered and analyzed with respect to our Personal Lines business over many years. We use a variety of proprietary and vendor produced risk differentiation to facilitate our underwriting segmentation. These models use customer supplied and third-party data sources, including credit bureau data. Our Personal Lines product managers establish strict underwriting guidelines integrated with our filed pricing and rating plans, which enables us to streamline our risk selection and pricing.

     Pricing for personal automobile insurance is driven by changes in the frequency of claims and by inflation in the cost of automobile repairs, medical care and litigation of liability claims. As a result, the profitability of the business is largely dependent on promptly identifying and rectifying disparities between premium levels and expected claim costs, and obtaining approval of the state regulatory authorities for indicated rate changes.

     Pricing in the homeowners business is also driven by changes in the frequency of claims and by inflation in building supplies, labor costs and household possessions. Most homeowners policies offer, but do not require, automatic increases in coverage to reflect growth in replacement costs and property values. In addition to the normal risks associated with any multiple peril coverage, the profitability and pricing of homeowners insurance is affected by the incidence of natural disasters, particularly hurricanes, winter storms, wind and hail, earthquakes and tornadoes. In order to reduce our exposure to catastrophe losses, we have limited the writing of new homeowners business and selectively non-renewed existing homeowners business in some markets, tightened underwriting standards and implemented price increases in some catastrophe-prone areas, and instituted deductibles in hurricane and wind and hail prone areas. In California, we have an endorsement that reduces our exposure to catastrophic earthquake claims by increasing the deductible and limiting other policy coverages in the event of an earthquake loss. We use computer modeling techniques to assess our level of exposure to loss in hurricane and earthquake catastrophe-prone areas. Changes to methods of marketing and underwriting in coastal areas of Florida and New York, and in California are subject to state-imposed restrictions, which makes it more difficult for an insurer to significantly reduce exposures.

     Insurers writing property casualty policies are generally unable to increase rates until some time after the costs associated with coverage have increased, primarily as a result of state insurance rate regulation laws. The pace at which an insurer can change rates in response to competition or to increased costs depends, in part, on whether the applicable rate regulation law requires prior approval of a rate increase or notification to the regulator either before or after a rate increase is imposed. In states having prior approval laws, a rate must be approved by the regulator before it may be used by the insurer. In states having "file-and-use" laws, the insurer must file the rate with the regulator, but does not need to wait for approval before using it. A "use-and-file" law requires an insurer to file rates within a period of time after the insurer begins using the new rate. Approximately one-half of the states require prior approval of most rate changes.

     Independent agents either submit applications to our service centers for underwriting review, quote, and issuance or they utilize one of our automated quote and issue systems. Automated transactions are edited by our systems and issued if they conform to established guidelines. Exceptions are reviewed by underwriters in our business centers or agency managers. Retrospective audits are conducted by business center underwriters and agency managers, on a systematic sampling basis, across all of our independent agency generated business. Each agent is assigned to a specific employee or team of employees responsible for working with the agent on business plan development, marketing, and overall growth and profitability. We use agency level management information to analyze and understand results and to identify problems and opportunities.

     The Personal Lines products sold through additional marketing channels are underwritten by our employees. Underwriters work with our management on business plan development, marketing, and overall growth and profitability. Channel-specific production and claim information is used to analyze results and identify problems and opportunities.

     Geographic Distribution. The following table shows the distribution of Personal Lines' direct written premiums for the states that accounted for the majority of premium volume for the year ended December 31, 2001:

STATE                                                       % OF TOTAL
-----                                                       ----------
New York..................................................     20.9%
Texas.....................................................      8.2
Massachusetts.............................................      7.7
Pennsylvania..............................................      7.3
New Jersey................................................      6.5
Florida...................................................      6.2
Connecticut...............................................      5.2
Georgia...................................................      4.3
Virginia..................................................      4.2
North Carolina............................................      3.3
All Others(a).............................................     26.2
                                                              -----
     Total................................................    100.0%
                                                              =====

---------------
(a) No other single state accounted for 3.0% or more of the total direct written premiums written in 2001 by us.

CLAIMS MANAGEMENT

     Our claims management strategy and philosophy and their execution are critical to the success of our company, its operating results and to business retention. Claim payout and expense represent a substantial portion of every premium dollar we earn. Our strategy and philosophy are based on three core tenets:

     - fast and efficient fact-based claims management ultimately lowers losses for our customers and us;

     - advanced technology allows us to put extensive information into the hands of our front-line claims professionals and enables local and, if needed, on-site claim resolution; and

     - specialization of personnel and segmentation of claims by complexity, as indicated by severity and causation, allow us to focus our resources effectively.

     We give our field claims management teams, located in 44 offices in 33 states, authority and resources to address the needs of local customers, underwriters, agents and brokers across Commercial Lines and Personal Lines. Additional claim staffs are dedicated to each of the Personal Lines single state companies in Florida, Massachusetts and New Jersey as well as to the Commercial Lines' Bond and Gulf markets. In addition, investigative, technical and legal personnel work in specialized teams to better support similarly specialized field operations. This structure permits us to maintain the economies of scale of a larger, established company while enjoying the agility of a smaller company that can quickly respond to the needs of our customers, underwriters, agents and brokers. The home office provides additional support in the form of work flow design, quality management, information technology, advanced trend analysis, training, financial reporting and control, and human resources strategy.

     We employ claim adjusters, appraisers, investigators, staff attorneys, system specialists and training, management and support personnel in the claim department. Our employees manage over 90% of our claims. Approved external service providers and vendors, such as adjusters, appraisers, investigators and attorneys, are used primarily when the geographic location or other issues raised by a claim warrant that use. To be approved, these vendors must have a proven record and have demonstrated cost-consciousness and relevant technical skills. When approved for use, these resources are closely managed.

     Like the other functional specialties across Travelers, Claim Services uses advanced data, management information and analysis to drive superior results at all levels. This information assists us in reviewing our claim practices and results to evaluate and improve our performance. Our claim strategy is based primarily upon segmentation of claims, technical specialization, and speed of resolution. Innovation is a key to our competitive advantage. In 1999, we dedicated liability claim professionals to our construction market, pioneered the use of digital and wireless technology and Internet-based claim notification and expanded our "catastrophe van" fleet. Our proven catastrophe response strategy and our newly created catastrophe liability and workers' compensation claim handling teams were instrumental in our industry-leading response to the terrorist attack on September 11th. In 2000, we expanded the dedication of construction market claim handling to include workers' compensation claims and invested significant additional resources in our Major Case organization. In 2001, we built TravGlass(SM), an Internet-based network of pre-approved and customer or agent selected providers, to more effectively meet the automobile glass repair needs of our Personal Lines customers.

     Another acknowledged strategic advantage is TravComp(SM), a workers' compensation claim resolution and medical management program that assists adjusters in promptly investigating, validating or rejecting workers' compensation claims. Innovative medical and claims management technologies permit nurse, medical and claims professionals to share vital information that supports prompt investigation, effective return to work and resolution strategies. These new technologies, together with better matching of professional skills and authority to specific claim issues, have resulted in workers' compensation cases closing faster and with lower medical, wage replacement costs, and loss adjustment expenses. An integral part of our strategy and our obligations to our customers and shareholders is our leadership position in the continuing fight against insurance fraud.

     Environmental, asbestos and other cumulative injury claims are separately managed by our special liability group. See "-- Environmental, Asbestos and Other Cumulative Injury Claims."

REINSURANCE

     We reinsure a portion of the risks we underwrite in order to control our exposure to losses, stabilize earnings and protect capital resources. We cede to reinsurers a portion of these risks and pay premiums based upon the risk and exposure of the policies subject to this reinsurance. Reinsurance involves credit risk and is generally subject to aggregate loss limits. Although the reinsurer is liable to us to the extent of the reinsurance ceded, we remain liable as the direct insurer on all risks reinsured. Reinsurance recoverables are reported after allowances for uncollectible amounts. We also hold collateral, including escrow funds and letters of credit, under reinsurance agreements. We monitor the financial condition of reinsurers on an ongoing basis, and review our reinsurance arrangements periodically. Reinsurers are selected based on their financial condition, business practices and the price of their product offerings. For additional information concerning reinsurance, see note 5 to our consolidated financial statements included in this prospectus.

     We utilize a variety of reinsurance agreements to control our exposure to large property and casualty losses. We utilize the following types of reinsurance:

     - facultative reinsurance, in which reinsurance is provided for all or a portion of the insurance provided by a single policy and each policy reinsured is separately negotiated;

     - treaty reinsurance, in which reinsurance is provided for a specified type or category of risks; and

     - catastrophe reinsurance, in which we are indemnified for an amount of loss in excess of a specified retention with respect to losses resulting from a catastrophic event.

     The following presents our top five reinsurers, except Lloyd's of London which is discussed in more detail below, by reinsurance recoverables at December 31, 2001 (in millions):

                                             REINSURANCE
REINSURER                                    RECOVERABLES    A.M. BEST RATING OF REINSURER
---------                                    ------------    -----------------------------
American Re-Insurance Company..............      $706        A++     highest of 16 ratings
General Reinsurance Corporation............       639        A++     highest of 16 ratings
Employers Reinsurance Corporation..........       313        A++     highest of 16 ratings
Swiss Reinsurance America Corporation......       282        A++     highest of 16 ratings
Transatlantic Reinsurance Company..........       224        A++     highest of 16 ratings

     As of December 31, 2001, we had reinsurance recoverables from Lloyd's of $624 million. In 1996, Lloyd's restructured its operations with respect to claims for years prior to 1993 and reinsured these into Equitas Limited, which is currently unrated. Approximately $248 million of our Lloyd's reinsurance recoverables at December 31, 2001 relates to Equitas liabilities. The remaining recoverables of $376 million are from the continuing market of Lloyd's, which is rated A- (4th highest of 16 ratings) by A.M. Best.

     The impact of Lloyd's restructuring on the collectibility of amounts recoverable by us from Lloyd's cannot be quantified at this time. We believe that it is possible that an unfavorable impact on collectibility could have a material adverse effect on our operating results in a future period. However, we believe that it is not likely that the outcome of these matters would have a material adverse effect on our financial condition or liquidity.

     At December 31, 2001, we had $11.0 billion in reinsurance recoverables. Of this amount, $2.1 billion is for mandatory pools and associations that relate primarily to workers' compensation service business and have the obligation of the participating insurance companies on a joint and several basis supporting these cessions. Also, $2.4 billion is attributable to structured settlements relating primarily to personal injury claims, for which we have purchased an annuity and remain contingently liable in the event of a default by the company issuing the annuity. Of the remaining $6.5 billion ceded to reinsurers at December 31, 2001, $770 million is attributable to environmental, asbestos and other cumulative injury claims and the remainder principally reflects reinsurance in support of ongoing business. In addition, at December 31, 2001, $599 million of reinsurance recoverables were collateralized by letters of credit, trust agreements and escrow funds.

  CURRENT NET RETENTION POLICY

     The descriptions below relate to our reinsurance arrangements in effect after January 1, 2002. For third-party liability, including automobile no-fault, the reinsurance agreements used by Commercial Accounts limit the net retention to a maximum of $8.2 million per insured, per occurrence and those used by Select Accounts limit the net retention to a maximum of $6.4 million per insured, per occurrence. National Accounts utilizes reinsurance to limit net retained policy limits on third-party coverages to $6.0 million. Gulf utilizes various reinsurance mechanisms and has limited its net retention to a maximum of $5.5 million per risk for any line of business. For commercial property insurance, there is a $7.5 million maximum retention per risk with 100% reinsurance coverage for risks with higher limits. The reinsurance agreement in place for workers' compensation policies written by Commercial Accounts, National Accounts, Select Accounts, and some segments of the residual market business within National Accounts and Gulf cover 75% of each loss between $10 million and $20 million. Personal Lines retains the first $5 million of umbrella policies and purchases facultative reinsurance for limits over $5 million. For personal property insurance, there is a $6 million maximum retention per risk. For executive liability products such as errors and omissions liability, directors' and officers' liability, employment practices liability and blended insurance products, Bond generally retains from $2 million up to $5 million per risk. For surety protection, Bond generally retains up to $29.7 million per principal which may be increased based on the type of obligation and other credit risk factors. We review our retention policy on an ongoing basis.

  CATASTROPHE REINSURANCE

     We utilize reinsurance agreements with nonaffiliated reinsurers to control our exposure to losses resulting from one occurrence. For the accumulation of net property losses arising out of one occurrence, reinsurance agreements cover 67% of total losses between $450 million and $750 million. For multiple workers' compensation losses arising from a single occurrence, reinsurance agreements cover 100% of losses between $20 million and $250 million and, for workers' compensation losses caused by property perils, reinsurance agreements cover 67% of losses between $450 million and $750 million. We review our risk and catastrophe coverages at least quarterly and make changes we deem appropriate.

  FLORIDA REINSURANCE FUND

     We also participate in the Florida Hurricane Catastrophe Fund, or FHCF, which is a state-mandated catastrophe reinsurance fund that provides reimbursement to insurers for a portion of their future catastrophic hurricane losses. FHCF is primarily funded by premiums from insurance companies that write residential property business in Florida and, if insufficient, assessments on insurance companies that write other property and casualty insurance, excluding workers' compensation. FHCF's resources are limited to these contributions and to its borrowing capacity at the time of a significant catastrophe in Florida. There can be no assurance that these resources will be sufficient to meet the obligations of FHCF.

     Our recovery of less than contracted amounts from FHCF could have a material adverse effect on our results of operations in the event of a significant catastrophe in Florida. However, we believe that it is not likely that such an event would have a material adverse effect on our financial condition or liquidity.

RESERVES

     Property and casualty loss reserves are established to account for the estimated ultimate unpaid costs of loss and loss adjustment expenses for claims that have been reported but not yet settled and claims that have been incurred but not reported. We establish reserves by major product line, coverage and year.

     The process of estimating loss reserves is imprecise due to a number of variables. These variables are affected by both internal and external events such as changes in claims handling procedures, inflation, judicial trends and legislative changes. Many of these items are not directly quantifiable, particularly on a prospective basis. Additionally, there may be significant reporting lags between the occurrence of the insured event and the time it is actually reported to the insurer. We continually refine reserve estimates in a regular ongoing process as historical loss experience develops and additional claims are reported and settled. We reflect adjustments to reserves in the results of operations in the periods in which the estimates are changed. In establishing reserves, we take into account estimated recoveries for reinsurance, salvage and subrogation. The reserves are also reviewed periodically by a qualified actuary employed by us.

     We derive estimates for unreported claims and development on reported claims principally from actuarial analyses of historical patterns of loss development by accident year for each type of exposure and market segment. Similarly, we derive estimates of unpaid loss adjustment expenses principally from actuarial analyses of historical development patterns of the relationship of loss adjustment expenses to losses for each line of business and type of exposure. For a description of our reserving methods for environmental and asbestos claims, see "-- Environmental, Asbestos and Other Cumulative Injury Claims."

  DISCOUNTING

     The liability for losses for some long-term disability payments under workers' compensation insurance and workers' compensation excess insurance has been discounted using a maximum interest rate of 5%. At December 31, 2001, 2000 and 1999, the combined amounts of discount on our balance sheets were $792 million, $800 million and $832 million, respectively.

     The table at the end of this section sets forth the year-end reserves from 1991 through 2001 and the subsequent changes in those reserves, presented on a historical basis. Accordingly, the original estimates, cumulative amounts paid and reestimated reserves in the table for the years 1991 to 1995 have not been restated to reflect the acquisition of Aetna's property and casualty insurance subsidiaries. Beginning in 1996, the table includes the reserve activity of Aetna. The data in the table is presented in accordance with reporting requirements of the Securities and Exchange Commission. Care must be taken to avoid misinterpretation by those unfamiliar with this information or familiar with other data commonly reported by the insurance industry. The accompanying data is not accident year data, but rather a display of 1991 to 2001 year-end reserves and the subsequent changes in those reserves.

     For instance, the "cumulative deficiency or redundancy" shown in the accompanying table for each year represents the aggregate amount by which original estimates of reserves as of that year-end have changed in subsequent years. Accordingly, the cumulative deficiency for a year relates only to reserves at that year-end and those amounts are not additive. Expressed another way, if the original reserves at the end of 1991 included $4 million for a loss that is finally paid in 2001 for $5 million, the $1 million deficiency (the excess of the actual payment of $5 million over the original estimate of $4 million) would be included in the cumulative deficiencies in each of the years 1991 to 2000 shown in the accompanying table.

  OTHER FACTORS

     Various factors may distort the re-estimated reserves and cumulative deficiency or redundancy shown in the accompanying table. For example, a substantial portion of the cumulative deficiencies shown in the accompanying table arise from claims on policies written prior to the mid-1970s involving liability exposures such as environmental, asbestos and other cumulative injury claims. In the post-1984 period, we have developed more stringent underwriting standards and policy exclusions and have significantly contracted or terminated the writing of these risks. See "-- Environmental, Asbestos and Other Cumulative Injury Claims." General conditions and trends that have affected the development of these liabilities in the past will not necessarily recur in the future.

     Other factors that affect the data in the accompanying table include the discounting of workers' compensation reserves and the use of retrospectively rated insurance policies. To the extent permitted under applicable accounting practices, workers' compensation reserves are discounted to reflect the time value of money, due to the relatively long time period over which these claims are to be paid. Apparent deficiencies will continue to occur as the discount on these workers' compensation reserves is accreted at the appropriate interest rates. Also, a portion of National Accounts business is underwritten with retrospectively rated insurance policies in which the ultimate loss experience is primarily borne by the insured. For this business, increases in loss experience result in an increase in reserves, and an offsetting increase in amounts recoverable from insureds. Likewise, decreases in loss experience result in a decrease in reserves, and an offsetting decrease in amounts recoverable from these insureds. The amounts recoverable on these retrospectively rated policies mitigate the impact of the cumulative deficiencies or redundancies on our earnings but are not reflected in the accompanying table.

     Because of these and other factors, it is difficult to develop a meaningful extrapolation of estimated future redundancies or deficiencies in loss reserves from the data in the accompanying table.

     The differences between the reserves for loss and loss adjustment expenses shown in the accompanying table, which is prepared in accordance with accounting principles generally accepted in the United States of America, and those reported in our annual reports filed with state insurance departments, which are prepared in accordance with statutory accounting practices, were $(17) million, $9 million and $38 million for 2001, 2000 and 1999, respectively.

                                                            YEAR ENDED DECEMBER 31,
                                 -----------------------------------------------------------------------------
                                 1991(a)   1992(a)   1993(a)   1994(a)   1995(a)   1996(b)   1997(b)   1998(b)
                                 -------   -------   -------   -------   -------   -------   -------   -------
                                                             (DOLLARS IN MILLIONS)
Reserves for Loss and Loss
  Adjustment Expense Originally
  Estimated:...................  $8,360    $8,955    $ 9,319   $ 9,712   $10,090   $21,816   $21,406   $20,763
Cumulative amounts paid as of
  One year later...............   1,869     2,005      1,706     1,595     1,521     3,704     4,025     4,159
  Two years later..............   3,161     3,199      2,843     2,631     2,809     6,600     6,882     6,879
  Three years later............   4,041     4,063      3,610     3,798     3,903     8,841     8,850     9,006
  Four years later.............   4,706     4,662      4,563     4,676     4,761    10,355    10,480
  Five years later.............   5,182     5,465      5,274     5,388     5,322    11,649
  Six years later..............   5,878     6,078      5,882     5,855     5,842
  Seven years later............   6,421     6,618      6,289     6,324
  Eight years later............   6,913     6,983      6,718
  Nine years later.............   7,250     7,383
  Ten years later..............   7,623
Reserves re-estimated as of
  One year later...............   8,362     9,058      9,270     9,486     9,848    21,345    21,083    20,521
  Two years later..............   8,637     9,139      9,234     9,310     9,785    21,160    20,697    20,172
  Three years later............   8,906     9,183      9,108     9,395     9,789    20,816    20,417    19,975
  Four years later.............   9,026     9,189      9,271     9,427     9,735    20,664    20,168
  Five years later.............   9,123     9,405      9,298     9,463     9,711    20,427
  Six years later..............   9,367     9,440      9,349     9,441     9,661
  Seven years later............   9,396     9,508      9,370     9,445
  Eight years later............   9,477     9,555      9,374
  Nine years later.............   9,537     9,569
  Ten years later..............   9,568
Cumulative deficiency
  (redundancy).................   1,208       614         55      (267)     (429)   (1,389)   (1,238)     (788)
Gross liability -- end of
  year.........................                      $14,638   $15,013   $15,213   $30,969   $30,138   $29,411
Reinsurance recoverables.......                        5,319     5,301     5,123     9,153     8,732     8,648
                                                     -------   -------   -------   -------   -------   -------
Net liability -- end of year...                      $ 9,319   $ 9,712   $10,090   $21,816   $21,406   $20,763
                                                     =======   =======   =======   =======   =======   =======
Gross reestimated
  liability -- latest..........                      $14,742   $15,029   $14,633   $29,411   $28,658   $28,573
Reestimated reinsurance
  Recoverables -- latest.......                        5,368     5,584     4,972     8,984     8,490     8,598
                                                     -------   -------   -------   -------   -------   -------
Net reestimated
  liability -- latest..........                      $ 9,374   $ 9,445   $ 9,661   $20,427   $20,168   $19,975
                                                     =======   =======   =======   =======   =======   =======
Gross cumulative deficiency
  (redundancy).................                      $   104   $    16   $  (580)  $(1,558)  $(1,480)  $  (838)
                                                     =======   =======   =======   =======   =======   =======

                                    YEAR ENDED DECEMBER 31,
                                 ------------------------------
                                 1999(b)   2000(b)    2001(c)
                                 -------   -------   ----------
                                     (DOLLARS IN MILLIONS)
Reserves for Loss and Loss
  Adjustment Expense Originally
  Estimated:...................  $19,983   $19,435    $20,197
Cumulative amounts paid as of
  One year later...............    4,082     4,374
  Two years later..............    6,957
  Three years later............
  Four years later.............
  Five years later.............
  Six years later..............
  Seven years later............
  Eight years later............
  Nine years later.............
  Ten years later..............
Reserves re-estimated as of
  One year later...............   19,736    19,394
  Two years later..............   19,600
  Three years later............
  Four years later.............
  Five years later.............
  Six years later..............
  Seven years later............
  Eight years later............
  Nine years later.............
  Ten years later..............
Cumulative deficiency
  (redundancy).................     (383)      (41)
Gross liability -- end of
  year.........................  $28,854   $28,312    $30,617
Reinsurance recoverables.......    8,871     8,877     10,420
                                 -------   -------    -------
Net liability -- end of year...  $19,983   $19,435    $20,197
                                 =======   =======    =======
Gross reestimated
  liability -- latest..........  $28,555   $28,630
Reestimated reinsurance
  Recoverables -- latest.......    8,955     9,236
                                 -------   -------
Net reestimated
  liability -- latest..........  $19,600   $19,394
                                 =======   =======
Gross cumulative deficiency
  (redundancy).................  $  (299)  $   318
                                 =======   =======

---------------
(a) Excludes Aetna P&C reserves which were acquired on April 2, 1996. Accordingly, the reserve development (net reserves for loss and loss adjustment expense recorded at the end of the year, as originally estimated, less net reserves reestimated as of subsequent years) relates only to losses recorded by us and does not include reserve development recorded by Aetna P&C.

(b) Includes Aetna P&C gross reserves of $16,775 million and net reserves of $11,752 million which were acquired on April 2, 1996 and subsequent development recorded by Aetna P&C.

(c) Includes reserves of The Northland Company and its subsidiaries and Associates Lloyds Insurance Company which were acquired on October 1, 2001 by us from Citigroup. Also includes reserves of CitiCapital Insurance Company, formerly known as Associates Insurance Company, which was contributed to us by Citigroup on October 3, 2001. These reserves total $623 million.

STATUTORY COMBINED RATIO INFORMATION

     The statutory combined ratio is an industry measurement of the results of property and casualty insurance underwriting. This ratio is the sum of the ratio of incurred losses and loss adjustment expenses to net premiums earned, referred to as the loss and LAE ratio, the ratio of underwriting expenses incurred to net premiums written, referred to as the underwriting expense ratio, and, where applicable, the ratio of dividends to policyholders to net premiums earned. A combined ratio under 100% generally indicates an underwriting profit; a combined ratio over 100% generally indicates an underwriting loss. However, investment income, federal income taxes and other non-underwriting income or expenses, such as installment fee income, are not reflected in the statutory combined ratio. The profitability of property and casualty insurance companies depends on income from underwriting, investment and service operations. Lines of business where claims are paid out over a longer period of time, or long-tail, such as workers' compensation, also provide investment income over a longer period of time and therefore can be profitable at higher combined ratios than lines where claims are paid out over a shorter period, or short-tail. Insurers with a high proportion of long-tail policies will generally have higher combined ratios than insurers with more short-tail business.

     The ratios shown in the table below are computed based upon statutory accounting practices, not GAAP. For information on GAAP combined ratios, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                           STATUTORY COMBINED RATIOS

                                                                 YEAR ENDED DECEMBER 31,
                                                                -------------------------
                                                                2001      2000      1999
                                                                -----     -----     -----
Commercial Lines:
  Loss and LAE ratio........................................     83.4%     76.0%     77.9%
  Underwriting expense ratio................................     28.7      27.8      30.7
  Combined ratio before policyholder dividends..............    112.1(a)  103.8(b)  108.6(c)
  Combined ratio............................................    112.6     104.5     109.7
Personal Lines:
  Loss and LAE ratio........................................     77.0%     73.8%     70.0%
  Underwriting expense ratio................................     25.3      25.9      26.7
  Combined ratio............................................    102.3(a)   99.7      96.7(c)
Total Company:
  Loss and LAE ratio........................................     80.7%     75.1%     74.3%
  Underwriting expense ratio................................     27.3      27.0      28.8
  Combined ratio before policyholder dividends..............    108.0(a)  102.1(b)  103.1(c)
  Combined ratio............................................    108.3     102.5     103.7

---------------
(a) Includes the impact of the terrorist attack on September 11th. Excluding the impact of this event, the statutory combined ratio before policyholder dividends for Commercial Lines, Personal Lines and total company were 99.5%, 100.7% and 100.0%, respectively.

(b) 2000 includes a $131 million adjustment associated with the acquisition of the Reliance Surety business. Excluding this transaction, the Commercial Lines combined ratio before policyholder dividends and total company combined ratio before policyholder dividends were 103.5% and 101.9%, respectively.

(c) Commercial Lines includes the treatment of the commutation of an asbestos liability to an insured. Excluding the commutation, the Commercial Lines combined ratio before policyholder dividends was 106.1%. Personal Lines includes an adjustment associated with the termination of a quota share reinsurance arrangement. Excluding the adjustment, the Personal Lines combined ratio was 96.5%. Excluding these items, total company combined ratio before policyholder dividends was 101.8%.

ENVIRONMENTAL, ASBESTOS AND OTHER CUMULATIVE INJURY CLAIMS

     Environmental, asbestos and other cumulative injury claims are segregated from other claims and are handled separately by our special liability group, a separate unit staffed by dedicated legal, claim, finance and engineering professionals. For additional information on environmental, asbestos and other cumulative injury claims, see "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

INTERCOMPANY REINSURANCE POOLS

     Most of our insurance subsidiaries are members of intercompany property and casualty reinsurance pooling arrangements. At December 31, 2001, the intercompany pools were the Travelers Property Casualty pool and the Northland pool. As of October 1, 2001, most of the Gulf companies were included in the Travelers Property Casualty pool. The Northland companies were acquired from an affiliate and they maintain their own reinsurance pool. Each of these reinsurance pools permits the participating companies to rely on the capacity of the entire pool rather than just on its own capital and surplus. Under the arrangements of each reinsurance pool, the members share substantially all insurance business that is written, with some exceptions for the Northland pool, and allocate the combined premiums, losses and expenses. Travelers Casualty and Surety Company of America, or Travelers C&S of America, does not participate in either pool and is dedicated to the Bond business. The Personal Lines single state companies are not included in any pool.

RATINGS


     The following table summarizes the current claims-paying and financial strength ratings of our property casualty insurance pools, CitiCapital and affiliates, Travelers C&S of America and some of our Personal Lines single state companies, by A.M. Best, Fitch Ratings, Moody's and Standard & Poor's as of December 31, 2001. The table also presents the position of each rating in the applicable agency's rating scale.



                                                                                                STANDARD &
                                         A.M. BEST       FITCH RATINGS         MOODY'S            POOR'S
                                      ---------------    --------------    ---------------    ---------------
Travelers Property Casualty
  pool(a)...........................  A++ (1st of 16)    AA (3rd of 24)    Aa2 (3rd of 21)    AA- (4th of 21)
Northland pool(b)...................   A+ (2nd of 16)    --                --                 --
CitiCapital and affiliates(c).......   A+ (2nd of 16)    --                --                 --
First Floridian Auto and Home Ins.
  Co................................  A   (3rd of 16)    AA (3rd of 24)    --                 --
First Trenton Indemnity Company.....  A   (3rd of 16)    AA (3rd of 24)    --                 --
The Premier Insurance Co. of MA.....  A   (3rd of 16)    AA (3rd of 24)    --                 --
Travelers C&S of America............  A++ (1st of 16)    AA (3rd of 24)    Aa2 (3rd of 21)    AA- (4th of 21)


---------------
(a) The Travelers Property Casualty pool consists of The Travelers Indemnity Company, Travelers Casualty and Surety Company, The Phoenix Insurance Company, The Standard Fire Insurance Company, Travelers Casualty and Surety Company of Illinois, Farmington Casualty Company, The Travelers Indemnity Company of Connecticut, The Automobile Insurance Company of Hartford, Connecticut, The Charter Oak Fire Insurance Company, The Travelers Indemnity Company of America, Travelers Commercial Casualty Company (formerly known as The Travelers Indemnity Company of Missouri), Travelers Casualty Company of Connecticut, Travelers Commercial Insurance Company, The Travelers Indemnity Company of Illinois, Travelers Property Casualty Insurance Company, TravCo Insurance Company, The Travelers Home and Marine Insurance Company, Travelers Personal Security Insurance Company, Travelers Property Casualty Insurance Company of Illinois, Travelers Excess and Surplus Lines Company, Gulf Insurance Company, Atlantic Insurance Company, Select Insurance Company and Gulf Underwriters Insurance Company.

(b) The Northland pool consists of Northland Insurance Company, Northfield Insurance Company, Northland Casualty Company, Mendota Insurance Company, Mendakota Insurance Company, American Equity Insurance Company, and American Equity Specialty Insurance Company.

(c) CitiCapital and affiliates consist of CitiCapital Insurance Company, Commercial Guaranty Insurance Company and Associates Lloyds Insurance Company. Commercial Guaranty Insurance Company and Associates Lloyds cede all of their business to CitiCapital Insurance Company. CitiCapital Insurance Company was formerly known as Associates Insurance Company.

INVESTMENTS

     Insurance company investments must comply with applicable laws and regulations which prescribe the kind, quality and concentration of investments. In general, these laws and regulations permit investments, within specified limits and subject to some qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common equity securities, mortgage loans, real estate and some other investments.

     At December 31, 2001, the carrying value of our investment portfolio was $32.6 billion, of which 88% was invested in fixed maturity investments and short-term investments (of which 38% was invested in federal, state or municipal government obligations), 1% in mortgage loans and real estate held for sale, 3% in common stocks and other equity securities and 8% in other investments. The average duration of the fixed maturity portfolio, including short-term investments, was 5.7 years at that date. Non-investment grade securities totaled approximately $1.7 billion, representing approximately 7% of our fixed maturity investment portfolio as of December 31, 2001.

     The following table sets forth information regarding our investments. It reflects the average amount of investments, net investment income earned and the yield thereon. See note 4 to our consolidated financial statements for information regarding our investment portfolio.

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               2001       2000       1999
                                                              -------    -------    -------
                                                                  (DOLLARS IN MILLIONS)
Average investments.........................................  $31,686    $30,299    $30,872
Net investment income.......................................  $ 2,034    $ 2,162    $ 2,093
Average yield(a)............................................     6.8%       7.5%       7.2%
Average tax equivalent yield(a).............................     7.7%       8.3%       8.0%

---------------
(a) Excluding realized and unrealized investment gains and losses.

DERIVATIVES

     See note 13 to our consolidated financial statements for a discussion of the policies and transactions related to our derivatives.

COMPETITION

     The property and casualty insurance industry is highly competitive in the areas of price, service, product offerings, agent relationships and, in the case of personal property and casualty business, method of distribution, i.e., use of independent agents, exclusive agents and/or salaried employees. According to A.M. Best, there are approximately 1,000 property casualty organizations in the United States, comprised of approximately 2,500 property casualty companies. Of those organizations, the top 150 accounted for approximately 90% of the consolidated industry's total net written premiums in 2000. Several property and casualty insurers writing commercial lines of business, including us, offer products for alternative forms of risk protection in addition to traditional insurance products. These products, including large deductible programs and various forms of self-insurance that utilize captive insurance companies and risk retention groups, have been instituted in reaction to the escalating cost of insurance caused in part by increased costs from workers' compensation cases and jury awards in third-party liability cases.

  COMMERCIAL LINES

     The insurance industry is represented in the commercial lines marketplace by many insurance companies of varying size as well as other entities offering risk alternatives such as self-insured retentions or captive programs. Market competition works to set the price charged for insurance products and the level of service provided within the insurance regulatory framework. Growth is driven by a company's ability to provide insurance and services at a price that is reasonable and acceptable to the customer. In addition, the marketplace is affected by available capacity of the insurance industry as measured by policyholders' surplus. Surplus expands and contracts primarily in conjunction with profit levels generated by the industry. Growth in premium and service business is also measured by a company's ability to retain existing customers and to attract new customers.

     The National Accounts market is highly competitive and its business is typically written through national brokers and, to a lesser extent, regional brokers. Insurance companies compete in this market based on price, product offerings, claim and loss prevention services, managed care cost containment and risk management information systems. National Accounts also offers a large nationwide network of localized claim service centers which provide greater flexibility in claims adjusting and allow us to more quickly respond to the needs of our customers. Our residual market business also competes for state contracts to provide claims and policy management services. These contracts, which generally have three-year terms, are selected by state agencies through a bid process based on the quality of service and price. We service approximately 35% of the total workers' compensation assigned risk market, making us one of the largest servicing insurers in the industry.

     The Commercial Accounts market is highly competitive. Commercial Accounts business has historically been written through independent agents and brokers, although some companies use direct writing. Competitors in this market are primarily national property casualty insurance companies willing to write most classes of business using traditional products and pricing and, to a lesser extent, regional insurance companies and companies that have developed niche programs for specific industry segments. Companies compete on price, product offerings, response time in policy issuance and claim and loss prevention services. Additionally, reduced overhead and improved efficiency through automation and response time to customer needs are key to success in this market. The construction business has become a focused industry market for several large insurance companies. Construction market business is written through agents and brokers. Insurance companies compete in this market based upon price, product offerings and claim and risk management service. We utilize our specialized underwriters, engineers, and claim handlers, who have extensive experience and knowledge of the construction industry, to work with customers, agents and brokers to compete effectively in this market. We also utilize dedicated units to tailor insurance programs to unique insurance needs. These units are boiler and machinery, commercial agribusiness, inland and ocean marine, trucking industry and national large commercial property.

     The Select Accounts market is highly competitive and is typically written through independent agents and, to a lesser extent, regional brokers. Both national and regional property casualty insurance companies compete in the Select Accounts market which is generally comprised of lower hazard, "main street" business customers. Risks are underwritten and priced using standard industry practices and a combination of proprietary and standard industry product offerings. Competition in this market is primarily based on price, product offerings and response time in policy services. We have established a strong marketing relationship with our distribution network and have provided it with defined underwriting policies, a broad array of products, competitive prices and one of the most efficient automated environments in the industry. In addition, we have established a centralized service center to help agents perform many back-office functions, in return for a fee. Our overall service platform is one of the strongest in the small business commercial market.

     Bond competes in the highly competitive surety and executive liability marketplaces. Bond's reputation for timely and consistent decision-making, a nationwide network of local underwriting, claims and industry experts and strong producer and customer relationships as well as its ability to offer its customers a full range of financial services products, enable it to compete effectively. Bond's ability to cross-sell its products to customers of Commercial Lines and Personal Lines provides further competitive advantages for us. Bond's focus is to manage individual and aggregate risk in this challenging economic environment.

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

     The market in which Gulf competes includes small to mid-size niche companies that target some lines of insurance and larger, multi-line companies that focus on various segments of the specialty accounts market. Gulf's business is generally written through wholesale brokers and retail agents and brokers throughout the United States. It derives a competitive advantage through its underwriting practices, claim-handling expertise, low expense levels and broad product offering base.

  PERSONAL LINES

     Personal lines insurance is written by hundreds of insurance companies of varying sizes. Although national companies write the majority of the business, we also face competition from local or regional companies which often have a competitive advantage because of their knowledge of the local marketplace and their relationship with local agents. We believe that the principal competitive factors are price, service, perceived stability of the insurer and name recognition. We also compete for business within each of the independent agencies. These agencies also offer policies of competing independent agency companies. At the agency level, we believe that competition is primarily based on price and the level of service, including claims handling, as well as the level of automation and the development of long-term relationships with individual agents. We also compete with insurance companies that use captive agents or salaried employees to sell their products. In addition to its traditional independent agency distribution, Personal Lines has broadened its distribution of Personal Lines products by marketing to sponsoring organizations, including employee and affinity groups, and through joint marketing arrangements with other insurers. We believe that our continued focus on expense management practices and our underwriting segmentation abilities enable us to price our products competitively in all of our distribution channels.

REGULATION

  STATE REGULATION

     Our insurance subsidiaries are subject to regulation in the various states and jurisdictions in which they transact business. The extent of regulation varies, but generally derives from statutes that delegate regulatory, supervisory and administrative authority to a department of insurance in each state. The regulation, supervision and administration relate, among other things, to standards of solvency that must be met and maintained, the licensing of insurers and their agents, the nature of and limitations on investments, premium rates, restrictions on the size of risks that may be insured under a single policy, reserves and provisions for unearned premiums, losses and other obligations, deposits of securities for the benefit of policyholders, approval of policy forms and the regulation of market conduct, including the use of credit information in underwriting as well as other underwriting and claims practices. In addition, many states have enacted variations of competitive rate-making laws, which allow insurers to set certain premium rates for certain classes of insurance without having to obtain the prior approval of the state insurance department. State insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to the financial condition of companies and other matters. Financial examinations completed in the past three years have not resulted in any adjustments to statutory surplus and pending financial and market conduct examinations have not identified any material findings to date. At the present time, our insurance subsidiaries are collectively licensed to transact insurance business in all states, the District of Columbia, Guam, Puerto Rico, Bermuda, and the U.S. Virgin Islands, as well as Canada and the United Kingdom.

  INSURANCE HOLDING COMPANY STATUTES

     Although as a holding company, we are not regulated as an insurance company, we own capital stock in insurance subsidiaries and therefore are subject to state insurance holding company statutes, as well as certain other laws, of each of the states of domicile of our insurance subsidiaries. All holding company statutes, as well as other laws, require disclosure and, in some instances, prior approval of material transactions between an insurance company and an affiliate. The holding company statutes as well as other laws also require, among other things, prior approval of an acquisition of control of a domestic insurer, some transactions between affiliates and the payment of extraordinary dividends or distributions.

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

  INSURANCE REGULATION CONCERNING DIVIDENDS


     Our principal insurance subsidiaries are domiciled in the State of Connecticut. The insurance holding company law of Connecticut applicable to our subsidiaries requires notice to, and approval by, the state insurance commissioner for the declaration or payment of any dividend that to our subsidiaries, together with other distributions made within the preceding twelve months exceeds the greater of 10% of the insurer's surplus as of the preceding December 31, or the insurer's net income for the twelve-month period ending the preceding December 31, in each case determined in accordance with statutory accounting practices. This declaration or payment is further limited by adjusted unassigned surplus, as determined in accordance with statutory accounting practices. The insurance holding company laws of other states in which our insurance subsidiaries are domiciled generally contain similar, although in some instances somewhat more restrictive, limitations on the payment of dividends. During 2002, a significant portion of dividends from our insurance subsidiaries is likely to be subject to approval from the Connecticut Insurance Department, depending upon the amount and timing of the payments.


  ASSESSMENTS FOR GUARANTY FUNDS AND SECOND-INJURY FUNDS AND OTHER MANDATORY POOLING ARRANGEMENTS

     Virtually all states require insurers licensed to do business in their state to bear a portion of the loss suffered by some insureds as a result of the insolvency of other insurers. Depending upon state law, insurers can be assessed an amount that is generally equal to between 1% and 2% of premiums written for the relevant lines of insurance in that state each year to pay the claims of an insolvent insurer. Part of these payments are recoverable through premium rates, premium tax credits or policy surcharges. Significant increases in assessments could limit the ability of our insurance subsidiaries to recover such assessments through tax credits or other means. In addition, there have been some legislative efforts to limit or repeal the tax offset provisions, which efforts, to date, have been generally unsuccessful. These assessments are expected to increase in the future as a result of recent insolvencies.

     Many states have laws that established second-injury funds to provide compensation to injured employees for aggravation of a prior condition or injury. Insurers writing workers' compensation in those states having second-injury funds are subject to the laws creating the funds, including the various funding mechanisms that those states have adopted to fund the second-injury funds. Several of the states having larger second-injury funds utilize a premium surcharge that effectively passes the cost of the fund to policyholders. Other states assess the insurer based on paid losses and allow the insurer to recoup the assessment through future premium rates.

     Our insurance subsidiaries are also required to participate in various involuntary assigned risk pools, principally involving workers' compensation and automobile insurance, which provide various insurance coverages to individuals or other entities that otherwise are unable to purchase that coverage in the voluntary market. Participation in these pools in most states is generally in proportion to voluntary writings of related lines of business in that state. In the event that a member of that pool becomes insolvent, the remaining members assume an additional pro rata share of the liabilities of the pool. The underwriting results of these pools traditionally have been unprofitable. Combined earned premiums related to such pools and assigned risks for us were $144 million, $117 million and $134 million in 2001, 2000 and 1999, respectively. The related combined underwriting losses for us were $48 million, $53 million and $20 million in 2001, 2000 and 1999, respectively.

     Proposed legislation and regulatory changes have been introduced in the states from time to time that would modify some of the laws and regulations affecting the financial services industry, including the use of information. The potential impact of that legislation on our businesses cannot be predicted at this time.

  INSURANCE REGULATIONS CONCERNING CHANGE OF CONTROL

     Many state insurance regulatory laws intended primarily for the protection of policyholders contain provisions that require advance approval by state agencies of any change in control of an insurance company that is domiciled, or, in some cases, having substantial business that it is deemed to be commercially domiciled, in that state. We own, directly or indirectly, all of the shares of stock of property and casualty insurance companies domiciled in the states of Arizona, California, Connecticut, Delaware, Florida, Illinois, Indiana, Iowa, Massachusetts, Minnesota, Missouri, New Jersey and Texas. "Control" is generally presumed to exist through the ownership of 10% (5% in the case of Florida) or more of the voting securities of a domestic insurance company or of any company that controls a domestic insurance company. Any purchaser of shares of common stock representing 10% (5% in the case of Florida) or more of the voting power of our capital stock will be presumed to have acquired control of our domestic insurance subsidiaries unless, following application by that purchaser in each insurance subsidiary's state of domicile, the relevant insurance commissioner determines otherwise.

     In addition to these filings, the laws of many states contain provisions requiring pre-notification to state agencies prior to any change in control of a non-domestic insurance company admitted to transact business in that state. While these pre-notification statutes do not authorize the state agency to disapprove the change of control, they do authorize issuance of cease and desist orders with respect to the non-domestic insurer if it is determined that some conditions, such as undue market concentration, would result from the acquisition.

     Any future transactions that would constitute a change in control of any of our insurer subsidiaries would generally require prior approval by the insurance departments of the states in which our insurance subsidiaries are domiciled or commercially domiciled and may require preacquisition notification in those states that have adopted preacquisition notification provisions and in which such insurance subsidiaries are admitted to transact business.

     One of our insurance subsidiaries is domiciled in the United Kingdom. Insurers in the United Kingdom are subject to change of control restrictions in the Insurance Companies Act of 1982 including approval of the Financial Services Authority.

     Some of our other insurance subsidiaries are domiciled in, or authorized to conduct insurance business in, Canada. Authorized insurers in Canada are subject to change of control restrictions in Section 407 of the Insurance Companies Act, including approval of the Office of the Superintendent of Financial Institutions.

     These requirements may deter, delay or prevent transactions affecting the control of or the ownership of common stock, including transactions that could be advantageous to our shareholders.

  INSURANCE REGULATORY INFORMATION SYSTEM

     The NAIC Insurance Regulatory Information System (IRIS) was developed to help state regulators identify companies that may require special attention. The IRIS system consists of a statistical phase and an analytical phase whereby financial examiners review annual statements and financial ratios. The statistical phase consists of 12 key financial ratios based on year-end data that are generated from the NAIC database annually; each ratio has an established "usual range" of results. These ratios assist state insurance departments in executing their statutory mandate to oversee the financial condition of insurance companies.

     A ratio result falling outside the usual range of IRIS ratios is not considered a failing result; rather, unusual values are viewed as part of the regulatory early monitoring system. Furthermore, in some years, it may not be unusual for financially sound companies to have several ratios with results outside the usual ranges. Generally, an insurance company will become subject to regulatory scrutiny if it falls outside the usual ranges of four or more of the ratios. As published by the NAIC, 11% of the companies included in the IRIS system have reported results outside the usual range on four or more ratios.


     In each of 2001, 2000 and 1999, some of our insurance subsidiaries have been outside of the usual range of IRIS ratios. In 2001 and 2000, two of our principal subsidiaries had ratios outside the usual ranges. In 2001, The Travelers Indemnity Company had a liabilities to liquid asset ratio of 110%, which exceeded the usual result of 105%. This resulted from The Travelers Indemnity Company's acquisition of The Northland Company and the contribution of CitiCapital Insurance Company and affiliates, because these entities are not liquid assets for the purposes of calculating this ratio. Travelers Casualty and Surety

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


Company has an estimated current reserve deficiency to policyholders' surplus ratio of 26% which exceeded the usual result of 25%. The two factors which contributed to this result were the combining of the Travelers Property Casualty and Gulf Insurance intercompany reinsurance pools in 2001 and the decline in workers' compensation business volume in previous years. For 2000 Travelers Casualty and Surety Company of America had a change in net writings that was 138%, compared to the usual range of 33% to (33%). Travelers Casualty and Surety Company had a change in surplus ratio that was unusual (13%) compared to the usual range of 50% to (10%). For 2000, the change in net writings ratio for the Travelers Casualty and Surety Company of America was outside of the usual range due to the acquisition of the surety business of Reliance Group Holdings, Inc. by Travelers Casualty and Surety Company. Simultaneous with the recording of the business acquired, Travelers Casualty and Surety Company recognized the effects of the cross-business reinsurance agreement with Travelers Casualty and Surety Company of America. Travelers Casualty and Surety Company capitalized and nonadmitted costs to recognize the acquisition which, together with dividends paid to TIGHI, caused the change in surplus ratio for Travelers Casualty and Surety Company to be outside the usual range. For 1999, none of our principal insurance subsidiaries had ratios outside the usual range.


     In all of these instances in prior years, regulators have been satisfied upon follow-up that there is no problem. It is possible that similar events could occur this year or in the future; management believes that the resolution would be the same and no regulatory action is anticipated as a result of the 2001 IRIS ratio results. No regulatory action has been taken by any state insurance department or the NAIC with respect to IRIS ratios of any of our insurance subsidiaries for the years ended December 31, 2000 and 1999, respectively.

  RISK-BASED CAPITAL (RBC) REQUIREMENTS

     In order to enhance the regulation of insurer solvency, the NAIC has adopted a formula and model law to implement RBC requirements for most property and casualty insurance companies, which is designed to determine minimum capital requirements and to raise the level of protection that statutory surplus provides for policyholder obligations. The RBC formula for property and casualty insurance companies measures three major areas of risk facing property and casualty insurers:

     - underwriting, which encompasses the risk of adverse loss developments and inadequate pricing;

     - declines in asset values arising from market and/or credit risk; and

     - off-balance sheet risk arising from adverse experience from non-controlled assets, guarantees for affiliates or other contingent liabilities and reserve and premium growth.

     Under laws adopted by individual states, insurers having less total adjusted capital than that required by the RBC calculation will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy.

     The RBC law provides for four levels of regulatory action. The extent of regulatory intervention and action increases as the level of surplus to RBC falls. The first level, the company action level as defined by the NAIC, requires an insurer to submit a plan of corrective actions to the regulator if surplus falls below 200% of the RBC amount. The regulatory action level as defined by the NAIC requires an insurer to submit a plan containing corrective actions and requires the relevant insurance commissioner to perform an examination or other analysis and issue a corrective order if surplus falls below 150% of the RBC amount. The authorized control level, as defined by the NAIC, authorizes the relevant insurance commissioner to take whatever regulatory actions considered necessary to protect the best interest of the policyholders and creditors of the insurer which may include the actions necessary to cause the insurer to be placed under regulatory control, i.e., rehabilitation or liquidation, if surplus falls below 100% of the RBC amount. The fourth action level is the mandatory control level as defined by the NAIC, which requires the relevant insurance commissioner to place the insurer under regulatory control if surplus falls below 70% of the RBC amount.

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

     The formulas have not been designed to differentiate among adequately capitalized companies that operate with higher levels of capital. Therefore, it is inappropriate and ineffective to use the formulas to rate or to rank these companies. At December 31, 2001, all of our property and casualty insurance subsidiaries had total adjusted capital in excess of amounts requiring company or regulatory action at any prescribed RBC action level.

  FEDERAL REGULATION

     Citigroup is a bank holding company subject to the provisions of the Bank Holding Company Act of 1956 and is a Financial Holding Company under the Gramm-Leach-Bliley Act of 1999 which eliminated many legal barriers to affiliations among banks, insurers, securities firms and other financial services providers.

     Although the federal government does not generally regulate the business of insurance, other than flood insurance, federal initiatives often have an impact on the insurance industry. The Gramm-Leach-Bliley Act may have the effect of increasing competition in the insurance industry from other financial services providers. Other provisions of the Gramm-Leach-Bliley Act address privacy, uniform standards for the state licensing of insurance agents and conversion of mutual insurers to stock insurers.

EMPLOYEES

     At December 31, 2001, we had 20,199 full-time and 752 part-time employees. We believe that our employee relations are satisfactory. None of our employees is subject to collective bargaining agreements.

PROPERTIES


     We currently lease our executive offices, which are comprised of 1,030,000 square feet of office space in Hartford, Connecticut, from Citigroup. We also lease approximately 373,000 square feet of office space at CityPlace, located in Hartford, Connecticut, under a sublease that expires in March 2004 with respect to approximately 118,000 square feet and expires in October 2008 with respect to the balance of the premises, 93,500 square feet at 90 State House Square complex in Hartford, Connecticut, 79,400 square feet at 50/58 State House Square complex in Hartford, Connecticut. In addition, we lease 168 field and claim offices totaling approximately 4,717,000 square feet throughout the United States under leases or subleases with third parties. In addition, we currently lease approximately 575,000 square feet at Connecticut River Plaza pursuant to a lease expiring in August 2010. We are currently negotiating with Citigroup for the assignment or allocation of all or a portion of the lease. Approximately 440,000 square feet under this lease are subleased to a third party.



     We have agreed to purchase the six buildings that comprise our headquarters and various other properties from Citigroup for an aggregate purchase price of approximately $68.2 million. We have also agreed to exchange office space with other Citigroup affiliates and, as a result, will relocate our operations from the office space at CityPlace to the six buildings which now comprise of executive offices and assign the lease demising the CityPlace office space to Citigroup. The completion date of the exchange is anticipated to occur by the end of the first quarter of 2003.



     On September 1, 2001, we vacated the 50 Prospect Street complex in Hartford, Connecticut in order to undertake a complete renovation thereof over the next three years. Therefore, we have leased approximately 423,000 square feet of office space in Hartford, Connecticut to temporarily house the displaced operations.


     We believe our properties are adequate and suitable for our business as presently conducted and are adequately maintained.

LEGAL PROCEEDINGS

     This section describes the major pending legal proceedings, other than ordinary routine litigation incidental to the business, to which we or our subsidiaries are a party or to which any of our property is subject.

     Beginning in January 1997, various plaintiffs commenced a series of purported class actions and one multi-party action in various courts against some of our subsidiaries, dozens of other insurers and the

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

National Council on Compensation Insurance, or the NCCI. The allegations in the actions are substantially similar. The plaintiffs generally allege that the defendants conspired to collect excessive or improper premiums on loss-sensitive workers' compensation insurance policies in violation of state insurance laws, antitrust laws, and state unfair trade practices laws. Plaintiffs seek unspecified monetary damages. After several voluntary dismissals, refilings and consolidations, actions are currently pending in the following jurisdictions:
Georgia (Melvin Simon & Associates, Inc., et al. v. Standard Fire Insurance Company, et al.); Tennessee (Bristol Hotel Asset Company, et al. v. The Aetna Casualty and Surety Company, et al.); Florida (Bristol Hotel Asset Company, et al. v. Allianz Insurance Company, et al. and Bristol Hotel Management Corporation, et al. v. Aetna Casualty & Surety Company, et al.); New Jersey (Foodarama Supermarkets, Inc., et al. v. Allianz Insurance Company, et al.); Illinois (CR/PL Management Co., et al. v. Allianz Insurance Company Group, et al.); Pennsylvania (Foodarama Supermarkets, Inc. v. American Insurance Company, et al.); Missouri (American Freightways Corporation, et al. v. American Insurance Co., et al.); California (Bristol Hotels & Resorts, et al. v. NCCI, et al.); Texas (Sandwich Chef of Texas, Inc., et al. v. Reliance National Indemnity Insurance Company, et al.); Alabama (Alumax Inc., et al. v. Allianz Insurance Company, et al.); Michigan (Alumax, Inc., et al. v. National Surety Corp., et al.); Kentucky (Payless Cashways, Inc. et al. v. National Surety Corp. et al.); New York (Burnham Service Corp. v. American Motorists Insurance Company, et al.); and Arizona (Albany International Corp. v. American Home Assurance Company, et al.). We have vigorously defended all of these cases and intend to continue doing so.

     The trial courts have ordered dismissal of the California, Pennsylvania and New York cases, and partial dismissals of six others: those pending in Tennessee, New Jersey, Illinois, Missouri, Alabama and Arizona. The trial courts in Georgia, Kentucky, Texas, and Michigan have denied defendants' motions to dismiss. Plaintiffs' appeal from the California dismissal is pending, while the New York appellate court has affirmed dismissal in part and allowed plaintiffs to dismiss their remaining claims voluntarily. The Michigan, Pennsylvania and New Jersey courts have denied class certification, while the Texas court has granted class certification. The New Jersey appellate court denied plaintiffs' request to appeal. Defendants' appeal of the Texas class certification decision is pending.


     We provided surety bonds to affiliates of JPMorgan Chase in connection with performance obligations of two subsidiaries of Enron. We are in litigation (JPMorgan Chase Bank v. Liberty Mutual Insurance Company, et al.) in New York over whether we are obligated to perform under these bonds. In December 2001, Enron filed for Chapter 11 bankruptcy protection and JPMorgan Chase made claims against these bonds. The demand against us, based on our aggregate participation in the bonds, is approximately $266 million before any reinsurance, recoveries and taxes. In December 2001, all defendants filed answers and counterclaims to the complaint, and on December 31, 2001, the plaintiff filed a motion for summary judgment which was denied on March 5, 2002. We are vigorously defending the lawsuit and we believe that we have meritorious defenses.


     We are increasingly becoming subject to more aggressive asbestos-related litigation, and we expect this trend to continue. In October 2001, a purported class action suit (Wise v. Travelers) was filed against us and other insurers in state court in West Virginia alleging that our conduct violated the West Virginia Unfair Trade Practice Act. The case seeks to reopen large numbers of settled asbestos claims and to impose liability on insurers directly. The complaint seeks damages, including punitive damages. In addition, in November 2001, we received notice under an administrative process of another purported class action proceeding making similar allegations under Massachusetts insurance law. The plaintiffs seek damages, including punitive damages.

     In November 2001, plaintiffs in consolidated asbestos actions pending before a mass tort panel of judges in West Virginia state court moved to amend their complaint to name us as a defendant, alleging that we and other insurers breached duties to asbestos product end users. Plaintiffs seek damages, including punitive damages. These cases are scheduled for trial as early as June 2002. Petitions based on similar allegations have been filed in various courts in Louisiana.

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

     In the ordinary course of business, our subsidiaries receive claims asserting alleged injuries and damages from asbestos and other hazardous waste and toxic substances and are subject to related coverage litigation. The conditions surrounding the final resolution of these claims and the related litigation continue to change. Currently, it is not possible to predict legal and legislative changes and their impact on the future development of asbestos and environmental claims and litigation. This development will be affected by future court decisions and interpretations, as well as changes in applicable legislation. Because of these future unknowns, additional liabilities may arise for amounts in excess of the current related reserves. These additional amounts, or a range of these additional amounts, cannot now be reasonably estimated.


     We are defending our environmental- and asbestos-related litigation vigorously and believe that we have meritorious defenses. For a discussion of the risks involved with this litigation, see "Risk Factors -- Our business could be harmed because our potential exposure for asbestos claims and related litigation is very difficult to predict" and "Risk Factors -- Our business could be harmed because our potential exposure for environmental claims is very difficult to predict."


     We are involved in numerous other lawsuits, other than asbestos and environmental claims, arising mostly in the ordinary course of business operations either as a liability insurer defending third-party claims brought against insureds or as an insurer defending coverage claims brought against it. In the opinion of our management, the ultimate resolution of these legal proceedings would not be likely to have a material adverse effect on us.

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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the names, ages and positions of our directors and executive officers as of the date of this offering. Executive officers serve at the pleasure of the board of directors.

NAME                                 AGE                             OFFICE
----                                 ---   -----------------------------------------------------------
Robert I. Lipp.....................  63    Chairman of the board of directors, chief executive officer
Charles J. Clarke..................  66    President and a director
Douglas G. Elliot..................  41    Chief operating officer and a director
Diana E. Beecher...................  56    Chief information officer
Peter N. Higgins...................  54    Executive vice president -- Underwriting
Joseph P. Kiernan..................  61    Executive vice president -- Bond
Brian MacLean......................  48    Executive vice president -- Claim Services
Joseph P. Lacher, Jr. .............  32    Executive vice president -- Personal Lines
Jay S. Benet.......................  49    Chief financial officer and a director
James M. Michener..................  49    General counsel, secretary
Douglas K. Russell.................  44    Chief accounting officer

     Set forth below is information concerning our directors and executive officers as of the date of this prospectus.

     Robert I. Lipp is our chairman and chief executive officer and has been the chairman and chief executive officer of TIGHI since December 18, 2001. Mr. Lipp served as chairman of the board of TIGHI from 1996 to 2000 and from January 2001 to October 2001, and was the chief executive officer and president of TIGHI from 1996 to 1998. During 2000 he was a vice-chairman and member of the office of the chairman of Citigroup. He was chairman and chief executive officer -- Global Consumer Business of Citigroup from 1999 to 2000. From October 1998 to April 1999, he was co-chairman -- Global Consumer Business of Citigroup. From 1993 to 2000, he was our chairman and chief executive officer. From 1991 to 1998, he was a vice-chairman and director of Travelers Group Inc. and from 1991 to 1993, he was chairman and chief executive officer of CitiFinancial Credit Company. Prior to joining Citigroup in 1986, Mr. Lipp spent 23 years with Chemical New York Corporation. He is a member of the boards of Citigroup, Accenture Ltd. and Carnegie Hall, president of the New York City Ballet, a trustee of the Massachusetts Museum of Contemporary Art, a trustee of Williams College, and Chairman of Dance-On Inc.


     Charles J. Clarke is our president and a member of our board of directors and was chairman and chief executive officer of TIGHI just prior to December 18, 2001. Mr. Clarke had been our president from January 2001 to October 2001. Prior to that time he had been our vice chairman from January 1998 to January 2001. Mr. Clarke had been chief executive officer of Commercial Lines from January 1996 to January 1998 and was Chairman of Commercial Lines from 1990 to January 1996. He has held other executive and management positions with us for many years, and he has been with us since 1958.



     Douglas G. Elliot is our chief operating officer and a member of our board of directors and was president and chief operating officer of TIGHI just prior to December 18, 2001. Mr. Elliot was president and chief executive officer from October 2001 to December 2001. He was chief operating officer and president of Commercial Lines from September 2000 to October 2001, chief operating officer of Commercial Lines from August 1999 to September 2000 and senior vice president of Select Accounts from June 1996 to August 1999. He has held other executive and management positions with us for several years, and he has been with us since 1987.


     Diana E. Beecher is our chief information officer and has been chief information officer of TIGHI since July 1997. Ms. Beecher joined our company in 1995 as vice president for technical engineering. Prior to joining our company, Ms. Beecher served as senior vice president of brokerage operations for S.G.

Warburg & Co., Inc. and previously spent 13 years with Morgan Stanley & Co., Inc., serving in various positions in the technology and equity divisions. Ms. Beecher is a trustee of the Shippensburg University Foundation.


     Peter N. Higgins is our executive vice president -- Underwriting and chief executive officer of our Commercial Accounts Group. Mr. Higgins has been our chief underwriting officer since 2000 and chief executive officer of Commercial Accounts since 1996. He has been employed in this position and other executive and management positions with us or with our predecessors for several years, and he has been with us since 1969.


     Joseph P. Kiernan is our executive vice president -- Bond and has been TIGHI's president and executive vice president -- Bond since March 1996. From 1989 to March 1996, Mr. Kiernan was vice president of Aetna's bond business and has worked in the bond business lines at Aetna since 1963. From June 1995 to March 1996, Mr. Kiernan was vice president of standard Commercial Accounts of Aetna.

     Brian MacLean is our executive vice president -- Claim Services. Mr. MacLean served as president of Select Accounts from July 1999 to January 2002. He was chief financial officer for Commercial Lines from June 1996 to July 1999. Mr. MacLean was chief financial officer for Claim Services from March 1993 to June 1996 and has served in several other positions with us since 1988.


     Joseph P. Lacher, Jr. is our executive vice president -- Personal Lines. Prior to this position, Mr. Lacher served as senior vice president, product and actuarial for Personal Lines since April 2000. From April 1996 to April 2000 Mr. Lacher was chief financial officer Select Accounts. He has held other executive and management positions with us for several years, and he has been with us since 1991.



     Jay S. Benet is our chief financial officer and a member of our board of directors. Mr. Benet served from March 2001 to January 2002 as the worldwide head of financial planning, analysis, and reporting for Citigroup. Mr. Benet also served from April 2000 to March 2001 as chief financial officer for Citigroup's Global Consumer Europe, Middle East and Africa region. Prior to that, he served in various executive positions with Travelers Life & Annuity, including chief financial officer and executive vice president, Group Annuity from December 1998 to April 2000 and senior vice president Group Annuity from December 1996 to December 1998. Prior to joining Travelers Life & Annuity in 1990, Mr. Benet was a partner of Coopers & Lybrand (now known as PricewaterhouseCoopers) where he specialized in insurance.


     James M. Michener is our general counsel and secretary. In April 2001, Mr. Michener was appointed general counsel of Citigroup's Emerging Markets business. Prior to joining Emerging Markets, Mr. Michener was general counsel of Travelers Insurance. He began his career as a lawyer with our company and held several positions, including general counsel of the Managed Care and Employee Benefits Division. In 1994, Mr. Michener was appointed general counsel of The MetraHealth Companies, Inc. In 1996, after the sale of MetraHealth to United Healthcare Corporation, Mr. Michener rejoined our company as general counsel of TIGHI.

     Douglas K. Russell is our chief accounting officer and has been vice president, controller and chief accounting officer of TIGHI since July 1999. Mr. Russell has also served in several other positions at TIGHI since January 1997. Prior to joining TIGHI, Mr. Russell was director of financial reporting of both The MetraHealth Companies, Inc. from May 1995 to October 1995, and of United Healthcare Corporation, from October 1995 to December 1996. From 1979 to May 1995, Mr. Russell served in several positions at Ernst & Young LLP.

COMPOSITION OF BOARD; CLASSES OF DIRECTORS

     Our board of directors currently consists of four persons. NYSE rules require us to appoint at least two directors who are "independent," as defined under the rules of the NYSE within 90 days following the completion of this offering and an additional director who is "independent" within one year of the offering. We intend to appoint three "independent" directors as soon as possible, but in any event within the time period prescribed by the NYSE. Upon completion of this offering, our board of directors will be divided into three classes, denominated as class I, class II and class III. Members of each class will hold office for staggered three-year terms. At each annual meeting of our shareholders beginning in 2003, the successors to the directors whose term expires at that meeting will be elected to serve until the third annual meeting after their election or until their successor has been elected and qualified.

     Until Citigroup ceases to control at least 20% of the voting power of our outstanding voting securities or no longer owns at least 20% of the outstanding shares of common stock, the prior written consent of Citigroup will be required under our intercompany agreement for any change in the number of directors on our board of directors, the determination of the members of the board, and the filling of newly created vacancies on the board.

COMMITTEES OF THE BOARD OF DIRECTORS

     The standing committees of the board of directors are:

     The executive committee, which acts on behalf of the board if a matter requires board action before a meeting of the full board can be held except on matters that, under Connecticut law, cannot be delegated to a committee of the board of directors.

     The audit committee, which

     - reviews the audit plans and findings of the independent auditors and our internal audit and risk review staff, and the results of regulatory examinations and tracks management's corrective actions plans where necessary;


     - reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent auditors;



     - reviews our risk and control issues, compliance programs, and significant tax and legal matters;



     - recommends to the board the annual appointment of independent auditors and evaluates their independence and performance; and


     - reviews our risk management processes.

The members of the committee have not yet been appointed. We intend to appoint three or more "independent" directors, as defined under the rules of the NYSE, as soon as practicable, but in any event within the time period prescribed by the NYSE.


     The personnel, compensation and directors committee, which, among other things, evaluates our efforts to maintain effective corporate governance practices and identifies candidates for election to the board of directors. The committee will consider candidates suggested by directors or shareholders. Nominations from shareholders, properly submitted in writing to our secretary, will be referred to the committee for consideration. The committee reviews the compensation actions for senior management. The committee also approves broad-based and incentive compensation plans.



     The committee will also administer our various incentive compensation plans, including our 2002 stock incentive plan, our 2002 executive performance plan and our 2002 compensation plan for non-employee directors, which we collectively refer to as our compensation plans. The members of the committee have not yet been determined. The initial members of the committee, or if required, any subcommittee will be comprised so as to satisfy the requirements of rules under Section 16 of the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code of 1986, as amended. The committee will have the exclusive authority to grant options to purchase shares of our common stock and to grant other stock-based awards, in accordance with the terms of our incentive compensation plans, to Section 16(a) persons and covered executives and to administer various other elements of our incentive compensation plans covered by Section 162(m) of the Internal Revenue Code.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

  COMPENSATION OF DIRECTORS


     Directors' compensation is determined by the board. We plan to pay outside directors in common stock to assure that the directors have an ownership interest aligned with other shareholders. Outside directors will receive an annual retainer of $100,000, payable either 100% in common stock, or up to 50% in cash to cover taxes and the remainder in common stock. A director may defer receipt of his stock.


     Directors will receive no additional compensation for participation on board committees. Additional compensation for special assignments will be determined on a case-by-case basis.


     Directors who are our employees or employees of our affiliates do not receive any compensation for their services as directors. Directors will also receive an annual option grant of 5,000 shares.

  EXECUTIVE COMPENSATION


     The following table sets forth the compensation paid or awarded to our chief executive officers and to each of the persons who were the four most highly compensated executive officers in 2001 who will be continuing as executive officers following the completion of this offering. We refer to these seven individuals as our "named officers."


                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                              ANNUAL COMPENSATION (A)                     COMPENSATION AWARDS
                                      ----------------------------------------   -------------------------------------
                                                                                                            SECURITIES
                                                                                                            UNDERLYING
                                                                                 RESTRICTED   RESTRICTED    CITIGROUP
                                                                     OTHER         STOCK         STOCK        STOCK
                                                                     ANNUAL        AWARDS       AWARDS       OPTIONS
NAME AND PRINCIPAL POSITION AT                                    COMPENSATION    (TIGHI)     (CITIGROUP)   (NUMBER OF
DECEMBER 31, 2001               YEAR  SALARY ($)   BONUS(B) ($)      ($)(C)        ($)(D)       ($)(D)       SHARES)
------------------------------  ----  ----------   ------------   ------------   ----------   -----------   ----------
Robert I. Lipp....              2001    22,728              0         9,280            --              0        5,000
  Chairman of the board         2000   791,667      5,200,000         5,653            --              0    1,994,461
  and chief executive           1999   600,000      3,600,004        86,893             0      1,866,660    1,406,419
  officer(f)
Charles J. Clarke...            2001   500,000        262,500         5,653            --        116,667       46,296
  President and a director(g)   2000   500,000        385,000         5,653            --        286,666      156,627
                                1999   500,000        310,028         5,653       126,648        126,649      142,129
Diana E. Beecher...             2001   321,667        225,000             0            --        100,000       40,026
  Chief information officer     2000   275,000        328,787             0            --        161,617       67,376
                                1999   225,000        322,558             0        68,305         68,284       12,210
Douglas G. Elliot...            2001   302,500        262,500             0            --        116,667       27,444
  Chief operating officer       2000   245,000        411,265             0            --        184,980      105,251
  and a director(h)             1999   215,833        381,095             0        79,287         79,251       29,768
Peter N. Higgins...             2001   264,583        236,250             0            --        105,000       19,444
  Executive vice president --   2000   250,000        316,257             0            --        144,990       67,723
  Underwriting                  1999   237,500        262,538             0        58,307         58,309       27,742
Joseph P. Kiernan...            2001   358,333        135,000             0            --         60,000       72,223
  Executive vice president --   2000   350,000        216,257             0            --        144,990       89,313
  Bond                          1999   350,000        235,009             0        76,660         76,662       49,471
Jay S. Fishman(i)...            2001   385,833             --       186,505            --                     112,913
                                2000   500,000      2,125,005       125,691            --      1,166,659      545,081
                                1999   400,000      1,550,047       121,824       433,326        433,294      355,023


                                 ALL OTHER
NAME AND PRINCIPAL POSITION AT  COMPENSATION
DECEMBER 31, 2001                  ($)(E)
------------------------------  ------------
Robert I. Lipp....                     0
  Chairman of the board            3,564
  and chief executive              1,098
  officer(f)
Charles J. Clarke...               6,858
  President and a director(g)      6,858
                                   1,098
Diana E. Beecher...                2,322
  Chief information officer        2,311
                                     426
Douglas G. Elliot...                 540
  Chief operating officer            534
  and a director(h)                  120
Peter N. Higgins...                1,240
  Executive vice president --      1,224
  Underwriting                       426
Joseph P. Kiernan...               3,564
  Executive vice president --      3,448
  Bond                               708
Jay S. Fishman(i)...                 641
                                     844
                                     264


---------------
NOTES TO SUMMARY COMPENSATION TABLE

 (a) Compensation deferred at the election of a named officer is included in the category, e.g., salary or bonus, and year in which it would otherwise have been reported had it not been deferred.


 (b) Restricted stock awards were made under the Citigroup capital accumulation program which we refer to as CAP.



 (c) For Messrs. Lipp, Clarke and Fishman, represents an amount reimbursed for the payment of taxes; and for Messrs. Lipp and Fishman, includes $6,808 and $62,982, respectively, for use of company transportation.


 (d) Restricted stock awards granted in January 2001 with respect to the 2000 compensation year were made in Citigroup common stock. Restricted stock awards granted in January 2000 with respect to the 1999 compensation year were made in both Citigroup common stock and TIGHI common stock. Restricted stock awards of Citigroup common stock were made under CAP and awards of TIGHI common stock were made under TIGHI's capital accumulation plan, or TIGHI CAP, which was eliminated in 2000 following our repurchase of all of TIGHI's outstanding common stock we did not already own. At that time, participants in TIGHI CAP were given the option of exchanging their shares of restricted TIGHI common stock for shares of restricted Citigroup common stock or shares in a fixed income fund. Under CAP, a recipient may not transfer restricted stock for three years after the award. If the recipient is still employed by TIGHI or an affiliate at the end of three years, the restricted stock becomes fully vested and freely transferable, subject to the Citigroup stock ownership commitment. From the date of award, the recipient can vote the restricted stock and receives full dividends. Under the stock ownership commitment, Citigroup's directors and senior management have agreed to hold at least 75% of all Citigroup common stock owned by them on the date they agreed to the commitment and awarded to them in the future, subject to some minimum ownership requirements, for as long as they remain directors or members of senior management. The only exceptions to the stock ownership commitment are gifts to charity, limited estate planning transactions with family members, and transactions with Citigroup itself in connection with exercising options or paying withholding taxes under stock option and restricted or deferred stock plans.

     For officers participating in CAP for the periods shown, a portion of compensation is paid in restricted stock. Generally, awards of restricted stock under CAP are discounted 25% from market value to reflect restrictions on transfer. All of the named officers participate in the CAP program, with a portion of their bonus awarded in restricted stock. In accordance with the terms of the Citibuilder CAP program, each of Mr. Lipp, for 1999, and Mr. Fishman, for 1999 and 2000, received 25% of his respective annual compensation, salary and bonus, in restricted stock, and each of the other named officers received the percentages of annual compensation, salary and bonus, shown in the following table in restricted stock:

                                                        % IN RESTRICTED
ANNUAL COMPENSATION                                          STOCK
-------------------                                     ----------------
up to $200,000........................................         10%
$200,001 to $400,000..................................         15%
$400,001 to $600,000..................................         20%
over $600,000.........................................         25%

    Mr. Lipp did not receive a CAP award in January 2001, for the year 2000.


    As of December 31, 2001 (excluding awards that vested in January 2002, but including awards made in February 2002), total holdings of restricted stock of Citigroup and the market value of these shares for the named officers were:



EXECUTIVE                                         SHARES   MARKET VALUE
---------                                         ------   ------------
Mr. Clarke......................................  11,023     $556,446
Ms. Beecher.....................................   8,637     $436,004
Mr. Elliot......................................   7,974     $402,549
Mr. Kiernan.....................................   5,902     $297,949
Mr. Higgins.....................................   6,460     $326,104



    Mr. Lipp does not hold any restricted stock of Citigroup.


    The market price at December 31, 2001 was $50.48 per share of Citigroup common stock. All shares were awarded under CAP or TIGHI CAP.

 (e) Includes supplemental life insurance paid by TIGHI.

 (f) Mr. Lipp became chairman and chief executive officer of TIGHI on December 18, 2001. His 2001 compensation is for the period from December 18, 2001 to December 31, 2001. Mr. Lipp served as chairman and chief executive officer of Citigroup's Global Consumer Business in 2000 and co-chairman of Citigroup's Global Consumer Business in 1999. 100% of Mr. Lipp's compensation during 1999 and 2000 was paid by Citigroup for services provided to Citigroup.

 (g) Mr. Clarke served as chairman and chief executive officer of TIGHI from October 15, 2001 to December 18, 2001.

(h) As Mr. Elliot became an executive officer of TIGHI in December 1999, the compensation reported for him is for the full year 1999.

 (i) On October 15, 2001, Mr. Fishman resigned from his positions as chairman of the board and chief executive officer of TIGHI. We estimate that for 1999 approximately 60% of Mr. Fishman's compensation was for services rendered to TIGHI and 40% was for services rendered to Citigroup. For 2000 and 2001, we estimate that approximately 45% of Mr. Fishman's compensation was for services rendered to TIGHI and 55% was for services rendered to Citigroup.

  STOCK OPTIONS GRANT TABLE

     The following table shows 2001 grants to the named officers of options to purchase Citigroup common stock. All 2001 stock option grants, including reload options, were made under the Citigroup 1999 Stock Incentive Plan. The value of stock options depends upon a long-term increase in the market price of the common stock: if the stock price does not increase, the options will be worthless; if the stock price does increase, the increase will benefit all shareholders.

     The table describes options as either "initial" or "reload." Unless otherwise stated;

     - the per share exercise price of all options is the closing price on the NYSE on the trading day before the option grant; and

     - initial options generally vest in cumulative installments of 20% per year over a five year period and remain exercisable until the tenth anniversary of the grant; however, options granted in 2000 and 2001 began to vest in July of the year following the grant date rather than on the first anniversary of the grant date.

  RELOAD OPTIONS

     Under the reload program, option holders can use Citigroup common stock they have owned for at least six months to pay the exercise price of their options and have shares withheld for the payment of income taxes due on the exercise. They then receive a new reload option to make up for the shares used.

     Reload options maintain the option holder's commitment to us by maintaining as closely as possible the holder's net equity position -- the sum of shares owned and shares subject to option.

     Citigroup's personnel, compensation and directors committee determines at the time of grant whether an option may be exercised under the reload program, and may amend the program guidelines at any time. For optionees who are eligible to participate in the reload program, the issuance of a reload option is not a new discretionary grant. Rather, the issuance results from rights that were granted to the option holder as part of the initial option grant. The reload option does not vest, i.e., become exercisable, for six months and expires on the expiration date of the initial grant.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                    % OF TOTAL
                                                      OPTIONS           EXERCISE
                                NUMBER OF             GRANTED              OR
                                 SHARES               TO ALL              BASE
                               UNDERLYING            CITIGROUP            PRICE                        GRANT DATE
                                 OPTIONS           EMPLOYEES IN          ($ PER        EXPIRATION       PRESENT
NAME                           GRANTED(a)              2001              SHARE)           DATE        VALUE($)(b)
----                        -----------------    -----------------    -------------    ----------    --------------
                            INITIAL    RELOAD    INITIAL    RELOAD
                            -------    ------    -------    ------
Robert I. Lipp............    5,000         0     .008%                 $53.1250         1/16/11     $       61,039
                            =======    ======     ====                                               ==============

Charles J. Clarke.........   20,000               .033                   53.1250         1/16/11            244,154
                                          330                .002%       55.4600         1/07/03              2,101
                                           59                   *        55.4600         2/13/02                376
                                        4,117                .030        53.5500        11/02/08             22,958
                                        8,345                .061        53.5500         2/26/04             46,535
                                        2,682                .020        53.5500         1/07/03             14,956
                                       10,763                .079        46.2500        11/02/08             45,917
                            -------    ------     ----       ----                                    --------------

Total                        20,000    26,296     .033       .192                                           376,997
                            =======    ======     ====       ====                                    ==============

Diana E. Beecher..........   15,000               .025                   53.1250         1/16/11            183,116
                                        2,594                .019        49.1500         7/23/07             14,237
                                        4,514                .033        49.1500        11/02/08             24,775
                                          632                .005        53.5500        11/02/08              3,524
                                        1,690                .012        53.5500         7/24/06              9,424
                                        3,161                .023        50.5600         7/22/08             16,516
                                        3,809                .028        50.5600         7/23/07             19,902
                                        1,899                .014        50.2200         7/24/06              9,839
                                        6,727                .049        46.2500        11/02/08             28,699
                            -------    ------     ----       ----                                    --------------

Total                        15,000    25,026     .025       .183                                           310,032
                            =======    ======     ====       ====                                    ==============

Douglas G. Elliot.........   20,000               .033                   53.1250         1/16/11            244,154
                                          717                .005        39.3000        10/27/05              2,772
                                        6,727                .049        46.2500        11/02/08             28,699
                            -------    ------     ----       ----                                    --------------

Total                        20,000     7,444     .033       .054                                           275,625
                            =======    ======     ====       ====                                    ==============

Peter N. Higgins..........   12,000               .020                   53.1250         1/16/11            146,493
                                          717                .005        39.3000        10/27/05              2,772
                                        6,727                .049        46.2500        11/02/08             28,699
                            -------    ------     ----       ----                                    --------------

Total                        12,000     7,444     .020       .054                                           177,964
                            =======    ======     ====       ====                                    ==============

Joseph P. Kiernan.........   15,000               .025                   53.1250         1/16/11            183,116
                                        2,713                .020        53.3750         7/24/06             16,817
                                       14,031                .103        53.3750        11/02/08             86,974
                                       10,417                .076        55.0000         4/23/07             67,464
                                        4,940                .036        54.8750         7/24/06             31,717
                                        1,402                .010        54.8750         4/23/07              9,002
                                          450                .003        55.8125         4/23/07              2,935
                                        5,066                .037        49.4200         4/23/07             27,949
                                        7,558                .055        51.1300         7/24/06             39,605
                                       10,646                .078        47.2700        11/02/08             45,647
                            -------    ------     ----       ----                                    --------------

Total                        15,000    57,223     .025       .418                                           511,226
                            =======    ======     ====       ====                                    ==============

Jay S. Fishman............  100,000                                      53.1250         1/16/11          1,220,771
                                       12,913     .164       .095        56.2000         4/27/01             84,108
                            -------    ------     ----       ----                                    --------------

Total                       100,000    12,913     .164       .095                                         1,304,879
                            =======    ======     ====       ====                                    ==============



---------------
* Less than .001%

NOTES TO OPTION GRANT TABLE

(a) The total options outstanding at the end of 2001 for each covered executive is shown as "Number of Shares Underlying Unexercised Options at 2001 Year End" in the table "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values" below.

(b) The "Grant Date Present Value" numbers in the table were derived by application of a variation of the Black-Scholes option pricing model. The following assumptions were used in employing the model:

     - Stock price volatility was calculated using the weekly closing price of Citigroup common stock on the NYSE for the year before the option grant date.

     - The risk-free interest rate for each option grant was the interpolated market yield on the date of grant on a Treasury bill with a term identical to the subject estimated option life, as reported by the Federal Reserve.

     - The dividend yield, based upon the actual annual dividend rate during 2001, was assumed to be constant over the life of the option.

     - For reload options, which vest six months after the date of grant, exercise was assumed to occur approximately twelve months after the grant date, based on each individual's historical experience of the average period between the grant date and exercise date.

     - For options that vest at a rate of 20% per year, exercise was assumed to occur approximately three and one-half years after the date of grant, based on an estimate of the respective average period between the grant date and exercise date.

     - The values arrived at through the Black-Scholes model were discounted by 18.75% to reflect the reduction in value, as measured by the estimated cost of protection, of the options due to the holding requirements of the stock ownership commitment by Citigroup senior management. For purposes of calculating the discount, a five-year holding period was assumed even though a particular executive may be a member of senior management for more or less than five years.

  OPTION EXERCISES TABLE

     The following table shows the aggregate number of shares underlying options for Citigroup common stock exercised in 2001 and the value at year-end of outstanding options for Citigroup common stock, whether or not exercisable.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES


                                                                  NUMBER OF SHARES
                                                                     UNDERLYING                 VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS                 IN-THE-MONEY
                                SHARES                                AT 2001                     OPTIONS AT 2001
                               ACQUIRED         VALUE                 YEAR-END                     YEAR-END($)(c)
                                  ON          REALIZED      ----------------------------    ----------------------------
NAME                          EXERCISE(a)      ($)(b)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                          -----------    -----------    -----------    -------------    -----------    -------------
Robert I. Lipp............      760,000      $23,547,860     1,422,253          5,000        $348,392       $        0
Charles J. Clarke.........       33,554          528,114       137,454         79,829          67,227        1,012,013
Diana E. Beecher..........       36,435          845,047        44,233         94,462         111,760        1,044,113
Douglas G. Elliot.........       11,500          273,762        42,488         94,160          69,478          964,388
Peter N. Higgins..........       11,500          273,762        33,880         58,854          23,203          799,387
Joseph P. Kiernan.........       84,155        2,083,601        74,723        104,070          50,510        1,381,948
Jay S. Fishman............       49,291          816,907             0              0               0                0


---------------
NOTES TO OPTION EXERCISES TABLE

(a) This column shows the number of shares underlying options exercised in 2001 by the named officers. The actual number of shares of Citigroup common stock received by these individuals from options exercised in 2001, net of shares used to cover the exercise price and withheld to pay income tax, was:


EXECUTIVE                                                     SHARES
---------                                                     ------
Mr. Lipp..................................................         0
Mr. Clarke................................................     7,257
Ms. Beecher...............................................    11,409
Mr. Elliot................................................     4,056
Mr. Higgins...............................................     4,056
Mr. Kiernan...............................................    26,931
Mr. Fishman...............................................     9,183


(b) "Value Realized" is the difference between the exercise price and the market price on the exercise date, multiplied by the number of options exercised. "Value Realized" numbers do not necessarily reflect what the executive might receive if he sells the shares acquired by the option exercise, since the market price of the shares at the time of sale may be higher or lower than the price on the exercise date of the option. All of the named officers have made the stock ownership commitment described above to hold at least 75% of their Citigroup stock while they are members of TIGHI senior management or the planning groups of some Citigroup business units.

(c) "Value of Unexercised In-the-Money Options" is the aggregate, calculated on a grant-by-grant basis, of the product of the number of unexercised options at the end of 2001 multiplied by the difference between the exercise price for the grant and the year-end market price, excluding grants for which the difference is equal to or less than zero.

RETIREMENT PLANS

     Our domestic employees are covered by the Citigroup pension plan. Effective January 1, 2002, this plan provides a single benefit formula for most of the covered population. Prior to January 1, 2002, different formulas applied depending upon a given employee's specific employment history with Citigroup. Employees become eligible to participate in the Citigroup pension plan after one year of service, and benefits under the Citigroup pension plan generally vest after 5 years of service. The normal form of benefit under the Citigroup pension plan is a joint and survivor annuity, payable over the life of the participant and spouse, for married participants, and a single life annuity, payable for the participant's life only, for single participants. Other forms of payment are also available.

     The Citigroup cash balance benefit is expressed in the form of a hypothetical account balance. Benefit credits accrue annually at a rate between 1.5% and 6%; the rate increases with age and service. Interest credits are applied annually to the prior year's balance; these credits are based on the yield on 30-year Treasury bonds. Although the normal form of the benefit is an annuity, the hypothetical account balance is also payable as a single lump sum.

     Messrs. Clarke and Higgins accrue benefits in accordance with a prior plan formula. Under this formula, the benefit is generally equal to 2% of final average salary over a five-year period for each year of service up to 25 years plus two-thirds of 1% for each year of service over 25 years, up to a maximum of 15 additional years, less a portion of the primary Social Security amount, plus adjustments for cost-of-living increases of up to 3% each year. Minimum benefit provisions also apply under this plan formula.

     In addition, Citigroup's nonqualified programs have been frozen effective January 1, 2002. No further cash balance benefits will be accrued under these programs for most of the covered population. Prior to 2002, these nonqualified programs provided retirement benefits for compensation in excess of the Internal Revenue Code compensation limit which is $200,000 for 2002, or in respect of benefits accrued in excess of the Internal Revenue Code benefit limit which is $160,000 for 2002.

  NONQUALIFIED PENSION PLANS

     Effective January 1, 2002, Citigroup's nonqualified pension programs no longer provide accruals for most employees covered by Citigroup's qualified pension plan.

     Messrs. Clarke and Higgins continue to accrue nonqualified benefits under the grandfathered formula described above. Compensation covered by the nonqualified plan is limited to $300,000 which is equal to twice the 1994 Internal Revenue Code compensation limit without giving effect to any increases for inflation after 1994, less amounts covered by the Citigroup qualified pension plan. Prior to 1994, there was no limit on compensation covered for this particular formula.

     In addition to these programs, there is a supplemental retirement plan that provided additional pension benefits to some employees for service through the end of 1993. Messrs. Lipp and Fishman participated in this program.

     As Mr. Lipp retired from Citigroup effective December 31, 2000, he is currently receiving a benefit from this supplemental program, the amount is included in the pension benefit shown in the table below.

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

As Mr. Fishman was not vested in his supplemental benefit at the time his employment with Citigroup terminated, that benefit was forfeited.

  ESTIMATED ANNUAL BENEFITS UNDER ALL PLANS

     The estimated annual benefit provided in total by all plans described above, expressed in the form of a single life annuity, is as follows:


                                                    YEARS OF SERVICE         ESTIMATED ANNUAL
NAME                                            THROUGH DECEMBER 31, 2001         BENEFIT
----                                            -------------------------    -----------------
Mr. Lipp....................................          14                         $ 238,259(a)
Mr. Clarke..................................          44                           484,968(b)
Ms. Beecher.................................          6                             21,829
Mr. Elliot..................................          15                            88,197
Mr. Higgins.................................          32                           170,379
Mr. Kiernan.................................          4                             11,935(c)
Mr. Fishman.................................          13                               N/A(d)


---------------
(a) Amount shown includes his current annual benefit of $233,949, payable as a joint and 100% survivor annuity, in respect of service with Citigroup through December 31, 2001.

(b) In addition to retirement benefits under the old Travelers retirement plan, TIGHI pays a retirement allowance of up to 13 weeks of base salary, based upon age at retirement, to employees who attained age 50 on or before December 31, 1989. This additional benefit is available to Mr. Clarke.

(c) Mr. Kiernan is also currently receiving a benefit accrued with Aetna prior to Citigroup's acquisition of the Aetna property casualty business in April 1996. Although that benefit is payable to Mr. Kiernan from Aetna, Citigroup retains liability for the nonqualified portion of that benefit which is subject to cost of living adjustments and is equal to $103,905 per year, payable as a joint and 50% survivor annuity.

(d) Mr. Fishman's entire benefit was distributed to him as a single lump sum in the amount of $233,702. Mr. Fishman retains no further pension entitlements with Citigroup.

     These estimates are based on the following assumptions:

     - the benefit is determined as of age 65 or current age if older;

     - covered compensation for each covered executive remains constant at 2001 levels;

     - regulatory limits on compensation and benefits, and the Social Security Wage Base remain constant at 2002 levels;

     - the interest credit rate for cash balance benefits for 2002 at 5.5% remains constant; and

     - the interest rate used to convert hypothetical account balances to annual annuities for 2002 at 5.5% remains constant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As of the initial public offering, all of the members of our board of directors are also executive officers.

STOCK OPTION PLANS

  2002 STOCK INCENTIVE PLAN


     General. Our board of directors and shareholders have recently approved the 2002 stock incentive plan. The 2002 stock incentive plan provides for the issuance of stock-based and stock-denominated awards to our participating subsidiaries' officers, employees, non-employee directors and agents. These awards include nonqualified stock options, reload options, incentive stock options, stock appreciation rights, restricted stock, deferred stock, stock units and other stock-based or stock-denominated awards. Participants in the 2002 stock incentive plan are not required to make any payments to us or our relevant subsidiary as consideration for the granting of an award.


     Administration. Awards will be granted by the personnel, compensation and directors committee of our board of directors. The number of employees selected to receive awards will likely vary from year to year.


     The committee will have the authority to determine timing of awards, to select the employees to receive awards and to determine all the terms of each award, including, among other things, any modifications of the award, applicable restrictions, termination and vesting conditions.

     Eligibility. Awards under the 2002 stock incentive plan may be granted to our participating subsidiaries' officers, employees, non-employee directors and agents. Awards under the 2002 stock incentive plan may also include:

     - that portion of bonuses payable to our executive officers under our 2002 executive performance plan in the form of stock awards, and

     - that portion of stock-based compensation payable to our non-employee directors under our 2002 compensation plan for non-employee directors.


     Number of Shares Available for Issuance. We may issue a maximum of 160 million shares of our common stock to participants under the 2002 stock incentive plan which include the number of shares which may be necessary to implement the substitution of equity awards based on our common stock for outstanding equity awards that are based on Citigroup common stock as discussed below. Common stock issued under the 2002 stock incentive plan may consist of either class A common stock or class B common stock and may consist of shares that are authorized but unissued, or previously issued shares reacquired by us, or both. If an award is canceled, terminated or expires prior to the issuance of shares to the participant, the shares of common stock underlying that award will be available for future grants under the 2002 stock incentive plan. Previously-owned shares that are used by a participant to pay the exercise price of an award and shares used to pay withholding taxes will not be counted towards the maximum number of shares available for issuance under the plan.



     Limitations of Number of Shares Granted; Adjustments. The total number of shares of common stock that we may grant to any one individual under nonqualified stock options, incentive stock options and/or stock appreciation rights we grant under the 2002 stock incentive plan, including reload options, may not exceed 20 million shares. If the committee determines that a stock split, dividend, distribution, recapitalization, merger, consolidation or similar event equitably requires an adjustment, the committee may make equitable adjustments to:


     - the maximum number of shares available for issuance under the 2002 stock incentive plan or to any one employee;

     - the maximum number of shares which may be granted as incentive stock options;

     - the number of shares of common stock covered by outstanding awards; and

     - the exercise price applicable to outstanding options, incentive stock options and stock appreciation rights.

However, the committee may not amend an outstanding award to an individual for the sole purpose of reducing the exercise price under that award.


     Exercise Price and Payment of Exercise Price. The committee will determine the exercise price applicable to each option, incentive stock option and stock appreciation right, which, except in the case of options issued in substitution for options based on Citigroup common stock as discussed below, will not be less than the fair market value of the common stock at the time of the grant. Upon the exercise of an option, the participant may pay the exercise price in cash or, if permitted by the committee, by using common stock acquired at least six months prior to the exercise, having a fair market value equal to the exercise price, by a combination of cash and common stock or by authorizing us to sell, on behalf of the participant, all or a portion of the shares otherwise issuable upon exercise, with the sale proceeds applied towards the exercise price. If a participant uses shares of common stock to pay the exercise price, the participant may be eligible for the grant of a reload option, as described below.

     Reload Options. A reload option gives the participant the right to purchase a number of shares of common stock equal to the number of shares of common stock used to pay the exercise price and the withholding taxes applicable to an option exercise. Reload options do not increase the net equity position of a participant. Their purpose is to facilitate continued ownership of our common stock by participants. Upon the exercise of an option granted under the 2002 stock incentive plan or under any other designated stock plan, including but not limited to any plan assumed by us or any successor plans, the participant, at the discretion of the committee, may receive a reload option. The committee will determine all the terms of reload options, provided that the exercise price will not be less than the fair market value of the common stock at the time of grant.

     Change of Control. Upon a "change of control," the committee, may, in its discretion, accelerate, purchase, adjust or modify awards or cause the awards to be assumed by the surviving corporation in a corporate transaction. A "change of control" means the occurrence of any of the following:

     - any "person," within the meaning of Sections 13(d) and 14(d) of the Exchange Act, other than Citigroup, becomes the beneficial owner, within the meaning of Rule 13d-3 under the Exchange Act, of shares of our stock having 25% or more of the total number of votes that may be cast for election of our directors;


     - there occurs a change in the composition of the board of directors such that a majority of the board of directors do not consist of directors who either were directors prior to the change, or whose election was approved by the incumbent board;



     - a merger unless our shareholders immediately prior to the merger constitute at least a majority of the shareholders of the entity surviving the merger; or


     - a sale of all or substantially all of our assets or approval by our shareholders of a plan of liquidation.

     Additional Cancellation Provisions. Awards granted under the 2002 stock incentive plan are subject to cancellation if, after a termination of employment, the participant engages in activities which are materially injurious to us or in competition with our business.

     Transferability; Deferrals. The committee may permit participants to transfer some awards and, during any period of restriction on transferability, shares issued as a result of an option exercise, to an immediate family member or a trust for the benefit of a participant's immediate family members. Otherwise, awards granted under the 2002 stock incentive plan will not be transferable other than by will or by the laws of descent and distribution. The committee may postpone the exercise of options, incentive stock options and stock appreciation rights, or the issuance or delivery of common stock or cash under any award for a given period and upon the terms and conditions as the committee determines. In addition, the committee may determine that all or a portion of a payment to a participant, whether in cash, shares of common stock or a combination of cash and shares, will be deferred in order to avoid tax results adverse to us.

     Tax Consequences. The following is a brief summary of the principal United States federal income tax consequences of transactions under the 2002 incentive plan, based on current United States federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences.

     Non-Qualified Options. No taxable income is realized by a participant upon the grant of an option, including a reload option. Upon the exercise of an option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares of common stock exercised over the aggregate option exercise price, even though that common stock may be subject to a restriction on transferability or may be subsequently forfeited, in limited circumstances. Income and payroll taxes are required to be withheld by the participant's employer on the amount of ordinary income resulting to the participant from the exercise of an option. The spread is generally deductible by the participant's employer for federal income tax purposes, subject to the possible limitations on deductibility of compensation paid to some executives under Section 162(m) of the Code. The participant's tax basis in shares of common stock acquired by exercise of an option will be equal to the exercise price plus the amount taxable as ordinary income to the participant.

     Upon a sale of the shares of common stock received by the participant upon exercise of the option, any gain or loss will generally be treated for federal income tax purposes as long-term or short-term capital gain or loss, depending upon the holding period of that stock. The participant's holding period for shares acquired after the exercise of an option begins on the date of exercise of that option.

     If the participant pays the exercise price in full or in part by using shares of previously acquired common stock, the exercise will not affect the tax treatment described above and no gain or loss generally will be recognized to the participant with respect to the previously acquired shares. The shares received upon exercise which are equal in number to the previously acquired shares used will have the same tax basis as the previously acquired shares surrendered to us, and will have a holding period for determining capital gain or loss that includes the holding period of the shares used. The value of the remaining shares received by the participant will be taxable to the participant as compensation, even though those shares may be subject to sale restrictions. The remaining shares will have a tax basis equal to the fair market value recognized by the participant as compensation income and the holding period will commence on the exercise date. Shares used to pay applicable income and payroll taxes arising from that exercise will generate taxable income or loss equal to the difference between the tax basis of those shares and the amount of income and payroll taxes satisfied with those shares. The income or loss will be treated as long-term or short-term capital gain or loss depending on the holding period of the shares used. Where the shares used to pay applicable income and payroll taxes arising from that exercise generate a loss equal to the difference between the tax basis of those shares and the amount of income and payroll taxes satisfied with those shares, that loss may not be currently recognizable if, within a period beginning 30 days before the exercise date and ending 30 days after that date, the participant acquires or enters into a contract or option, including a reload option, to acquire additional common stock.

     Incentive Stock Options. No taxable income is realized by a participant upon the grant or exercise of an incentive stock option. If shares of common stock are issued to a participant after the exercise of an incentive stock option and if no disqualifying disposition of those shares is made by that participant within two years after the date of grant or within one year after the receipt of those shares by that participant, then

     - upon the sale of those shares, any amount realized in excess of the option exercise price will be taxed to that participant as a long-term capital gain, and

     - we will be allowed no deduction.

     Additionally, the exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the participant.

     If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, that disposition would be a "disqualifying disposition," and generally

     - the participant will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise, or, if less, the amount realized on the disposition of the shares, over the option exercise price, and

     - we will be entitled to deduct that amount.

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

     Any other gain realized by the participant on that disposition will be taxed as short-term or long-term capital gain, and will not result in any deduction to us. If a participant pays the exercise price in full or in part with previously acquired shares of common stock, the exchange will not affect the tax treatment of the exercise. Upon the exchange, no gain or loss generally will be recognized upon the delivery of the previously acquired shares to us, and the shares issued in replacement of the shares used to pay the exercise price will have the same basis and holding period for capital gain purposes as the previously acquired shares. A participant, however, would not be able to utilize the holding period for the previously acquired shares for purposes of satisfying the incentive stock option statutory holding period requirements. Additional shares of common stock will have a basis of zero and a holding period that commences on the date the common stock is issued to the participant upon exercise of the incentive stock option. If this exercise is effected using shares of common stock previously acquired through the exercise of an incentive stock option, the exchange of the previously acquired shares may be a disqualifying disposition of that common stock if the holding periods discussed above have not been met.

     If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option will be treated as a nonqualified option. Subject to some exceptions for disability or death, an incentive stock option generally will not be eligible for the federal income tax treatment described above if it is exercised more than three months following a termination of employment.

     Stock Appreciation Rights. Upon the exercise of a stock appreciation right, the participant will recognize compensation income, in an amount equal to the cash received plus the fair market value of the common stock received from the exercise. The participant's tax basis in the shares of common stock received in the exercise of the stock appreciation right will be equal to the compensation income recognized with respect to the common stock. The participant's holding period for shares acquired after the exercise of a stock appreciation right begins on the exercise date. Income and payroll taxes are required to be withheld on the amount of compensation attributable to the exercise of the stock appreciation right, whether the income is paid in cash or shares. Upon the exercise of a stock appreciation right, the participant's employer will generally be entitled to a deduction in the amount of the compensation income recognized by the participant.

     Certain Limitations on Deductibility of Executive Compensation. With some exceptions, Section 162(m) of the Internal Revenue Code limits the deduction to us or the participant's employer, as applicable, for compensation paid to the applicable employees in excess of $1 million per executive per taxable year. However, compensation paid to applicable employees will not be subject to that deduction limit if it is considered "qualified performance-based compensation" within the meaning of Section 162(m) of the Code. Compensation to be paid to the applicable employees under the 2002 stock incentive plan is intended to be qualified performance-based compensation.

     Amendment and Termination. The 2002 stock incentive plan may be amended or terminated by the committee at any time, without the approval of shareholders or participants, provided that no action may, without a participant's written consent, adversely affect any previously granted award, and no amendment that would require shareholder approval under applicable law or under the Code, including but not limited to Section 162(m), may become effective without shareholder approval. With respect to incentive stock options, no grants may be made under the 2002 stock incentive plan after a date which is 10 years following the effective date of that plan, unless the 2002 stock incentive plan has been terminated prior to that date.

  2002 EXECUTIVE PERFORMANCE PLAN


     Our board of directors and shareholder recently approved the adoption of our 2002 executive performance plan. The purpose of our executive performance compensation plan is to address limitations on the deductibility of executive compensation under Section 162(m) of the Code.



     Under the 2002 executive performance plan each year the committee establishes performance criteria for determining the amount of bonus compensation available under the 2002 executive performance plan for executive officers who have wide ranging responsibilities for our overall performance. Bonuses based upon the formulas established under the 2002 executive performance plan may be subject to significant variations from year to year, given the potential volatility of some of the financial services businesses in which we engage. No annual award under the plan may exceed $5,000,000. The performance goals may be established based on any or all of the following:



     - combined loss and expense ratio;



     - earnings per share;



     - net income;



     - adjusted net income;



     - return on equity;



     - cash return on equity;



     - return on assets;



     - earnings before interest and taxes;



     - operating income;



     - cash flow(s);



     - stock price; or



     - strategic business objectives consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures.



     Prior to the beginning of each period during which the performance will be determined, or at a later time as may be permitted by the applicable provisions of the Code, the committee will establish an award for each of the eligible executive officers. Under the 2002 executive performance plan, prior to the payment of any award under the plan, the committee must certify the achievement of the performance goals in respect of such award.


     Awards may be paid in the form of cash or in stock, restricted stock, options or other stock-based or stock-denominated awards from shares reserved for issuance under our 2002 stock incentive plan or any successor plan or any other form of consideration or any combination as may be determined by the committee, in its discretion.

  2002 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS


     General. Our board of directors and shareholder recently approved the 2002 compensation plan for non-employee directors. The compensation plan provides for each director to receive his or her annual fixed director compensation either entirely in shares of our common stock or up to 50% in cash and the remainder in our common stock or options to purchase our common stock from shares reserved for issuance under our 2002 stock incentive plan or any successor plan. Each member of our board of directors who is not an employee of ours or any of our affiliates is eligible to participate in the plan. If an eligible director does not elect to receive a percentage of his or her annual fixed director compensation in cash or stock options, that compensation will be paid entirely in our common stock from shares reserved for issuance under our 2002 stock incentive plan or any successor plan. Under the terms of the compensation plan, an eligible director may defer receipt of his or her stock but may not defer any cash payment.



     Administration. The plan will be administered by the personnel, compensation and directors committee of our board of directors. The committee will have the responsibility for carrying out the terms of the plan, including but not limited to the determination of the annual retainer to be paid to all eligible directors, referred to in this section as the "annual fixed director compensation." To the extent permitted under the applicable securities laws or the Internal Revenue Code, the committee may exercise the discretion granted to the board under the plan. The board of directors may also designate a plan administrator to manage the record keeping and other routine administrative duties under the plan.

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

     Stock Options. In addition to annual fixed director compensation, the board of directors may make an annual grant to eligible directors of options to purchase our common stock in accordance with the terms and conditions of our 2002 stock incentive plan or any successor plan.

     Compensation. Payment of annual fixed director compensation will be made quarterly, on the first business day following the end of the quarter for which the compensation is payable to each eligible director who served as a director during at least one-half of that quarter.

     Election to Defer. As soon as practicable prior to the beginning of a calendar year or within 30 days after his or her term begins, an eligible director may elect to defer the common stock component of annual fixed director compensation under the plan by directing that all of the annual fixed director compensation which otherwise would have been payable during that calendar year and succeeding calendar years will be credited to a deferred compensation account, referred to as the "director's account."

     The Director's Account. If an eligible director elects to defer compensation payment under the plan, all annual fixed director compensation that was so deferred will be credited to the director's account as follows:

     - At the payment date of the annual fixed director compensation, we will credit to the director's account the number of shares of our common stock obtained by multiplying the percentage that eligible director has elected to receive in shares of common stock by the total amount of the annual fixed director compensation allocable to that calendar quarter, and then by dividing the result by the average of the closing price of our common stock on the NYSE on the last 10 trading days of the calendar quarter for which the compensation is payable. If the applicable percentage of the annual fixed director compensation for the calendar quarter is not evenly divisible by that average closing price of our common stock, the balance will be credited to the director's account in cash.

     - At the end of each calendar quarter, we will credit to the director's account an amount equal to the cash dividends that would have been paid on the number of shares of common stock credited to the director's account as of the dividend record date, if any, occurring during that calendar quarter as if those shares had been shares of issued and outstanding common stock on the record date, and that amount will be treated as reinvested in additional shares of common stock.

     - Cash amounts credited to the director's account under the above two bullet points will accrue interest commencing from the date the cash amounts are credited to the director's account at a rate per annum to be determined from time to time by us. Amounts credited to the director's account will continue to accrue interest until distributed in accordance with the plan.

     - An eligible director will not have any interest in the cash or common stock in his or her director's account until that cash or common stock is distributed in accordance with the plan.

     Distribution from Accounts. At the time an eligible director makes an election to defer receipt of annual fixed director compensation, that director may elect to receive the amount in one lump-sum payment or in a number of approximately equal annual installments not exceeding 15 years. Subject to various conditions, an eligible director participating in the plan may change the method of distribution he or she previously elected.


     Change of Control. Upon a "change of control," as defined in our 2002 stock incentive plan, the full number of shares of common stock and cash in each director's account will be immediately distributed.



     Transferability. The right of an eligible director to receive any amount in the director's account will not be transferable or assignable by that director except by will or by the laws of descent and distribution.


     Termination. The plan will continue in effect until terminated by the board of directors. The board of directors may at any time amend or terminate the plan.

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


EMPLOYMENT AGREEMENT



     By March 7, 2002 we will enter into an employment agreement with Mr. Lipp, pursuant to which Mr. Lipp will serve as our chairman and chief executive officer, for a period of 5 years from the completion of this offering, subject to early termination. Mr. Lipp's annual base salary will be not less than $600,000 and he will participate in our bonus and other incentive plans intended for our senior management. Mr. Lipp will be granted a one time grant of options to purchase shares of our class A common stock with an aggregate value of $80 million, based on the public offering price, at an exercise price equal to the public offering price. The option will be fully vested and immediately exercisable in the event that the distribution does not occur by June 1, 2003 and, between such date and December 31, 2003, Mr. Lipp's employment is terminated by us without cause or Mr. Lipp resigns for any reason. In addition, the option (and, following the distribution, any other stock option or other equity award then held by Mr. Lipp) will be fully vested and immediately exercisable under certain circumstances involving termination of Mr. Lipp's employment. Mr. Lipp is also entitled to certain benefits and perquisites.



     The agreement also provides that if, after the distribution and during the term of the agreement:



     - Mr. Lipp's employment is terminated by us without cause or by him for a good reason, he will be entitled to (1) a lump sum payment in an amount equal to two times the sum of (a) his annual salary and (b) the highest annual bonus paid to him for the three performance years prior to his termination and (2) all accrued benefits;



     - Mr. Lipp's employment is terminated by him for any reason during a 60-day period beginning 6 months after a change in control which occurs following the distribution or if his employment is terminated by us without cause or by him with good reason during the period beginning on the later of 6 months prior to such change of control or the distribution and ending two years after such change of control, he will be entitled to (1) a lump sum payment in an amount equal to three times the sum of (a) his annual salary and (b) the highest annual bonus paid to him for the three performance years prior to his termination and (2) all accrued benefits.



     As a condition to receiving the above described payments and benefits, Mr. Lipp will be subject to a non-solicit for one year following the termination of the agreement.


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                           OWNERSHIP OF COMMON STOCK


     Prior to the completion of this offering, all shares of our common stock were beneficially owned by Citigroup, whose principal offices are located at 399 Park Avenue, New York, New York. After the completion of this offering, Citigroup will beneficially own all of our outstanding class B common stock and 290 million shares of our class A common stock, representing 94.8% of the combined voting power of all classes of our voting securities and 79% of the equity interest in us, assuming the over-allotment option is not exercised.


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                 ARRANGEMENTS BETWEEN OUR COMPANY AND CITIGROUP

     In April 1996, TIGHI entered into agreements with affiliates of Citigroup, including us, in connection with its 1996 public offering of its class A common stock. A primary purpose of entering into those agreements at that time was to formalize its business arrangements with Citigroup so that it could conduct its operations on a stand-alone basis and provide its public stockholders with a basis to analyze the results of its operations. The agreements address substantially all of TIGHI's business relationships with Citigroup, including, among others, those related to:

     - corporate governance;

     - the licensing of intellectual property;

     - indemnification;

     - employee and benefit plan matters;

     - provision of services;

     - leasing of real property;

     - administrative services; and

     - tax allocations.

     Despite our completion of a tender offer in April 2000, which resulted in TIGHI once again becoming an indirect wholly-owned subsidiary of Citigroup, these agreements have remained in force and have continued to govern TIGHI's relationship with Citigroup. In connection with this offering and in contemplation of the distribution announced by Citigroup, we will replace TIGHI as a party to these agreements and assume the rights and obligations of TIGHI under these agreements. Similarly, to the extent we are and have been a party to these agreements, other Citigroup affiliates will replace us and assume our rights and obligations under these agreements. In addition, these agreements will be updated and revised to reflect new arrangements, developments and current business conditions. The amended agreements will become effective and replace the 1996 agreements prior to the completion of this offering. These agreements do not contain any provisions that obligate Citigroup, in any way, to effect the distribution and we cannot assure you that the distribution will be consummated by the end of 2002 or at all.

INTERCOMPANY AGREEMENT

     Intellectual Property. Under the intercompany agreement, we will own the "Travelers" name and mark, and we will grant Citigroup the right to make various uses of the "Travelers" name and mark subject to conditions to be agreed upon by us and by Citigroup, and Citigroup will own the "umbrella" mark and will grant us a right to make various uses of the "umbrella" mark and other Citigroup marks for two years from the date of completion of this offering. Each of these rights will be subject to extension as may be required by applicable law or applicable pre-existing contractual commitments. In addition, we will grant Citigroup the right to use the "Travelers Life and Annuity," "The Travelers Insurance Company" and "The Travelers Life and Annuity Company" names and marks and other names and marks containing "Travelers" for use in Citigroup's life insurance and annuity business under terms to be mutually agreed upon by us and Citigroup.

     We have also agreed with Citigroup that we will take all reasonable action to negotiate in good faith an agreement with respect to the right to make and use the inventions claimed in some of our and Citigroup's respective patents and patent applications and other terms of these trademark- and patent-related agreements.

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     Indemnification.  The intercompany agreement provides that we will indemnify Citigroup and its officers, directors, employees and agents against losses (including, but not limited to, litigation matters and other claims) based on, arising out of or resulting from:


     - any breach by us of the intercompany agreement,


     - use of the intellectual property subject to the intercompany agreement,

     - the ownership or the operation of our assets or properties, and the operation or conduct of our business,

     - any other activities we engage in,

     - any other acts or omissions arising out of performance of the intercompany agreement and the other agreements described in this section,

     - any guaranty, keep well, net worth or financial condition maintenance agreement of or by Citigroup provided to any parties with respect to any of our actual or contingent obligations, and

     - other matters described in the intercompany agreement.

     In addition, we have agreed to indemnify Citigroup and its officers, directors, employees and agents against civil liabilities, including liabilities under the Securities Act of 1933, relating to misstatements in or omissions from the registration statement of which this prospectus forms a part and any other registration statement that we file under the Securities Act, other than misstatements or omissions made in reliance on information relating to and furnished by Citigroup for use in the preparation of that registration statement, against which Citigroup has agreed to indemnify us. Citigroup has also agreed to indemnify us and our officers, directors, employees and agents against losses (including, but not limited to, litigation matters and other claims) based on, arising out of or resulting from:

     - any breach by Citigroup of the intercompany agreement,

     - the ownership or the operation of Citigroup's assets or properties, including the assets and liabilities transferred in connection with our corporate reorganization and the operation or conduct of Citigroup's business, in each case excluding us,

     - use of the intellectual property subject to the intercompany agreement, and

     - other matters described in the intercompany agreement.

     Asbestos. Citigroup has offered to enter into an agreement that will provide that in the event that in any fiscal year we record additional asbestos-related income statement charges in excess of $150 million, net of any reinsurance, Citigroup will pay to us the amount of any such excess up to a cumulative aggregate of $800 million, reduced by the tax effect of the highest applicable federal income tax rate.

     Citigroup Control Provisions. The intercompany agreement provides that until Citigroup ceases to control at least 20% of the voting power of our outstanding voting securities or no longer owns at least 20% of the outstanding shares of common stock, the prior written consent of Citigroup will be required for:

     - any consolidation or merger of us or any of our subsidiaries with any person, other than a subsidiary;

     - any sale, lease, exchange or other disposition or any acquisition by us, other than transactions between us and our subsidiaries, or any series of related dispositions or acquisitions, involving consideration in excess of $50 million;

     - any change in our authorized capital stock or our creation of any class or series of capital stock;

     - the issuance by us or one of our subsidiaries of any equity securities or equity derivative securities, except:

      - the issuance of shares by one of our subsidiaries to us or another of our subsidiaries,

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

      - in the offerings, and

      - employee stock incentive awards in the ordinary course, subject to such limits on the amount of shares used as will preserve tax consolidation;

     - our dissolution;

     - the amendment of various provisions of our certificate of incorporation and bylaws;

     - any change in our chief executive officer;

     - the declaration of dividends on any class of our capital stock, except for our regular quarterly dividends at the rate described under "Dividend Policy" in this prospectus;

     - the creation or incurrence or guaranty by us of indebtedness in excess of $100 million, except:


      - in connection with the offering of our convertible notes,


      - under our credit agreements with Citigroup, and

      - guarantees given to states or insurance regulatory authorities in connection with the licensing of our business;

     - any change in the number of directors on our board of directors, the establishment of any committee of the board, the determination of the members of the board or any committee of the board, and the filling of newly created memberships and vacancies on the board or any committee of the board; and

     - transactions with our affiliates, other than Citigroup, involving consideration in excess of $5 million, other than transactions on terms substantially the same as or more favorable to us than those that would be available from an unaffiliated third party and other than transactions between or among any of our subsidiaries.

     These provisions will terminate upon the distribution.

     Financial Information. We have agreed that, for so long as Citigroup owns at least 20% of our outstanding common stock or 20% of our outstanding voting securities, or is required to account for its investment in us on a consolidated basis or under the equity method of accounting, we will provide Citigroup with:

     - copies of monthly, quarterly and annual financial information and other reports and documents we intend to file with the SEC prior to those filings;

     - copies of our budgets and financial projections, as well as the opportunity to meet with our management to discuss those budget projections;

     - information regarding the timing and content of earnings releases; and

     - such materials and information as necessary to cooperate fully, and cause our accountants to cooperate fully, with Citigroup in connection with any of its public filings.

     For so long as Citigroup owns at least 50% of our outstanding voting securities, or is required to account for its investment in us on a consolidated basis, in addition to the items mentioned above, we will provide Citigroup with:

     - access to our books and records;

     - notice of changes in our accounting estimates or discretionary accounting principles, and in some cases refrain from making those changes without Citigroup's prior consent;

     - a quarterly representation of our chief financial or accounting officer as to the accuracy and completeness of the financial records;


     - detailed quarterly and annual financial information; and

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     - copies of correspondence with our accountants.

     For so long as Citigroup owns at least 10% but less than 20% of our outstanding voting securities, we will provide Citigroup with:

     - SEC reports and notices to shareholders; and

     - the right to inspect our books and records.

     These provisions will terminate upon the distribution.

     Registration Rights. The intercompany agreement provides that Citigroup can demand that we register the distribution of shares of our common stock owned by Citigroup after this offering, so called "demand" registration rights. Citigroup may make up to two demands in any calendar year. In addition, Citigroup has so-called "piggyback" registration rights, which means that Citigroup may include its shares in any future registrations of our common equity securities, whether or not that registration relates to a primary offering by us or a secondary offering by or on behalf of any of our shareholders. These registration rights are transferable by Citigroup. We have agreed to pay all costs and expenses in connection with each such registration, except underwriting discounts and commissions applicable to the shares of common stock sold by Citigroup. The intercompany agreement contains customary terms and provisions with respect to, among other things, registration procedures and rights to indemnification in connection with the registration of the common stock on behalf of Citigroup. We have also agreed to register sales of shares of our common stock owned by employees of Citigroup pursuant to employee stock or option plans, but only to the extent such registration is required for the shares to be freely tradeable.


     Reimbursement Agreements. We have agreed to pay all costs and expenses incurred in connection with the offerings, the distribution, and the related transactions that are occurring substantially simultaneously with this offering and the distribution, except as otherwise described in this prospectus.



     Equity Purchase Rights. We have agreed that, to the extent permitted by the principal national securities exchange in the United States upon which our common stock is listed and so long as Citigroup controls at least 20% of the voting power of our outstanding voting securities or at least 50% of the issued and outstanding common stock, Citigroup may purchase its pro rata share, based on its then current percentage equity interest in us, of any voting equity security issued by us, excluding any securities offered in connection with this offering and under employee stock options or other benefit plans, dividend reinvestment plans and other offerings other than for cash.


     Business Relationships. We are currently reviewing whether existing arrangements for the distribution of our property and casualty products through Citigroup's distribution channels will remain in place. We have agreed that, following the distribution, all exclusive distribution arrangements between us and Citigroup will be terminated unless specifically agreed. We have agreed with Citigroup that, promptly following this offering, the parties will take all reasonable action to negotiate in good faith a mutually acceptable arrangements for the distribution of our property and casualty insurance products through Citigroup's distribution channels to take effect after the distribution. We and Citigroup are also reviewing additional business relationships, including our use of the Diners Club credit card as our exclusive corporate credit card for a period of one year after the distribution, and the provision by Citigroup of annuities for structured settlements after the distribution on terms to be mutually agreed upon prior to the completion of this offering.


     Employee Benefits. Currently our employees participate in several of Citigroup's benefit and welfare plans, such as retirement programs, incentive compensation plans, medical benefits and others. Our board of directors and Citigroup, as our sole shareholder, have recently approved our incentive compensation plans, which are summarized elsewhere in this prospectus and which will become effective upon completion of this offering. Over the next several months, we intend to adopt all of our own benefit and welfare plans and switch our active employees, and transfer the assets relating to these employees, over to these new plans.


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     Citigroup Stock Awards.  In the event the tax-free distribution is consummated, we intend to replace equity-based awards held by our employees as of that date under Citigroup's various incentive plans with similar awards under our incentive plans. In the case of Citigroup awards other than stock options, such as CAP awards of restricted stock and deferred shares, we generally intend to convert these awards into substitute awards relating to our shares -- the value of awards converted into substitute awards will be equal to the value of the Citigroup awards prior to the distribution. In the case of Citigroup awards consisting of stock options, we intend to convert each option on an equitable basis into an option to purchase our common stock. The number of shares of our stock to which the new options relates and the per share exercise price of the new option will be determined so that:


     - the aggregate "spread" inherent in the Citigroup option, which is the difference between the trading price of Citigroup shares prior to the distribution and the exercise price of the Citigroup option, is preserved in the new option for our shares; and

     - the ratio of the exercise price of the new option to the trading price of our shares after the distribution is equal to the ratio of the exercise price of the Citigroup option to the trading price of Citigroup shares prior to the distribution. All other terms of the new equity awards will be the same as those of the Citigroup equity awards being replaced.

     It is not possible at this time to specify how many shares of our common stock will be subject to substitute awards for Citigroup awards, because the number is dependent on future share price data. Our shareholders, are, however, likely to experience some dilutive impact from the above-described adjustments.


     As of March 5, 2002, there were approximately 31.7 million shares of Citigroup common stock subject to options under Citigroup awards, 11.7 million of which are currently exercisable, held by our employees and approximately 1.7 million shares of Citigroup common stock subject to other equity-based awards held by our employees. If the adjustments were determined using the closing price of the Citigroup common stock on March 4, 2002, on the NYSE ($47.61 per share), and a price of $17.50 per share of our common stock, the mid-point of the range set forth on the cover page of this prospectus, the foregoing number of shares of Citigroup common stock subject to Citigroup stock options would be replaced with options to purchase approximately 86.2 million shares of our common stock and the foregoing number of shares of Citigroup common stock subject to other Citigroup equity-based awards would be replaced with equity-based awards of approximately 4.6 million shares of our common stock.


     Non-Solicitation and Non-Hire of Employees. We have agreed with Citigroup that for a period of two years following the completion of the offerings, neither of us will solicit or hire for employment each other's employees with total annual compensation of $200,000 or more, without the consent of the other party.


     Right of First Offer. We have agreed with Citigroup that, for a period of two years following the distribution, we will have the right of first offer to provide Citigroup property and casualty coverage that we do not currently provide it and Citigroup will have the right of first offer to provide us any financial service it does not currently provide us, at market rates, terms and conditions at the time of the offer. Neither party will be required to purchase the services at rates, terms or conditions less favorable than those offered by any third party at the time of the offer.



     Real Estate. We have agreed to separate the real estate owned, leased and subleased by us and Citigroup based upon our business operations. To effectuate the foregoing, in addition to the purchase of the six buildings in Hartford, Connecticut from Citigroup and the assignment of the CityPlace office space lease to Citigroup, we will be:



     - entering into sublease arrangements, either in the capacity of sublessor or sublessee, so that there will be formal leasing arrangements between us and Citigroup with respect to each location that will be occupied by both Citigroup and us after the Offering; and



     - taking various leasehold interests from Citigroup by assignment.


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


     We will also be allocating various expenses and liabilities related to properties leased by us and Citigroup.



     Other Provisions.  The intercompany agreement also provides for:


     - the provision of insurance and allocation and/or reimbursement of costs and premiums of that insurance;

     - the provision of data processing services and allocation and/or reimbursement of costs of those services;

     - cross-licensing of computer software;

     - volume purchasing arrangements;


     - the provision of benefits and participation in benefit and retirement plans and reimbursement for the costs of administration of those plans until the distribution;



     - the sale of aviation equipment and the reimbursement for the costs related to the provision of aviation services until the distribution;



     - joint Internet marketing arrangements;



     - litigation and settlement cooperation;



     - promotional arrangements;


     - provisions governing other relationships among members of Citigroup, on the one hand, and us, on the other hand.

     Dispute Resolution. The intercompany agreement contains provisions that govern, except as provided in any other intercompany agreement, the resolution of disputes, controversies or claims that may arise between us and Citigroup. The intercompany agreement provides that the parties will attempt in good faith to negotiate a resolution of all disputes arising in connection with the intercompany agreement without resorting to arbitration. If these efforts are not successful, the dispute will be submitted to binding arbitration in accordance with the terms of the intercompany agreement, which provides for the selection of a three-arbitrator panel and the conduct of the arbitration hearing, including limitations on the discovery rights of the parties.

     Transition Services Agreement. We have agreed with Citigroup that, promptly following the completion of the offerings, we will take all reasonable action to negotiate in good faith the terms of a transition services agreement for the provision of certain facilities sharing, systems, corporate, administrative and other existing shared services to take effect after the distribution. This agreement will reflect pricing terms for these services to be mutually agreed upon subject to all applicable regulatory requirements. The term for the provision of each service will be determined on a case by case basis, generally up to a maximum term of one year and subject to an extension for a second year for certain services and upon advance notice. We intend to develop our own internal capabilities in the future in order to reduce our reliance on Citigroup for such services.

INVESTMENT ADVISORY


     We will enter into an agreement prior to the completion of the offerings under which a Citigroup affiliate will provide investment advisory services to us for a period and at fees to be mutually agreed upon.


TAX SHARING AGREEMENT

     We and Citigroup are parties to a tax sharing agreement, which generally provides for the filing of consolidated and combined federal and some state income tax and franchise tax returns, the allocation of income tax liabilities between us and Citigroup, the conduct of tax audits and the handling of tax

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

controversies and various related matters. The tax sharing agreement governs these tax-related matters for taxable periods before and after this offering.

     Our items of income, loss, deductions and credits are currently included in the consolidated and combined tax returns of Citigroup for federal income and some state tax purposes.


     Following this offering, we will no longer be included in Citigroup's consolidated or combined group for federal or state tax purposes. Under the tax sharing agreement, we will indemnify Citigroup for tax liabilities that are allocated to us for periods prior to the offering. The amount of taxes allocated to us for such periods is generally equal to the federal income or state income or franchise taxes that would have been payable by us during such periods if we had filed separate consolidated or combined returns with our own subsidiaries. In addition, each member of a consolidated group is severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, with respect to periods in which we have been included in Citigroup's consolidated group, we could be liable for any federal tax liability incurred, but not discharged, by any other member of Citigroup's consolidated group. After this offering, we will have the right to be notified of and participate in tax matters for which we are financially responsible under the terms of the tax sharing agreement and, except as provided in the next paragraph, we will generally control such matters.


     In addition, we have agreed in the tax sharing agreement to cooperate fully with Citigroup in its efforts to obtain a private letter ruling relating to the distribution, including making representations and warranties to Citigroup and, if requested by Citigroup, to the Internal Revenue Service, regarding our company and our business. We will indemnify Citigroup for any taxes arising out of the failure of the distribution to qualify as tax-free as a result of our actions or inaction, and we will have the right to control with Citigroup the disposition of any audits, litigation or other controversies with any taxing authorities regarding such taxes.

     The tax-sharing agreement further provides for cooperation between Citigroup and us with respect to tax matters, the exchange of information and the retention of records which may affect the income tax liability of the parties to the agreement.

OTHER INTERCOMPANY ARRANGEMENTS

     We have other intercompany arrangements with Citigroup, some of which we anticipate will be phased out over a brief period of time following the distribution. If the distribution does not occur, these arrangements will likely continue for the foreseeable future.

     Shared Services. Prior to this offering, Citigroup has provided corporate staff services, including legal, internal audit and other services, to us at cost under a service reimbursement agreement and may, but will not be obligated to, continue to do so following completion of the distribution.

     We and various of our current subsidiaries are parties to an expense allocation agreement that provides for the allocation among the parties of costs for services provided to or by the parties. These services include, but are not limited to:

     - financial management,

     - operational management,

     - professional services,

     - human resources and benefit plans,

     - administrative,

     - transportation,

     - risk management,

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

     - government relations, and

     - the acquisition of equipment, software and office space.

     Charges for these shared services are allocated at cost, and no party is expected to realize a profit or incur a loss as a result of providing or obtaining services under the agreement. The agreement may be terminated as to any party upon prior notice to the other parties. If the distribution occurs, we have agreed with Citigroup to negotiate in good faith the terms of a transition services agreement for the provision of the above services.

INTERCOMPANY TRANSACTIONS DURING THE PAST THREE YEARS


     We have recently agreed to transfer substantially all our assets to Citigroup, other than the capital stock of TIGHI, and Citigroup has agreed to assume all of our third-party liabilities, other than liabilities relating to TIGHI and TIGHI's active employees. This transfer will be effective prior to the completion of this offering. In this section, we refer to the operations being transferred as our "transferred operations."


     Set forth below is a summary of our related party transactions. Because TIGHI will comprise substantially all of our operations following the offering, we have separately presented information for related party transactions relating to the transferred operations under the caption "-- Transactions Involving Our Transferred Operations."

     Leases. During the three-year period ended December 31, 2001, we rented from Citigroup approximately 1,030,000 square feet of office space in Hartford, Connecticut, under a ten-year lease that is due to expire on April 1, 2006. Intercompany rent expense has been shared on a cost allocation method based generally on estimated usage by department and was $15 million for each of 2001, 2000 and 1999. We have agreed to purchase these premises and other properties from Citigroup for $68 million.


     We have subleased various premises from Citigroup, and on an informal basis, subleased various premises to Citigroup, during the past three years. Premises leased from Citigroup include, without 6,428 square feet at 200 Columbus Boulevard, both located in Hartford, Connecticut. The informal subleases to Citigroup include, without limitation, 22,757 square feet within the 90 State House Square complex in Hartford, Connecticut, 7,835 square feet within the 50/58 State House Square complex in Hartford, Connecticut and various premises within the 168 field and claim offices throughout the United States. In addition, we lease 168 field and claim offices totaling approximately 4,717,000 square feet throughout the United States under leases or subleases with third parties. In addition, we currently lease approximately 575,000 square feet at Connecticut River Plaza pursuant to a lease expiring in August 2010. We are currently negotiating with Citigroup for the assignment or allocation of all or a portion of the lease. Approximately 440,000 square feet under this lease are subleased to a third party.


     We also lease furniture and equipment from Citigroup. The rental expense charged to us for this furniture and equipment was $18 million, $18 million and $28 million in 2001, 2000 and 1999, respectively.

     Benefit Plan Administration. We participate in a qualified, noncontributory defined benefit pension plan of Citigroup. Our allocated share of net expense (credit) for this plan during 2001, 2000 and 1999 was $(14) million, $(11) million and $11 million, respectively.

     Administrative Services. We provide administrative services to Citigroup. Settlements for these functions between us and Citigroup are made regularly. Investment advisory and management services and data processing services are provided to us by Citigroup. Our allocated share of net expense for these services, net of services we provided, during 2001, 2000 and 1999 was $16 million, $7 million and $15 million, respectively.

     Investment Pool. An affiliate of Citigroup maintains a short-term investment pool in which we participate. The positions of each company participating in the pool are calculated and adjusted daily. At December 31, 2001, 2000 and 1999, the pool totaled approximately $5.6 billion, $4.4 billion and $2.6

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

billion, respectively. Our share of the pool amounted to $2.4 billion, $2.3 billion and $1.4 billion at December 31, 2001, 2000 and 1999, respectively.

     Capital Accumulation Program. We participate in the Citigroup capital accumulation program. For the January 2000 and January 1999 restricted stock awards, participating officers and other employees received 50% of their restricted stock award in the form of Citigroup common stock. In connection with the cash tender offer completed by Citigroup in 2000, all shares of restricted common stock under our then existing capital accumulation program were eliminated and substantially all were replaced with restricted Citigroup common stock. All of the restricted stock awards granted on January 16, 2001 were in the form of Citigroup common stock. Similar to our old plan, these restricted stock awards generally vest after a three-year period and, except under limited circumstances, the stock can not be sold or transferred during the restricted period by the participant, who is required to render service to us during the restricted period. Unearned compensation expense associated with the Citigroup restricted common stock grants, which represents the market value of Citigroup's common stock at the date of grant, and the remaining unamortized portion of our previous plan shares, is included with other assets in the consolidated balance sheet and is recognized as a charge to income ratably over the vesting period. The after-tax compensation cost charged to earnings for these restricted stock awards was $9 million, $19 million and $3 million for the years ended December 31, 2001, 2000 and 1999, respectively.

     Stock Option Plan. We also participated in the past in a stock option plan sponsored by Citigroup that provides for the granting of stock options in Citigroup common stock to officers and other employees. To further encourage employee stock ownership, Citigroup introduced the WealthBuilder stock option program during 1997 and the Citigroup Ownership Program in 2001. Under these programs all employees meeting established requirements have been granted Citigroup stock options.

     During 2000 and 2001, Citigroup introduced the Citigroup 2000 Stock Purchase Plan and Citigroup 2001 Stock Purchase Program for new employees, which allowed eligible employees of Citigroup, including our employees, to enter into fixed subscription agreements to purchase shares at the market value on the date of the agreements. Enrolled employees are permitted to make one purchase prior to the expiration date. For more information, see note 15 to our consolidated financial statements.

     Letter of Credit. At December 31, 2001 and 2000, we had $102 million of securities pledged as collateral to Citibank, N.A. to support a letter of credit facility for some of our surety customers.

     Brokerage and Investment Banking. In the ordinary course of business, we purchase and sell securities through Citigroup's broker-dealers. These transactions are conducted on an arm's-length basis. Commissions are not paid for the purchase and sale of debt securities.

     In addition, Salomon Smith Barney Inc., an affiliate of Citigroup, performs investment banking and advisory services for us. Fees and commissions for these services were $5 million and $14 million during 2001 and 2000, respectively. We paid no such fees or commissions in 1999.


     Salomon Smith Barney Inc. and Salomon Brothers International Limited are underwriters of this offering and if this offering is successful, Salomon Smith Barney Inc. and Salomon Brothers International Limited will receive commissions of approximately $ million and $ million, respectively.


     Reinsurance. We purchase annuities from a subsidiary of Citigroup to settle claims. Reinsurance recoverables at December 31, 2001, 2000 and 1999 included $825 million, $811 million and $799 million, respectively, related to these annuities.

     Sales to Affiliates. We sell commercial lines insurance to affiliates of Citigroup. Related premiums and fees were $5 million, $4 million and $4 million during 2001, 2000 and 1999, respectively.


     Notes Payable to Affiliates. In February 2002, our board of directors declared a dividend of $1.0 billion to Citigroup in the form of a non-interest bearing note payable on December 31, 2002. We expect to repay this note from future earnings, to the extent available.



     In February 2002, our board of directors also declared a dividend of $3.7 billion to Citigroup in the form of a $3.7 billion note payable in two installments. The first installment of $150 million will be payable on May 9, 2004 and the second installment of $3.55 billion will be payable on February 7, 2017.


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


This note begins to bear interest after May 9, 2002 at a rate of 7.25% per annum. This note may be prepaid at any time in whole or in part without penalty or premium. We expect that substantially all of this note will be prepaid with the proceeds of the offerings. See "Use of Proceeds."


     At December 31, 2000 and 1999, we had a note payable to Citigroup with a principal balance of $287 million and $1.3 billion, respectively. There was no balance outstanding at December 31, 2001. Interest expense included in the consolidated statement of income was $4 million, $49 million and $87 million in 2001, 2000 and 1999, respectively.

     We had a revolving credit facility in the amount of $250 million with a syndicate of banks. An affiliate, Citibank, N.A., was the agent on this facility, but did not participate as a lender. We paid agent fees of $30,000 in each of 2001, 2000 and 1999. The facility expired on December 19, 2001.

     On December 19, 2001, we entered into a $250 million revolving line of credit with Citigroup. The line, which replaced the expired line of credit from a syndicate of banks described above, expires in December 2006. We pay Citigroup a commitment fee, and if we borrow under this line, the interest rate will be based on the cost of commercial paper issued by Citicorp. At December 31, 2001, we had no loans outstanding under the line of credit.

     On April 13, 2001, we entered into a $500 million line of credit agreement with Citicorp Banking Corporation, an affiliate. The line of credit expires in December 2006. On April 16, 2001, we borrowed $275 million on the line of credit. Proceeds from this borrowing together with $225 million of commercial paper proceeds were used to pay a $500 million 6.75% long-term note payable. On November 8, 2001, we borrowed another $225 million on this line of credit. This borrowing, the proceeds of which were used to pay off maturing commercial paper, brought the total borrowing under this line to $500 million as of December 31, 2001. The loan matures in November 2003 and has an interest rate of 3.60%.


     In conjunction with the purchase of TIGHI's outstanding shares in April 2000, we borrowed $2.2 billion under a prior note agreement with Citigroup. At December 31, 2001, the outstanding balance of the prior note payable to Citicorp was $1.2 billion. Interest expense included in our consolidated statement of income was $79 million in 2001 and $113 million in 2000. On February 7, 2002, the prior note agreement was replaced by a new note agreement. At March 1, 2002, the outstanding amount under the new note agreement was $1.1 billion.



     Other Transactions. On February 28, 2002 we sold the stock of CitiInsurance International Holdings Inc. to Citigroup for $403 million, its net book value.


     On October 1, 2001, we paid $329 million to Associates First Capital Corp., an affiliate, for The Northland Company and its subsidiaries and Associates Lloyds Insurance Company. In addition, on October 3, 2001, the capital stock of CitiCapital Insurance Company, with a net book value of $356 million, was contributed to us by an affiliate.

  TRANSACTIONS INVOLVING OUR TRANSFERRED OPERATIONS

     Our transferred operations market deferred annuity products and life insurance through its affiliate, Salomon Smith Barney Inc. Premiums and deposits related to these products were $1.6 billion, $1.9 billion, and $1.4 billion in 2001, 2000 and 1999, respectively.

     Our transferred operations also market individual annuity and life insurance through CitiStreet Retirement Services, LLC (formerly The Copeland Companies), a division of CitiStreet, which is a joint venture between Citigroup and State Street Bank. Deposits received from CitiStreet Retirement Services, LLC were $1.6 billion, $1.8 billion and $1.6 billion in 2001, 2000 and 1999, respectively.

     During 1998, our transferred operations began distributing individual annuity products through an affiliate, Citibank, N.A. Deposits received from Citicorp Investment Services were $563 million in 2001, $392 million in 2000 and were insignificant in 1999.

     At December 31, 2001, 2000 and 1999, our transferred operations had outstanding loaned securities to Salomon Smith Barney with a value of $421 million, $234 million and $123 million, respectively.

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     Included in other invested assets of our transferred operations is a $987 million investment in Citigroup preferred stock at December 31, 2001, 2000 and 1999, carried at cost. Dividends received on this investment were $32 million in each of 2001, 2000 and 1999.

     In addition, Salomon Smith Barney performs investment banking and advisory services for our transferred operations. Fees and commissions for these services were $5 million and $3 million during each of 2001 and 2000, respectively. No fees or commissions were paid in 1999.

     In the ordinary course of business, our transferred operations purchase and sell securities through Salomon Smith Barney affiliated broker-dealers. These transactions are conducted on an arm's-length basis.

     Primerica Life has entered into a General Agency Agreement with Primerica Financial Services, Inc. that provides that Primerica Financial will be Primerica Life's general agent for marketing all insurance of Primerica Life. In consideration of such services, Primerica Life agreed to pay Primerica Financial marketing fees of no less than $10 million based upon U.S. gross direct premiums received by Primerica Life. In each of 2001, 2000, and 1999 the fees paid by Primerica Life were $12.5 million.

     In 1998, PFS Investments Inc. became a distributor of products for our transferred operations. PFS Investments Inc. sold $901 million, $1.03 billion and $903 million of individual annuities in 2001, 2000 and 1999, respectively.

     Our transferred operations participate in a stock option plan sponsored by Citigroup that provides for the granting of stock options in Citigroup common stock to officers and other employees. During 2000 and 2001, Citigroup introduced the Citigroup 2000 Stock Purchase Plan and Citigroup 2001 Stock Purchase Program for new employees, which allowed eligible employees of Citigroup, including our employees, to enter into fixed subscription agreements to purchase shares at the market value on the date of the agreements. Enrolled employees are permitted to make one purchase prior to the expiration date.

     Our transferred operations also participate in CAP. Participating officers and other key employees receive a restricted stock award in the form of Citigroup common stock. These restricted stock awards generally vest after a three-year period and, except under limited circumstances, the stock cannot be sold or transferred during the restriction period by the participant, who is required to render service to Citigroup during the restricted period.

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                          DESCRIPTION OF CAPITAL STOCK

     Prior to the completion of this offering, our certificate of incorporation and bylaws will be amended. Copies of the forms of our amended certificate of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus is a part. The provisions of our amended and restated certificate of incorporation and bylaws and relevant sections of the Connecticut Business Corporation Act, or CBCA, are summarized below. For the purpose of the description below of the corporate opportunity and interested director provisions, the terms "we," "our," "us," and "Citigroup" include subsidiaries and other entities in which they respectively own 50% or more of the voting power or similar interests and, in the case of Citigroup, all successors by way of merger, consolidation or sale of all or substantially all of its assets.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK


     Our authorized capital stock consists of 1.5 billion shares of class A common stock, par value $0.01 per share, 1.5 billion shares of class B common stock, par value $0.01 per share, and 50 million shares of preferred stock, par value $0.01 per share. The following summary is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the CBCA.



     On all matters submitted to a vote of shareholders, holders of class A common stock are entitled to one vote per share and holders of class B common stock are entitled to ten votes per share. Both classes vote together as a single class on all matters, except that the holders of class A common stock are entitled to vote as a separate class on, and must approve, any change to the certificate of incorporation modifying the terms of the class A common stock and/or the class B common stock which change would adversely affect the relative rights of the class A common stock as compared to those of the class B common stock and as otherwise required by law. Other than with respect to voting and other than as required by law, the rights of the holders of the class A common stock are identical to those of the class B common stock.



     After the completion of the offerings, Citigroup will beneficially own all of our outstanding class B common stock and 290 million shares of our class A common stock, representing 94.8% of the combined voting power of all classes of our voting securities and 79% of the equity interest in us, assuming the over-allotment option is not exercised. Therefore, Citigroup will have the power to elect all of the members of our board of directors that are elected by shareholders and will have the power to control all matters requiring shareholder approval. Citigroup has informed us that by year-end 2002 it plans to make a tax-free distribution to its stockholders of a portion of its ownership interest in us, which, together with the shares being issued in this offering, will represent approximately 90.1% of our common equity (more than 90% of the combined voting power of our then outstanding voting securities). The distribution is subject to Citigroup's receipt of a private letter ruling from the Internal Revenue Service that the distribution will be tax-free to Citigroup, its stockholders and us, as well as various other conditions. We cannot assure you that these conditions will be satisfied or that Citigroup will consummate the distribution. In any event, Citigroup has no obligation to consummate the distribution by the end of 2002 or at all, whether or not these conditions are satisfied.


     Holders of our common stock are entitled to receive dividends ratably, as may be declared by our board of directors on the common stock out of funds legally available for the payment of those dividends.

     Upon the liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive their ratable share of the net assets of our company available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription or redemption rights. The outstanding shares of common stock are, and the shares of class A common stock offered by us in this offering will be, when issued and paid for, fully paid and non-assessable.

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PREFERRED STOCK

     The board of directors has the authority, without any further vote or action by the shareholders, to issue preferred stock in one or more series and to fix the preferences, limitations and rights of the shares of each series, including:

     - dividend rates,

     - conversion rights,

     - voting rights,

     - terms of redemption and liquidation preferences, and

     - the number of shares constituting each series.


TERMS OF CLASS OR SERIES DETERMINED BY BOARD OF DIRECTORS



     To the extent permitted by the CBCA, the board of directors may, without shareholder approval:



     - classify any unissued shares of our capital stock into one or more classes or into one or more series within a class,



     - reclassify any unissued shares of any class of our capital stock into one or more classes or into one or more series within one or more classes, or



     - reclassify any unissued shares of any series of any class of our capital stock into one or more classes or into one or more series within a class.


ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND OTHER AGREEMENTS


     Shareholders' rights and related matters are governed by the CBCA, the certificate of incorporation, the bylaws and the intercompany agreement. Provisions of the CBCA, the certificate of incorporation, the bylaws and our shareholder rights plan, which are summarized below, may discourage or make more difficult a takeover attempt that a shareholder might consider in its best interest. These provisions may also adversely affect prevailing market prices for the common stock.


  BOARD OF DIRECTORS

     The certificate of incorporation provides that the board of directors will be classified with approximately one-third elected each year. The number of directors will be fixed from time to time by a majority of the total number of directors which we would have at the time such number is fixed if there were no vacancies. The directors will be divided into three classes, designated class I, class II and class III. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board. The initial division of the board into classes will be made by the decision of a majority of the entire board. The term of the initial class I directors will terminate on the date of the 2003 annual meeting of shareholders; the term of initial class II directors will terminate on the date of the 2004 annual meeting of shareholders; and the term of initial class III directors will terminate on the date of the 2005 annual meeting of shareholders. At each annual meeting of shareholders beginning in 2003, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. In addition, if the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. The board of directors has the sole authority to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise. The certificate of incorporation also provides that, subject to the rights of holders of any class or series of preferred stock then outstanding, directors may be removed only for cause at a meeting of shareholders at which a quorum is present by the affirmative vote
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of at least two-thirds of the votes entitled to be cast thereon. Any amendment to the provisions of the certificate of incorporation described in this paragraph requires the affirmative vote of at least 80% of the votes entitled to be cast on such matter.


     After the completion of this offering, Citigroup will beneficially own all of our outstanding class B common stock and 290 million shares of our class A common stock, representing 94.8% of the combined voting power of all classes of our voting securities and 79% of the equity interest in us, assuming the over-allotment option is not exercised. Therefore, Citigroup will have the power to elect all of the members of our board of directors that are elected by shareholders and will have the power to control all matters requiring shareholder approval.


  SHAREHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     The certificate of incorporation permits shareholders to take action by the written consent of holders of all of our shares (or, as long as Citigroup continues to own shares entitled to cast a majority of the votes entitled to be cast in the election of directors, holders of not less than 80% of the votes entitled to be cast) in lieu of an annual or special meeting. Otherwise, shareholders will only be able to take action at an annual or special meeting called in accordance with the bylaws. Notwithstanding the foregoing, directors may not be elected by action of shareholders without a meeting of shareholders other than by unanimous written consent or pursuant to a plan of merger or consolidation.

     The bylaws provide that special meetings of shareholders may only be called by:

     - the chairman of the board,

     - the vice chairman of the board,

     - the chairman of the executive committee,

     - the chief executive officer,

     - the president,

     - the secretary, or

     - by request in writing of the board or of the executive committee of the board.

     Under the CBCA, holders of at least 10% of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting can require the calling of that meeting.

  ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS RELATED TO DIRECTOR NOMINATIONS

     The bylaws contain advance notice procedures with regard to shareholder proposals related to the nomination of candidates for election as directors. These procedures provide that notice of shareholder proposals related to shareholder nominations for the election of directors must be received by our corporate secretary, in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after that anniversary date, notice by the shareholder in order to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. The procedure for shareholder nominations for the 2003 annual meeting will be governed by this proviso. Shareholder nominations for the election of directors at a special meeting must be received by our corporate secretary no later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

     A shareholder's notice to our corporate secretary must be in proper written form and must set forth some information related to the shareholder giving the notice, including:

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     - the name and record address of that shareholder;

     - the class and series and number of shares of each class and series of our capital stock which are owned beneficially or of record by that shareholder;

     - a description of all arrangements or understandings between that shareholder and any other person in connection with the nomination and any material interest of that shareholder in the nomination; and

     - a representation that the shareholder is a holder of record of our stock entitled to vote at that meeting and that the shareholder intends to appear in person or by proxy at the meeting to bring that nomination before the meeting;

and, as to each person whom the shareholder proposes to nominate for election as a director:

     - the name, age, business and residence addresses, and the principal occupation and employment of the person;

     - the class and series and number of shares of each class and series of our capital stock which are owned beneficially or of record by the person; and

     - any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Securities Exchange Act of 1934, as amended.

  ADVANCE NOTICE REQUIREMENTS FOR OTHER SHAREHOLDER PROPOSALS

     The bylaws contain advance notice procedures with regard to shareholder proposals not related to nominations. These notice procedures, in the case of an annual meeting of shareholders, mirror the notice requirements for shareholder proposals related to director nominations discussed above insofar as they relate to the timing of receipt of notice by our corporate secretary. In the case of a special meeting, notice of shareholder proposals must be received by our corporate secretary not less than 90 days prior to the date that meeting is proposed to be held.

     A shareholder's notice to our corporate secretary must be in proper written form and must set forth, as to each matter that shareholder proposes to bring before the meeting:

     - a description of the business desired to be brought before the meeting and the reasons for conducting that business at the meeting;

     - the name and record address of that shareholder;

     - the class and series and number of shares of each class and series of our capital stock which are owned beneficially or of record by that shareholder;

     - a description of all arrangements or understandings between that shareholder and any other person in connection with the proposal of that business and any material interest of that shareholder in that business; and

     - a representation that the shareholder is a holder of record of our stock entitled to vote at that meeting and that the shareholder intends to appear in person or by proxy at the meeting to bring that business before the meeting.

  ANTITAKEOVER LEGISLATION

     We are subject to the provisions of Section 33-844 of the CBCA which prohibits a Connecticut corporation from engaging in a "business combination" with an "interested shareholder" for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" generally includes mergers, asset sales, some types of stock issuances and other transactions resulting in a disproportionate

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

financial benefit to the interested shareholder. Subject to exceptions, an "interested shareholder" is a person who owns, or within five years did own, 10% or more of our voting power. Under the CBCA, Citigroup, its affiliates and associates are not considered "interested shareholders" for those purposes.

     The provisions of Section 33-841 and Section 33-842 of the CBCA are not applicable to us because our certificate of incorporation so provides. These provisions generally require business combinations with an interested shareholder to be approved by the board of directors and then by the affirmative vote of at least:

     - the holders of 80% of the voting power of the outstanding shares of our voting stock and

     - the holders of 2/3 of that voting power excluding the voting stock held by the interested shareholder,

unless the consideration to be received by the shareholders meets certain price and other requirements set forth in the CBCA or unless the board of directors of the corporation has by resolution determined to exempt business combinations with that interested shareholder prior to the time that such shareholder became an interested shareholder.

  INSURANCE REGULATIONS CONCERNING CHANGE OF CONTROL

     Many state insurance regulatory laws intended primarily for the protection of policyholders contain provisions that require advance approval by state agencies of any change in control of an insurance company or insurance holding company that is domiciled or, in some cases, having such substantial business that it is deemed to be commercially domiciled in that state.


  RIGHTS PLAN



     Each share of common stock has attached to it one right. Each right entitles the holder to purchase 1/1,000th of a share of a new series of our preferred stock designated as series A junior participating preferred stock at
an exercise price of $   , subject to adjustment. The following summary
description of the rights agreement does not purport to be complete and is qualified in its entirety by reference to the rights agreement between us and
          , as rights agent, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated herein by reference.



     Rights will only be exercisable under limited circumstances specified in the rights agreement when there has been a distribution of the rights and such rights are no longer redeemable by us. A distribution of the rights would occur upon the earlier of:



     - 10 business days, or such later date as our board of directors may determine, following a public announcement that any person or group, other than one involving Citigroup, has acquired beneficial ownership of 15% or more of the outstanding voting power represented by our common stock, other than as a result of repurchases of stock by us or through inadvertence by certain institutional stockholders as set forth in the rights agreement, or



     - 10 business days, or such later date as our board of directors may determine, following the announcement or commencement of a tender offer or exchange offer that would result in any person, group or related persons acquiring beneficial ownership of 15% or more of the outstanding shares of our common stock.



     The rights will expire at 5:00 P.M. (New York City time) on
               , 2012, unless such date is extended or the rights are earlier redeemed or exchanged by us.



     If any person or group acquires 15% or more of our outstanding common stock, the "flip-in" provision of the rights agreement will be triggered and the rights will entitle a holder, other than such person, any member of such group or related person, as such rights will be null and void, to acquire a number of additional shares of our common stock having a market value of twice the exercise price of each right. If we are involved in a merger or other business combination transaction, each right will entitle its holder to


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


purchase, at the right's then-current exercise price, a number of shares of the acquiring or surviving company's common stock having a market value at that time of twice the rights' exercise price.



     Up to and including the tenth business day following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of our outstanding shares of common stock, other than as a result of repurchases of stock by us, we may redeem the rights in whole, but not in part, at a price of $.001 per right, payable in cash, common stock or other consideration that we deemed appropriate. Promptly upon our election to redeem the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.001 redemption price.



     At any time after any person or group acquires 15% or more of our outstanding common stock, and prior to the acquisition by such person or group of fifty percent (50%) or more of our outstanding voting power common stock, our board of directors may exchange the rights, other than rights owned by such person, group or related parties which have become void, in whole or in part,
for our common stock at an exchange ratio of          , for holders of our class
A common stock, one share of our Class A common stock, and for holders of our class B common stock, one share of our class B common stock, respectively, for 1/1,000th of a share of our series A junior participating preferred stock of the right, or of a share of a class or series of our preferred stock or other security having equivalent rights, preferences and privileges, per right, subject to adjustment.



     Until a right is exercised, the holder of the right, as such, will have no rights as a stockholder of our company, including, without limitation, no right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for our common stock or other consideration or for common stock of the acquiring or surviving company or in the event of the redemption of the rights as set forth above.



     Any of the provisions of the rights agreement may be amended by our board of directors prior to the distribution of the rights. After such distribution, the provisions of the rights agreement may be amended by our board of directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights or to shorten or lengthen any time period under the rights agreement. The foregoing notwithstanding, no amendment may be made at such time as the rights are not redeemable.



     The existence of the rights agreement and the rights is intended to deter coercive or partial offers which may not provide fair value to all shareholders and to enhance our ability to represent all of our stockholders and thereby maximize shareholder value.


CERTIFICATE OF INCORPORATION PROVISIONS RELATING TO CORPORATE OPPORTUNITIES AND INTERESTED DIRECTORS

     In order to address potential conflicts of interest between us and Citigroup, the certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve Citigroup and its officers and directors, and our powers, rights, duties and liabilities and those of our officers, directors and shareholders in connection with our relationship with Citigroup. In general, these provisions recognize that we and Citigroup may engage in the same or similar business activities and lines of business, have an interest in the same areas of corporate opportunities and that we and Citigroup will continue to have contractual and business relations with each other, including service of officers and directors of Citigroup serving as our directors.

     Our certificate of incorporation provides that, subject to any contractual provision to the contrary, Citigroup will have no duty to refrain from:

     - engaging in the same or similar business activities or lines of business as us,

     - doing business with any of our clients or customers, or

     - employing or otherwise engaging any of our officers or employees.

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     Under our certificate of incorporation, neither Citigroup nor any officer or director of Citigroup, except as described in the following paragraph, will be liable to us or our shareholders for breach of any fiduciary duty by reason of any such activities. Our certificate of incorporation provides that Citigroup is not under any duty to present any corporate opportunity to us which may be a corporate opportunity for Citigroup and us and Citigroup will not be liable to us or our shareholders for breach of any fiduciary duty as our shareholder by reason of the fact that Citigroup pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us.

     When one of our directors or officers who is also a director or officer of Citigroup learns of a potential transaction or matter that may be a corporate opportunity for both us and Citigroup, the certificate of incorporation provides that the director or officer:

     - will have fully satisfied his or her fiduciary duties to us and our shareholders with respect to that corporate opportunity,

     - will not be liable to us or our shareholders for breach of fiduciary duty by reason of Citigroup's actions with respect to that corporate opportunity,

     - will be deemed to have acted in good faith and in a manner he or she believed to be in, and not opposed to, our best interests for purposes of our certificate of incorporation, and

     - will be deemed not to have breached his or her duty of loyalty to us or our shareholders and not to have derived an improper personal benefit therefrom for purposes of our certificate of incorporation, if he or she acts in good faith in a manner consistent with the following policy:

     - a corporate opportunity offered to any of our officers who is also a director but not an officer of Citigroup will belong to us, unless that opportunity is expressly offered to that person solely in his or her capacity as a director of Citigroup, in which case that opportunity will belong to Citigroup;

     - a corporate opportunity offered to any of our directors who is not one of our officers and who is also a director or an officer of Citigroup will belong to us only if that opportunity is expressly offered to that person solely in his or her capacity as our director, and otherwise will belong to Citigroup; and

     - a corporate opportunity offered to any of our officers who is also an officer of Citigroup will belong to Citigroup, unless that opportunity is expressly offered to that person solely in his or her capacity as our officer, in which case that opportunity will belong to us.

     For purposes of the certificate of incorporation, "corporate opportunities" include business opportunities that we are financially able to undertake, that are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Citigroup or its officers or directors will be brought into conflict with our self-interest.

     The certificate of incorporation also provides that no contract, agreement, arrangement or transaction between us and Citigroup will be void or voidable solely for the reason that Citigroup is a party to such agreement and Citigroup:

     - will have fully satisfied and fulfilled its fiduciary duties to us and our shareholders with respect to the contract, agreement, arrangement or transaction,

     - will not be liable to us or our shareholders for breach of fiduciary duty by reason of entering into, performance or consummation of any such contract, agreement, arrangement or transaction,

     - will be deemed to have acted in good faith and in a manner it reasonably believed to be in, and not opposed to, the best interests of us for purposes of the certificate of incorporation, and

     - will be deemed not to have breached its duties of loyalty to us and our shareholders and not to have derived an improper personal benefit therefrom for purposes of the certificate of incorporation, if:

     - the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to our board of directors or the committee of our board that authorizes the contract, agreement, arrangement or transaction and our board of directors or that committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors;

     - the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the holders of our shares entitled to vote on such contract, agreement, arrangement or transaction and the contract, agreement, arrangement or transaction is specifically approved in good faith by vote of the holders of a majority of the votes entitled to be cast by the holders of the common stock then outstanding not owned by Citigroup or a related entity; or

     - the transaction, judged according to the circumstances at the time of the commitment, is established to have been fair to us.

     Any person purchasing or otherwise acquiring any interest in any shares of our capital stock will be deemed to have consented to these provisions of the certificate of incorporation.

     Until the time that Citigroup ceases to be entitled to 20% or more of the votes entitled to be cast, the affirmative vote of the holders of at least 80% of the votes entitled to be cast is required to alter, amend or repeal, or adopt any provision inconsistent with the corporate opportunity and interested director provisions described above; however, after Citigroup no longer owns shares for its own account entitling it to cast at least 20% of the votes entitled to be cast by the then outstanding common stock, any such alteration, adoption, amendment or repeal would be approved if a quorum is present and the votes favoring the action exceed the votes opposing it. Accordingly, until such time, so long as Citigroup controls at least 20% of the votes entitled to be cast, it can prevent any such alteration, adoption, amendment or repeal.

PROVISIONS RELATING TO REGULATORY STATUS

     The certificate of incorporation also contains provisions regulating and defining the conduct of our affairs as they may affect Citigroup and its legal and regulatory status. In general, the certificate of incorporation provides that, without the written consent of Citigroup, we will not take any action that would result in:

     - Citigroup's being required to file any document with, register with, obtain the authorization of, or otherwise become subject to any rules, regulations or other legal restrictions of any governmental, administrative or regulatory authority, or

     - any of our directors of who is also a director or officer of Citigroup being ineligible to serve or prohibited from serving as our director under applicable law.

     The certificate of incorporation further provides that Citigroup will not be liable to us or our shareholders for breach of any fiduciary duty by reason of the fact that Citigroup gives or withholds any such consent for any reason.

     Any persons purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have consented to these provisions of the certificate of incorporation.

     Until the time that Citigroup ceases to be entitled to 20% or more of the votes entitled to be cast by the then outstanding common stock, the affirmative vote of the holders of at least 80% of the votes entitled to be cast is required to alter, amend or repeal, or adopt any provision inconsistent with, the provision of the certificate of incorporation described above; however, the provision relating to legal and regulatory status automatically becomes inoperative six months after Citigroup ceases to be entitled to at least 20% of the votes entitled to be cast by the then outstanding common stock relating to shares held for its own account. Accordingly, until such time, so long as Citigroup controls at least 20% of the votes entitled to be cast, it can prevent any alteration, adoption, amendment or repeal of that provision.

     The Connecticut courts have not conclusively determined the validity or enforceability of provisions similar to the corporate opportunity, interested director and legal and regulatory status provisions that are included in our certificate of incorporation and could rule that some liabilities which those provisions purport to eliminate remain in effect.

LIMITATION OF LIABILITY OF DIRECTORS

     The certificate of incorporation contains provisions permitted under the CBCA relating to the personal liability of directors. The provisions limit the personal liability to us or our shareholders of a director for monetary damages for breach of duty as a director to an amount that is not more than the compensation received by that director for serving us during the year of the violation, if such breach did not:

     - involve a knowing and culpable violation of law by the director;

     - enable the director or an associate to receive an improper personal economic gain;

     - show a lack of good faith and a conscious disregard for the duty of the director to us under circumstances in which he or she was aware that his or her conduct or omission created an unjustified risk of serious injury to us;

     - constitute a sustained and unexcused pattern of inattention that amounted to an abdication of his or her duty to us; or

     - create liability for an unlawful distribution under the CBCA.

     Our certificate of incorporation or bylaws provides for indemnification of directors and officers to the fullest extent permitted by Connecticut law.

LISTING


     We have applied to list the class A common stock on the NYSE under the trading symbol "TAP.A."


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock will be EquiServe Trust Company, N.A.

                            DESCRIPTION OF THE NOTES



     Concurrently with this offering, we are offering $850 million aggregate
principal amount of our   % junior convertible subordinated notes due 2032 plus
up to an additional $42.5 million aggregate principal amount of notes if the over-allotment option for that offering is exercised in full.



GENERAL



     The notes will be limited in aggregate principal amount to
$          million. The notes will mature on                , 2032, unless
earlier redeemed, repurchased or converted (each as described below). We will
pay interest on the notes quarterly at the rate of   % per year on
               ,                ,                , and            of each year,
commencing on                , 2002.



DEFERRAL OF INTEREST PAYMENTS ON THE NOTES



     We have the option to defer interest payments on the notes for a period not exceeding 20 consecutive interest periods. We cannot, however, defer interest payments beyond the maturity of the notes. During a deferral period, the amount of interest due to holders of the notes will continue to accumulate and such deferred interest payments will themselves accrue interest.



     If we exercise our right to extend the interest payment period, we will not be permitted to:



     - declare or pay a dividend or make any distribution on our capital stock or redeem, purchase, acquire or make a liquidation payment on any of our capital stock, or make any guarantee payments relating to the foregoing, except, in each case, under limited circumstances; or



     - make an interest, principal or premium payment on, or repurchase or redeem, any of our debt securities that rank equal with or junior to the notes.



CONVERSION



     The notes are convertible, unless previously redeemed or repurchased, at
the option of the holder at any time after           , 20  and prior to 5:00
p.m., New York City time, on           , 20  into shares of our class A common
stock at a conversion rate of          shares of class A common stock for each
note (equivalent to an initial conversion price of $          per share of class
A common stock, based on the offering price of our class A common stock in this offering), subject to adjustment in certain events. The notes may be converted for cash if we elect to make a cash settlement with regard to notes that are surrendered for conversion. The right to convert notes that have been called for redemption will terminate at the close of business on the business day immediately preceding the date of redemption. No fractional shares of class A common stock will be issued as a result of conversion. Instead, fractional interests will be paid in cash.



OPTIONAL REDEMPTION



     On or after                , 20  , at any time or from time to time, upon
not less than 30 nor more than 60 days' notice, the notes may be redeemed at our option, in whole or in part, in cash at the redemption prices set forth in the notes prospectus plus any accrued and unpaid interest to, but excluding, the redemption date.



     We are not required to make mandatory redemption or sinking fund payments with respect to the notes.



RANKING



     The notes are our general unsecured obligations and are subordinated in right of payment to all of our existing and future senior indebtedness (as defined in the indenture) to the extent set forth in the indenture. The notes are also effectively subordinated to all existing and future indebtedness and other liabilities of any of our current or future subsidiaries. The indenture does not limit the amount of other indebtedness or liabilities that we or our subsidiaries may incur or securities that we or our subsidiaries may issue in the future.



TRADING



     The notes will not be listed on any securities exchange or included in any automated quotation system. Our class A common stock is expected to be listed on the New York Stock Exchange under the symbol "TAP.A."

                              CERTAIN INDEBTEDNESS

NOTES PAYABLE TO AFFILIATES


     In conjunction with the purchase of TIGHI's outstanding shares in April 2000, we borrowed $2.2 billion under a prior note agreement with Citigroup. At December 31, 2001, the outstanding balance of this note payable to Citigroup was $1.2 billion. Interest expense included in our consolidated statement of income was $79 million in 2001 and $113 million in 2000. On February 7, 2002, the prior note agreement was replaced by a new note agreement. The outstanding principal under the new note agreement accrues interest at Citicorp's commercial paper rate plus 10 basis points per annum. The outstanding principal under the new note agreement is expected to be approximately $1.1 billion at the time of completion of this offering, all or a portion of which may be paid out of the proceeds of this offering.



     On December 19, 2001, we entered into a $250 million revolving line of credit with Citigroup. The line, which replaced an expiring line of credit from a syndicate of banks, expires in December 2006. We pay Citigroup a commitment fee, and if we borrow under this line, the interest rate will be based on the cost of commercial paper issued by Citicorp. At December 31, 2001, we had no loans outstanding under the line of credit.


     We issue commercial paper directly to investors and maintain unused credit availability under the credit facility at least equal to the amount of commercial paper obligations outstanding. At December 31, 2001, there were no commercial paper obligations outstanding.

     On April 13, 2001, we entered into a $500 million line of credit agreement with Citigroup. The line of credit expires in December 2006. On April 16, 2001, we borrowed $275 million on the line of credit. Proceeds from this borrowing together with $225 million of commercial paper proceeds were used to pay a $500 million 6.75% long-term note payable. On November 8, 2001, we borrowed another $225 million on this line of credit. This borrowing, the proceeds of which were used to pay off maturing commercial paper, brought the total borrowing under this line to $500 million as of December 31, 2001. The loan matures in November 2003 and has an interest rate of 3.60%.

     The debt financing arrangements with Citigroup summarized above were entered into in the context of a parent-subsidiary relationship, and while management believes the terms of these arrangements are market-based, they do not necessarily reflect terms that would have been obtained in arm's-length negotiations between unrelated parties.


     In February 2002, our board of directors declared a dividend of $1.0 billion to Citigroup in the form of a non-interest bearing note payable on December 31, 2002. We expect to repay this note from future earnings, to the extent available.



     In February 2002, our board of directors also declared a dividend of $3.7 billion to Citigroup in the form of a $3.7 billion note payable two installments. The first installment of $150 million will be payable on May 9, 2004 and the second installment of $3.55 billion will be payable on February 7, 2017. This note begins to bear interest after May 9, 2002 at a rate of 7.25% per annum. This note may be prepaid at any time in whole or in part without penalty or premium. We expect that substantially all of this note will be prepaid with the proceeds of the offerings. See "Use of Proceeds."


MANDATORILY REDEEMABLE SECURITIES OF SUBSIDIARY TRUSTS; JUNIOR SUBORDINATED DEBT SECURITIES

     TIGHI has formed statutory business trusts under the laws of the state of Delaware, which exist for the exclusive purposes of:

     - issuing trust securities representing undivided beneficial interests in the assets of the trust;

     - investing the gross proceeds of the trust securities in junior subordinated deferrable interest debentures of TIGHI; and

     - engaging in only those activities necessary or incidental to the purposes listed above.

     These junior subordinated debentures and the related income effects are eliminated in our consolidated financial statements.

     In 1996, two of these trusts issued $900 million aggregate liquidation value of mandatorily redeemable securities, comprised of an aggregate of 36 million TIGHI trust securities, each with a $25 liquidation value. The trusts have no significant assets, other than TIGHI's junior subordinated debentures, and the trust securities are effectively fully and unconditionally guaranteed by TIGHI. The TIGHI trust securities accrue distributions at 8.0% and 8.08% per annum, respectively, payable quarterly in arrears. The TIGHI trust securities mature in 2036 and are currently redeemable by TIGHI at 100% of their liquidation value. TIGHI has the right, at any time, to defer payments of distributions on the TIGHI trust securities, though such distributions would continue to accrue with interest. TIGHI cannot pay dividends on its common stock during those deferments.

     The junior subordinated debentures are now redeemable by us, in whole or in part, from time to time. If TIGHI redeems the debentures, the related TIGHI trust must redeem the trust securities having an aggregate liquidation amount equal to the aggregate principal amount of the debentures so redeemed plus accrued and unpaid distributions to the date fixed for redemption. In addition, upon the occurrence of certain events arising from a change in law or a change in legal interpretation regarding tax or investment company matters, unless the debentures are redeemed under limited circumstances, the related TIGHI trust will be dissolved, with the result that the debentures will be distributed to the holders of the TIGHI trust securities of the applicable TIGHI trust, on a pro rata basis, in lieu of any cash distribution.

     In the event of the involuntary or voluntary dissolution, winding up or termination of a TIGHI trust, the holders of the related trust securities will be entitled to receive for each trust security, a liquidation amount of $25 plus accrued and unpaid distributions thereon, including interest on that security to the date of payment, unless, in connection with that dissolution, the related debentures are distributed to the holders of the related trust securities.

LONG-TERM DEBT

     In April 1996, TIGHI sold $200 million of 7.75% notes due April 15, 2026, in a public offering, in connection with the acquisition of Aetna P&C. In November 1996, TIGHI sold $150 million of 6.75% notes due November 15, 2006, in a public offering.

     These notes which were issued under an indenture dated April 19, 1996 between TIGHI and Citibank, N.A., constitute unsecured senior indebtedness of TIGHI, ranking the same as TIGHI's obligations under all other unsubordinated unsecured indebtedness and senior in right of payment to all existing and future subordinated indebtedness of TIGHI. The notes are not subject to redemption prior to maturity or to any sinking fund. The indenture contains covenants that, among other things, limit the ability of TIGHI and its subsidiaries to incur indebtedness secured by voting stock of its subsidiaries and limit TIGHI's ability to engage in mergers, consolidations and sales of substantially all of its assets.


     In connection with our concurrent offering, we will issue $850 million aggregate principal amount of our convertible notes.

                        SHARES ELIGIBLE FOR FUTURE SALE

     We can make no prediction as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. We also cannot predict the effect Citigroup's planned tax-free distribution will have on the market price prevailing from time to time. The sale of substantial amounts of common stock in the public market, the perception that such sales could occur or the tax-free distribution could adversely affect the prevailing market price of the common stock and our ability to raise equity capital in the future. Application will be made to list our class A common stock on the NYSE under the symbol "TAP.A."

SALE OF RESTRICTED SHARES


     Upon completion of this offering, we will have outstanding 500,000,000 shares of class A common stock and 500,000,000 shares of class B common stock. All of the shares of common stock sold in the offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by or owned by our "affiliates," as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. Shares held by affiliates may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from registration, including, among others, the exemption provided by Rule 144 under the Securities Act. Citigroup has informed us that by year-end 2002 it plans to make a tax-free distribution to its stockholders of a portion of its ownership interest in us, which, together with the shares being issued in this offering, will represent approximately 90.1% of our common equity (more than 90% of the combined voting power of our then outstanding voting securities). Substantially all of these shares would be eligible for immediate resale in the public market. We are unable to predict whether significant numbers of shares will be sold in the open market in anticipation of or following this distribution.


RULE 144

     In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year, including a person who is an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding; or

     - the average weekly trading volume of the common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to a sale, subject to restrictions specified in Rule 144.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without regard to the volume, manner-of-sale or other limitations contained in Rule 144.

LOCK-UP AGREEMENTS


     We, our officers and directors and Citigroup have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Salomon Smith Barney, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. The participants in the directed share program have agreed to a similar lock-up, but for a period of 60 days for 401(k) Plan participants, 180 days for directors, officers and employees, and 365 days for independent agents. However, we may issue our convertible notes in the concurrent offering and shares of class A common stock upon conversion of the notes, and we may grant options to purchase shares of common stock and issue shares of common stock upon the exercise of outstanding options under our stock option plans. In addition, we may issue or sell common stock in connection with an acquisition or business combination, and Citigroup may privately transfer shares of common stock, as long as the acquiror of that common stock agrees in writing to be bound by the obligations and restrictions of our lock-up agreement for the remainder of the 180-day period.

REGISTRATION RIGHTS

     Pursuant to the intercompany agreement, Citigroup can require us to effect the registration under the Securities Act of shares of our common stock that it will continue to own after the offering. See "Arrangements Between Our Company and Citigroup."

       CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a summary of the material United States federal income tax considerations that may be relevant to a holder of our common stock. The summary is based on

     - laws;

     - regulations;

     - rulings; and

     - decisions now in effect,

all of which may change, possibly with retroactive effect. This summary deals only with persons that are not "United States holders," and who will hold their common stock as a capital asset. A "United States holder" is an owner of common stock who is:

     - a citizen or resident of the United States;

     - a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States;

     - an estate, if United States federal income taxation is applicable to the income of that estate regardless of the income's source; or

     - a trust, if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all of the trust's substantial decisions.

     This summary does not address tax considerations applicable to non-United States holders to whom special tax rules may apply, including:

     - banks;

     - tax-exempt entities;

     - insurance companies;

     - common trust funds;

     - dealers in securities or currencies;

     - persons that will hold more than 5% of our outstanding common stock; or

     - persons that will hold the common stock as part of an integrated investment, including a straddle or conversion transaction, comprised of the common stock and one or more other positions.

     You should consult your tax advisor in determining the tax consequences to you of purchasing, holding and disposing of the common stock, including the application to your particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

DIVIDENDS

     Distributions on our common stock will constitute dividends to the extent of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Distributions on our common stock in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, which reduces your basis in our common stock (but not below zero), and any excess will be treated as capital gain income.

     Dividends, if any, paid to you generally will be subject to a 30% United States federal withholding tax, subject to reduction if you are eligible for the benefits of an applicable income tax treaty. However, except to the extent otherwise provided in an applicable tax treaty, dividends that are effectively connected to your conduct of a trade or business within the United States will be taxed at graduated ordinary federal income tax rates, and if you are a corporation, you may be subject to a branch profits tax which is generally imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits. You should consult any applicable tax treaties which may provide for a lower rate of withholding or other rules different than those described above. You will not be entitled to a reduction in or an exemption from United States federal withholding tax if the payor or agent knows or has reason to know that you are not entitled to a reduction or exemption.

SALE OR DISPOSITION OF COMMON STOCK

     You generally will not be subject to United States federal income tax on any gain recognized on the sale, exchange, redemption or other taxable disposition of our common stock unless:

     - you are an individual present in the United States for 183 days or more in the year of that sale, exchange or redemption and certain other requirements are met;

     - the income or gain is "U.S. trade or business income," which means income or gain that is effectively connected with your conduct of a trade or business in the United States or, if you are a treaty resident, attributable to a permanent establishment or a fixed base in the United States;

     - you are subject to the provisions of United States tax law applicable to certain United States expatriates.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     United States information reporting requirements and backup withholding tax will not apply to dividends on our common stock if the owner of the common stock:

     - certifies its non-United States holder status under penalties of perjury, or

     - otherwise establishes an exemption.

     Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of common stock effected outside the United States by a foreign office of a foreign broker, provided that broker:

     - derives less than 50% of its gross income for particular periods from the conduct of a trade or business in the United States;

     - is not a controlled foreign corporation for United States federal income tax purposes; and

     - is not a foreign partnership that, at any time during its taxable year is 50% or more, by income or capital interest, owned by United States holders or is engaged in the conduct of a United States trade or business.

     Information reporting requirements, but not backup withholding tax, will apply to the payment of the proceeds of a disposition of our common stock effected outside the United States by a foreign office of any other foreign broker or any U.S. broker unless:

     - such broker has documentary evidence in its records that the beneficial owner is a non-United States holder and other conditions are met, or

     - the beneficial owner otherwise establishes an exemption.

     Information reporting requirements and backup withholding tax will apply to the payment of the proceeds of a disposition of our common stock by the United States office of a broker, unless the beneficial owner certifies its non-United States holder status under penalties of perjury or otherwise establishes an exemption.

     For purposes of applying the above rules to an entity that is treated as fiscally transparent, such as a partnership or trust, the owner means each of the ultimate beneficial owners of the entity.

     THE DESCRIPTION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING


     The global offering consists of



     - an offering of a total of           shares in the United States and
      Canada, and



     - an offering of a total of           shares outside the United States and
      Canada.



     Salomon Smith Barney is the global coordinator and sole bookrunning manager of the global offering. Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as representatives of the U.S. underwriters named below. Salomon Brothers International Limited, Credit Suisse First Boston (Europe) Limited, Deutsche Bank AG London, Goldman Sachs International, Lehman Brothers International (Europe), Merrill Lynch International, Morgan Stanley & Co. International Ltd and UBS AG, acting through its business group UBS Warburg, are acting as representatives of the international underwriters named below.



     Subject to the terms and conditions stated in the U.S. underwriting agreement dated the date of this prospectus, each U.S. underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the U.S. underwriter's name.



                                                                 NUMBER
                        UNDERWRITER                             OF SHARES
                        -----------                             ---------
Salomon Smith Barney Inc. ..................................
Credit Suisse First Boston Corporation......................
Goldman, Sachs & Co. .......................................
Lehman Brothers Inc. .......................................
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........
Morgan Stanley & Co. Incorporated...........................
Banc of America Securities LLC..............................
Bear, Stearns & Co. Inc. ...................................
Blaylock & Partners, L.P. ..................................
Deutsche Bank Alex. Brown Inc. .............................
Fox-Pitt, Kelton Inc. ......................................
J.P. Morgan Securities Inc. ................................
Neuberger Berman LLC........................................
UBS Warburg LLC.............................................
The Williams Capital Group, L.P. ...........................
                                                                --------
     Total..................................................
                                                                ========



     Subject to the terms and conditions stated in the international underwriting agreement dated the date of this prospectus, each international underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the international underwriter's name.

                                                                 NUMBER
                        UNDERWRITER                             OF SHARES
                        -----------                             ---------
Salomon Brothers International Limited......................
Credit Suisse First Boston (Europe) Limited.................
Deutsche Bank AG London.....................................
Goldman Sachs International.................................
Lehman Brothers International (Europe)......................
Merrill Lynch International.................................
Morgan Stanley & Co. International Ltd......................
UBS AG, acting through its business group UBS Warburg.......
BBVA Bolsa Sociedad de Valores, S.A. .......................
SANTANDER CENTRAL HISPANO INVESTMENT, S.A. .................
BNP Paribas.................................................
Cazenove & Co. Ltd..........................................
CDC IXIS Capital Markets....................................
Credit Lyonnais Securities .................................
Dresdner Kleinwort Wasserstein Securities Limited...........
ING Barings Limited as agent for ING Bank N.V., London
  Branch....................................................
MEDIOBANCA -- Banca di Credito Finanziario S.p.A. ..........
WestLB Panmure Limited......................................
                                                                --------
          Total.............................................
                                                                ========



     The U.S. and international underwriting agreements provide that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares. The offering price and the total underwriting discounts and commissions per share for the U.S. offering and the international offering are identical, except as described below in connection with the directed share program. In addition, the U.S. and the international offerings are each conditional on the closing of the other.



     The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not
to exceed $     per share. The underwriters may allow, and the dealers may
reallow, a concession not to exceed $     per share on sales to other dealers.
If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.



     We have granted to the U.S. underwriters an option, exercisable for 30 days
from the date of this prospectus, to purchase up to                additional
shares of class A common stock at the public offering price less the underwriting discount. The U.S. underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each U.S. underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment. We have also granted to the international underwriters an option to purchase up to an aggregate of additional shares on the same terms and conditions. If the U.S. and international underwriters' options are exercised in full, the total price
to the public for this offering would be $               , the total
underwriting discounts would be $               and the total net proceeds to us
would be approximately $               billion.



     The underwriters for each of the offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares. The U.S. and international underwriters also have agreed that they may sell shares between their respective underwriting syndicates. The number of shares actually allocated to each offering may differ from the amount offered due to reallocation between the U.S. and international offerings.

     We, our officers and directors and Citigroup have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Salomon Smith Barney, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. However, we may issue our convertible notes in the concurrent offering, and we may grant options to purchase shares of common stock and issue shares of class A common stock upon conversion of the notes common stock upon the exercise of outstanding options under our stock option plans. In addition, we may issue or sell common stock in connection with an acquisition or business combination, and Citigroup may privately transfer shares of common stock, as long as the acquiror of that common stock agrees in writing to be bound by the obligations and restrictions of our lock-up agreement for the remainder of the 180-day period.



     At our request, the underwriters have reserved up to 1% of the shares of class A common stock for sale through a directed share program at the initial public offering price less an underwriting discount of 3% to persons who are directors, officers or employees, or independent agents who sell our products. Robert Lipp, our chairman and chief executive officer, has advised us that he intends to purchase $15 million of class A common stock in the directed share program. The number of shares of class A common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of class A common stock offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares. We and the participants in the directed share program have agreed that, for a period of 60 days for 401(k) Plan participants, 180 days for directors, officers and employees, holding for their own account, and 365 days for independent agents, in each case from the date of this prospectus, they will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock.



     Prior to this offering, there has been no public market for our class A common stock. Consequently, the initial public offering price for the shares will be determined by negotiations among us and the representatives. Among the factors to be considered in determining the initial public offering price will be our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our class A common stock will develop and continue after this offering.



     We have applied to list our class A common stock on the New York Stock Exchange under the symbol "TAP.A." The underwriters will undertake to sell shares of class A common stock to a minimum of 2,000 beneficial owners in lots of 100 or more shares to meet the New York Stock Exchange distribution requirements for trading.



     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of class A common stock.


                                                                             PAID BY
                                                                TRAVELERS PROPERTY CASUALTY CORP.
                                                                ----------------------------------
                                                                NO EXERCISE         FULL EXERCISE
                                                                ------------        --------------
Per share...................................................      $                    $
Total.......................................................      $                    $


     In connection with the offering, Salomon Smith Barney Inc. on behalf of the underwriters may purchase and sell shares of class A common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.


     Any of these activities may have the effect of preventing or retarding a decline in the market price of the class A common stock. They may also cause the price of the class A common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.


     Because Salomon Smith Barney is a member of the NYSE and because of its relationship to us, it will not be permitted under the rules of the NYSE to solicit the purchase or sale of our shares or make recommendations regarding the purchase or sale of our shares. This may harm the trading market for the shares. These restrictions will not apply after the tax-free distribution by Citigroup to its stockholders of its entire ownership interest in us.

     We estimate that our portion of the total expenses of this offering will be
$               .


     Because an affiliate of Salomon Smith Barney Inc. beneficially owns more than 10% of the class A common stock outstanding prior to the closing of this offering, it may be deemed to have a "conflict of interest" with us under Rule 2720 of the National Association of Securities Dealers, Inc. When a NASD member with a conflict of interest participates as an underwriter in a public offering, that rule requires that the initial public offering price may be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. In accordance with this rule, Merrill Lynch, Pierce, Fenner & Smith Incorporated has assumed the responsibilities of acting as a qualified independent underwriter. In its role as a qualified independent underwriter, Merrill Lynch has performed a due diligence investigation and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part. Merrill Lynch will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. We have agreed to indemnify Merrill Lynch against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.


     The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. See "Arrangements Between our Company and Citigroup."


     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.



     We and Citigroup have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                                 LEGAL MATTERS

     Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York is representing us in connection with this offering. The validity of the issuance of the common stock under Connecticut law will be passed upon for us by Cummings & Lockwood LLC, Hartford, Connecticut. The underwriters are being represented by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Kenneth J. Bialkin, a partner of Skadden, Arps, Slate, Meagher & Flom LLP, is a director of Citigroup and served as a director of TIGHI from 1996 to April 2000. He and other attorneys at that firm beneficially own an aggregate of less than one percent of the common stock of Citigroup.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedules of our company and our subsidiaries, as of December 31, 2001 and 2000, and for each of the years in three-year period ended December 31, 2001, included herein and elsewhere in the registration statement, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. These audit reports indicate that KPMG LLP will be in a position to render their audit reports when the transactions referred to in note 1 to our consolidated financial statements have been consummated. The audit reports refer to a change in accounting for derivative instruments and hedging activities and accounting for securitized financial assets in 2001, and a change in accounting for insurance and reinsurance contracts that do not transfer insurance risk and accounting for insurance related assessments in 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a Registration Statement on Form S-1 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC's public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., in Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site's Internet address is www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us at: Travelers Property Casualty Corp., One Tower Square, Hartford, Connecticut 06183 (860) 277-0111.

                      GLOSSARY OF SELECTED INSURANCE TERMS

Accident year.................   The annual calendar accounting period in which
                                 loss events occurred, regardless of when the losses are actually reported, booked or paid.

Adjusted unassigned surplus...   Unassigned surplus as of the most recent
                                 statutory annual report reduced by twenty-five percent of that year's unrealized appreciation in value or revaluation of assets or unrealized profits on investments, as defined in that report.

Admitted insurer..............   A company licensed to transact insurance
                                 business within a state.

Annuity.......................   A contract that pays a periodic benefit for the
                                 life of a person (the annuitant), the lives of two or more persons or for a specified period of time.

Assigned risk pools...........   Reinsurance pools which cover risks for those
                                 unable to purchase insurance in the voluntary market. Possible reasons for this inability include the risk being too great or the profit being too small under the required insurance rate structure. The costs of the risks associated with these pools are charged back to insurance carriers in proportion to their direct writings.

Assumed reinsurance...........   Insurance risks acquired from a ceding company.

Broker........................   One who negotiates contracts of insurance or
                                 reinsurance on behalf of an insured party, receiving a commission from the insurer or reinsurer for placement and other services rendered.

Capacity......................   The percentage of surplus, or the dollar amount
                                 of exposure, that an insurer or reinsurer is willing or able to place at risk. Capacity may apply to a single risk, a program, a line of business or an entire book of business.
                                 Capacity may be constrained by legal
                                 restrictions, corporate restrictions or
                                 indirect restrictions.

Case reserves.................   Loss reserves, established with respect to
                                 specific, individual reported claims.

Casualty insurance............   Insurance which is primarily concerned with the
                                 losses caused by injuries to third persons, i.e., not the insured, and the legal liability imposed on the insured resulting therefrom. It includes, but is not limited to, employers' liability, workers' compensation, public liability, automobile liability, personal liability and aviation liability insurance. It excludes certain types of losses that by law or custom are considered as being exclusively within the scope of other types of insurance, such as fire or marine.

Catastrophe...................   A severe loss, usually involving risks such as
                                 fire, earthquake, windstorm, explosion and other similar events.

Catastrophe loss..............   Loss and directly identified loss adjustment
                                 expenses from catastrophes.

Catastrophe reinsurance.......   A form of excess of loss reinsurance which,
                                 subject to a specified limit, indemnifies the ceding company for the amount of loss in excess of a specified retention with respect to an accumulation of losses resulting from a catastrophic event. The actual reinsurance document is called a "catastrophe cover." These reinsurance contracts are typically designed to cover property insurance losses but can be written to cover casualty insurance losses such as from workers' compensation policies.

Cede; ceding company..........   When an insurer reinsures its liability with
                                 another insurer or a "cession," it "cedes" business and is referred to as the "ceding company."

Ceded reinsurance.............   Insurance risks transferred to another company
                                 as reinsurance. See "Reinsurance."

Claim.........................   Request by an insured for indemnification by an
                                 insurance company for loss incurred from an insured peril.

Claim adjustment expenses.....   See "Loss adjustment expenses."

Claims and claim adjustment
expenses......................   See "Loss and loss adjustment expenses."

Claims and claim adjustment
expense reserves..............   See "Loss reserves."

Combined ratio................   The sum of the loss and LAE ratio, the
                                 underwriting expense ratio and, where
                                 applicable, the ratio of dividends to
                                 policyholders to net premiums earned. A
                                 combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Commercial lines..............   The various kinds of property and casualty
                                 insurance that are written for businesses.

Commercial multi-peril
policies......................   Refers to policies which cover both property
                                 and third-party liability exposures.

Commutation agreement.........   An agreement between a reinsurer and a ceding
                                 company whereby the reinsurer pays an agreed upon amount in exchange for a complete discharge of all obligations, including future obligations, between the parties for reinsurance losses incurred.

Deductible....................   The amount of loss that an insured retains.

Deferred acquisition costs....   Primarily commissions and premium taxes, which
                                 vary with and are primarily related to the production of new business, are deferred and amortized to achieve a matching of revenues and expenses when reported in financial statements prepared in accordance with GAAP.

Direct written premiums.......   The amounts charged by an insurer to insureds
                                 in exchange for coverages provided in
                                 accordance with the terms of an insurance contract. It excludes the impact of all reinsurance premiums, either assumed or ceded.

Earned premiums or premiums
earned........................   That portion of property casualty premiums
                                 written that applies to the expired portion of the policy term. Earned premiums are recognized as revenues under both SAP and GAAP.

Excess liability..............   Additional casualty coverage above a layer of
                                 insurance exposures.

Excess of loss reinsurance....   Reinsurance that indemnifies the reinsured
                                 against all or a specified portion of losses over a specified dollar amount or "retention."

Excess SIPC...................   A type of surety protection provided for
                                 broker-dealer firms, excess of primary
                                 protection programs such as that provided by the Securities Investors Protection Corporation
                                 (SIPC), which may respond in favor of
                                 broker-dealer customers in the event of missing customer property following a broker-dealer's liquidation.

Expense ratio.................   See "Underwriting expense ratio."

Facultative reinsurance.......   The reinsurance of all or a portion of the
                                 insurance provided by a single policy. Each policy reinsured is separately negotiated.

Fidelity and surety
programs......................   Insurance which guarantees performance of an
                                 obligation or indemnifies for loss due to embezzlement or wrongful abstraction of money, securities or other property.

Guaranteed cost products......   An insurance policy where the premiums charged
                                 will not be adjusted for actual loss experience during the covered period.

Guaranty fund.................   State-regulated mechanism which is financed by
                                 assessing insurers doing business in those states. Should insolvencies occur, these funds are available to meet some or all of the insolvent insurer's obligations to policyholders.

Incurred but not reported
("IBNR") reserves.............   Reserves for estimated losses and LAE that have
                                 been incurred but not yet reported to the insurer.

Inland marine.................   A broad type of insurance generally covering
                                 articles that may be transported from one place to another, as well as bridges, tunnels and other instrumentalities of transportation. It includes goods in transit, generally other than transoceanic, and may include policies for movable objects such as personal effects, personal property, jewelry, furs, fine art and others.

IRIS ratios...................   Financial ratios calculated by the NAIC to
                                 assist state insurance departments in
                                 monitoring the financial condition of insurance companies.

Large deductible policy.......   An insurance policy where the customer assumes
                                 at least $25,000 or more of each loss.
                                 Typically, the insurer is responsible for paying the entire loss under those policies and then seeks reimbursement from the insured for the deductible amount.

Loss..........................   An occurrence that is the basis for submission
                                 and/or payment of a claim. Losses may be covered, limited or excluded from coverage, depending on the terms of the policy.

Loss adjustment expenses
("LAE").......................   The expenses of settling claims, including
                                 legal and other fees and the portion of general expenses allocated to claim settlement costs.

Loss and LAE ratio............   For SAP it is the ratio of incurred losses and
                                 loss adjustment expenses to net earned
                                 premiums. For GAAP it is the ratio of
                                 incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.

Loss reserves.................   Liabilities established by insurers and
                                 reinsurers to reflect the estimated cost of claims incurred that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written.
                                 Reserves are established for losses and for LAE, and consist of case reserves and IBNR reserves. As the term is used in this document, "loss reserves" is meant to include reserves for both losses and for LAE.

Losses incurred...............   The total losses sustained by an insurance
                                 company under a policy or policies, whether paid or unpaid. Incurred losses include a provision for IBNR.

National Association of
Insurance Commissioners
  ("NAIC")....................   An organization of the insurance commissioners
                                 or directors of all 50 states and the District of Columbia organized to promote consistency of regulatory practice and statutory accounting standards throughout the United States.

Net written premiums..........   Direct written premiums plus assumed
                                 reinsurance premiums less premiums ceded to reinsurers.

Personal lines................   Types of property and casualty insurance
                                 written for individuals or families, rather than for businesses.

Pool..........................   An organization of insurers or reinsurers
                                 through which particular types of risks are underwritten with premiums, losses and expenses being shared in agreed-upon percentages.

Premiums......................   The amount charged during the year on policies
                                 and contracts issued, renewed or reinsured by an insurance company.

Producer......................   Contractual entity which directs insureds to
                                 the insurer for coverage. This term includes agents and brokers.

Property insurance............   Insurance that provides coverage to a person
                                 with an insurable interest in tangible property for that person's property loss, damage or loss of use.

Quota share reinsurance.......   Reinsurance wherein the insurer cedes an
                                 agreed-upon fixed percentage of liabilities, premiums and losses for each policy covered on a pro rata basis.

Rates.........................   Amounts charged per unit of insurance.

Reinsurance...................   The practice whereby one insurer, called the
                                 reinsurer, in consideration of a premium paid to that insurer, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more policies or contracts of insurance which it has issued.

Reinsurance agreement.........   A contract specifying the terms of a
                                 reinsurance transaction.

Residual market (involuntary
business).....................   Insurance market which provides coverage for
                                 risks unable to purchase insurance in the voluntary market. Possible reasons for this inability include the risk being too great or the profit potential too small under the required insurance rate structure.

                                 Residual markets are frequently created by state legislation either because of lack of available coverage such as property coverage in a windstorm prone area or protection of the accident victim as in the case of workers' compensation. The costs of the residual market are usually charged back to the direct insurance carriers in proportion to the carriers' voluntary market shares for the type of coverage involved.

Retention.....................   The amount of exposure a policyholder company
                                 retains on any one risk or group of risks. The term may apply to an insurance policy, where the policyholder is an individual, family or business, or a reinsurance policy, where the policyholder is an insurance company.

Retention ratio...............   Current period renewal accounts or policies as
                                 a percentage of total accounts or policies available for renewal.

Retrospective premiums........   Premiums related to retrospectively rated
                                 policies.

Retrospective rating..........   A plan or method which permits adjustment of
                                 the final premium or commission on the basis of actual loss experience, subject to certain minimum and maximum limits.

Risk-based capital ("RBC")....   A measure adopted by the NAIC and enacted by
                                 states for determining the minimum statutory capital and surplus requirements of insurers with required regulatory and company actions that apply when an insurer's capital and surplus is below these minimums.

Risk retention group..........   An alternative form of insurance in which
                                 members of a similar profession or business band together to self insure their risks.

Salvage.......................   The amount of money an insurer recovers through
                                 the sale of property transferred to the insurer as a result of a loss payment.

Second-injury fund............   The employer of an injured, impaired worker is
                                 responsible only for the workers' compensation benefit for the most recent injury; the second-injury fund would cover the cost of any additional benefits for aggravation of a prior condition. The cost is shared by the insurance industry, funded through assessments to insurance companies based on either premiums or losses.

Self-insured retentions.......   That portion of the risk retained by a person
                                 for its own account.

Servicing carrier.............   An insurance company that provides, for a fee,
                                 various services including policy issuance, claims adjusting and customer service for insureds in a reinsurance pool.

Statutory accounting practices
  ("SAP").....................   The practices and procedures prescribed or
                                 permitted by domiciliary state insurance regulatory authorities in the United States for recording transactions and preparing financial statements. Statutory accounting practices generally reflect a modified going concern basis of accounting.

Statutory surplus.............   As determined under SAP, the amount remaining
                                 after all liabilities, including loss reserves, are subtracted from all admitted assets.
                                 Admitted assets are assets of an insurer prescribed or permitted by a state to be recognized on the statutory balance sheet. Statutory surplus is also referred to as "surplus" or "surplus as regards policyholders" for statutory accounting purposes.

Structured settlements........   Periodic payments to an injured person or
                                 survivor for a determined number of years or for life, typically in settlement of a claim under a liability policy, usually funded through the purchase of an annuity.

Subrogation...................   A principle of law incorporated in insurance
                                 policies, which enables an insurance company, after paying a claim under a policy, to recover the amount of the loss from another who is legally liable for it.

Third-party liability.........   A liability owed to a claimant (or "third
                                 party") who is not one of the two parties to the insurance contract. Insured liability claims are referred to as third-party claims.

Treaty reinsurance............   The reinsurance of a specified type or category
                                 of risks defined in a reinsurance agreement (a
                                 "treaty") between a primary insurer or other reinsured and a reinsurer. Typically, in treaty reinsurance, the primary insurer or reinsured is obligated to offer and the reinsurer is obligated to accept a specified portion of all that type or category of risks originally written by the primary insurer or reinsured.

Umbrella coverage.............   A form of insurance protection against losses
                                 in excess of amounts covered by other liability insurance policies or amounts not covered by the usual liability policies.

Unassigned surplus............   The undistributed and unappropriated amount of
                                 statutory surplus.

Underwriter...................   An employee of an insurance company who
                                 examines, accepts or rejects risks and
                                 classifies accepted risks in order to charge an appropriate premium for each accepted risk. The underwriter is expected to select business that will produce an average risk of loss no greater than that anticipated for the class of business.

Underwriting..................   The insurer's or reinsurer's process of
                                 reviewing applications for insurance coverage, and the decision whether to accept all or part of the coverage and determination of the applicable premiums; also refers to the acceptance of that coverage.

Underwriting expense ratio....   For SAP it is the ratio of underwriting
                                 expenses incurred to net written premiums. For
                                 GAAP it is the ratio of underwriting expenses incurred reduced by an allocation of fee income to net written premiums.

Underwriting gain or
underwriting loss.............   The pre-tax profit or loss experienced by a
                                 property and casualty insurance company after deducting loss and loss adjustment expenses and operating expenses from net earned premiums.
                                 This profit or loss calculation includes reinsurance assumed and ceded but excludes investment income.

Unearned premium..............   The portion of premiums written that is
                                 allocable to the unexpired portion of the policy term.

Voluntary market..............   The market in which a person seeking insurance
                                 obtains coverage without the assistance of residual market mechanisms.

Wholesale broker..............   An independent or exclusive agent that
                                 represents both admitted and nonadmitted insurers in market areas which include standard, non-standard, specialty and excess and surplus lines of insurance. The wholesaler does not deal directly with the insurance consumer. The wholesaler deals with the retail agent or broker.

Workers' compensation.........   A system (established under state and federal
                                 laws) under which employers provide insurance for benefit payments to their employees for work-related injuries, deaths and diseases, regardless of fault.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                            ------------------------

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Consolidated Financial Statements:
  Consolidated Statement of Income for the years ended
     December 31, 2001, 2000 and 1999.......................  F-3
  Consolidated Balance Sheet at December 31, 2001 and
     2000...................................................  F-4
  Consolidated Statement of Changes in Shareholder's Equity
     for the years ended December 31, 2001, 2000 and 1999...  F-5
  Consolidated Statement of Cash Flows for the years ended
     December 31, 2001, 2000 and 1999.......................  F-6
  Notes to Consolidated Financial Statements................  F-7

     WHEN THE TRANSACTIONS REFERRED TO IN NOTE 1 OF THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS HAVE BEEN CONSUMMATED, WE WILL BE IN A POSITION TO RENDER THE FOLLOWING REPORT.

                                  /S/ KPMG LLP
                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholder
Travelers Property Casualty Corp.:

     We have audited the consolidated balance sheets of Travelers Property Casualty Corp. (formerly known as The Travelers Insurance Group Inc.) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Travelers Property Casualty Corp. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 1 to the consolidated financial statements, the Company changed its methods of accounting for derivative instruments and hedging activities and for securitized financial assets in 2001, and its methods of accounting for insurance and reinsurance contracts that do not transfer insurance risk and for insurance-related assessments in 1999.

Hartford, Connecticut
January 17, 2002, except
as to Note 1, which is as of             , 2002

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                2001        2000        1999
                                                              --------    --------    --------
                                                                       (IN MILLIONS)
REVENUES
Premiums....................................................   $9,411      $8,462      $8,009
Net investment income.......................................    2,034       2,162       2,093
Fee income..................................................      347         312         275
Realized investment gains...................................      323          47         112
Other revenues..............................................      116          88          84
                                                               ------      ------      ------
     Total revenues.........................................   12,231      11,071      10,573
                                                               ------      ------      ------
CLAIMS AND EXPENSES
Claims and claim adjustment expenses........................    7,765       6,473       6,059
Amortization of deferred acquisition costs..................    1,539       1,298       1,260
Interest expense............................................      205         296         238
General and administrative expenses.........................    1,333       1,140       1,177
                                                               ------      ------      ------
     Total claims and expenses..............................   10,842       9,207       8,734
                                                               ------      ------      ------
Income before federal income taxes, minority interest and
  cumulative effect of changes in accounting principles.....    1,389       1,864       1,839
Federal income taxes........................................      327         492         479
Minority interest, net of tax...............................       --          60         224
                                                               ------      ------      ------
Income before cumulative effect of changes in accounting
  principles................................................    1,062       1,312       1,136
Cumulative effect of change in accounting for derivative
  instruments and hedging activities, net of tax............        4          --          --
Cumulative effect of change in accounting for securitized
  financial assets, net of tax..............................       (1)         --          --
Cumulative effect of change in accounting for
  insurance-related assessments, net of tax and minority
  interest..................................................       --          --        (135)
Cumulative effect of change in accounting for insurance and
  reinsurance contracts that do not transfer insurance risk,
  net of tax and minority interest..........................       --          --          23
                                                               ------      ------      ------
Net income..................................................   $1,065      $1,312      $1,024
                                                               ======      ======      ======

                See notes to consolidated financial statements.

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET


                                                               AT DECEMBER 31,
                                                              ------------------
                                                               2001       2000
                                                              -------    -------
                                                                (IN MILLIONS,
                                                                EXCEPT SHARES)
ASSETS
Fixed maturities, available for sale at fair value
  (including $976 and $1,042 at December 31, 2001 and 2000,
  respectively, subject to securities lending agreements)
  (amortized cost $25,461 and $24,332)......................  $25,851    $25,001
Equity securities, at fair value (cost $1,079 and $1,062)...    1,083      1,019
Mortgage loans..............................................      274        286
Real estate held for sale...................................       38         47
Short-term securities.......................................    2,798      2,566
Trading securities..........................................      628         --
Other investments...........................................    1,947      1,835
                                                              -------    -------
     Total investments......................................   32,619     30,754
                                                              -------    -------
Cash........................................................      237        196
Investment income accrued...................................      360        355
Premium balances receivable.................................    3,657      3,262
Reinsurance recoverables....................................   11,047      9,444
Deferred acquisition costs..................................      768        614
Deferred federal income taxes...............................    1,182      1,097
Contractholder receivables..................................    2,198      2,104
Goodwill....................................................    2,577      2,475
Other assets................................................    3,133      3,549
                                                              -------    -------
     Total assets...........................................  $57,778    $53,850
                                                              =======    =======
LIABILITIES
Claims and claim adjustment expense reserves................  $30,737    $28,442
Unearned premium reserves...................................    5,667      4,792
Contractholder payables.....................................    2,198      2,104
Notes payable to affiliates.................................    1,697      2,156
Long-term debt..............................................      380        850
Other liabilities...........................................    5,513      5,392
                                                              -------    -------
     Total liabilities......................................   46,192     43,736
                                                              -------    -------
TIGHI-obligated mandatorily redeemable securities of
  subsidiary trusts holding solely junior subordinated debt
  securities of TIGHI.......................................      900        900
                                                              -------    -------
SHAREHOLDER'S EQUITY
Common stock, $100 par value, 15,000 shares authorized;
  1,500 shares issued and outstanding.......................       --         --
Additional paid-in capital..................................    4,440      3,823
Retained earnings...........................................    6,004      4,990
Accumulated other changes in equity from nonowner sources...      242        401
                                                              -------    -------
     Total shareholder's equity.............................   10,686      9,214
                                                              -------    -------
     Total liabilities and shareholder's equity.............  $57,778    $53,850
                                                              =======    =======


                See notes to consolidated financial statements.

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY


                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                   -------------------------------------------------
                                                                                      SHARES
                                                                               ---------------------
                                                    2001      2000     1999    2001    2000    1999
                                                   -------   ------   ------   -----   -----   -----
                                                             (IN MILLIONS, EXCEPT SHARES)
COMMON STOCK AND ADDITIONAL
  PAID-IN CAPITAL
Balance, beginning of year.......................  $ 3,823   $3,792   $3,764   1,500   1,500   1,500
Acquisition of affiliates........................      578       --       --
Other............................................       39       31       28      --      --      --
                                                   -------   ------   ------   -----   -----   -----
Balance, end of year.............................    4,440    3,823    3,792   1,500   1,500   1,500
                                                   -------   ------   ------   -----   -----   -----
RETAINED EARNINGS
Balance, beginning of year.......................    4,990    2,819    1,242
Net income.......................................    1,065    1,312    1,024
Receipts from former subsidiaries................      475      859      553
Dividends........................................     (526)      --       --
                                                   -------   ------   ------
Balance, end of year.............................    6,004    4,990    2,819
                                                   -------   ------   ------
ACCUMULATED OTHER CHANGES IN EQUITY FROM NONOWNER
  SOURCES, NET OF TAX
Balance, beginning of year.......................      401     (171)     765
Net unrealized gains on investment securities
  obtained as part of affiliate acquisition......       21       --       --
Net unrealized gain (loss) on investment
  securities, net of reclassification adjustment
  (see note 10)..................................     (173)     579     (944)
Foreign currency translation adjustments.........       (3)      (7)       8
Cumulative effect of change in accounting for
  derivative instruments and hedging
  activities.....................................       (4)      --       --
                                                   -------   ------   ------
Balance, end of year.............................      242      401     (171)
                                                   -------   ------   ------   -----   -----   -----
Total shareholder's equity and shares
  outstanding....................................  $10,686   $9,214   $6,440   1,500   1,500   1,500
                                                   =======   ======   ======   =====   =====   =====
SUMMARY OF CHANGES IN EQUITY FROM NONOWNER
  SOURCES
Net income.......................................  $ 1,065   $1,312   $1,024
Other changes in equity from nonowner sources,
  net of tax.....................................     (180)     572     (936)
                                                   -------   ------   ------
Total changes in equity from nonowner sources....  $   885   $1,884   $   88
                                                   =======   ======   ======


                See notes to consolidated financial statements.

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                2001        2000        1999
                                                              --------    --------    --------
                                                                       (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................  $  1,065    $  1,312    $  1,024
  Adjustments to reconcile net income to net cash provided
    by operating activities
    Realized investment gains...............................      (323)        (47)       (112)
    Cumulative effect of changes in accounting principles,
      net of tax............................................        (3)         --         112
    Depreciation and amortization...........................       101          90          73
    Deferred federal income taxes...........................        11         167         212
    Amortization of deferred policy acquisition costs.......     1,539       1,298       1,260
    Premium balances receivable.............................      (174)       (179)        107
    Reinsurance recoverables................................    (1,386)       (168)       (122)
    Deferred policy acquisition costs.......................    (1,620)     (1,355)     (1,266)
    Insurance reserves......................................     1,887        (102)       (627)
    Other...................................................       122        (352)       (190)
                                                              --------    --------    --------
      Net cash provided by operating activities.............     1,219         664         471
                                                              --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities of investments
  Fixed maturities..........................................     2,081       1,806       1,678
  Mortgage loans............................................        16         289         231
Proceeds from sales of investments
  Fixed maturities..........................................    14,467      12,507      10,023
  Equity securities.........................................       455       2,355         873
  Real estate held for sale.................................        --          19         122
Purchases of investments
  Fixed maturities..........................................   (15,989)    (12,803)    (10,840)
  Equity securities.........................................       (67)     (2,332)     (1,072)
  Mortgage loans............................................        (4)        (40)        (42)
  Real estate...............................................        (6)         --          --
  Tender offer of minority interest shareholders............        --      (2,399)         --
  Short-term securities, net................................      (106)     (1,087)        (73)
  Other investments, net....................................      (671)       (596)       (519)
  Securities transactions in course of settlement...........        58         491        (279)
  Business acquisitions.....................................      (329)       (298)         --
                                                              --------    --------    --------
      Net cash provided by (used in) investing activities...       (95)     (2,088)        102
                                                              --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of long-term debt.................................      (500)         --        (400)
  Issuance of note payable to affiliate.....................       500       2,391          --
  Payments of notes payable to affiliates...................    (1,040)     (1,688)       (738)
  Receipts from former subsidiaries.........................       475         859         553
  Return of capital from former subsidiaries................         8           3           5
  Dividends to parent company...............................      (526)         --          --
                                                              --------    --------    --------
      Net cash provided by (used in) financing activities...    (1,083)      1,565        (580)
                                                              --------    --------    --------
  Net increase (decrease) in cash...........................        41         141          (7)
  Cash at beginning of period...............................       196          55          62
                                                              --------    --------    --------
  Cash at end of period.....................................  $    237    $    196    $     55
                                                              ========    ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Income taxes paid.........................................  $    326    $    310    $    346
  Interest paid.............................................  $    130    $    155    $    165
                                                              ========    ========    ========


                See notes to consolidated financial statements.

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Travelers Property Casualty Corp. (formerly known as The Travelers Insurance Group Inc.)(TPC), an indirect, wholly-owned subsidiary of Citigroup Inc. (Citigroup), and its subsidiaries (collectively, the Company). TPC is being reorganized in connection with Citigroup's announced plans for the sale of up to 20% of its property casualty business in a proposed initial public offering, followed by a tax-free distribution of Citigroup's entire equity interest, subject to regulatory approval and receipt of a private letter ruling from the Internal Revenue Service that the distribution will be tax-free to Citigroup, its stockholders and TPC. The consolidated financial statements include the adjustments necessary to reflect the reorganization of TPC's operations as if those changes have been consummated prior to the proposed public offering.


     TPC's consolidated financial statements include the accounts of its primary subsidiary, Travelers Insurance Group Holdings Inc. (formerly known as Travelers Property Casualty Corp.) (TIGHI), a property casualty insurance holding company. Also included are the accounts of CitiInsurance International Holdings Inc. and its subsidiaries (CitiInsurance), whose principal assets are its investments in the property casualty and life operations of Fubon Insurance Co., Ltd. and Fubon Assurance Co., Ltd. On February 28, 2002, TPC sold CitiInsurance to other Citigroup affiliated companies for $403 million, its net book value. It has also agreed to purchase from Citigroup the premises located at One Tower Square, Hartford, Connecticut and other properties for $68 million.


     Pursuant to the reorganization referred to above, TPC's consolidated financial statements have been adjusted to exclude the accounts of certain wholly-owned TPC subsidiaries, principally The Travelers Insurance Company (TIC) and its subsidiaries (its U.S. life insurance operations), certain other wholly-owned non-insurance subsidiaries of TPC and substantially all of TPC's assets and certain liabilities not related to the property casualty business.

     During April 2000, TPC completed a cash tender offer to purchase all of the outstanding shares of Class A Common Stock of TIGHI at a price of $41.95 per share. See note 2.

     The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and claims and expenses during the reporting period. Actual results could differ from those estimates.

     Certain reclassifications have been made to prior years' financial statements to conform to the current year's presentation. Significant intercompany transactions and balances have been eliminated.

  OTHER TRANSACTIONS

     The following transactions have been or will be completed in conjunction with the corporate reorganization and the offerings:


     In February 2002, the Company's board of directors declared a dividend of $1.0 billion to Citigroup in the form of a non-interest bearing note payable on December 31, 2002.



     In February 2002, the Company's board of directors also declared a dividend of $3.7 billion to Citigroup in the form of a $3.7 billion note payable in two installments. The first installment of $150 million will be payable on May 9, 2004 and the second installment of $3.55 billion will be payable on February 7, 2017. This note begins to bear interest after May 9, 2002 at a rate of 7.25% per annum. This note may be prepaid at any time in whole or in part without penalty or premium.

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

     In conjunction with the purchase of TIGHI's outstanding shares in April 2000, TPC entered into a note agreement with Citigroup. On February 7, 2002, this note agreement was replaced by a new note agreement. Under the terms of the new note agreement, interest accrues on the aggregate principal amount outstanding at the commercial paper rate (the then current short-term rate) plus 10 basis points per annum. Interest is compounded monthly. The principal amount of the note may be prepaid in whole or in part without penalty and is due on April 30, 2005. At December 31, 2001 and 2000, the principal outstanding under the prior note agreement was $1.2 billion and $1.9 billion, respectively. At March 1, 2002, the outstanding amount under the new note agreement was $1.1 billion.


     In connection with the corporate reorganization. TPC has agreed to purchase from an affiliate the premises located at One Tower Square, Hartford, Connecticut and other properties for $68 million which it currently leases. See note 12.

     Citigroup has offered to enter into an agreement which will provide that in any year the Company records additional asbestos related income statement charges in excess of $150 million, net of any reinsurance, Citigroup will pay the Company the amount of any such excess up to a cumulative aggregate of $800 million, reduced by the tax effect of the highest applicable federal income tax rate.


     Concurrently with the initial public offering, TPC is offering $850 million of its convertible notes due 2032.


  ACCOUNTING CHANGES

     Accounting for Derivative Instruments and Hedging Activities

     Effective January 1, 2001, the Company adopted the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133). FAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a recognized asset or liability or of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. See note 13.

     As a result of adopting FAS 133, the Company recorded a benefit of $4 million after tax, reflected as a cumulative catch-up adjustment in the consolidated statement of income and a charge of $4 million after tax, reflected as a cumulative catch-up adjustment in the accumulated other changes in equity from nonowner sources section of shareholder's equity. In addition, the Company redesignated certain investments as trading from available for sale in accordance with the transition provisions of FAS 133 resulting in a gross gain of $12 million, reflected in realized investment gains (losses).

    Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets

     Effective April 1, 2001, the Company adopted FASB Emerging Issues Task Force (EITF) 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets" (EITF 99-20). EITF 99-20 provides new guidance on the recognition and

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES measurement of interest income and impairment on certain investments, e.g., certain asset-backed securities. The recognition of impairment resulting from the adoption of EITF 99-20 is to be recorded as a cumulative catch-up adjustment as of the beginning of the fiscal quarter in which it is adopted. Interest income on beneficial interests falling within the scope of EITF 99-20 is to be recognized prospectively. As a result of adopting EITF 99-20, the Company recorded a charge of $1 million after tax, reflected as a cumulative catch-up adjustment. The implementation of this EITF did not have a significant impact on results of operations, financial condition or liquidity.

     Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

     In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125" (FAS 140). Provisions of FAS 140 primarily relating to transfers of financial assets and securitizations that differ from provisions of "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (FAS 125) are effective for transfers taking place after March 31, 2001. Special purpose entities (SPEs) used in securizations that are currently qualifying SPEs under FAS 125 will continue to be treated as qualifying SPEs as long as they issue no new beneficial interests and accept no new asset transfers after March 31, 2001, other than transfers committed to prior to that date. Under FAS 140, qualifying SPEs are not consolidated by the transferor. FAS 140 also amends the accounting for collateral and requires new disclosures for collateral, securitizations and retained interests in securitizations. These provisions were effective for financial statements for fiscal years ending after December 15, 2000. The accounting for collateral, as amended, requires (a) certain assets pledged as collateral to be separately reported in the consolidated balance sheet from assets not so encumbered and (b) disclosure of assets pledged as collateral that have not been reclassified and separately reported. The adoption of FAS 140 did not have a significant effect on results of operations, financial condition or liquidity. See note 4.

    Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk

     Effective January 1, 1999, the Company adopted the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants' (AcSEC) Statement of Position 98-7, "Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk" (SOP 98-7). SOP 98-7 provides guidance on how to account for insurance and reinsurance contracts that do not transfer insurance risk and applies to all entities and all such contracts, except for long-duration life and health insurance contracts. The method used to account for such contracts is referred to as deposit accounting. This SOP does not address when deposit accounting should be applied. SOP 98-7 identifies several methods of deposit accounting for insurance and reinsurance contracts that do not transfer insurance risk and provides guidance on the application of each method. The effect of initially adopting SOP 98-7 is to be reported as a cumulative catch-up adjustment. Restatement of previously issued financial statements is not permitted. As a result of adopting SOP 98-7, the Company recorded a benefit of $23 million after tax and minority interest, reflected as a cumulative catch-up adjustment. This SOP did not have a significant impact on results of operations, financial condition or liquidity.

     Accounting by Insurance and Other Enterprises for Insurance-Related Assessments

     Effective January 1, 1999, the Company adopted the AcSEC Statement of Position 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments" (SOP 97-3). SOP 97-3 provides guidance for determining when an entity should recognize a liability for guaranty-fund and other insurance-related assessments, how to measure that liability, and when an asset may be recognized for the recovery of such assessments through premium tax offsets or policy surcharges. The

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES effect of the initial adoption of this SOP is to be reported as a cumulative catch-up adjustment. Restatement of previously issued financial statements is not permitted. As a result of adopting SOP 97-3, the Company recorded a charge of $135 million after tax and minority interest, reflected as a cumulative catch-up adjustment. Aside from the initial impact at adoption, this SOP did not have a significant impact on results of operations, financial condition or liquidity.

  ACCOUNTING POLICIES

     Investments

     Fixed maturities include bonds, notes and redeemable preferred stocks. Fixed maturities are valued based upon quoted market prices or dealer quotes, or if quoted market prices or dealer quotes are not available, discounted expected cash flows using market rates commensurate with the credit quality and maturity of the investment. Also included in fixed maturities are loan-backed and structured securities, which are amortized using the retrospective method. The effective yield used to determine amortization is calculated based upon actual historical and projected future cash flows, which are obtained from a widely-accepted securities data provider. Fixed maturities, including instruments subject to securities lending agreements (see note 4), are classified as "available for sale" and are reported at fair value, with unrealized investment gains and losses, net of income taxes, charged or credited directly to shareholder's equity.

     Equity securities, which include common and nonredeemable preferred stocks, are classified as available for sale and carried at fair value based primarily on quoted market prices. Changes in fair values of equity securities are charged or credited directly to shareholder's equity, net of income taxes.

     Mortgage loans are carried at amortized cost. A mortgage loan is considered impaired when it is probable that the Company will be unable to collect principal and interest amounts due. For mortgage loans that are determined to be impaired, a reserve is established for the difference between the amortized cost and fair market value of the underlying collateral. In estimating fair value, the Company uses interest rates reflecting the returns required in the current real estate financing market. Impaired loans were not significant at December 31, 2001 and 2000.

     Real estate held for sale is carried at the lower of cost or fair value less estimated costs to sell. Fair value is established at the time of acquisition by internal analysis or external appraisers, using discounted cash flow analyses and other acceptable techniques. Thereafter, an impairment is taken if the carrying value of the property exceeds its current fair value less estimated costs to sell.

     Accrual of income is suspended on fixed maturities or mortgage loans that are in default, or on which it is likely that future payments will not be made as scheduled. Interest income on investments in default is recognized only as payment is received. Investments included in the consolidated balance sheet that were not income-producing for the preceding 12 months were not significant.

     Trading securities and related liabilities are normally held for periods of less than six months. These investments are marked to market with the change recognized in net investment income during the current period.

     Short-term securities, consisting primarily of money market instruments and other debt issues purchased with a maturity of less than one year, are carried at amortized cost, which approximates fair value.

     Other invested assets include partnership investments and real estate joint ventures accounted for on the equity method of accounting. Undistributed income is reported in net investment income.

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

     Investment Gains and Losses

     Realized investment gains and losses are included as a component of pretax revenues based upon specific identification of the investments sold on the trade date. Other-than-temporary declines in fair value of investments are included in realized investment gains and losses.

     Reinsurance Recoverables

     Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured business. The Company evaluates and monitors the financial condition of its reinsurers under voluntary reinsurance arrangements to minimize its exposure to significant losses from reinsurer insolvencies.

     Deferred Acquisition Costs

     Amounts which vary with and are primarily related to the production of new business, primarily commissions and premium taxes, are deferred and amortized pro rata over the contract periods in which the related premiums are earned. Deferred acquisition costs are reviewed to determine if they are recoverable from future income, and if not, are charged to expense. Future investment income attributable to related premiums is taken into account in measuring the recoverability of the carrying value of this asset. All other acquisition expenses are charged to operations as incurred.

     Contractholder Receivables and Payables

     Under certain workers' compensation insurance contracts with deductible features, the Company is obligated to pay the claimant for the full amount of the claim. The Company is subsequently reimbursed by the policyholder for the deductible amount. These amounts are included on a gross basis in the consolidated balance sheet in contractholder payables and contractholder receivables, respectively.

     Goodwill and Intangible Assets

     Prior to the adoption of FASB Statements of Financial Accounting Standards No. 141, "Business Combinations" (FAS 141) and No. 142, "Goodwill and Other Intangible Assets" (FAS 142), which will be applied to goodwill and intangible asset amortization in the first quarter of 2002, goodwill is generally being amortized on a straight-line basis over a 40-year period. TPC's purchase of the outstanding shares of Class A Common Stock of TIGHI (see note 1, basis of presentation) generated goodwill of approximately $1.0 billion, which is being amortized on a straight-line basis over a 36-year period. The Company's acquisition of The Northland Company and its subsidiaries (see note 2) included goodwill and intangible assets of approximately $243 million, which are being amortized on a straight-line basis over a 20-year period for goodwill and periods of 15 to 20 years for the intangible assets. The Company's acquisition of the surety business of Reliance Group Holdings, Inc. (Reliance Surety) (see note 2) included an intangible asset of approximately $450 million, which is being amortized on a straight-line basis over a 15-year period. Amortization expense included in the consolidated statement of income was $107 million, $84 million and $43 million for the years ended December 31, 2001, 2000 and 1999, respectively.

     The carrying amount of these assets is regularly reviewed for indicators of impairments in value. Impairments would be recognized in operating results if a permanent diminution in value is deemed to have occurred, based upon an evaluation of expected future cash flows for the Company in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." An impairment would be measured by the amount the present value of the expected future net cash flows from operating activities of the Company

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

(applying the discount rate(s) used to determine the fair value of the acquired assets and assumed liabilities at the date of acquisition) is less than the carrying amount of goodwill.

     Upon adoption of FAS 141 and FAS 142, the Company will stop amortizing goodwill and intangible assets deemed to have an infinite useful life. Instead, these assets will be subject to an annual review for impairment. Other intangible assets that are not deemed to have an indefinite useful life will continue to be amortized over their useful lives. See note 1, Summary of Significant Accounting Policies, Accounting Standards not yet Adopted.

     Claims and Claim Adjustment Expense Reserves

     Claims and claim adjustment expense reserves represent estimated provisions for both reported and unreported claims incurred and related expenses. The reserves are adjusted regularly based upon experience. Included in the claims and claim adjustment expense reserves in the consolidated balance sheet at both December 31, 2001 and 2000 are $1.4 billion of reserves related to workers' compensation that have been discounted using an interest rate of 5%.

     In determining claims and claim adjustment expense reserves, the Company carries on a continuing review of its overall position, its reserving techniques and its reinsurance. The reserves are also reviewed periodically by a qualified actuary employed by the Company. These reserves represent the estimated ultimate cost of all incurred claims and claim adjustment expenses. Since the reserves are based on estimates, the ultimate liability may be more or less than such reserves. The effects of changes in such estimated reserves are included in the results of operations in the period in which the estimates are changed. Such changes may be material to the results of operations and could occur in a future period.

     Other Liabilities


     Included in other liabilities in the consolidated balance sheet is the Company's estimate of its liability for guaranty-fund and other insurance-related assessments. The liability for expected state guaranty-fund and other premium-based assessments is recognized as the Company writes or becomes obligated to write or renew the premiums on which the assessments are expected to be based. The liability for loss-based assessments is recognized as the related losses are incurred. At December 31, 2001 and 2000, the Company had a liability of $200 million and $223 million, respectively, for guaranty-fund and other assessments and related recoveries of $23 million and $28 million, respectively. The liability for such assessments and their related recoveries are not discounted for the time value of money. The assessments are expected to be paid over a period ranging from one year to the life expectancy of certain workers' compensation claimants and the recoveries are expected to occur over the same period of time.



     Also included in other liabilities is an accrual for policyholder dividends. Certain insurance contracts, primarily workers compensation, are participating whereby dividends are paid to policyholders in accordance with contract provisions. Policyholder dividends are accrued against earnings using best available estimates of amounts to be paid.


     Statutory Accounting Practices

     The Company's insurance subsidiaries, domiciled principally in the State of Connecticut, prepare statutory financial statements in accordance with the accounting practices prescribed or permitted by the insurance departments of the states of domicile. Prescribed statutory accounting practices are those practices that are incorporated directly or by reference in state laws, regulations, and general administrative rules applicable to all insurance enterprises domiciled in a particular state. Permitted statutory accounting practices include practices not prescribed by the domiciliary state, but allowed by the domiciliary state

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES regulatory authority. The impact of any permitted accounting practices on statutory surplus of the Company is not material.

     Premiums and Unearned Premium Reserves

     Premiums are recognized as revenues pro rata over the policy period. Unearned premium reserves represent the unexpired portion of policy premiums. Accrued retrospective premiums are included in premium balances receivable.

     Fee Income

     Fee income includes servicing fees from carriers and revenues from large deductible policies and service contracts and are recognized pro rata over the contract or policy periods.

     Other Revenues

     Other revenues include revenues from premium installment charges, which are recognized as collected, revenues of noninsurance subsidiaries other than fee income and gains and losses on dispositions of assets and operations other than realized investment gains and losses.

     Federal Income Taxes

     The provision for federal income taxes comprises two components, current income taxes and deferred income taxes. Deferred federal income taxes arise from changes during the year in cumulative temporary differences between the tax basis and book basis of assets and liabilities.

     Stock-Based Compensation

     The Company accounts for the stock-based compensation plans using the accounting method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and has included in the notes to consolidated financial statements the pro forma disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123). See note 15. The Company accounts for its stock-based non-employee compensation plans at fair value.

     Derivative Financial Instruments

     The Company uses derivative financial instruments, including interest rate swaps, equity swaps, options, forward contracts and financial futures, as a means of hedging exposure to interest rate, equity price change and foreign currency risk. The Company's insurance subsidiaries do not hold or issue derivative instruments for trading purposes. In 2000 these derivative financial instruments were treated as off-balance-sheet risk. Beginning January 1, 2001, the Company adopted FAS 133 which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. Where applicable, hedge accounting is used to account for derivatives. To qualify for hedge accounting, the changes in value of the derivative must be expected to substantially offset the changes in value of the hedged item. Hedges are monitored to ensure that there is a high correlation between the derivative instruments and the hedged investment. Derivatives that do not qualify for hedge accounting are marked to market with the changes in market value reflected in the consolidated statement of income.

     Interest rate swaps, equity swaps, options, forward contracts and financial futures were not significant at December 31, 2001 and 2000. See note 13.

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

  ACCOUNTING STANDARDS NOT YET ADOPTED

     Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others

     In December 2001, AcSEC issued Statement of Position 01-06, "Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others" (SOP 01-06). This SOP applies to any entity that lends to or finances the activities of others. SOP 01-06 clarifies that accounting and financial reporting practices for lending and financing activities should be the same regardless of the type of entity engaging in those activities. SOP 01-06 provides certain presentation and disclosure changes for entities with trade receivables as part of the objective of requiring consistent accounting and reporting for like transactions. This SOP also provides specific guidance for other types of transactions specific to certain financial institutions. To the extent an entity is not considered such a financial institution, the other guidance provided is not applicable. This SOP is effective for annual and interim financial statements issued for fiscal years beginning after December 15, 2001. The adoption of this SOP is not expected to have a significant impact on the Company's results of operations, financial condition or liquidity.

     Business Combinations, Goodwill and Other Intangible Assets

     In July 2001, the FASB issued Statements of Financial Accounting Standards No. 141, "Business Combinations" (FAS 141) and No. 142, "Goodwill and Other Intangible Assets" (FAS 142). These standards change the accounting for business combinations by, among other things, prohibiting the prospective use of pooling-of-interests accounting and requiring companies to stop amortizing goodwill and certain intangible assets with an indefinite useful life created by business combinations accounted for using the purchase method of accounting. Instead, goodwill and intangible assets deemed to have an indefinite useful life will be subject to an annual review for impairment. Other intangible assets that are not deemed to have an indefinite useful life will continue to be amortized over their useful lives. The Company will apply the new rules on accounting for goodwill and other intangible assets in the first quarter of 2002 and for purchase business combinations consummated after June 30, 2001.

     Upon adoption, the Company will stop amortizing goodwill. Based on the current levels of goodwill, this would reduce general and administrative expenses and increase net income by approximately $72 million in 2002. In addition, the Company has performed the transitional impairment tests using the fair value approach required by the new standard. Based upon these tests, the Company expects to impair approximately $243 million of goodwill and indefinite-lived intangible assets, all attributable to The Northland Company and subsidiaries, as a cumulative catch-up adjustment as of January 1, 2002.

     Asset Retirement Obligations

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (FAS 143). FAS 143 changes the measurement of an asset retirement obligation from a cost-accumulation approach to a fair value approach, where the fair value (discounted value) of an asset retirement obligation is recognized as a liability in the period in which it is incurred and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and subsequently amortized into expense. The pre-FAS 143 prescribed practice of reporting a retirement obligation as a contra-asset will no longer be allowed. The Company is in the process of assessing the impact of this new standard that will take effect on January 1, 2003.

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

     Impairment or Disposal of Long-Lived Assets

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (FAS
144). FAS 144 establishes a single accounting model for long-lived assets to be disposed of by sale. A long-lived asset classified as held for sale is to be measured at the lower of its carrying amount or fair value less cost to sell. Depreciation (amortization) is to cease. Impairment is recognized only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and is measured as the difference between the carrying amount and fair value of the asset. Long-lived assets to be abandoned, exchanged for a similar productive asset, or distributed to owners in a spin-off are considered held and used until disposed of. Accordingly, discontinued operations are no longer to be measured on a net realizable value basis, and future operating losses are no longer recognized before they occur.

     The Company will adopt FAS 144 effective January 1, 2002. The provisions of the new standard are generally to be applied prospectively and are not expected to significantly affect the Company's results of operations, financial condition or liquidity.

  NATURE OF OPERATIONS

     The Company comprises two business segments: Commercial Lines and Personal Lines. See note 3.

     Commercial Lines

     Commercial Lines offers a broad array of property and casualty insurance and insurance-related services. Protection is afforded to customers of Commercial Lines for the risks of property loss such as fire and windstorm, financial loss such as business interruption from property damage, liability claims arising from operations and workers' compensation benefits through insurance products where risk is transferred from the customer to Commercial Lines. Coverages include workers' compensation, general liability, commercial multi-peril, commercial automobile, property, fidelity and surety, professional liability, and several miscellaneous coverages.

     Commercial Lines is organized into five marketing and underwriting groups, each of which focuses on a particular client base or product grouping to provide products and services that specifically address customers' needs: National Accounts, Commercial Accounts, Select Accounts, Bond and Gulf.

     National Accounts provides a variety of casualty products to large companies. Products are marketed through national and regional brokers. Programs offered by National Accounts include risk management services, such as claims settlement, loss control and risk management information services, which are generally offered in connection with a large deductible or self-insured program, and risk transfer, which is typically provided through a guaranteed cost or retrospectively rated insurance policy. National Accounts also includes the Company's residual market business, which primarily offers workers' compensation products and services to the involuntary market.

     Commercial Accounts serves primarily mid-sized businesses for casualty products and both large and mid-sized businesses for property products. Commercial Accounts sells a broad range of property and casualty insurance products, with an emphasis on guaranteed cost products, through a large network of independent agents and brokers. Within Commercial Accounts, the Company has a specialty unit which primarily writes coverages for the trucking industry and has dedicated operations that exclusively target the construction industry, providing insurance and risk management services for virtually all areas of construction. These dedicated operations reflect the Company's focus on industry specialization.

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

     Select Accounts serves small businesses. Select Accounts' products are generally guaranteed cost policies, often a packaged product covering property and liability exposures. The products are sold through independent agents.

     Bond markets its products to national, mid-sized and small customers as well as individuals, and distributes them through both national and wholesale brokers, and retail agents and regional brokers. Bond's range of products includes fidelity and surety bonds, excess SIPC, directors' and officers' liability insurance, errors and omissions insurance, professional liability insurance, employment practices liability insurance, fiduciary liability insurance, and other related coverages.

     Gulf markets products to national, mid-sized and small customers, and distributes them through both wholesale brokers and retail agents. Gulf provides a diverse product and program portfolio of specialty insurance lines, with particular emphasis on management and professional liability. Products include various types of directors' and officers' insurance, fiduciary, employment practices liability, errors and omissions coverages, and fidelity and commercial crime coverages.


     Net written premiums by market for the three years ended December 31:



                                                            2001      2000      1999
                                                           ------    ------    ------
                                                                 (IN MILLIONS)
National Accounts........................................  $  419    $  352    $  488
Commercial Accounts......................................   2,396     2,099     1,816
Select Accounts..........................................   1,713     1,575     1,494
Bond.....................................................     590       487       207
Gulf.....................................................     608       517       403
                                                           ------    ------    ------
Total net written premiums...............................  $5,726    $5,030    $4,408
                                                           ======    ======    ======


     Personal Lines

     Personal Lines writes virtually all types of property and casualty insurance covering personal risks. The primary coverages in Personal Lines are personal automobile and homeowners insurance sold to individuals. These products are distributed through independent agents, sponsoring organizations such as employee and affinity groups, and joint marketing arrangements with other insurers.

     Personal automobile policies provide coverage for liability to others for both bodily injury and property damage, and for physical damage to an insured's own vehicle from collision and various other perils. In addition, many states require policies to provide first-party personal injury protection, frequently referred to as no-fault coverage.

     Homeowners policies are available for dwellings, condominiums, mobile homes and rental property contents. Protection against losses to dwellings and contents from a wide variety of perils is included in these policies, as well as coverage for liability arising from ownership or occupancy.


     Net written premiums by product line for the three years ended December 31:



                                                            2001      2000      1999
                                                           ------    ------    ------
                                                                 (IN MILLIONS)
Personal automobile......................................  $2,591    $2,366    $2,369
Homeowners and other.....................................   1,517     1,447     1,436
                                                           ------    ------    ------
Total net written premiums...............................  $4,108    $3,813    $3,805
                                                           ======    ======    ======

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

     Catastrophe Exposure

     The Company has a geographic exposure to catastrophe losses in certain areas of the country. Catastrophes can be caused by various natural and man-made events including hurricanes, windstorms, earthquakes, hail, severe winter weather, explosions and fires. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes and earthquakes may produce significant damage in larger areas, especially those that are heavily populated. The Company generally seeks to reduce its exposure to catastrophes through individual risk selection and the purchase of catastrophe reinsurance.

2. ACQUISITIONS

     On October 1, 2001, the Company paid $329 million to Associates First Capital Corp., an affiliate, for The Northland Company and its subsidiaries and Associates Lloyds Insurance Company. These entities had a combined net book value of $572 million. The excess of this net book value over the purchase price was reflected as a contribution to the Company. In addition, on October 3, 2001, the capital stock of CitiCapital Insurance Company (formerly known as Associates Insurance Company), with a net book value of $356 million, was contributed to the Company. The prior period financial statements were not restated due to immateriality.

     In the third quarter of 2000, the Company purchased the renewal rights to a portion of Reliance Group Holdings, Inc.'s commercial lines middle-market book of business. The Company also acquired the renewal rights to Frontier Insurance Group, Inc.'s environmental, excess and surplus lines casualty businesses and certain classes of surety business. The final purchase price for these transactions, which was dependent on the level of business renewed by the Company, was approximately $27 million.

     On May 31, 2000, the Company completed the acquisition of the surety business of Reliance Group Holdings, Inc. (Reliance Surety) for $580 million. In connection with the acquisition, the Company entered into a reinsurance arrangement for pre-existing business, and the resulting net cash outlay for this transaction was approximately $278 million. This transaction included the acquisition of an intangible asset of approximately $450 million, which is being amortized over 15 years. The results of operations and the assets and liabilities acquired from Reliance Surety are included in the financial statements beginning June 1, 2000. This acquisition was accounted for as a purchase.

     During April 2000, TPC completed a cash tender offer to purchase all of the outstanding shares of TIGHI that it did not already own at a price of $41.95 per share. The total cost of the shares acquired was approximately $2.4 billion and generated goodwill of approximately $1.0 billion, which is being amortized over the remaining 36 years since TPC's original investment. The goodwill represents the excess of the cost of the acquired shares over the minority interest liability recorded by TPC. In conjunction with the purchase of TIGHI's outstanding shares, TPC entered into a note agreement with Citicorp, a unit of Citigroup, to borrow up to a maximum of $2.6 billion. See note 1.

3. SEGMENT INFORMATION

     The Company comprises two reportable business segments: Commercial Lines and Personal Lines.

     The Commercial Lines business segment serves businesses of all sizes, providing a full range of primary and excess insurance and risk management and insurance-related services. The Commercial Lines segment offers workers' compensation, general liability, commercial multi-peril, commercial automobile, property, fidelity and surety, professional liability, and several miscellaneous coverages.

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

     The Personal Lines business segment serves consumers and writes virtually all types of property and casualty insurance covering personal risks. The primary coverages in Personal Lines are personal automobile and homeowners insurance.

     The accounting policies used to generate the following segment data are the same as those described in the summary of significant accounting policies in note 1. The amount of investments in equity method investees and total expenditures for additions to long-lived assets other than financial instruments were not significant.

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

                                                                                          TOTAL
                                                              COMMERCIAL    PERSONAL    REPORTABLE
AT AND FOR THE YEAR ENDED DECEMBER 31,                          LINES        LINES       SEGMENTS
--------------------------------------                        ----------    --------    ----------
                                                                         (IN MILLIONS)
2001
Revenues
  Premiums..................................................    $5,431       $3,964      $ 9,395
  Net investment income.....................................     1,615          410        2,025
  Fee income................................................       347           --          347
  Realized investment gains.................................       319            6          325
  Other.....................................................        39           74          113
                                                                ------       ------      -------
          Total revenues....................................    $7,751       $4,454      $12,205
                                                                ======       ======      =======
Amortization and depreciation...............................    $  954       $  695      $ 1,649
Federal income taxes........................................       301           97          398
Operating income............................................       749          241          990
Assets......................................................    48,235        8,369       56,604
2000
Revenues
  Premiums..................................................    $4,747       $3,715      $ 8,462
  Net investment income.....................................     1,713          446        2,159
  Fee income................................................       312           --          312
  Realized investment gains.................................        47           --           47
  Other.....................................................        16           71           87
                                                                ------       ------      -------
          Total revenues....................................    $6,835       $4,232      $11,067
                                                                ======       ======      =======
Amortization and depreciation...............................    $  750       $  637      $ 1,387
Federal income taxes........................................       444          157          601
Operating income............................................     1,189          360        1,549
Assets......................................................    45,166        7,961       53,127
1999
Revenues
  Premiums..................................................    $4,375       $3,634      $ 8,009
  Net investment income.....................................     1,689          400        2,089
  Fee income................................................       275           --          275
  Realized investment gains (losses)........................       127          (15)         112
  Other.....................................................        26           58           84
                                                                ------       ------      -------
          Total revenues....................................    $6,492       $4,077      $10,569
                                                                ======       ======      =======
Amortization and depreciation...............................    $  662       $  663      $ 1,325
Federal income taxes........................................       405          159          564
Operating income............................................     1,077          368        1,445
Assets......................................................    42,799        7,576       50,375

     Operating income excludes realized investment gains (losses), the restructuring charge and the cumulative effect of changes in accounting principles, and is reflected net of tax.

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

  BUSINESS SEGMENT RECONCILIATIONS

                                                               AT AND FOR THE YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                 2001           2000           1999
                                                              ----------     ----------     ----------
                                                                           (IN MILLIONS)
REVENUE RECONCILIATION
Total revenues for reportable segments......................   $12,205        $11,067        $10,569
Other revenues(1)...........................................        26              4              4
                                                               -------        -------        -------
     Total consolidated revenues............................   $12,231        $11,071        $10,573
                                                               =======        =======        =======
INCOME RECONCILIATION, NET OF TAX
Total operating income for reportable segments..............   $   990        $ 1,549        $ 1,445
Other operating loss(2).....................................      (134)          (208)          (157)
Realized investment gains...................................       209             31             72
Cumulative effect of changes in accounting principles, net
  of minority interest......................................         3             --           (112)
Restructuring charge........................................        (3)            --             --
Minority interest...........................................        --            (60)          (224)
                                                               -------        -------        -------
     Total consolidated net income..........................   $ 1,065        $ 1,312        $ 1,024
                                                               =======        =======        =======
ASSET RECONCILIATION
Total assets for reportable segments........................   $56,604        $53,127        $50,375
Other assets(3).............................................     1,174            723            420
                                                               -------        -------        -------
     Total consolidated assets..............................   $57,778        $53,850        $50,795
                                                               =======        =======        =======

---------------
(1) The source of other revenues is businesses that are in run-off and are not significant.

(2) The primary component of the other operating loss is after-tax interest expense of $133 million, $192 million and $155 million in 2001, 2000 and 1999, respectively.

(3) Other assets consists primarily of the investment in CitiInsurance in 2001 and 2000, goodwill in each of 2001, 2000 and 1999 and reinsurance recoverables of businesses that were in run-off in 1999.

  ENTERPRISE-WIDE DISCLOSURES

     The Company generally does not accumulate revenues by product; therefore, it would be impracticable to provide revenues from external customers for each product.

     Revenues from internal customers, foreign revenues and foreign assets are not significant. The Company does not have revenue from transactions with a single customer amounting to 10 percent or more of its revenues.

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

4. INVESTMENTS

  FIXED MATURITIES

     The amortized cost and fair value of investments in fixed maturities classified as available for sale were as follows:

                                                                    AT DECEMBER 31, 2001
                                                          -----------------------------------------
                                                                       GROSS UNREALIZED
                                                          AMORTIZED    -----------------     FAIR
                                                            COST       GAINS     LOSSES      VALUE
                                                          ---------    ------    -------    -------
                                                                         (IN MILLIONS)
Mortgage-backed securities -- CMOs and pass-through
  securities............................................   $ 5,559      $107      $ 57      $ 5,609
U.S. Treasury securities and obligations of U.S.
  Government and government agencies and authorities....     1,361        37        15        1,383
Obligations of states, municipalities and political
  subdivisions..........................................    10,843       241        74       11,010
Debt securities issued by foreign governments...........       593        30         5          618
All other corporate bonds...............................     6,918       255       125        7,048
Redeemable preferred stock..............................       187         7        11          183
                                                           -------      ----      ----      -------
     Total..............................................   $25,461      $677      $287      $25,851
                                                           =======      ====      ====      =======

                                                                    AT DECEMBER 31, 2000
                                                          -----------------------------------------
                                                                       GROSS UNREALIZED
                                                          AMORTIZED    -----------------     FAIR
                                                            COST       GAINS     LOSSES      VALUE
                                                          ---------    ------    -------    -------
                                                                         (IN MILLIONS)
Mortgage-backed securities -- CMOs and pass-through
  securities............................................   $ 4,207      $117      $  5      $ 4,319
U.S. Treasury securities and obligations of U.S.
  Government and government agencies and authorities....     1,492        63         2        1,553
Obligations of states, municipalities and political
  subdivisions..........................................     9,757       443         6       10,194
Debt securities issued by foreign governments...........       710        18        11          717
All other corporate bonds...............................     7,918       192       130        7,980
Redeemable preferred stock..............................       248        10        20          238
                                                           -------      ----      ----      -------
     Total..............................................   $24,332      $843      $174      $25,001
                                                           =======      ====      ====      =======

     The amortized cost and fair value of fixed maturities by contractual maturity follow. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              AT DECEMBER 31, 2001
                                                              --------------------
                                                              AMORTIZED     FAIR
                                                                COST        VALUE
                                                              ---------    -------
                                                                 (IN MILLIONS)
Due in one year or less.....................................   $   788     $   801
Due after 1 year through 5 years............................     3,626       3,739
Due after 5 years through 10 years..........................     5,339       5,402
Due after 10 years..........................................    10,149      10,300
                                                               -------     -------
                                                                19,902      20,242
Mortgage-backed securities..................................     5,559       5,609
                                                               -------     -------
     Total..................................................   $25,461     $25,851
                                                               =======     =======

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

     The Company makes investments in collateralized mortgage obligations
(CMOs). CMOs typically have high credit quality, offer good liquidity, and provide a significant advantage in yield and total return compared to U.S. Treasury securities. The Company's investment strategy is to purchase CMO tranches which are protected against prepayment risk, including planned amortization class and last cash flow tranches. Prepayment protected tranches are preferred because they provide stable cash flows in a variety of scenarios. The Company does invest in other types of CMO tranches if a careful assessment indicates a favorable risk/return tradeoff. The Company does not purchase residual interests in CMOs.

     At December 31, 2001 and 2000, the Company held CMOs classified as available for sale with a fair value of $3.3 billion and $2.8 billion, respectively. Approximately 54% and 59% of the Company's CMO holdings are fully collateralized by GNMA, FNMA or FHLMC securities at December 31, 2001 and 2000, respectively. In addition, the Company held $2.3 billion and $1.5 billion of GNMA, FNMA or FHLMC mortgage-backed pass-through securities classified as available for sale at December 31, 2001 and 2000, respectively. Virtually all of these securities are rated Aaa.

     The Company engages in securities lending agreements whereby certain securities from its portfolio are loaned to other institutions for short periods of time. The Company generally receives cash collateral from the borrower, equal to at least the market value of the loaned securities plus accrued interest, and reinvests it in a short-term investment pool. See note 15. The loaned securities remain a recorded asset of the Company, however, the Company records a liability for the amount of the collateral held, representing its obligation to return the collateral related to these loaned securities, and reports that liability as part of other liabilities in the consolidated balance sheet. At December 31, 2001 and 2000, the Company held collateral of $1.0 billion and $1.1 billion, respectively.

     Proceeds from sales of fixed maturities classified as available for sale were $14.5 billion, $12.5 billion and $10.0 billion in 2001, 2000 and 1999, respectively. Gross gains of $599 million, $267 million and $193 million and gross losses of $268 million, $284 million and $182 million, respectively, were realized on those sales.

  EQUITY SECURITIES

     The cost and fair value of investments in equity securities were as follows:

                                                                    AT DECEMBER 31, 2001
                                                            -------------------------------------
                                                                      GROSS UNREALIZED
                                                                      -----------------     FAIR
                                                             COST     GAINS     LOSSES     VALUE
                                                            ------    ------    -------    ------
                                                                        (IN MILLIONS)
  Common stocks...........................................  $   92     $ 5        $15      $   82
  Nonredeemable preferred stocks..........................     987      29         15       1,001
                                                            ------     ---        ---      ------
       Total..............................................  $1,079     $34        $30      $1,083
                                                            ======     ===        ===      ======
                                                                    AT DECEMBER 31, 2000
                                                            -------------------------------------
                                                                      GROSS UNREALIZED
                                                                      -----------------     FAIR
                                                             COST     GAINS     LOSSES     VALUE
                                                            ------    ------    -------    ------
                                                                        (IN MILLIONS)
  Common stocks...........................................  $  173     $ 5        $26      $  152
  Nonredeemable preferred stocks..........................     889      17         39         867
                                                            ------     ---        ---      ------
       Total..............................................  $1,062     $22        $65      $1,019
                                                            ======     ===        ===      ======

     Proceeds from sales of equity securities were $455 million, $2.4 billion and $873 million in 2001, 2000 and 1999, respectively, resulting in gross realized gains of $61 million, $154 million and $70 million and gross realized losses of $69 million, $94 million and $45 million, respectively.

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

  MORTGAGE LOANS

     Aggregate annual maturities on mortgage loans are $16 million, $36 million, $28 million, $9 million, $15 million and $170 million for 2002, 2003, 2004, 2005, 2006 and 2007 and thereafter, respectively. There are no mortgage loans which are past due.

     Underperforming mortgage loans, which include delinquent loans, loans in the process of foreclosure and loans modified at interest rates below market, were not significant at December 31, 2001 and 2000.

  CONCENTRATIONS

     At December 31, 2001 and 2000, the Company had concentrations of credit risk in tax-exempt investments of the State of Texas of $1.2 billion and $1.3 billion, respectively, and of the State of New York of $1.0 billion and $1.3 billion, respectively.

     The Company participates in a short-term investment pool maintained by an affiliate. See note 15.

     Included in fixed maturities are below investment grade assets totaling $1.7 billion and $1.6 billion at December 31, 2001 and 2000, respectively. The Company defines its below investment grade assets as those securities rated "Ba1" or lower by external rating agencies, or the equivalent by internal analysts when a public rating does not exist. Such assets include publicly traded below investment grade bonds and certain other privately issued bonds that are classified as below investment grade loans.

     The Company monitors creditworthiness of counterparties to all financial instruments by using controls that include credit approvals, limits and other monitoring procedures. Collateral for fixed maturities often includes pledges of assets, including stock and other assets, guarantees and letters of credit.

  NET INVESTMENT INCOME


                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                           -------------------------------
                                                             2001        2000        1999
                                                           --------    --------    --------
                                                                    (IN MILLIONS)
Gross investment income:

  Fixed maturities.......................................   $1,700      $1,708      $1,699
  Mortgage loans.........................................       28          58          68
  Other, including trading...............................      352         436         385
                                                            ------      ------      ------
                                                             2,080       2,202       2,152
Investment expenses......................................       46          40          59
                                                            ------      ------      ------
Net investment income....................................   $2,034      $2,162      $2,093
                                                            ======      ======      ======

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

  REALIZED AND UNREALIZED INVESTMENT GAINS (LOSSES)

     Net realized investment gains (losses) for the periods were as follows:

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                             2001         2000         1999
                                                            -------      -------      -------
                                                                      (IN MILLIONS)
REALIZED

Fixed maturities..........................................   $331         $(17)        $ 11
Equity securities.........................................     (8)          60           25
Mortgage loans............................................     --           10           29
Real estate held for sale.................................     --           13           50
Other.....................................................     --          (19)          (3)
                                                             ----         ----         ----
Realized investment gains.................................   $323         $ 47         $112
                                                             ====         ====         ====

     Changes in net unrealized gains (losses) on investment securities that are included as a separate component of accumulated other changes in equity from nonowner sources were as follows:

                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                          ---------------------------------
                                                            2001        2000        1999
                                                          --------    --------    ---------
                                                                    (IN MILLIONS)
UNREALIZED

Fixed maturities........................................   $ (279)     $1,074      $(1,803)
Equity securities.......................................       47        (138)          63
Other...................................................       --          --            1
                                                           ------      ------      -------
                                                             (232)        936       (1,739)
Related taxes...........................................      (80)        326         (608)
Change in minority interest.............................       --         (31)         187
                                                           ------      ------      -------
Change in unrealized gains (losses) on investment
  securities............................................     (152)        579         (944)
Balance, beginning of year..............................      408        (171)         773
                                                           ------      ------      -------
Balance, end of year....................................   $  256      $  408      $  (171)
                                                           ======      ======      =======

5. REINSURANCE

     The Company participates in reinsurance in order to limit losses, minimize exposure to large risks, provide additional capacity for future growth and to effect business-sharing arrangements. In addition, the Company assumes 100% of the workers' compensation premiums written by the Accident Department of its affiliate, The Travelers Insurance Company (TIC). The Company is also a member of and participates as a servicing carrier for several pools and associations.

     Reinsurance is placed on both a quota-share and excess of loss basis. Reinsurance ceded arrangements do not discharge the Company as the primary insurer, except for cases involving a novation.

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

     A summary of reinsurance financial data reflected within the consolidated statement of income is presented below:

                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                          ---------------------------------
                                                            2001         2000        1999
                                                          ---------    --------    --------
                                                                    (IN MILLIONS)
WRITTEN PREMIUMS
Direct..................................................   $10,991      $9,763      $9,056
Assumed from:
  Affiliated companies..................................       144         197         208
  Non-affiliated companies..............................       534         688         519
Ceded to:
  Affiliated companies..................................      (120)       (105)        (42)
  Non-affiliated companies..............................    (1,703)     (1,700)     (1,528)
                                                           -------      ------      ------
     Total net written premiums.........................   $ 9,846      $8,843      $8,213
                                                           =======      ======      ======
EARNED PREMIUMS
Direct..................................................   $10,458      $9,357      $8,869
Assumed from:
  Affiliated companies..................................       181         218         194
  Non-affiliated companies..............................       598         647         538
Ceded to:
  Affiliated companies..................................      (113)       (100)        (43)
  Non-affiliated companies..............................    (1,713)     (1,660)     (1,549)
                                                           -------      ------      ------
     Total net earned premiums..........................   $ 9,411      $8,462      $8,009
                                                           =======      ======      ======
Percentage of amount assumed to net earned..............       8.3%       10.2%        9.1%
                                                           -------      ------      ------
Ceded claims incurred...................................   $ 1,845      $1,248      $1,500
                                                           =======      ======      ======

     Reinsurance recoverables, net of valuation allowance, include amounts recoverable on unpaid and paid claims and were as follows:

                                                               AT DECEMBER 31,
                                                              -----------------
                                                               2001       2000
                                                              -------    ------
                                                                (IN MILLIONS)
REINSURANCE RECOVERABLES
Property casualty business:
  Pools and associations....................................  $ 2,082    $2,407
  Non-affiliated companies..................................    8,019     6,096
  Affiliated companies......................................      826       811
Accident and health business:
  Affiliated companies......................................      120       130
                                                              -------    ------
     Total reinsurance recoverables.........................  $11,047    $9,444
                                                              =======    ======

     In 1996, Lloyd's of London (Lloyd's) restructured its operations with respect to claims for years prior to 1993 and reinsured these into Equitas Limited (Equitas). Amounts recoverable from unaffiliated insurers at December 31, 2001 and 2000 include $248 million and $295 million, respectively, recoverable from Equitas. The outcome of the restructuring of Lloyd's is uncertain and the impact, if any, on collectibility of amounts recoverable by the Company from Equitas cannot be quantified at this time. It is

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES possible that an unfavorable impact on collectibility could have a material adverse effect on the Company's results of operations in a future period. However, in the opinion of the Company's management, it is not likely that the outcome could have a material adverse effect on the Company's financial condition or liquidity.


     The Company carries an allowance for uncollectible reinsurance which is not allocated to any specific proceedings or disputes, whether for financial impairments or coverage defenses. This allowance was $286 million and $213 million at December 31, 2001 and 2000, respectively. Including this allowance, in the opinion of the Company's management, the net receivable from reinsurance contracts is appropriately stated.


6. INSURANCE CLAIMS RESERVES

     Claims and claim adjustment expense reserves were as follows:

                                                               AT DECEMBER 31,
                                                              ------------------
                                                               2001       2000
                                                              -------    -------
                                                                (IN MILLIONS)
Claims and claim adjustment expense reserves:
  Property casualty.........................................  $30,617    $28,312
  Accident and health.......................................      120        130
                                                              -------    -------
     Total..................................................  $30,737    $28,442
                                                              =======    =======

     The table below is a reconciliation of beginning and ending property casualty reserve balances for claims and claim adjustment expenses.

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                2001        2000        1999
                                                              --------    --------    --------
                                                                       (IN MILLIONS)
Claims and claim adjustment expense reserves at beginning of
  year......................................................  $28,312     $28,854     $29,411
Less reinsurance recoverables on unpaid losses..............    8,877       8,871       8,648
                                                              -------     -------     -------
Net balance at beginning of year............................   19,435      19,983      20,763
                                                              -------     -------     -------
Provision for claims and claim adjustment expenses for
  claims arising in the current year........................    7,599       6,509       6,194
Estimated claims and claim adjustment expenses for claims
  arising in prior years....................................      (41)       (247)       (242)
Acquisitions................................................      623          --          --
                                                              -------     -------     -------
     Total increases........................................    8,181       6,262       5,952
                                                              -------     -------     -------
Claims and claim adjustment expense payments for claims
  arising in:
  Current year..............................................    3,045       2,728       2,573
  Prior years...............................................    4,374       4,082       4,159
                                                              -------     -------     -------
     Total payments.........................................    7,419       6,810       6,732
                                                              -------     -------     -------
Net balance at end of year..................................   20,197      19,435      19,983
Plus reinsurance recoverables on unpaid losses..............   10,420       8,877       8,871
                                                              -------     -------     -------
Claims and claim adjustment expense reserves at end of
  year......................................................  $30,617     $28,312     $28,854
                                                              =======     =======     =======

     The increase in the claims and claim adjustment expense reserves in 2001 from 2000 was primarily due to the additional reserves recorded as part of the acquisition and contribution of certain affiliates (see

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

note 2), and the impact of the terrorist attack on September 11th, 2001. Partially offsetting the above were net payments of $427 million in 2001 for environmental and cumulative injury claims.

     The decrease in the claims and claim adjustment expense reserves in 2000 from 1999 was primarily attributable to net payments of $341 million for environmental and cumulative injury claims.

     In 2001, estimated claims and claim adjustment expenses for claims arising in prior years included net favorable loss development on Commercial Lines loss sensitive policies in various lines; however, since the business to which it relates is subject to premium adjustments, there is no impact on results of operations. In addition, estimated claims and claim adjustment expenses for claims arising in prior years also included approximately $109 million of net unfavorable development, primarily related to certain Commercial Lines coverages, predominately in general liability, commercial auto liability, assumed reinsurance and specialty businesses partially offset by favorable development in commercial multi-peril and other claim adjustment expenses.

     In 2000, estimated claims and claim adjustment expenses for claims arising in prior years included approximately $76 million primarily relating to net favorable development in certain Commercial Lines coverages, predominantly in the commercial multi-peril line of business, and in certain Personal Lines coverages, predominately personal umbrella coverages. In addition, in 2000 Commercial Lines experienced favorable loss development on loss sensitive policies in various lines; however, since the business to which it relates is subject to premium adjustments, there is no impact on results of operations.

     In 1999, estimated claims and claim adjustment expenses for claims arising in prior years included approximately $205 million primarily relating to net favorable development in certain Personal Lines coverages, predominantly automobile coverages, and in certain Commercial Lines coverages, predominantly in the general liability and commercial multi-peril lines of business. In addition, in 1999 Commercial Lines experienced favorable loss development on loss sensitive policies in the workers' compensation line; however, since the business to which it relates is subject to premium adjustments, there was no impact on results of operations.

     The claims and claim adjustment expense reserves included $1.2 billion and $1.4 billion for asbestos and environmental-related claims net of reinsurance at December 31, 2001 and 2000, respectively.

     It is difficult to estimate the reserves for environmental and asbestos-related claims due to the vagaries of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties, including without limitation, those which are set forth below. Conventional actuarial techniques are not used to estimate such reserves.

     In establishing environmental reserves, the Company evaluates the exposure presented by each insured and the anticipated cost of resolution, if any, for each insured on a quarterly basis. In the course of this analysis, the Company considers the probable liability, available coverage, relevant judicial interpretations and historical value of similar exposures. In addition, the Company considers the many variables presented, such as the nature of the alleged activities of the insured at each site; the allegations of environmental harm at each site; the number of sites; the total number of potentially responsible parties at each site; the nature of environmental harm and the corresponding remedy at each site; the nature of government enforcement activities at each site; the ownership and general use of each site; the overall nature of the insurance relationship between the Company and the insured, including the role of any umbrella or excess insurance the Company has issued to the insured; the involvement of other insurers; the potential for other available coverage, including the number of years of coverage; the role, if any, of non-environmental claims or potential non-environmental claims, in any resolution process; and the applicable law in each jurisdiction.

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

     In establishing the Company's asbestos reserves, the Company evaluates the exposure presented by each insured. In the course of this evaluation, the Company considers available insurance coverage, including the role any umbrella or excess insurance the Company has issued to the insured; limits and deductibles; an analysis of each insured's potential liability; the jurisdictions involved; past and anticipated future claim activity; past settlement values of similar claims; allocated claim adjustment expense; potential role of other insurance; the role, if any, of non-asbestos claims or potential non-asbestos claims in any resolution process; and applicable coverage defenses or determinations, if any, including the determination as to whether or not an asbestos claim is a product/completed operation claim subject to an aggregate limit and the available coverage, if any, for that claim. Once the gross ultimate exposure for indemnity and allocated claim adjustment expense is determined for each insured by each policy year, the Company calculates a ceded reinsurance projection based on any applicable facultative and treaty reinsurance, as well as past ceded experience. Adjustments to the ceded projections also occur due to actual ceded claim experience and reinsurance collections.

     Historically, the Company's experience has indicated that insureds with potentially significant environmental and/or asbestos exposures often have other cumulative injury other than asbestos (CIOTA) exposures or CIOTA claims pending with it. Due to this experience and the fact that settlement agreements with insureds may extinguish the Company's obligations for all claims, the Company evaluates and considers the environmental and asbestos reserves in conjunction with the CIOTA reserve.

     The Company also compares its historical direct and net loss and expense paid experience, year-by-year, to assess any emerging trends, fluctuations or characteristics suggested by the aggregate paid activity. The comparison includes a review of the result derived from the division of the ending direct and net reserves by last year's direct and net paid activity, also known as the survival ratio.

     The reserves carried for environmental and asbestos claims at December 31, 2001 are the Company's best estimate of ultimate claims and claim adjustment expenses based upon known facts and current law. However, the uncertainties surrounding the final resolution of these claims continue. These include, without limitation, the risks inherent in major litigation, including more aggressive asbestos litigation against insurers, including the Company, any impact from the bankruptcy protection sought by various asbestos producers and other asbestos defendants, a further increase or decrease in asbestos and environmental claims which cannot now be anticipated, the role of any umbrella or excess policies issued by the Company for such claims, whether or not an asbestos claim is a product/completed operation claim subject to an aggregate limit and the available coverage, if any, for that claim, the number and outcome of direct actions against the Company and unanticipated developments pertaining to the Company's ability to recover reinsurance for environmental and asbestos claims. It is also not possible to predict changes in the legal and legislative environment and their impact on the future development of asbestos and environmental claims. Such development will be affected by future court decisions and interpretations, as well as changes in applicable legislation. In addition, particularly during the last few months of 2001 and continuing into 2002, the asbestos-related trends described above have both accelerated and become more visible. These trends include, but are not limited to, the filing of additional claims, more aggressive litigation based on novel theories of liability and litigation against new and previously peripheral defendants, and developments in existing and pending bankruptcy proceedings.

     Because of the uncertainties set forth above, additional liabilities may arise for amounts in excess of the current related reserves. These additional amounts, or a range of these additional amounts, cannot now be reasonably estimated and could result in liability exceeding these reserves by an amount that could be material to the Company's operating results and financial condition in future periods. In connection with the public offering, Citigroup has offered to enter into an agreement which will provide that in any year the Company records additional asbestos related income statement charges in excess of $150 million, net of any reinsurance, Citigroup will pay the Company the amount of any such excess up to a cumulative

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES aggregate of $800 million, reduced by the tax effect of the highest applicable federal income tax rate, which the Company believes will substantially enhance its ability to manage possible adverse developments in the future.

7. TERRORIST ATTACK ON SEPTEMBER 11TH

     During 2001, the Company recorded a charge of $490 million representing the estimated loss for both reported and unreported claims incurred and related claim adjustment expenses, net of reinsurance recoverables and taxes, related to the terrorist attack on September 11th. The associated reserves and related reinsurance recoverables represent the estimated ultimate net costs of all incurred claims and claim adjustment expenses related to the attack. Since the reserves and related reinsurance recoverables are based on estimates, the ultimate net liability may be more or less than such amounts.

8. DEBT

     In conjunction with the purchase of TIGHI's outstanding shares in April 2000 (see note 2), TPC entered into a note agreement with Citicorp. Interest accrues on the aggregate principal amount of advances outstanding at the commercial paper rate (the then current short-term rate). Interest is compounded monthly. Advances may be borrowed, repaid without penalty, and reborrowed until April 24, 2005. All advances, including reborrowing, are at the sole discretion of the lender. At December 31, 2001 and 2000, the principal balance outstanding was $1.2 billion and $1.9 billion, respectively. All or a portion of this debt is expected to be repaid with proceeds of the offerings. See note 1.

     On April 13, 2001, TIGHI entered into a $500 million line of credit agreement with Citicorp Banking Corporation, an affiliate. On April 16, 2001, TIGHI borrowed $275 million on the line of credit. Proceeds from this borrowing together with $225 million of commercial paper proceeds were used to pay the $500 million 6.75% long-term note payable which was due on April 16, 2001. On November 8, 2001, TIGHI borrowed another $225 million under the line of credit. The proceeds were used to pay off maturing commercial paper. The maturity for all $500 million borrowed under this line was extended to November 7, 2003, and the interest rate was fixed at 3.60%.

     TIGHI has a $250 million revolving line of credit from Citigroup. TIGHI pays a commitment fee to Citigroup for that line of credit, which expires in 2006. This agreement became effective on December 19, 2001 and replaced a previous facility with a syndicate of banks. The interest rate for borrowings under this committed line is based on the cost of commercial paper issued by Citicorp. At December 31, 2001, there were no borrowings outstanding under this line of credit. TIGHI also issues commercial paper directly to investors and maintain unused credit availability under the committed credit facility at least equal to the amount of commercial paper outstanding. At December 31, 2001, there was no commercial paper outstanding.

     At December 31, 2000, TPC had a note payable to PFS Services, Inc., its direct parent. The principal balance outstanding was $287 million. Interest accrued at a rate of 5.06%, compounded semi-annually. On March 29, 2001, this note was repaid in its entirety, plus accrued interest.

     On each of September 1, 1999 and October 1, 1999, TIGHI repaid $200 million for its 6.75% note and 6.25% note, respectively, which matured on those dates.

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

     Long-term debt outstanding was as follows:

                                                              AT DECEMBER 31,
                                                              ----------------
                                                               2001      2000
                                                              ------    ------
                                                               (IN MILLIONS)
6.75% Notes due 2001........................................   $ --      $500
6.75% Notes due 2006........................................    150       150
7.81% Note due 2011.........................................     30        --
7.75% Notes due 2026........................................    200       200
                                                               ----      ----
     Total..................................................   $380      $850
                                                               ====      ====

     TPC's primary source of funds for debt service is dividends from subsidiaries which are subject to various restrictions. See note 10.

9. FEDERAL INCOME TAXES

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                2001        2000        1999
                                                              --------    --------    --------
                                                                       (IN MILLIONS)
EFFECTIVE TAX RATE
Income before federal income taxes and cumulative effect of
  changes in accounting principles..........................   $1,389      $1,864      $1,839
Statutory tax rate..........................................       35%         35%         35%
                                                               ------      ------      ------
Expected federal income taxes...............................      486         652         644
Tax effect of:
  Nontaxable investment income..............................     (169)       (166)       (168)
  Other, net................................................       10           6           3
                                                               ------      ------      ------
Federal income taxes........................................   $  327      $  492      $  479
                                                               ======      ======      ======
Effective tax rate..........................................       24%         26%         26%
                                                               ======      ======      ======
COMPOSITION OF FEDERAL INCOME TAXES
Current expense:
  United States.............................................   $  311      $  308      $  258
  Foreign...................................................        5          17           9
                                                               ------      ------      ------
     Total..................................................      316         325         267
                                                               ------      ------      ------
Deferred expense:
  United States.............................................       11         167         212
                                                               ------      ------      ------
Federal income tax expense..................................   $  327      $  492      $  479
                                                               ======      ======      ======

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

     The net deferred tax assets comprise the tax effects of temporary differences related to the following assets and liabilities:

                                                              AT DECEMBER 31,
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
                                                               (IN MILLIONS)
Deferred tax assets:
  Claims and claim adjustment expense reserves..............  $  944   $  980
  Unearned premium reserves.................................     323      260
  Employee benefits.........................................     136      132
  Insurance-related assessments.............................      52       65
  Acquisition-related reserves..............................      33       50
  Other.....................................................     173      182
                                                              ------   ------
     Total..................................................   1,661    1,669
                                                              ------   ------
Deferred tax liabilities:
  Investments...............................................     145      288
  Deferred acquisition costs................................     268      215
  Other.....................................................      66       69
                                                              ------   ------
     Total..................................................     479      572
                                                              ------   ------
Net deferred tax asset......................................  $1,182   $1,097
                                                              ======   ======

     The Company is included in the consolidated federal income tax return filed by Citigroup. Citigroup allocates federal income taxes to its subsidiaries on a separate return basis adjusted for credits and other amounts required by the consolidation process. Any resulting liability is paid currently to Citigroup. Any credits for losses will be paid by Citigroup currently to the extent that such credits are for tax benefits that have been utilized in the consolidated federal income tax return.

     In the event that the consolidated return develops an alternative minimum tax (AMT), each company with an AMT on a separate company basis will be allocated a portion of the consolidated AMT. Settlement of the AMT will be made in the same manner and timing as the regular tax.

     In the opinion of the Company's management, the realization of the recognized net deferred tax asset of $1.2 billion is more likely than not based on existing carryback ability and expectations as to future taxable income. Citigroup has reported pretax financial statement income of approximately $20 billion on average over the last three years and has generated federal taxable income exceeding $13 billion on average in each year during this same period.

     Management also believes that on a separate reporting basis the realization of the recognized deferred tax asset of $1.2 billion is more likely than not based on existing carryback ability and expectations as to future taxable income of the Company. The Company has reported pretax financial statement income of $1.6 billion, on average over the last three years and has generated federal taxable income exceeding $770 million, on average, in each year during the same period.

10. SHAREHOLDER'S EQUITY AND DIVIDEND AVAILABILITY

  MANDATORILY REDEEMABLE SECURITIES OF SUBSIDIARY TRUSTS

     TIGHI formed statutory business trusts under the laws of the State of Delaware, which exist for the exclusive purposes of (i) issuing Trust Securities representing undivided beneficial interests in the assets of the Trust; (ii) investing the gross proceeds of the Trust Securities in Junior Subordinated Deferrable Interest Debentures (Junior Subordinated Debentures) of its parent; and (iii) engaging in only those

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES activities necessary or incidental thereto. These Junior Subordinated Debentures and the related income effects are eliminated in the consolidated financial statements. The financial structure of each of Travelers P&C Capital I and Travelers P&C Capital II (the subsidiary trusts) at December 31, 2001 and 2000 was as follows:


                                                        TRAVELERS P&C     TRAVELERS P&C
                                                          CAPITAL I        CAPITAL II
                                                        --------------    -------------
TRUST SECURITIES (TIGHI SECURITIES)
Issuance date.........................................      April 1996         May 1996
Securities issued.....................................      32,000,000        4,000,000
Liquidation preference per security...................             $25              $25
Liquidation value (in millions).......................            $800             $100
Coupon rate...........................................           8.08%            8.00%
Distributions payable.................................       Quarterly        Quarterly
Distributions guaranteed by (1).......................           TIGHI            TIGHI
Common Securities issued to TIGHI.....................         989,720          123,720

JUNIOR SUBORDINATED DEBENTURES (TIGHI DEBENTURES)
Amount owned (in millions)............................            $825             $103
Coupon rate...........................................           8.08%            8.00%
Interest payable......................................       Quarterly        Quarterly
Maturity date.........................................  April 30, 2036     May 15, 2036
Redeemable by issuer on or after......................  April 30, 2001     May 15, 2001


---------------
(1) Under the arrangements, taken as a whole, payments due are fully and unconditionally guaranteed on a subordinated basis.

     The subsidiary trusts will use the proceeds from any redemption of TIGHI Securities to redeem a like amount of TIGHI Debentures.

     The obligations of TIGHI with respect to the TIGHI Debentures, when considered together with certain undertakings of TIGHI with respect to the subsidiary trusts, constitute full and unconditional guarantees by TIGHI of the subsidiary trusts' obligations under the respective TIGHI Securities. The TIGHI Securities are classified in the consolidated balance sheet as "TIGHI-obligated mandatory redeemable securities of subsidiary trusts holding solely junior subordinated debt securities of TIGHI" at their liquidation value of $900 million. TIGHI has the right, at any time, to defer payments of interest on the TIGHI Debentures, and consequently the distributions on the TIGHI Securities and common securities would be deferred (though such distributions would continue to accrue with interest thereon since interest would accrue on the TIGHI Debentures during any such extended interest payment period). TIGHI cannot pay dividends on its common stock during such deferments. Distributions on the TIGHI Securities have been classified as interest expense in the consolidated statement of income.

  DIVIDENDS

     TPC's insurance subsidiaries are subject to various regulatory restrictions that limit the maximum amount of dividends available to be paid to their parent without prior approval of insurance regulatory authorities. A maximum of $1.0 billion will be available by the end of 2002 for such dividends without prior approval of the Connecticut Insurance Department. However, the payment of a significant portion of this amount is likely to be subject to approval by the Connecticut Insurance Department, depending upon the amount and timing of the payments. See note 1.

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

  STATUTORY NET INCOME AND SURPLUS


     Statutory net income of TPC's insurance subsidiaries was $1.1 billion, $1.4 billion and $1.4 billion for the years ended December 31, 2001, 2000 and 1999, respectively. Statutory capital and surplus of TIGHI's insurance subsidiaries was $7.7 billion and $6.9 billion at December 31, 2001 and 2000, respectively. Effective January 1, 2001, the Company began preparing its statutory basis financial statements in accordance with the revised Manual subject to any deviations prescribed or permitted by its domicilary insurance commissioner (see note 1, Summary of Significant Accounting Policies, Permitted Statutory Accounting Practices). The impact of this change was an increase to the statutory capital and surplus of the Company's insurance subsidiaries of approximately $350 million. In addition, the acquisition of The Northland Company, Associates Lloyds Insurance Company and the contribution of CitiCapital Insurance Company (see note 2) increased the statutory capital and surplus of the Company's insurance subsidiaries by approximately $340 million as of December 31, 2001.

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

  ACCUMULATED OTHER CHANGES IN EQUITY FROM NONOWNER SOURCES, NET OF TAX

     Changes in each component of Accumulated Other Changes in Equity from Nonowner Sources were as follows:

                                                           FOR THE YEAR ENDED DECEMBER 31,
                                            -------------------------------------------------------------
                                                NET                         CUMULATIVE        ACCUMULATED
                                            UNREALIZED                  EFFECT OF CHANGE IN      OTHER
                                               GAINS        FOREIGN         ACCOUNTING        CHANGES IN
                                            (LOSSES) ON    CURRENCY       FOR DERIVATIVE      EQUITY FROM
                                            INVESTMENT    TRANSLATION     INSTRUMENTS AND      NONOWNER
                                            SECURITIES    ADJUSTMENT    HEDGING ACTIVITIES      SOURCES
                                            -----------   -----------   -------------------   -----------
                                                                    (IN MILLIONS)
BALANCE, JANUARY 1, 1999..................     $ 773         $ (8)             $ --              $765
Net unrealized losses on investment
  securities, net of tax of ($782)........      (921)          --                --              (921)
Less: Reclassification adjustment for
  gains included in net income, net of tax
  of ($13)................................       (23)          --                --               (23)
Foreign currency translation adjustment,
  net of tax of $3........................        --            8                --                 8
                                               -----         ----              ----              ----
Current period change.....................      (944)           8                --              (936)
                                               -----         ----              ----              ----
BALANCE, DECEMBER 31, 1999................      (171)          --                --              (171)
Net unrealized gains on investment
  securities, net of tax of $371..........       608           --                --               608
Less: Reclassification adjustment for
  gains included in net income, net of tax
  of ($14)................................       (29)          --                --               (29)
Foreign currency translation adjustment,
  net of tax of ($1)......................        --           (7)               --                (7)
                                               -----         ----              ----              ----
Current period change.....................       579           (7)               --               572
                                               -----         ----              ----              ----
BALANCE, DECEMBER 31, 2000................       408           (7)               --               401
Net unrealized gains on investment
  securities obtained as part of affiliate
  acquisition, net of tax of $12..........        21           --                --                21
Net unrealized gains on investment
  securities, net of tax of $21...........        37           --                --                37
Less: Reclassification adjustment for
  gains included in net income, net of tax
  of ($113)...............................      (210)          --                --              (210)
Foreign currency translation adjustment,
  net of tax of $--.......................        --           (3)               --                (3)
Other, net of tax of ($2).................        --           --                (4)               (4)
                                               -----         ----              ----              ----
Current period change.....................      (152)          (3)               (4)             (159)
                                               -----         ----              ----              ----
BALANCE, DECEMBER 31, 2001................     $ 256         $(10)             $ (4)             $242
                                               =====         ====              ====              ====

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

11. BENEFIT PLANS

  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     TPC sponsors a postretirement health care and life insurance benefit plan for certain eligible retired employees of the Company and an affiliate. The following tables summarize the components of net benefit expense and the funded status related to this plan. The Company's components of net benefit expense recognized in the consolidated statement of income and the amounts recognized in the consolidated balance sheet are noted below each table.

                              NET BENEFIT EXPENSE

                                                               FOR THE YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              2001    2000    1999
                                                              ----    ----    ----
                                                                 (IN MILLIONS)
Benefits earned during the year.............................  $ 1     $ 1     $--
Interest cost on benefit obligation.........................   24      25      24
Amortization of unrecognized:
  Prior service cost........................................   (2)     (2)     (2)
  Net actuarial gain........................................   (4)     (6)     (4)
                                                              ---     ---     ---
NET BENEFIT EXPENSE.........................................  $19     $18     $18
                                                              ===     ===     ===


     The net benefit expense recognized by the Company was $17 million for each of the years ended December 31, 2001, 2000 and 1999. The remaining expense is recorded in the consolidated statement of income of an affiliate.


                               BENEFIT OBLIGATION

                                                              AT DECEMBER 31,
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
                                                               (IN MILLIONS)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.....................  $ 347    $ 319
Benefits earned during the year.............................      1        1
Interest cost on benefit obligation.........................     24       25
Actuarial (gain) loss.......................................     (3)      31
Benefits paid...............................................    (32)     (29)
                                                              -----    -----
BENEFIT OBLIGATION AT END OF YEAR...........................  $ 337    $ 347
                                                              =====    =====
RECONCILIATION OF ACCRUED BENEFIT LIABILITY AND TOTAL AMOUNT
  RECOGNIZED
Funded status of plan.......................................  $(337)   $(347)
Unrecognized:
  Prior service cost........................................    (10)     (12)
  Net actuarial gain........................................    (43)     (44)
                                                              -----    -----
NET AMOUNT RECOGNIZED.......................................  $(390)   $(403)
                                                              =====    =====

     The amount included in other liabilities in the Company's consolidated balance sheet as of December 31, 2001 and 2000 was $222 million and $223 million, respectively, and consists only of the

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES accrued benefit liability. The remaining liability is recorded in the consolidated balance sheet of an affiliate.


     The principal assumptions used in determining the postretirement benefit obligation are shown in the following table:

                                                                AT DECEMBER 31,
                                                                ----------------
                                                                2001       2000
                                                                -----      -----
Discount rate...............................................    7.25%       7.5%
Future compensation increase rate...........................     4.5%       4.5%
Health care cost increase rate (ultimate rate):
  Following year............................................     8.0%       7.0%
  Decreasing to the year 2005...............................     5.0%        --
  Decreasing to the year 2008...............................      --        5.0%

     As an indicator of sensitivity, increasing the assumed health care cost trend rate by 1% in each year would have increased the accumulated postretirement benefit obligation as of December 31, 2001 by $3 million and the aggregate of the benefits earned and interest components of 2001 net postretirement benefit expense by less than $1 million. Decreasing the assumed health care cost trend rate by 1% in each year would have decreased the accumulated postretirement benefit obligation as of December 31, 2001 by $3 million and the aggregate of the benefits earned and interest components of 2001 net postretirement benefit expense by less than $1 million.

     In connection with the corporate reorganization, and contingent on the distribution occurring, the Company currently intends on retaining all postretirement health care and life insurance liabilities for all active employees of the Company. All other liabilities for retired or inactive employees, which represents the majority of such liabilities, will remain with Citigroup.

  PENSION BENEFITS

     The Company participates in a qualified, noncontributory defined benefit pension plan sponsored by an affiliate. The Company's share of net expense or income for this plan was not significant for 2001, 2000 and 1999.

     In connection with the corporate reorganization, and contingent on the distribution, the Company intends to establish a separate defined benefit pension plan. The Company expects that this plan will cover the active employees of the Company. Retirees and inactive employees are expected to remain with the Citigroup sponsored pension plan.

  401(k) SAVINGS PLAN

     Substantially all employees of the Company are eligible to participate in a 401(k) savings plan sponsored by Citigroup. There were no Company matching contributions for substantially all employees.

12. LEASES

     Most leasing functions for TPC and its subsidiaries are administered by the Company. See note 15. Rent expense related to these leases is shared by the companies on a cost allocation method based generally on estimated usage by department. Rent expense was $121 million, $113 million and $112 million in 2001, 2000 and 1999, respectively. See note 1.

     Future minimum annual rentals under noncancellable operating leases are $111 million, $85 million, $56 million, $44 million, $23 million and $112 million for 2002, 2003, 2004, 2005, 2006 and 2007 and

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES thereafter, respectively. Future sublease rental income of approximately $18 million will partially offset these commitments.

13. DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

  DERIVATIVE FINANCIAL INSTRUMENTS

     The Company uses derivative financial instruments, including interest rate swaps, equity swaps, options, financial futures and forward contracts, as a means of hedging exposure to interest rate, equity price change and foreign currency risk. The Company's insurance subsidiaries do not hold or issue derivatives for trading purposes. In 2000, these derivative financial instruments were treated as off-balance-sheet risk and were not significant.

     Beginning January 1, 2001, the Company adopted FAS 133 which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognizes all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. Where applicable, hedge accounting is used to account for derivatives.

     To qualify as a hedge, the hedge relationship is designated and formally documented at inception detailing the particular risk management objective and strategy for the hedge, which includes the item and risk that is being hedged, the derivative that is being used, as well as how effectiveness is being assessed. A derivative has to be highly effective in accomplishing the objective of offsetting either changes in fair value or cash flows for the risk being hedged.

     For fair value hedges, changes in the fair value of derivatives are reflected in realized investment gains (losses), together with changes in the fair value of the related hedged item. The Company did not utilize fair value hedges during the year ended December 31, 2001.

     For cash flow hedges, the accounting treatment depends on the effectiveness of the hedge. To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives' fair value will not be included in current earnings but are reported in accumulated other changes in equity from nonowner sources. These changes in fair value will be included in the earnings of future periods when earnings are also affected by the variability of the hedged cash flows. At December 31, 2001, the Company expects to include realized investment losses of approximately $1 million in earnings over the next twelve months for these cash flow hedges. To the extent these derivatives are not effective, changes in their fair value are immediately included in realized investment gains (losses). The Company's cash flow hedges primarily include hedges of floating rate available-for-sale securities and certain forecasted transactions up to a maximum tenure of one year. While the earnings impact of cash flow hedges are similar to the previous accounting practice, the amounts included in the accumulated other changes in equity from nonowner sources will vary depending on market conditions.

     For net investment hedges in which derivatives hedge the foreign currency exposure of a net investment in a foreign operation, the accounting treatment will similarly depend on the effectiveness of the hedge. The effective portion of the change in fair value of the derivative, including any forward premium or discount, is reflected in the accumulated other changes in equity from nonowner sources as part of the foreign currency translation adjustment. For the year ended December 31, 2001, the amount included in the foreign currency translation adjustment in equity from nonowner sources was a $3 million loss. The ineffective portion is reflected in realized investment gains (losses).

     Derivatives that are either hedging instruments that are not designated or do not qualify as hedges under the new rules are also carried at fair value with changes in value reflected in realized investment

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES gains (losses). The Company has certain foreign currency forward contracts which are not designated as hedges at December 31, 2001.

     The effectiveness of these hedging relationships is evaluated on a retrospective and prospective basis using quantitative measures of correlation. If a hedge relationship is found to be ineffective, it no longer qualifies as a hedge, and any excess gains or losses attributable to such ineffectiveness as well as subsequent changes in fair value are recognized in realized investment gains (losses). During the year ended December 31, 2001, there was no hedge ineffectiveness that was recognized in realized investment gains (losses).

     For those hedge relationships that are terminated, hedge designations removed, or forecasted transactions that are no longer expected to occur, the hedge accounting treatment described in the paragraphs above will no longer apply. For fair value hedges, any changes to the hedged item remain as part of the basis of the asset and are ultimately reflected as an element of the yield. For cash flow hedges, any changes in fair value of the end-user derivative remain in accumulated other changes in equity from nonowner sources, and are included in earnings of future periods when earnings are also affected by the variability of the hedged cash flow. If the hedged relationship was discontinued or a forecasted transaction is not expected to occur when scheduled, any changes in fair value of the end-user derivative are immediately reflected in realized investment gains (losses). During the year ended December 31, 2001, there were no such discontinued forecasted transactions.

     The Company also purchases investments that have embedded derivatives, primarily convertible debt securities. These embedded derivatives are carried at fair value with changes in value reflected in realized investment gains (losses). The Company bifurcates an embedded derivative where: a) the economic characteristics and risks of the embedded instrument are not clearly and closely related to the economic characteristics and risks of the host contract, b) the entire instrument would not otherwise be remeasured at fair value, and c) a separate instrument with the same terms of the embedded instrument would meet the definition of a derivative under FAS 133. Derivatives embedded in convertible debt securities are reported on a combined basis with their host instrument and are classified as fixed maturity securities.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company uses various financial instruments in the normal course of its business. Certain insurance contracts are excluded by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," and, therefore, are not included in the amounts discussed.

     At December 31, 2001 and 2000, investments in fixed maturities had a fair value, which equaled carrying value, of $25.9 billion and $25.0 billion, respectively. The fair value of investments in fixed maturities for which a quoted market price or dealer quote are not available was $790 million and $874 million at December 31, 2001 and 2000, respectively.

     The carrying values of cash, trading securities, short-term securities, mortgage loans and investment income accrued approximated their fair values. See notes 1 and 4.

     At December 31, 2001 and 2000, the carrying value of $1.7 billion and $2.2 billion, respectively, of the notes payable to affiliates approximated their fair value. Fair value is based upon discounted cash flows.

     At December 31, 2001 and 2000, the carrying value of $380 million and $850 million, respectively, of long-term debt approximated its fair value. Fair value is based upon bid price at December 31, 2001 and 2000. At December 31, 2001 and 2000, the TIGHI Debentures had a carrying value of $900 million, which approximated their fair value. Fair value is based upon the closing price at December 31, 2001 and 2000.

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

     The carrying values of $522 million and $975 million of financial instruments classified as other assets approximated their fair values at December 31, 2001 and 2000, respectively. The carrying values of $4.0 billion and $4.1 billion of financial instruments classified as other liabilities at December 31, 2001 and 2000, respectively, also approximated their fair values. Fair value is determined using various methods including discounted cash flows, as appropriate for the various financial instruments.


14. COMMITMENTS AND CONTINGENCIES

     Commitments

     In the normal course of business, the Company has unfunded commitments to partnerships. Such commitments were $792 million and $729 million at December 31, 2001 and 2000.

     Litigation

     In the ordinary course of business, the Company is a defendant or codefendant in various litigation matters other than environmental and asbestos claims. Although there can be no assurances, as of December 31, 2001, in the opinion of the Company's management, based on information currently available, the ultimate resolution of these other legal proceedings would not be likely to have a material adverse effect on its results of operations, financial condition or liquidity.

     For environmental and asbestos claims matters see note 6.

15. RELATED PARTY TRANSACTIONS

     The Company provides certain administrative services to TIC. Settlements for these functions between the Company and its affiliates are made regularly. Investment advisory and management services and data processing services are provided by affiliated companies. Charges for these services are shared by the companies on cost allocation methods based generally on estimated usage by department.

     An affiliate maintains a short-term investment pool in which the Company participates. The positions of each company participating in the pool are calculated and adjusted daily. At December 31, 2001 and 2000, the pool totaled approximately $5.6 billion and $4.4 billion, respectively. The Company's share of the pool amounted to $2.4 billion and $2.3 billion at December 31, 2001 and 2000, respectively, and is included in short-term securities in the consolidated balance sheet.

     The Company participates in the Citigroup Capital Accumulation Plan (CAP). For the 2000 and 1999 restricted stock awards, participating officers and other key employees received 50% of their restricted stock award in the form of Citigroup common stock and received 50% in the form of TIGHI common stock. In connection with the cash tender offer completed by TPC in 2000, all shares of restricted common stock under TIGHI CAP were eliminated and substantially all were replaced with restricted Citigroup common stock. All of the 2001 restricted stock awards granted on January 16, 2001 were in the form of Citigroup common stock. Similar to TIGHI CAP these restricted stock awards generally vest after a three-year period and, except under limited circumstances, the stock can not be sold or transferred during the restricted period by the participant, who is required to render service to the Company during the restricted period. Unearned compensation expense associated with the Citigroup restricted common stock grants, which represents the market value of Citigroup's common stock at the date of grant, and the remaining unamortized portion of the previous TIGHI CAP shares, is included with other assets in the consolidated balance sheet and is recognized as a charge to income ratably over the vesting period. The after-tax compensation cost charged to earnings for these restricted stock awards was $19 million, $16 million and $16 million for the years ended December 31, 2001, 2000 and 1999, respectively.

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

     The Company also participates in a stock option plan sponsored by Citigroup that provides for the granting of stock options in Citigroup common stock to officers and key employees. To further encourage employee stock ownership, Citigroup introduced the WealthBuilder stock option program during 1997. Under this program all employees meeting certain requirements have been granted Citigroup stock options. During 2000, Citigroup introduced the Citigroup 2000 Stock Purchase Plan, which allowed eligible employees of Citigroup, including the Company's employees, to enter into fixed subscription agreements to purchase shares at the market value on the date of the agreements. Enrolled employees are permitted to make one purchase prior to the expiration date.

     The Company applies APB 25 and related interpretations in accounting for stock options. Since stock options under the Citigroup plans are issued at fair market value on the date of award, no compensation cost has been recognized for these awards. FAS 123 provides an alternative to APB 25 whereby fair values may be ascribed to options using a valuation model and amortized to compensation cost over the vesting period of the options.

     Had the Company applied FAS 123 in accounting for Citigroup stock options, net income would have been the pro forma amounts indicated as follows:

                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                                                             2001        2000        1999
                                                           --------    --------    --------
                                                                    (IN MILLIONS)
Net income, as reported..................................   $1,065      $1,312      $1,024
FAS 123 pro forma adjustments, after tax.................      (49)        (51)        (37)
                                                            ------      ------      ------
Net income, pro forma....................................   $1,016      $1,261      $  987
                                                            ======      ======      ======

     The assumptions used in applying FAS 123 to account for Citigroup stock options were as follows:


                                                              2001    2000    1999
                                                              -----   -----   -----
Expected volatility of Citigroup Stock......................   38.6%   41.5%   44.1%
Risk-free interest rate.....................................   4.52%   6.23%   5.29%
Expected annual dividend per Citigroup share................  $0.92   $0.78   $0.47
Expected annual forfeiture rate.............................      5%      5%      5%


     In conjunction with the purchase of TIGHI's outstanding shares in April 2000, TPC borrowed $2.2 billion pursuant to a note agreement with Citicorp. At December 31, 2001 and 2000, the outstanding balance of the note payable to Citicorp was $1.2 billion and $1.9 billion, respectively. Interest expense included in the consolidated statement of income was $79 million and $113 million in 2001 and 2000, respectively. See notes 2 and 8.

     At December 31, 2000, the Company had a note payable to PFS Services, Inc. of $287 million. This was repaid during 2001. Interest expense included in the consolidated statement of income was $4 million, $49 million and $87 million in 2001, 2000 and 1999, respectively. See note 8.

     On October 1, 2001, the Company paid $329 million to Associates First Capital Corp., an affiliate, for The Northland Company and its subsidiaries and Associates Lloyds Insurance Company. In addition, on October 3, 2001, the capital stock of CitiCapital Insurance Company (formerly known as Associates Insurance Company), with a net book value of $356 million, was contributed to the Company. See note 2.

     At December 31, 2001 and 2000, the Company had $102 million of securities pledged as collateral to Citibank N.A. to support a letter of credit facility for certain of the Company's surety customers.

     Most leasing functions for TPC and its subsidiaries are administered by the Company. See note 12. The Company leases furniture and equipment from an affiliate. The rental expense charged to the

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

Company for this furniture and equipment was $18 million, $18 million and $28 million in 2001, 2000 and 1999, respectively.

     In the ordinary course of business, the Company purchases and sells securities through affiliated broker-dealers. These transactions are conducted on an arm's-length basis.

     The Company participates in reinsurance agreements with TIC. See note 5.

     The Company purchases annuities from affiliates to settle certain claims. Reinsurance recoverables at December 31, 2001 and 2000 included $825 million and $811 million, respectively, related to these annuities.

16. NONCASH FINANCING AND INVESTING ACTIVITIES

     On October 3, 2001, the capital stock of CitiCapital Insurance Company (formerly known as Associates Insurance Company), with a net book value of $356 million, was contributed to the Company. See note 2. There were no significant noncash financing or investing activities for the years ended December 31, 2000 or 1999.

17. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                      2001
                                               ---------------------------------------------------
                                                FIRST     SECOND      THIRD     FOURTH
                                               QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                               -------    -------    -------    -------    -------
                                                                  (IN MILLIONS)
Total revenues...............................  $3,058     $2,983     $3,012     $3,178     $12,231
Total expenses...............................   2,390      2,513      3,165      2,774      10,842
                                               ------     ------     ------     ------     -------
Income (loss) before federal income taxes and
  cumulative effect of changes in accounting
  principles.................................     668        470       (153)       404       1,389
Federal income taxes (benefit)...............     194        125        (93)       101         327
                                               ------     ------     ------     ------     -------
Income (loss) before cumulative effect of
  changes in accounting principles...........     474        345        (60)       303       1,062
Cumulative effect of change in accounting for
  derivative instruments and hedging
  activities, net of tax.....................       4         --         --         --           4
Cumulative effect of change in accounting for
  securitized financial assets, net of tax...      --         (1)        --         --          (1)
                                               ------     ------     ------     ------     -------
Net income (loss)............................  $  478     $  344     $  (60)    $  303     $ 1,065
                                               ======     ======     ======     ======     =======

                                                                      2000
                                               ---------------------------------------------------
                                                FIRST     SECOND      THIRD     FOURTH
                                               QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                               -------    -------    -------    -------    -------
                                                                  (IN MILLIONS)
Total revenues...............................  $2,571     $2,706     $2,865     $2,929     $11,071
Total expenses...............................   2,142      2,251      2,355      2,459       9,207
                                               ------     ------     ------     ------     -------
Income before federal income taxes and
  minority interest..........................     429        455        510        470       1,864
Federal income taxes.........................     110        117        139        126         492
Minority interest, net of tax................      49         11         --         --          60
                                               ------     ------     ------     ------     -------
Net income...................................  $  270     $  327     $  371     $  344     $ 1,312
                                               ======     ======     ======     ======     =======

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS.



     Until        , 2002 (25 days after the date of this prospectus), all
dealers that buy, sell or trade our class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                               210,000,000 SHARES


                       TRAVELERS PROPERTY CASUALTY CORP.

                              CLASS A COMMON STOCK
                                  ------------

                                   PROSPECTUS

                                     , 2002

                                  ------------


                               GLOBAL COORDINATOR



                              SALOMON SMITH BARNEY



CREDIT SUISSE FIRST BOSTON


                 GOLDMAN, SACHS & CO.


                                  LEHMAN BROTHERS


                                               MERRILL LYNCH & CO.


                                                           MORGAN STANLEY



BANC OF AMERICA  BEAR STEARNS & CO. INC.   BLAYLOCK & PARTNERS, L.P.
   SECURITIES
   LLC
DEUTSCHE BANK    FOX PITT, KELTON          JP MORGAN
   ALEX. BROWN
NEUBERGER        UBS WARBURG               THE WILLIAMS CAPITAL
   BERMAN LLC                                 GROUP, L.P.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED MARCH   , 2002


INTERNATIONAL PROSPECTUS



                               210,000,000 SHARES



                       TRAVELERS PROPERTY CASUALTY CORP.


                                 TRAVLERS LOGO

                              CLASS A COMMON STOCK

                                $0.01 PER SHARE

                               ------------------

     We are selling 210,000,000 shares of our class A common stock. Of the 210,000,000 shares of our class A common stock that we are selling, shares are being offered outside the United States and Canada by the
international underwriters named in this prospectus and           shares are
being offered at the same time in the United States and Canada by a syndicate of U.S. underwriters. We have granted the underwriters an option to purchase up to additional shares of our class A common stock to cover over-allotments.



     Concurrently with this offering, we are offering $850 million of our Upper DECS(SM), initially consisting of $850 million aggregate principal amount of our
      % senior notes due 2007 and purchase contracts to purchase up to a maximum
of       shares of our class A common stock.



     This is the initial public offering of our class A common stock. We currently expect the initial public offering price to be between $16 and $19 per share. We have applied to list our class A common stock on the New York Stock Exchange under the symbol "TAP.A."

                               ------------------
     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 11.

     Neither the Securities and Exchange Commission nor any state securities or insurance commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               ------------------

                                                                PER SHARE           TOTAL
                                                              --------------    --------------
Public Offering Price.......................................  $                 $
Underwriting Discount.......................................  $                 $
Proceeds to Travelers Property Casualty Corp. (before
  expenses).................................................  $                 $

       The underwriters expect to deliver the shares to purchasers on or about
                                          , 2002.
                               ------------------

                              BOOK-RUNNING MANAGER

                              SALOMON SMITH BARNEY
                               ------------------

CREDIT SUISSE FIRST BOSTON


           DEUTSCHE BANK


                        GOLDMAN SACHS INTERNATIONAL


                                  LEHMAN BROTHERS


                                          MERRILL LYNCH INTERNATIONAL


                                                  MORGAN STANLEY

                                                          UBS WARBURG
                               ------------------


BBVA BOLSA, S.V.     BNP PARIBAS                   SANTANDER CENTRAL HISPANO
CAZENOVE             CDC IXIS CAPITAL MARKETS      INVESTMENT, S.A.
DRESDNER KLEINWORT   ING BARINGS                   CREDIT LYONNAIS
   WASSERSTEIN       WESTLB PANMURE                SECURITIES
                                                   MEDIOBANCA--BANCA DI
                                                      CREDITO FINANZIARIO
                                                   S.P.A.


            , 2002
(SM) Service mark of Salomon Smith Barney Inc.

                                  THE OFFERING


Class A common stock:



  U.S. offering...............               shares


  International offering......               shares



     Total....................   210,000,000 shares


Common stock to be outstanding
after this offering...........               shares of class A common stock
                                             shares of class B common stock

Common stock to be held by
Citigroup following this
  offering....................               shares of class A common stock
                                             shares of class B common stock

Use of proceeds...............   We will use the net proceeds to prepay
                                 intercompany indebtedness to Citigroup.


Dividend policy...............   We intend to pay quarterly cash dividends on
                                 all classes of our common stock at an initial
                                 rate of $   per share of common stock,
                                 commencing in the first quarter of 2003, subject to financial results and declaration by our board of directors. See "Dividend Policy" for a discussion of the factors that will affect the determination by our board of directors to declare dividends, as well as other matters concerning our dividend policy.


Voting rights
  Class A common stock........   One vote per share

  Class B common stock........   Ten votes per share



New York Stock Exchange
symbol........................   We have applied to list the class A common
                                 stock on the New York Stock Exchange under the symbol "TAP.A."


                              CONCURRENT OFFERING


     We are also offering, in a concurrent offering, $850 million of our Upper
DECS, initially consisting of $850 million aggregate principal amount of our   %
senior notes due 2007 and purchase contracts to purchase up to a maximum of shares of our class A common stock. For additional information regarding our Upper DECS, see the section of this prospectus entitled "Description of Upper DECS."

                                  UNDERWRITING


     The global offering consists of



     - an offering of a total of        shares outside the United States and
      Canada, and



     - an offering of a total of        shares in the United States and Canada.



     Salomon Smith Barney is the global coordinator and sole bookrunning manager of the global offering. Salomon Brothers International Limited, Credit Suisse First Boston (Europe) Limited, Deutsche Bank AG London, Goldman Sachs International, Lehman Brothers International (Europe), Merrill Lynch International, Morgan Stanley & Co. International Ltd and UBS AG are acting as representatives of the international underwriters named below. Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as representatives of the U.S. underwriters named below.



     Subject to the terms and conditions stated in the international underwriting agreement dated the date of this prospectus, each international underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the international underwriter's name.



                                                                 NUMBER
                        UNDERWRITER                             OF SHARES
                        -----------                             ---------
Salomon Brothers International Limited......................
Credit Suisse First Boston (Europe) Limited.................
Deutsche Bank AG London.....................................
Goldman Sachs International.................................
Lehman Brothers International Ltd ..........................
Merrill Lynch International.................................
Morgan Stanley & Co. International Ltd .....................
UBS AG......................................................
BBVA Bolsa Sociedad de Valores, S.A.........................
SANTANDER CENTRAL HISPANO INVESTMENT, S.A...................
BNP Paribas.................................................
Cazenove & Co. Ltd .........................................
CDC Ixis Group..............................................
Credit Lyonnais S.A.........................................
Dresdner Kleinwort Wasserstein Securities Limited...........
ING Barings Limited, as agent for ING Bank N.V., London
  Branch....................................................
MEDIOBANCA -- Banca di Credito Finanziario S.p.A............
WestLB Panmure Limited......................................
                                                                --------
     Total..................................................
                                                                ========



     Subject to the terms and conditions stated in the U.S. underwriting agreement dated the date of this prospectus, each U.S. underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

                                                                 NUMBER
                        UNDERWRITER                             OF SHARES
                        -----------                             ---------
Salomon Smith Barney Inc....................................
Credit Suisse First Boston Corporation......................
Goldman, Sachs & Co.........................................
Lehman Brothers Inc.........................................
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........
Morgan Stanley & Co. Incorporated...........................
Banc of America Securities LLC..............................
Bear, Stearns & Co. Inc. ...................................
Blaylock & Partners, L.P. ..................................
Deutsche Bank Alex. Brown Inc. .............................
Fox-Pitt, Kelton Inc. ......................................
J.P. Morgan Securities Inc. ................................
Neuberger Berman LLC........................................
UBS Warburg LLC.............................................
The Williams Capital Group, L.P. ...........................
                                                                --------
     Total..................................................
                                                                ========



     The international and U.S. underwriting agreements provide that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares. The offering price and the total underwriting discounts and commissions per share for the international offerings and the U.S. offerings are identical, except as described below in connection with the directed share program. In addition, the international and U.S. offerings are each conditional on the closing of the other.



     The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not
to exceed $     per share. The underwriters may allow, and the dealers may
reallow, a concession not to exceed $     per share on sales to other dealers.
If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.



     We have granted to the international underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to additional shares of class A common stock at the public offering price less the underwriting discount. The international underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each international underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment. We have also granted to the U.S. underwriters an option to purchase up to an aggregate of additional shares on the same terms and conditions. If the international and U.S. underwriters' options are exercised in full, the total price to the public
for this offering would be $       , the total underwriting discounts would be
$       and the total net proceeds to us would be approximately $  billion.



     The underwriters for each of the offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares. The U.S. and international underwriters also have agreed that they may sell shares between their respective underwriting syndicates. The number of shares actually allocated to each offering may differ from the amount offered due to reallocation between the U.S. and international offerings.

     Each underwriter has represented, warranted and agreed that:



     - it has not offered or sold and, prior to the expiry of a period of six months from the Closing Date, will not offer or sell any shares included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;



     - it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us;



     - it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering in, from or otherwise involving the United Kingdom; and



     - the offer in The Netherlands of the shares included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).



     We, our officers and directors and Citigroup have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Salomon Smith Barney, dispose of or hedge any shares of our class A common stock or any securities convertible into or exchangeable for our class A common stock. However, we may issue our Upper DECS in the concurrent offering, and we may grant options to purchase shares of class A common stock and issue shares of class A common stock upon the exercise of outstanding options under our stock option plans. In addition, we may issue or sell class A common stock in connection with an acquisition or business combination, and Citigroup may privately transfer shares of class A common stock, as long as the acquiror of that common stock agrees in writing to be bound by the obligations and restrictions of our lock-up agreement for the remainder of the 180-day period.



     At our request, the underwriters have reserved up to 1% of the shares of class A common stock for sale through a directed share program at the initial public offering price less an underwriting discount of 3% to persons who are directors, officers or employees, or independent agents who sell our products. Robert Lipp, our chairman and chief executive officer, has advised us that he intends to purchase $15 million of class A common stock in the directed share program. The number of shares of class A common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of class A common stock offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares. We and the participants in the directed share program have agreed that, for a period of 365 days from the date of this prospectus, they will not, without the prior written consent of Salomon Smith Barney Inc. dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock.



     Prior to this offering, there has been no public market for our class A common stock. Consequently, the initial public offering price for the shares will be determined by negotiations among us and the representatives. Among the factors to be considered in determining the initial public offering price will be our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our class A common stock will develop and continue after this offering.



     We have applied to list our class A common stock on the New York Stock Exchange under the symbol "TAP.A." The underwriters will undertake to sell shares of class A common stock to a minimum of 2,000 beneficial owners in lots of 100 or more shares to meet the New York Stock Exchange distribution requirements for trading.



     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of class A common stock.


                                                                             PAID BY
                                                                TRAVELERS PROPERTY CASUALTY CORP.
                                                                ----------------------------------
                                                                NO EXERCISE         FULL EXERCISE
                                                                ------------        --------------
Per share...................................................      $                    $
Total.......................................................      $                    $


     In connection with the offering, Salomon Smith Barney Inc. on behalf of the underwriters may purchase and sell shares of class A common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.


     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.


     Any of these activities may have the effect of preventing or retarding a decline in the market price of the class A common stock. They may also cause the price of the class A common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.


     Because Salomon Smith Barney is a member of the NYSE and because of its relationship to us, it will not be permitted under the rules of the NYSE to solicit the purchase or sale of our shares or make recommendations regarding the purchase or sale of our shares. This may harm the trading market for the shares. These restrictions will not apply after the tax-free distribution by Citigroup to its stockholders of its entire ownership interest in us.

     We estimate that our portion of the total expenses of this offering will be
$               .

     Because an affiliate of Salomon Smith Barney Inc. beneficially owns more than 10% of the class A common stock outstanding prior to the closing of this offering, it may be deemed to have a "conflict of interest" with us under Rule 2720 of the National Association of Securities Dealers, Inc. When a NASD member with a conflict of interest participates as an underwriter in a public offering, that rule requires that the initial public offering price may be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. In accordance with this rule, Merrill Lynch, Pierce, Fenner & Smith Incorporated has assumed the responsibilities of acting as a qualified independent underwriter. In its role as a qualified independent underwriter, Merrill Lynch has performed a due diligence investigation and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part. Merrill Lynch will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. We have agreed to indemnify Merrill Lynch against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.


     The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. See "Arrangements Between our Company and Citigroup."


     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.



     We and Citigroup have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS.



     Until                , 2002 (25 days after the date of this prospectus),
all dealers that buy, sell or trade our class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



     In connection with this offering, Salomon Smith Barney Inc. may over-allot or effect transactions with a view to supporting the market price of the class A common stock and convertible notes at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on Salomon Smith Barney Inc. to do this. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.



                               210,000,000 SHARES



                       TRAVELERS PROPERTY CASUALTY CORP.



                                 TRAVLERS LOGO


                              CLASS A COMMON STOCK
                                  ------------

                                   PROSPECTUS

                                     , 2002

                                  ------------

                              BOOK-RUNNING MANAGER

                              SALOMON SMITH BARNEY
CREDIT SUISSE FIRST BOSTON

           DEUTSCHE BANK


                      GOLDMAN SACHS INTERNATIONAL

                                 LEHMAN BROTHERS

                                          MERRILL LYNCH INTERNATIONAL

                                                 MORGAN STANLEY

                                                         UBS WARBURG



       BBVA BOLSA, S.V.               BNP PARIBAS             SANTANDER CENTRAL
           CAZENOVE             CDC IXIS CAPITAL MARKETS   HISPANO INVESTMENT, S.A.
DRESDNER KLEINWORT WASSERSTEIN        ING BARINGS         CREDIT LYONNAIS SECURITIES
                                     WESTLB PANMURE         MEDIOBANCA -- BANCA DI
                                                          CREDITO FINANZIARIO S.P.A.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


     [ALTERNATE PAGE FOR JUNIOR CONVERTIBLE SUBORDINATED NOTES PROSPECTUS]


                   SUBJECT TO COMPLETION, DATED MARCH 5, 2002


PROSPECTUS

                                  $850,000,000

                       TRAVELERS PROPERTY CASUALTY CORP.

                                 TRAVLERS LOGO


                  % CONVERTIBLE JUNIOR SUBORDINATED NOTES DUE 2032

                               ------------------


     We are offering $850 million aggregate principal amount of our      %
Convertible Junior Subordinated Notes due 2032. The notes will mature on 2032.
The notes will bear interest at a fixed rate of      % per year. Interest on the
notes will be payable quarterly on                ,                ,
               , and        of each year, beginning                , 2002
(subject to our right to defer interest payments as described in this
prospectus). We may redeem some or all of the notes on or after                ,
20 under the circumstances and at the prices described in this prospectus. The notes are convertible by holders into shares of our class A common stock at a
conversion rate of          shares of class A common stock per [$25 principal
amount of notes] subject to adjustment in certain events and subject to our right to elect a cash settlement as described in this prospectus).


     The notes will be unsecured obligations and will be subordinated in right of payment to all of our senior indebtedness. The notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.


     Concurrently with this offering, we are also making an initial public offering of 210,000,000 shares of our class A common stock, plus up to an additional 21,000,000 shares of our class A common stock if the underwriters for that offering exercise their over-allotment option in full.


     Prior to this offering and the concurrent initial public offering of our class A common stock, there has been no public market for the notes or our class A common stock. The notes will not be listed on any securities exchange. We have applied to list our class A common stock on the New York Stock Exchange under the symbol "TAP.A."
                               ------------------

     INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE
   .

     Neither the Securities and Exchange Commission nor any state securities or insurance commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               ------------------

                                                              PER NOTE    TOTAL
                                                              --------    -----
Public Offering Price(1)....................................    $         $
Underwriting Discount.......................................    $         $
Proceeds to Travelers Property Casualty Corp. (before
  expenses).................................................    $         $

---------------
(1) Plus accrued interest, if any, from                , 2002.

     We have also granted the underwriters an option to purchase up to an
additional $          million aggregate principal amount of notes to cover
over-allotments.

     The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New
York, New York, on                , 2002.
                               ------------------

                              SALOMON SMITH BARNEY

CREDIT SUISSE FIRST BOSTON


             GOLDMAN, SACHS & CO.


                            MERRILL LYNCH & CO.


                                        RAMIREZ & CO., INC.


                                                 UTENDAHL CAPITAL PARTNERS, L.P.


          , 2002

                                  THE OFFERING


     The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see "Description of the Notes."

Issuer........................   Travelers Property Casualty Corp.


Securities Offered............   $850 million aggregate principal amount of
                                      % Convertible Junior Subordinated Notes
                                 due 2032. We have also granted the underwriters an over-allotment option to purchase $42.5 million aggregate principal amount of additional notes.


Maturity......................             , unless earlier redeemed,
                                 repurchased or converted.


Interest......................        % per year payable quarterly in arrears on
                                                ,                ,
                                                , and                of each
                                 year, commencing on                , 2002.



Interest Payment Deferral.....   We have the right to defer interest payments on
                                 the notes for an extension period not exceeding
                                 20 consecutive interest periods during which no interest shall be due and payable. A deferral of interest periods cannot extend, however, beyond the maturity of the notes. During any deferral period, except as described under "Description of the Notes -- Deferral of
                                 Interest Payments," we will not be permitted to
                                 (1) pay a dividend or make any distributions on our capital stock or redeem, purchase, acquire or make a liquidation payment on any of our capital stock, or make any guarantee payments relating to the foregoing, or (2) make an interest, principal or premium payment on, or repurchase or redeem, any of our debt securities that rank equal with or junior to the notes.



Conversion....................   Subject to our right to elect a cash settlement
                                 as described below, the notes are convertible,
                                 unless previously redeemed or repurchased, at
                                 the option of the holder at any time after
                                           , and prior to 5:00 p.m., New York
                                 City time, on           , 20  , into shares our
                                 class A common stock at a conversion rate
                                 of          shares of our class A common stock
                                 per note (equivalent to an initial conversion
                                 price of $     per share, based on the offering
                                 price of our class A common stock in the concurrent offering), subject to adjustment in certain events. The right to convert notes that have been called for redemption will terminate at the close of business on the business day immediately preceding the date of redemption.
                                 No fractional shares of class A common stock will be issued as a result of a conversion.
                                 Instead, fractional interests will be paid in cash.



                                 From                , (provided that the
                                 distribution of our class A common stock that is held by Citigroup to its stockholders has not occurred by that date) and until the next business day following the date of the distribution of our class A common stock held by Citigroup to its stockholders, as described in this prospectus, we may elect to make a cash settlement in respect of any notes surrendered for conversion.

                                 The amount of cash that you will receive if we elect a cash settlement will be equal to the value of the underlying shares of class A common stock. See "Description of the Notes -- Conversion."

Optional Redemption...........   On or after           , 20  , at any time or
                                 from time to time, the notes may be redeemed at our option, in whole or in part, in cash at the redemption prices set forth in this prospectus, together with any accrued and unpaid interest to, but excluding, the redemption date. See
                                 "Description of the Notes -- Optional
                                 Redemption."

Mandatory Redemption..........   None.


Ranking.......................   The notes are our general unsecured obligations
                                 and are subordinated in right of payment to all of our existing and future Senior Indebtedness
                                 (as defined in "Description of the Notes -
                                 Subordination") to the extent set forth in the indenture. The notes are also effectively subordinated to all existing and future indebtedness and other liabilities of any of our current or future subsidiaries. The indenture does not limit the amount of other indebtedness or liabilities that we or our subsidiaries may incur or securities that we or our subsidiaries may issue in the future. You should read the information under the headings
                                 "Risk Factors -- We Are Not Required to Pay You
                                 Under the Notes Unless We First Make Other
                                 Required Payments" for more information on the subordination of the notes.



Use of Proceeds...............   We estimate that we will receive net proceeds
                                 from the offering of approximately $825 million
                                 (or $866 million if the underwriters'
                                 over-allotment option is exercised in full). We expect to apply proceeds from this offering to prepay intercompany indebtedness to Citigroup.
                                 See "Use of Proceeds."


Trading.......................   The notes will not be listed on any securities
                                 exchange or included in any automated quotation system. Our class A common stock is expected to be listed on the New York Stock Exchange under the symbol "TAP.A."

                              CONCURRENT OFFERING


Class A common stock
offered.......................   210,000,000 shares



Common stock to be outstanding
after the concurrent initial
public offering...............   500,000,000 shares of class A common stock
                                 500,000,000 shares of class B common stock



Common stock to be held by
Citigroup following the
concurrent initial public
offering......................   290,000,000 shares of class A common stock
                                 500,000,000 shares of class B common stock


Use of proceeds...............   We will use the net proceeds from the
                                 concurrent initial public offering to prepay intercompany indebtedness to Citigroup.


Dividend policy...............   We intend to pay quarterly cash dividends on
                                 all classes of our common stock at an initial rate of $$0.06 per share of common stock, commencing in the first quarter of 2003, subject to financial results and declaration by our board of directors. See "Dividend Policy" for a discussion of the factors that will affect the determination by our board of directors to declare dividends, as well as other matters concerning our dividend policy.


Voting rights

  Class A common stock........   One vote per share

  Class B common stock........   Ten votes per share

New York Stock Exchange
symbol........................   We have applied to list our class A common
                                 stock on the New York Stock Exchange under the symbol "TAP.A."

                          RISKS RELATING TO THE NOTES


WE ARE NOT REQUIRED TO PAY YOU UNDER THE NOTES UNLESS WE FIRST MAKE OTHER REQUIRED PAYMENTS.

     Our obligations under the notes will rank junior to all of our existing and future senior indebtedness. This means that we cannot make any payments on the notes if we default on a payment of senior indebtedness and do not cure the default within the applicable grace period or if the senior indebtedness becomes immediately due because of a default and has not yet been paid in full. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture pursuant to which the notes are issued and in certain other events, our assets will be available to pay obligations on the notes only after all of our senior indebtedness has been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. In addition, our obligations under the notes will be effectively subordinated to all existing and future liabilities of our subsidiaries.

     The incurrence of additional indebtedness by us or our subsidiaries could adversely affect our ability to pay our obligations on the notes. The indenture pursuant to which the notes are issued does not limit our ability or that of our subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the notes.

DEFERRAL OF INTEREST PAYMENTS WOULD HAVE ADVERSE TAX CONSEQUENCES FOR YOU AND MAY ADVERSELY AFFECT THE TRADING PRICE OF THE NOTES.

     If interest payments on the notes are deferred, you will be required to recognize interest income for United States federal income tax purposes in respect of interest payments on the notes held by you before you receive any cash distributions relating to this interest. In addition, you will not receive this cash if you sold the notes before the end of any deferral period or before the record date relating to interest payments which are paid.

     We have no current intention of deferring interest payments on the notes and believe that such deferral is a remote possibility. However, if we exercise our right in the future, the notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the notes. If you sell the notes during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the notes. In addition, the existence of our right to defer payments of interest on the notes may mean that the market price for the notes may be more volatile than other securities that do not have these rights.

THE MARKET PRICES FOR THE NOTES AND OUR CLASS A COMMON STOCK MAY BE VOLATILE.

     In the future the trading price of our class A common stock could be subject to significant fluctuations in response to variations in our financial results, announcements by us or others, developments affecting us and general market volatility. These broad market fluctuations may harm the market price of the notes and the class A common stock into which the notes are convertible. Accordingly, the notes that an investor may purchase, whether pursuant to the offer made by this prospectus or in the secondary market, may trade at a discount to the price that the investor paid to purchase the notes.

AN ACTIVE TRADING MARKET FOR THE NOTES MAY NOT DEVELOP.

     The notes will not be listed on any securities exchange or included in any automated quotation system. We cannot assure you that an active trading market for the notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their notes or the price at which holders of the notes will be able to sell their notes. Future trading prices of the notes will depend on many factors, including, among other things, trading prices of our class A common stock, prevailing interest rates, the market for similar securities, our performance and other factors. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that the notes will be able to be sold at a particular time or that the prices received when the notes are sold will be favorable.

                            DESCRIPTION OF THE NOTES


     Set forth below is a description of the notes. The following description is not intended to be complete and is qualified by the indenture to be entered into
between us and           , as the trustee, a form of which is filed as an
exhibit to the registration statement of which this prospectus forms a part and pursuant to the Trust Indenture Act. Several capitalized terms used herein are defined in the indenture. Wherever particular defined terms of the indenture are referred to, such defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference.


GENERAL

     The notes will be unsecured debt under the indenture. Our obligations under the notes will rank junior to all of our existing and future senior indebtedness. In addition, our obligations under the notes will be effectively subordinated to all existing and future liabilities of our subsidiaries. The indenture pursuant to which the notes are issued does not limit our ability or that of our subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the notes.

PRINCIPAL, MATURITY AND INTEREST


     The notes will be limited in aggregate principal amount to $892.5 million.
The notes will bear interest from                , 2002 at   % per year and will
mature on                , 2032.



     The notes will initially be issued in the form of one or more global securities (as described below). As described in this prospectus, under limited circumstances, the notes may be issued in certificated form in exchange for a global security. In the event that notes are issued in certificated form, such notes will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on the notes issued as a global security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a paying agent for the notes. In the event notes are issued in certificated form, principal and interest will be payable, the transfer of the notes will be registrable and the notes will be exchangeable for notes of other denominations of a like aggregate principal amount at the corporate trust office of the indenture trustee in New York, New York. Payment of interest may be made at our option by check mailed to the address of the persons entitled thereto. See "-- Book-Entry
Notes -- Distributions on Book-Entry Notes."



     We will pay interest on the notes quarterly in arrears on                ,
               ,                , and                of each year, commencing
               , 2002, to holders of record at the close of business on
               ,                ,                , or                immediately
preceding the interest payment dates. Each date on which interest is paid is called an "interest payment date." In the event the notes shall not continue to remain in book-entry only form, we will have the right to select record dates, which shall be more than 14 days but less than 60 days prior to the interest payment date.


     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay. However, if such business day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.


  DEFERRAL OF INTEREST PAYMENTS



     We will have the right under the indenture to defer interest payments on the notes for an extension period not exceeding 20 consecutive interest periods during which no interest shall be due and payable. A deferral of interest payments cannot extend, however, beyond the maturity of the notes. As a consequence of our extension of an interest payment period, payments of interest on the notes would be deferred during any such extended interest payment period. During an extension period, the amount of interest payments due to you would continue to accumulate and such deferred interest payments will themselves accrue interest. In the event that we exercise our right to extend an interest payment period, then:



          (1) we will not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of our capital stock or make any guarantee payment relating thereto other than



             - repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;



             - as a result of an exchange or conversion of any class or series of our capital stock for any other class or series of our capital stock; or



             - the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and



          (2) We may not make any payment of interest on or principal of, or premium, if any, on, or repay, repurchase or redeem, any debt securities issued by us which rank equally with or junior to the notes.


The foregoing, however, will not apply to any stock dividends paid by us where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any extension period, we may further extend the extension period, so long as that extension period, together with all such previous and further extensions of the period, may not exceed 20 consecutive interest periods. An extension period cannot extend, however, beyond the maturity of the notes.


     Upon the termination of any extension period and the payment of all amounts then due, we may commence a new extension period which must comply with the
above requirements. Consequently, there could be up to [     ] extension periods
of varying lengths throughout the term of the notes. The trustee will give the holders of the notes notice of any extension period upon their receipt of notice thereof from us. If payments of interest are deferred, the deferred interest payments and accrued interest on such interest payments will be paid to holders of record of the notes as they appear on our books and records on the record date next following the termination of such deferral period.


OPTIONAL REDEMPTION


     We will have the right to redeem the notes, in whole or in part, from time to time, on or after, 2007, upon not less than 30 nor more than 60 days' notice. The redemption price will be as set forth below (expressed as a percentage of the principal amount of the notes being redeemed), together with any accrued and unpaid interest to, but excluding, the redemption date:



YEAR                                                          REDEMPTION PRICE
----                                                          ----------------
2007........................................................
2008........................................................
2009........................................................
2010........................................................
2011........................................................
2012 and thereafter.........................................       100.00%


     If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis or by another method the trustee considers fair and appropriate. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

MANDATORY REDEMPTION

     We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

CONVERSION


     Unless we have redeemed the notes, and subject to our right to elect a cash settlement as described below, the notes are convertible into shares of our
class A common stock at any time after                , 2003 and before the
close of business on                , 20  (or, in the case of notes called for
redemption, before the close of business on the business day before the applicable redemption date) at the option of the holders of the notes and in the
manner described below, at an initial conversion rate of          shares of our
class A common stock for each note (equivalent to an initial conversion price of
$     per share of our class A common stock, based on the offering price of our class A common stock being offered concurrently with the offering of the notes), subject to adjustment as described below.



     Upon surrender of the notes by a holder to the conversion agent, the conversion agent will convert such notes to shares of class A common stock on behalf of such holder. The delivery by us to the holders of the notes (through the conversion agent) of the fixed number of shares of our class A common stock into which the notes are convertible (together with the cash payment, if any, in lieu of fractional shares), or, if applicable, a cash settlement as described below will be deemed to discharge our obligations under the notes, including our obligation to pay the principal amount of the notes so converted, and the accrued and unpaid interest thereon attributable to the period from the last date to which interest has been paid or duly provided for.



     From                , (provided that the distribution of our class A common
stock that is held by Citigroup to its stockholders has not occurred by that date) and until the next business day following the date of the distribution of our class A common stock held by Citigroup to its stockholders, as described in this prospectus, we may elect to make a cash settlement in respect of any notes
surrendered for conversion by delivering notice to the             not more than
five trading days after the notes are surrendered. If the distribution does not occur, our option to elect a cash settlement will continue.



     The amount of cash that you will receive in the case of a cash settlement with respect to any notes surrendered for conversion will be equal to the value of the underlying shares of our class A common stock as calculated by determining the product of (i) the then applicable conversion rate and (ii) the average of the closing price, as defined in the indenture, of our class A common stock on the five trading days beginning two trading days after our delivery of the notice to the holder. We will pay the cash settlement as promptly as practicable after the completion of the five trading day period.


     If a note is surrendered for conversion after the close of business on any regular record date for payment of interest and before the opening of business on the corresponding interest payment date, then, notwithstanding such conversion, the interest payable on such interest payment date will be paid in cash to the person in whose name the note is registered at the close of business on such record date, and, other than a note or a portion of a note called for redemption on a redemption date occurring after such record date and before such interest payment date, when so surrendered for conversion, the note must be accompanied by payment of an amount equal to the interest payable on such interest payment date.

     No fractional shares of class A common stock will be issued as a result of conversion. Instead, we will pay holders cash in lieu of fractional shares based on the market price of shares of our class A common stock on the date such notes are surrendered for conversion.

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CONVERSION PRICE ADJUSTMENTS -- GENERAL


     The initial conversion price is subject to adjustment upon certain events, including:



     - the payment of dividends or other distributions, in each case of our class A common stock or class A common stock;



     - subdivisions, splits, combinations or reclassifications of our class A common stock;



     - the issuance to holders of our class A common stock generally of rights or warrants to subscribe for our class A common stock, in each case at less than the then current market price (as defined below);



     - the distribution to holders of our class A common stock of evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by the first or third bullet point above and dividends or distributions paid exclusively in cash);



     - distributions (other than regular quarterly dividends) consisting exclusively of cash to all holders of our class A and class B common stock if such distributions, combined together with (A) other all-cash distributions made within the preceding 12 months for which no adjustment has been made plus (B) the cash and the fair market value, as of the date of expiration of the tender or exchange offer referred to below, of the consideration paid in respect of any tender offer or exchange by us or any of our subsidiaries for our class A and/or class B common stock concluded within the preceding 12 months for which no adjustment has been made exceeds 15% of our aggregate market capitalization (such aggregate market capitalization being the product of the current market price of our class A common stock multiplied by the number of shares of our class A common stock then outstanding) on the record date for such distribution; and



     - the successful completion of a tender or exchange offer made by us or any of our subsidiaries for our class A and/or class B common stock if the same involves an aggregate consideration that, together with (A) any cash and the fair market value of any other consideration payable in respect of any other tender or exchange offer by us or any of our subsidiaries for our class A and/or class B stock concluded within the preceding 12 months for which no adjustment has been made plus (B) the aggregate amount of any all-cash distributions to all holders of our class A and class B common stock within the preceding 12 months for which no adjustment has been made (excluding the dividends we declared in February 2002 in the amounts of $1 billion and $ billion), exceeds 15% of our market capitalization on the expiration date of such tender or exchange offer.



     If any action would require adjustment of the conversion price under more than one of the provisions described above, only one adjustment will be made and the adjustment will be the amount of adjustment that has the highest absolute value to the holders of the notes. No adjustment of the conversion price will be required to be made (i) for the issuance of any shares of our class A common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our class A common stock under any such plan, and the issuance of any shares of our class A common stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of ours, pursuant to any option, warrant or exercisable, exchangeable or convertible security (including, but not limited to, class B common stock) outstanding as of the date hereof or (ii) in any case until cumulative adjustments amount to one percent or more of the conversion price. We reserve the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as in our discretion we determine to be advisable in order that certain stock-related distributions hereafter made by us to our stockholders will not be taxable.



     If we issue rights under our stockholder rights plan providing that each share of class A common stock issued upon conversion of the notes at any time prior to the distribution of separate certificates

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representing the rights will be entitled to receive rights, there shall be no adjustment to the conversion price as a result of:



     - the issuance of the rights;



     - the distribution of separate certificates representing the rights;



     - the exercise or redemption of the rights in accordance with any rights agreement; or



     - the termination or invalidation of the rights.



     The "current market price" per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days preceding the earlier of the day preceding the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, means the first date on which our common stock trades without the right to receive the issuance or distribution.



     In the case of the payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off," the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying:



     - the conversion rate by



     - a fraction, the numerator of which is the current market price of our common stock plus the fair market value, determined as described below, of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock and the denominator of which is the current market price of our common stock.



     The adjustment to the conversion rate under the preceding paragraph will occur at the earlier of:



     - The tenth trading day from, and including the effective date of the spin off and



     - The date of the securities being offered in the initial public offering of the spin-off, if that initial public offering is effected simultaneously with the spin-off.



     For purposes of this section, "initial public offering" means the first time securities of the same class or type as the securities being distributed in the spin-off are bona fide offered to the public for cash.



     In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our common stock means the average of the sale prices of those securities over the first 10 trading days after the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price of our common stock means the average of the sales prices of our common stock over the first 10 trading days after the effective date of the spin-off.



     If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.



     In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

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     If we make a distribution of property to our stockholders that would be taxable to them as a dividend for United States federal income tax purposes (for example, distributions of evidences of indebtedness or assets of ours, but generally not stock dividends or rights to subscribe to capital stock) and, pursuant to the antidilution provisions described above, the conversion price of the notes is reduced, such reduction might be deemed to be the receipt of taxable income by holders of the notes.


CONVERSION PRICE ADJUSTMENTS -- FUNDAMENTAL CHANGE

     If we are a party to any transaction or series of transactions constituting a fundamental change (as defined below), including, without limitation, a merger, consolidation, sale of all or substantially all of our assets or recapitalization of our class A common stock and excluding certain of the transactions described above under "-- General," then appropriate provision shall be made so that the holder of any notes then outstanding shall have the right thereafter to convert such notes:

     - if any such transaction does not constitute a common stock fundamental change (as defined below), (and subject to funds being legally available for that purpose under applicable law at the time of conversion) into the kind and amount of the securities, cash or other property as the holder of the notes would have received upon such merger, consolidation, sale or recapitalization had such holder converted its notes into shares of our class A common stock immediately before such merger, consolidation, sale or recapitalization, after, in the case of a fundamental change other than a common stock fundamental change, giving effect to any adjustment in the conversion price; and


     - if any such transaction constitutes a common stock fundamental change, into shares of common stock of the kind received by holders of our class A common stock as a result of such common stock fundamental change.



     As used herein "fundamental change" means the occurrence of any transaction or event or series of transactions or events pursuant to which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise.



     In a fundamental change transaction where all or substantially all of our class A common stock is converted into securities, cash, or property and more than 50% of the value received by the holders of our class A common stock (subject to certain limited exceptions) consists of listed or Nasdaq National Market traded common stock (which we refer to as a "common stock fundamental change"), the conversion price adjustments are designed to provide in effect that:


     - where our class A common stock is converted partly into such common stock and partly into other securities, cash, or property, each note will be convertible solely into a number of shares of such common stock determined so that the initial value of such shares equals the value of the shares of class A common stock into which such note was convertible immediately before the transaction; and

     - where our class A common stock is converted solely into such common stock, each note will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of class A common stock into which such note was convertible immediately before such transaction.

     In a fundamental change transaction that does not constitute a common stock fundamental change transaction, the conversion price adjustment is designed to increase the securities, cash or property into which each note is convertible.


     Conversions of the notes may be effected by delivering them to the office of the conversion agent maintained for such purpose in the Borough of Manhattan, the City of New York.

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     In certain circumstances, conversion price adjustments may result in constructive distributions that could be taxable as dividends under the internal revenue code to holders of preferred securities. See "Certain United States Federal Income Tax Consequences -- Dividends and Constructive Dividends".


SUBORDINATION

     The indenture provides that the notes are subordinated and junior in right of payment to all of our existing and future Senior Indebtedness (as defined below). This means that no payment of principal, including redemption payments, premium, if any, or interest on the notes may be made if:

     - any of our Senior Indebtedness has not been paid when due and any applicable grace period relating to such default has ended and such default has not been cured or waived or ceased to exist; or

     - the maturity of any of our Senior Indebtedness has been accelerated because of a default.

     Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all of our Senior Indebtedness must be paid in full before the holders of the notes are entitled to receive or retain any payment. Upon satisfaction of all claims related to all of our Senior Indebtedness then outstanding, the rights of the holders of the notes will be subrogated to the rights of the holders of our Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the notes are paid in full.

     The term "Senior Indebtedness" means, with respect to us:

          (1) the principal, premium, if any, and interest in respect of (a) indebtedness for money borrowed and (b) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us;

          (2) all of our capital lease obligations;

          (3) all obligations issued or assumed by us as the deferred purchase price of property, all of our conditional sale obligations and all of our obligations under any conditional sale or title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

          (4) all of our obligations, contingent or otherwise, in respect of any letters of credit, banker's acceptance, security purchase facilities or similar credit transactions;

          (5) all obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

          (6) all obligations of the type referred to in clauses (1) through (5) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

          (7) all obligations of the type referred to in clauses (1) through (6) above of other persons secured by any lien on any property or asset of ours, whether or not such obligation is assumed by such obligor, except for

             (a) any such indebtedness that is by its terms subordinated to or equally with the notes and


             (b) any indebtedness between or among us or our affiliates, including all other debt securities and guarantees in respect of those debt securities, issued to (a) any trust formed by us or a trustee of such trust and (b) any trust, or a trustee of such trust, partnership or other entity affiliated with us that is a financing vehicle of ours in connection with the issuance by such financing vehicle of trust preferred or other securities guaranteed by us pursuant to an instrument that ranks equally with, or junior to, the guarantee.

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     Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

     The indenture does not limit the aggregate amount of Senior Indebtedness that we may issue.


     The notes will be effectively subordinated to all indebtedness of our subsidiaries. As of the date of this prospectus, our subsidiaries had $1.78 billion of outstanding indebtedness.


CONSOLIDATION, MERGER AND SALE OF ASSETS

     The indenture provides that we will not consolidate with or merge into any other corporation or convey, transfer or lease our assets substantially as an entirety to another corporation unless:

     - either (1) we are the continuing corporation, or (2) the successor entity, if other than us, expressly assumes by supplemental indenture the due and punctual payment of the principal of, and premium, if any, and interest on the notes and the performance of every other covenant of the indenture on our part; and

     - immediately thereafter, no event of default and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing.

     Upon any such consolidation, merger, conveyance or transfer, the successor corporation shall succeed to and be substituted for us under the indenture. Thereafter the predecessor corporation shall be relieved of all obligations and covenants under the indenture and the notes.

     Other than the restrictions described above, there are no covenants or provisions in the indenture that would afford the holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect such holders.

EVENTS OF DEFAULT

     The indenture provides that the following are events of default relating to the notes:

     - default in the payment of the principal of, or premium on, if any, any note at its maturity;

     - default for 30 days in the payment of any installment of interest on any note;

     - default for 90 days after written notice in the performance of any other covenant in respect of the notes; and

     - specified events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us.

The trustee may withhold notice to the holders of the notes of any default with respect thereto, except in the payment of principal, premium or interest, if it considers such withholding to be in the interests of such holders.

     If any event of default shall occur with respect to the notes and be continuing, either the trustee or the holders of 25% in aggregate principal amount of the notes will have the right to declare the principal of and the interest on the notes, including any compound interest and additional interest, if any, and any other amounts payable under the indenture to be immediately due and payable. We are required to file annually with the trustee a statement by an officer as to the fulfillment by us of our obligations under the indenture during the preceding year. The trustee may also enforce its other rights as a creditor relating to the notes.

     Holders of a majority in principal amount of the notes will be entitled to control certain actions of the trustee under the indenture and to waive past defaults regarding the notes. The trustee generally is not

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under any obligation to act at the request, order or direction of any of the holders of the notes, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity.

     If an event of default occurs regarding the notes, the trustee may use any sums that it collects under the indenture for its own reasonable compensation and expenses incurred prior to paying the holders of the notes.

     Before any holder of the notes may institute action for any remedy, except payment on such holder's notes when due, the holders of not less than 25% in principal amount of the notes outstanding must request the trustee to take action. Holders must also offer satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

     - reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

     - reduce the principal of or change the fixed maturity of any note;

     - reduce the rate of or change the time for payment of interest on any notes;

     - reduce the redemption price of the notes or change the time at which the notes may or must be redeemed or purchased;

     - waive a default or event of default in the payment of principal of or premium, if any, interest or liquidated damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

     - make any note payable in money other than that stated in the indenture and the notes;

     - make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of, premium, if any, interest or liquidated damages, if any, on the notes;

     - except as permitted by the indenture, increase the conversion price or, other than as set forth in the next paragraph, modify the provisions of the indenture relating to conversion of the notes in a manner adverse to the holders thereof; or

     - make any change to the abilities of holders of notes to enforce their rights under the indenture or the provisions of the clauses above.

In addition, any amendment to the provisions of the indenture that relate to subordination will require the consent of the holders of at least 75% in aggregate principal amount of the notes then outstanding if such amendment would adversely affect the rights of holders of the notes.

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     Notwithstanding the foregoing, without the consent of any holder of the notes, we and the trustee may amend or supplement the indenture or the notes to:

     - cure any ambiguity, defect or inconsistency or make any other changes in the provisions of the indenture which we and the trustee may deem necessary or desirable, provided such amendment does not materially and adversely affect the notes;

     - provide for uncertificated notes in addition to or in place of certificated notes;

     - provide for the assumption of our obligations to holders of notes in the circumstances required under the indenture;

     - provide for conversion rights of holders of notes in certain events such as a consolidation, merger or sale of all or substantially all of our assets;

     - reduce the conversion price;

     - make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder; or

     - comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

DISCHARGE AND DEFEASANCE

     We may discharge most of our obligations to holders of the notes issued under the indenture if such notes have not been already delivered to the trustee for cancellation and either have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year. We would discharge our obligations by depositing with the trustee an amount certified to be sufficient to pay when due the principal of and premium, if any, and interest on all outstanding notes and to make any mandatory scheduled interest payments thereon when due.

     Unless otherwise specified in this prospectus relating to the notes, we, at our option:

     - will be released from any and all obligations in respect of the notes, which is known as "defeasance and discharge"; or

     - need not comply with certain covenants specified herein regarding the notes, which is known as "covenant defeasance."

If we exercise our covenant defeasance option, the failure to comply with any defeased covenant and any event of default in the applicable resolution of the board of directors or supplemental indenture will no longer be an event of default under the indenture.

     To exercise either our defeasance and discharge or covenant defeasance options, we must:

     - deposit with the trustee, in trust, money or U.S. Government Obligations in an amount sufficient to pay all the principal of and premium, if any, and any interest on the notes when such payments are due; and

     - deliver an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and discharge or covenant defeasance and will be required to pay United States federal income tax in the same manner as if such defeasance had not occurred. In the case of a defeasance and discharge, such opinion must be based upon a ruling or administrative pronouncement of the Internal Revenue Service.

     When there is a defeasance and discharge, the indenture will no longer govern the notes, we will no longer be liable for payment and the holders of such notes will be entitled only to the deposited funds.

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When there is a covenant defeasance, however, we will continue to be obligated for payments when due if the deposited funds are not sufficient to pay the holders.

     The obligations under the indenture to register or exchange the notes, to replace mutilated, defaced, destroyed, lost or stolen notes, and to maintain paying agents and hold monies for payment in trust will continue even if we exercise our defeasance and discharge or covenant defeasance options.

[CONCERNING THE TRUSTEE

     The trustee has extended substantial credit facilities, the borrowings under which constitute Senior Indebtedness, to us. We and certain of our subsidiaries and affiliates also maintain bank accounts, borrow money and have other customary commercial banking or investment banking relationships with the trustee in the ordinary course of business.]

NOTICES

     Notices to holders of the notes will be made by first class mail, postage prepaid, to the addresses that appear on the register of Travelers Property Casualty Corp. The notices will be deemed to have been given on the date of the mailing or on the date of the first publication, as the case may be.

GOVERNING LAW

     The indenture and the notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York.


BOOK-ENTRY NOTES


  BOOK-ENTRY NOTES

     Except under the limited circumstances described below, all notes will be book-entry notes. This means that the actual purchasers of the notes will not be entitled to have the notes registered in their names and will not be entitled to receive physical delivery of the notes in definitive (paper) form. Instead, upon issuance, all the notes will be represented by one or more fully registered global notes.

     Each global note will be deposited with The Depository Trust Company, a securities depositary, and will be registered in the name of DTC's nominee, Cede & Co. No global note representing book-entry notes may be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to another nominee of DTC. Thus, DTC will be the only registered holder of the notes and will be considered the sole representative of the beneficial owners of the notes for purposes of the indenture.

     The registration of the global securities in the name of Cede & Co. will not affect beneficial ownership and is performed merely to facilitate subsequent transfers. The book-entry system, which is also the system through which most publicly traded common stock is held in the United States, is used because it eliminates the need for physical movement of securities certificates. The laws of some jurisdictions, however, may require some purchasers to take physical delivery of their notes in definitive form. These laws may impair the ability of holders to transfer book-entry notes.

     Purchasers of the notes in the United States may hold interests in the global notes only through DTC if they are participants in the DTC system. Purchasers may also hold interests indirectly through a securities intermediary -- banks, brokerage houses and other institutions that maintain securities accounts for customers -- that has an account with DTC or its nominee. DTC will maintain accounts showing the note holdings of participants, and these participants will in turn maintain accounts showing the note holdings of their customers. Some of these customers may themselves be securities intermediaries holding notes for their customers. Thus, each beneficial owner of a book-entry note will hold that note through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

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     In this prospectus, unless and until definitive (paper) notes are issued to the beneficial owners as described below, all references to "holders" of notes shall mean DTC. We, the trustee and any paying agent, transfer agent or registrar may treat DTC as the absolute owner of the notes for all purposes.

     We will make all distributions of principal and interest on the notes to DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the notes. DTC and its participants are generally required by law to receive and transmit all distributions, notices and directions from us and the trustee to the beneficial owners through a chain of intermediaries. Purchasers of the notes will not receive written confirmation from DTC of their purchases. However, beneficial owners of book-entry notes are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants or indirect participants through which they entered into the transaction.

     Similarly, we and the trustee will accept notices and directions solely from DTC. Therefore, in order to exercise any rights of a holder of notes under the indenture, each person owning a beneficial interest in the notes must rely on the procedures of DTC. If the beneficial owner is not a participant in DTC, then it must rely on the procedures of the participant through which that person owns its interest. DTC will take actions under the indenture only at the direction of its participants, which in turn will act only at the direction of the beneficial owners. Some of these actions, however, may conflict with actions DTC takes at the direction of other participants and beneficial owners.

     Notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them.

     Book-entry notes may be more difficult to pledge because of the lack of a physical certificate. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner's account.

 DISTRIBUTIONS ON BOOK-ENTRY NOTES

     We will make all distributions of principal and interest on book-entry notes to DTC. Upon receipt of any payment of principal or interest, DTC will credit the accounts of its participants on its book-entry registration and transfer system. DTC will credit those accounts in proportion to the participants' respective beneficial interests in the principal amount of the global note as shown on the records of DTC. Payments by participants to beneficial owners of book-entry notes will be governed by standing instructions and customary practices, as is now the case with securities held for the account of customers in bearer form or registered in "street-name," and will be the responsibility of the participants.

DEFINITIVE NOTES AND PAYING AGENTS

     A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) notes only if:

     - DTC is unwilling or unable to continue as depositary for such global security and we are unable to find a qualified replacement for DTC within 90 days;

     - at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

     - we in our sole discretion decide to allow some or all book-entry securities to be exchangeable for definitive notes in registered form.

     If any of the events described above occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive notes are available and notice will be published as described below under "-- Notices". Beneficial owners of book-entry notes will then be entitled (1) to receive physical

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delivery in certificated form of definitive notes equal in principal amount to their beneficial interest and (2) to have the definitive notes registered in their names. The definitive notes will be issued in denominations of $1,000 and whole multiples of $1,000 in excess of that amount. Definitive notes will be registered in the name or names of the person or persons DTC specifies in a written instruction to the registrar of the notes. DTC may base its written instruction upon directions it receives from its participants. Thereafter, the registered holders of the definitive notes appearing in the register of note holders maintained by the registrar will be recognized as the "holders" of the notes under the indenture.

     The indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive note, so long as the applicant furnishes to Travelers Property Casualty Corp. and the trustee such security or indemnity and such evidence of ownership as they may require.

     In the event definitive notes are issued, the holders of definitive notes will be able to receive payment of principal and interest on their notes at the office of Travelers Property Casualty Corp.'s paying agent maintained in the Borough of Manhattan. Payment of principal of a definitive note may be made only against surrender of the note to one of Travelers Property Casualty Corp.'s paying agents. Travelers Property Casualty Corp. has the option, however, of making payments of interest by mailing checks to the address of the holder appearing in the register of note holders maintained by the registrar.

     Travelers Property Casualty Corp.'s paying agent in the Borough of
Manhattan and registrar for the notes is currently                , located at
               .

     In the event that definitive notes are issued, the holders of the definitive notes will be able to transfer their notes, in whole or in part, by surrendering the notes for registration of transfer at the offices of
               . A form of such instrument of transfer will be obtainable at the
office of                . Upon surrender, Travelers Property Casualty Corp.
will execute, and the trustee will authenticate and deliver, new notes to the designated transferee in the amount being transferred, and a new note for any amount not being transferred will be issued to the transferor. Travelers Property Casualty Corp. will not charge any fee for the registration of transfer or exchange, except that Travelers Property Casualty Corp. may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

THE DEPOSITORY TRUST COMPANY

     DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

     We and the trustee will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depositary is not obtained, notes certificates are required to be printed and delivered. Additionally, the trustee, with our consent, may decide to discontinue use of the system of book-entry transfers through DTC or any successor depositary with respect to the notes. In that event, certificates for the notes will be printed and delivered.

     The information in this section concerning DTC has been provided by DTC for informational purposes only. Neither we nor the trustee takes responsibility for the accuracy of this information, and this information is not intended to serve as a representation, warranty or contract modification of any kind.

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             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


     The following is a discussion of certain of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes and shares of our class A common stock acquired upon conversion of the notes to holders that purchase the notes upon original issuance at the public offering price. This discussion assumes that the notes and shares of our class A common stock are held as capital assets. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (including proposed Treasury regulations) issued thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change or differing interpretation, possibly with retroactive effect.

     This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances, such as holders that are subject to special tax treatment (for example, (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies, entities that are treated as partnerships for U.S. federal income tax purposes, or tax-exempt organizations, (2) persons holding notes or shares of class A common stock as part of a straddle, hedge, conversion transaction or other integrated investment, or (3) U.S. holders (as defined below) whose functional currency is not the U.S. dollar), nor does it address alternative minimum taxes or state, local or foreign taxes.

     Prospective investors are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of notes and shares of class A common stock in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

CONSEQUENCES TO U.S. HOLDERS

     The following is a discussion of U.S. federal income tax considerations relevant to a "U.S. holder" of notes and class A common stock acquired upon conversion of the notes. For purposes of this discussion, "U.S. holder" means
(i) a person who is a citizen or resident of the U.S., (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, in each case, that is created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

  INTEREST AND ORIGINAL ISSUE DISCOUNT

     Under applicable Treasury regulations, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount ("OID"). We believe that the likelihood of exercising our option to defer payments is remote within the meaning of the Treasury regulations. Based on the foregoing, we believe that, although the matter is not free from doubt, the notes will not be considered to be issued with OID at the time of their original issuance. Accordingly, stated interest on the notes will generally be included in the gross income of a U.S. holder as ordinary interest income at the time accrued or received, in accordance with such U.S. holder's method of accounting for U.S. federal income tax purposes.

     Under the Treasury regulations, if our option to defer any payment of interest was determined not to be "remote," or if we exercised such option, the notes would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be. Then, all stated interest on the notes would thereafter be treated as OID as long as the notes remained outstanding. In such event, all of a U.S. holder's taxable interest income relating to the notes would constitute OID that would have to be included in income on an economic accrual basis before the receipt of the cash attributable to the interest, regardless of such U.S. holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a U.S. holder of notes would be required to include in gross income OID even though we would not make any actual cash payments during an extension period.

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     No rulings or other interpretations have been issued by the IRS which have addressed the meaning of the term "remote" as used in the regulations, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus.

     U.S. holders of notes that are corporations will not be entitled to a dividends-received deduction relating to any income recognized with respect to the notes.

  DISPOSITION OF NOTES

     A U.S. holder will recognize capital gain or loss on a sale, exchange or other taxable disposition (collectively, a "disposition") of notes (including a redemption for cash) in an amount equal to the difference between the amount realized by such U.S. holder on the disposition of the notes (except to the extent such amount is attributable to accrued interest not previously included in income, which will be taxable as ordinary income) and such U.S. holder's adjusted tax basis in such notes. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  CONVERSION OF NOTES

     A U.S. holder generally will not recognize gain or loss on the conversion of notes for our class A common stock, except with respect to any cash paid to a U.S. holder in lieu of a fractional share of our class A common stock, which should be treated as paid in exchange for such fractional share. A U.S. holder's aggregate initial tax basis in the class A common stock received on the conversion of notes will be the same as the U.S. holder's adjusted tax basis in the notes at the time of conversion, less the portion of such adjusted tax basis allocable to the fractional share. The holding period for our class A common stock received upon conversion will generally include the holding period of the notes that were converted.

  DIVIDENDS AND CONSTRUCTIVE DISTRIBUTIONS

     Any distribution on our class A common stock paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by a U.S. holder when received. Any such dividend will be eligible for the dividends received deduction if the U.S. holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction.

     A U.S. holder of notes might be treated as receiving a constructive dividend distribution from us if (1) the conversion price is adjusted and as a result of such adjustment such U.S. holder's proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the conversion price would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. holder for certain taxable distributions with respect to the class A common stock. Thus, under certain circumstances, an increase in the conversion price might give rise to a taxable dividend to a U.S. holder of notes even though such U.S. holder would not receive any cash related thereto.

  DISPOSITION OF CLASS A COMMON STOCK

     Upon a disposition of our class A common stock, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. holder's adjusted tax basis in our class A common stock (see "-- Conversion of the Notes"). Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

CONSEQUENCES TO NON-U.S. HOLDERS

     The following discussion is addressed to non-U.S. holders. A "non-U.S. holder," is a holder of notes or class A common stock acquired upon conversion of notes that is not a U.S. holder as defined under

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"-- Consequences to U.S. Holders." Special rules may apply if such non-U.S.
holder is a "controlled foreign corporation," "passive foreign investment company" or "foreign personal holding company" or is subject to special treatment under the Code. In addition, this summary does not address non-U.S. holders that at any time beneficially and/or constructively own more than 5% of the notes or the class A common stock. A non-U.S. holder that falls within any of the foregoing categories should consult its tax advisor to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to it.

  UNITED STATES FEDERAL WITHHOLDING TAX

     United States federal withholding tax will not apply to any payment of principal or interest (including OID) on the notes provided that:

     - the non-U.S. holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

     - the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; and

     - (a) the non-U.S. holder provides its name, address and certain other information on an appropriate IRS form (or substitute form), and certifies, under penalties of perjury, that it is not a United States person or (b) the non-U.S. holder holds its notes through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

     A non-U.S. holder of our class A common stock will generally be subject to U.S. federal income or withholding tax at a 30% rate on actual or constructive dividends, if any, with respect to the shares of class A common stock acquired upon conversion of notes. If a tax treaty applies, a non-U.S. holder may be eligible for a reduced rate of withholding. Similarly, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the U.S. (or, if certain tax treaties apply, attributable to a U.S. permanent establishment maintained by the non-U.S. holder) are not subject to the withholding tax, but instead are subject to U.S. federal income tax, as described below. In order to claim any such exemption or reduction in the 30% withholding tax, a non-U.S. holder should provide an appropriate properly executed IRS form (or suitable substitute form) claiming (a) a reduction of or an exemption from withholding under an applicable tax treaty or (b) that such payments are not subject to withholding tax because they are effectively connected with the non-U.S. holder's conduct of a trade or business in the U.S.

     In general, U.S. federal withholding tax will not apply to any gain or income realized by a non-U.S. holder on the disposition of notes or class A common stock acquired upon conversion of notes.

  UNITED STATES FEDERAL INCOME TAX

     If a non-U.S. holder is engaged in a trade or business in the U.S. (or, if certain tax treaties apply, if the non-U.S. holder maintains a permanent establishment within the U.S.) and interest (including OID) on the notes and dividends on the class A common stock are effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, that permanent establishment), such non-U.S. holder will be subject to U.S. federal income tax (but not withholding tax), on the interest, OID and dividends on a net income basis in the same manner as if such non-U.S. holder were a U.S. holder. In addition, a non-U.S. holder that is a foreign corporation may be subject to a 30% (or, if certain tax treaties apply, such lower rate as provided) branch profits tax.

     Any gain or income realized on the disposition of notes or class A common stock acquired upon conversion of notes generally will not be subject to U.S. federal income tax unless:

     - that gain or income is effectively connected with the non-U.S. holder's conduct of a trade or business in the U.S. (or, if certain tax treaties apply, attributable to a U.S. permanent establishment maintained by the non-U.S. holder); or

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     - the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met.

  BACKUP WITHHOLDING TAX AND INFORMATION REPORTING


  U.S. HOLDERS


     Unless a U.S. holder is an exempt recipient, such as a corporation, payments under notes or class A common stock, the proceeds received with respect to a fractional share of class A common stock upon the conversion of notes, and the proceeds received from the disposition of notes or class A common stock, may be subject to information reporting and may also be subject to U.S. federal backup withholding tax if such U.S. holder fails to supply accurate taxpayer identification numbers or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. holder's U.S. federal income tax liability provided the required information is furnished to the IRS.


  NON-U.S. HOLDERS


     In general, backup withholding and information reporting will not apply to payments made by us or our paying agents, in their capacities as such, to a non-U.S. holder if the holder has provided the required certification that it is a non-U.S. holder, provided that neither we nor our paying agent has actual knowledge that the holder is a U.S. holder.

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                                  UNDERWRITING


     Salomon Smith Barney Inc. is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.



                                                              PRINCIPAL AMOUNT
                                                                  OF NOTES
UNDERWRITER                                                   ----------------
-----------
Salomon Smith Barney Inc. ..................................
Credit Suisse First Boston Corporation......................
Goldman, Sachs & Co. .......................................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Samuel A. Ramirez & Company, Inc. ..........................
Utendahl Capital Partners, L.P. ............................
                                                                  --------
             Total..........................................
                                                                  ========


     The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes, other than those covered by the over-allotment option described below, if they purchase any of the notes.


     The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus and some of the notes to dealers at the public offering price less a concession not to exceed $0 per note. The underwriters may allow, and the dealers may reallow,
a concession not to exceed $     per note on sales to other dealers. If all of
the notes are not sold at the initial offering price, the representative may change the public offering price and the other selling terms. The representative has advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.



     We have granted to the underwriters an option, exercisable for 13 days from and including the date of the closing of this offering, to purchase up to $42.5 million aggregate principal amount of additional notes at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a principal amount of additional notes approximately proportionate to that underwriter's initial purchase commitment.



     We, our officers and directors, and Citigroup have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Salomon Smith Barney, dispose of or hedge any notes, any shares of our class A common stock or any securities convertible into or exchangeable for our class A common stock. However, we may issue shares of our class A common stock in the concurrent public offering and upon conversion of the notes, and we may grant options to purchase shares of our class A common stock and issue shares of our class A common stock upon the exercise of outstanding options under our existing stock option plans. In addition, we may issue or sell class A common stock in connection with an acquisition or business combination, and Citigroup may privately transfer shares of our class A common stock, as long as the acquiror of that class A common stock agrees in writing to be bound by the obligations and restrictions of our lock-up agreement for the remainder of the 180-day period.


     Prior to this offering of the notes and the concurrent initial public offering of our class A common stock, there has been no public market for the notes or our class A common stock. Consequently, the initial public offering price for the notes will be determined by negotiations among us and the representative. Among the factors to be considered in determining the initial public offering price of the

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notes will be the initial public offering price of our class A common stock set in the concurrent initial public offering thereof, our record of operations, our current financial condition, our future prospects, our

                                       A-24
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markets, the economic conditions in and future prospects for the industry in which we compete, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company.

     We cannot assure you, however, that the prices at which the notes will sell in the public market after this offering will not be lower than their initial public offering price or that an active trading market in the notes will develop and continue after this offering.

     The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be included in any automated quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that the notes will be able to be sold at a particular time or that the prices received when the notes are sold will be favorable.

     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional notes.


                                                                   PAID BY TRAVELERS
                                                                PROPERTY CASUALTY CORP.
                                                              ----------------------------
                                                              NO EXERCISE    FULL EXERCISE
                                                              -----------    -------------
Per Note....................................................   $               $
Total.......................................................   $               $



     In connection with this offering, Salomon Smith Barney Inc. on behalf of the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve syndicate sales in excess of the principal amount of notes to be purchased by the underwriters in this offering, which creates a syndicate short position. "Covered" short sales are sales made in an amount up to the principal amount of notes represented by the underwriters' over-allotment option. In determining the source of notes to close out the covered syndicate short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of notes in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of notes in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that will adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of notes in the open market while this offering is in progress.


     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney repurchases notes originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     We estimate that our portion of the total expenses of this offering will be
$     .


     Because an affiliate of Salomon Smith Barney Inc. beneficially owns more than 10% of our class A common stock outstanding prior to the closing of this offering, it may be deemed to have a "conflict of


                                       A-24
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interest" with us under Rule 2720 of the National Association of Securities
Dealers, Inc. When a NASD member with a conflict of interest participates as an underwriter in a public offering, that rule requires that the initial public offering price may be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. In accordance with this rule, Merrill Lynch, Pierce, Fenner & Smith Incorporated has assumed the responsibilities of acting as a qualified independent underwriter. In its role as a qualified independent underwriter, Merrill Lynch has performed a due diligence investigation and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part. Merrill Lynch will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. We have agreed to indemnify Merrill Lynch against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.


     The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. See "Arrangements Between Our Company and Citigroup."

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representative may agree to allocate a number of notes to underwriters for sale to their online brokerage account holders. The representative will allocate notes to underwriters that may make Internet distributions on the same basis as other allocations. In addition, notes may be sold by the underwriters to securities dealers who resell notes to online brokerage account holders.


     We and Citigroup have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.


                                       A-25
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--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS.



     Until        , 2002 (25 days after the date of this prospectus), all
dealers that buy, sell or trade our notes, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                                  $850,000,000


                       TRAVELERS PROPERTY CASUALTY CORP.


                    % CONVERTIBLE JUNIOR SUBORDINATED NOTES DUE 2032


                                  ------------

                                   PROSPECTUS
                                           , 2002

                                  ------------

                              SALOMON SMITH BARNEY

CREDIT SUISSE FIRST BOSTON


           GOLDMAN SACHS & CO.


                       MERRILL LYNCH & CO.


                                   RAMIREZ & CO., INC.


                                            UTENDAL CAPITAL PARTNERS, L.P.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses payable by us in connection with the shares of class A common stock being registered hereby. All of the fees set forth below are estimates except for the SEC registration fee, the NASD fee and the NYSE listing fee.


SEC registration fee........................................    $485,898
NASD fee....................................................      30,500
NYSE listing fee............................................           *
Blue Sky fees and expenses..................................           *
Printing and engraving expenses.............................           *
Legal fees and expenses.....................................           *
Accounting fees and expenses................................           *
Transfer agent and registrar fees...........................           *
Miscellaneous fees and expenses.............................           *
                                                                --------
     Total..................................................    $      *
                                                                ========


---------------
* To be completed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of Section 33-771 of the Connecticut Business Corporation Act, or the CBCA, provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (1)(A) he conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation; and (ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the certificate of incorporation as authorized by the CBCA.

     Subsection (b) of Section 33-771 of the CBCA provides that a director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interests of the corporation.

     Subsection (c) of Section 33-771 of the CBCA provides that the termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct described in Section 33-771 of the CBCA.

     Subsection (d) of Section 33-771 of the CBCA provides that, unless ordered by a court, a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 33-771(a) of the CBCA; or
(2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

     Section 33-772 of the CBCA provides that a corporation shall indemnify a director of the corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding.

     Subsection (a) of Section 33-776 of the CBCA provides that a corporation may indemnify an officer of the corporation who is a party to a proceeding because he is an officer of the corporation (1) to the same extent as a director, and (2) if he is an officer but not a director, to such further extent, consistent with public policy, as may be provided by contract, the certificate of incorporation, the bylaws or a resolution of the board of directors. Subsection (c) of Section 33-776 of the CBCA provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33-772 to the same extent to which a director may be entitled to indemnification.

     Citigroup Inc. (the ultimate parent) also provides liability insurance for its directors and officers and the directors and officers of its subsidiaries, including the Registrant. This insurance provides for coverage against loss from claims made against directors and officers in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

     Article FIFTEENTH of our certificate of incorporation provides that we will indemnify, and advance expenses to, all directors and officers to the fullest extent permitted by the CBCA and that we will indemnify all directors for liability, as defined in Section 33-770(5) of the CBCA, to any person for any action taken, or any failure to take any action, as a director, except liability that: (a) involved a knowing and culpable violation of law by the director; (b) enabled the director or an associate (as defined in Section 33-840 of the CBCA) to receive an improper personal gain; (c) showed a lack of good faith and conscious disregard for the duty of the director to us under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to us; (d) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to us; or (e) created liability under Section 33-757 of the CBCA. Notwithstanding the preceding sentence, we will not be required to indemnify an indemnitee in connection with a proceeding (or part thereof) commenced by the indemnitee against us. Article FIFTEENTH does not affect the indemnification or advance of expenses to a director for any liability stemming from acts or omissions occurring prior to the effective date of Article FIFTEENTH.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


     On February 7, 2002, the Registrant issued a $1.2 billion note agreement payable in 2005 to Citigroup in replacement of a $1.2 billion note agreement payable to Citigroup in 2005. The replacement note agreement was issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


  1.1   Form of Underwriting Agreement relating to the Registrant's
        Class A Common Stock.*
  1.2   Form of Underwriting Agreement relating to the Registrant's
           % convertible Junior Subordinated notes due 20  .*
  2.1 Stock Purchase Agreement, dated as of November 28, 1995, between the Registrant (then known as The Travelers
        Insurance Group Inc.) and Aetna Life and Casualty Company
        (incorporated by reference to Exhibit 10.1 of the Form 10-K for the year ended December 31, 1995 of Aetna Life and Casualty Company (File No. 15704)).
  3.1   Form of Restated Certificate of Incorporation.*
  3.2   Form of Amended Bylaws.*
  4.1   Specimen Certificate of Class A Common Stock.*
  4.2   Specimen Certificate of Class B Common Stock.*
  4.3   Form of Indenture between the Registrant and
                       , as trustee.*

  4.4   Form of First Supplemental Indenture between the Registrant
        and                , as trustee.*
  4.5   Form of Convertible Junior Subordinated Note (included in
        Exhibit 4.4).
  5.1   Opinion of Cummings & Lockwood LLC relating to the Class A
        Common Stock.*
  5.2.1 Opinion of Cummings & Lockwood LLC relating to the Class A
        Common Stock issuable in connection with the Notes.*
  5.2.2 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to the Convertible Junior Subordinated Notes.*
  8.1   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
        tax matters related to the Upper DECS.*
 10.1   Amended and Restated Intercompany Agreement, dated March   ,
        2002 between Citigroup and the Registrant.*
 10.2   Line of credit agreement, dated December 19, 2001 between
        Travelers Insurance Group Holdings Inc. (then known as
        Travelers Property Casualty Corp.) and Citigroup.*
 10.3   Promissory note, dated as of April 13, 2001, by and between
        Travelers Insurance Group Holdings Inc. (then known as
        Travelers Property Casualty Corp.) and Citicorp Banking
        Corporation.*
 10.4.1 Promissory note, dated February 7, 2002, between the
        Registrant and Citicorp.
 10.4.2 Promissory note, dated February 7, 2002, between the
        Registrant and PFS Services, Inc.
 10.4.3 Promissory note, dated February 7, 2002, between the
        Registrant and PFS Services, Inc.
 10.5.1 Travelers Group Capital Accumulation Plan, as amended through July 23, 1997 (incorporated by reference to Exhibit
        10.02 of the Form 10-Q for the period ended September 30,
        1997 of Travelers Group Inc.) (File No. 1-9924)).
 10.5.2 Amendment to the Travelers Group Capital Accumulation Plan,
        as amended through July 23, 1997 (incorporated by reference to Exhibit 10.08.2 of the Form 10-K/A-1 for the year ended
        December 31, 1999 of Citigroup Inc.) (File No. 1-9924)).
 10.6   Travelers Group Retirement Benefit Equalization Plan, as
        amended (incorporated by reference to Exhibit 10.03 of the
        Form 10-K for the year ended December 31, 1993 of Travelers
        Group Inc. (formerly The Travelers Inc.) (File No. 1-9924)).
 10.7   Tax Sharing Agreement, dated March   , 2002 between the
        Registrant and Citigroup.*
 10.8   Lease for office space at CityPlace, dated March 28, 1996, by and between Aetna Life and Casualty Company and The
        Travelers Indemnity Company, incorporated by reference to
        Exhibit 10.10 to the registration statement on Form S-1
        filed with the Commission by Travelers Insurance Group
        Holdings Inc. (then known as Travelers/Aetna Property
        Casualty Corp.) on April 22, 1996 (File No. 333-2254).
 10.9   Lease for office space in Hartford, Connecticut, dated as of
        April 2, 1996, by and between The Travelers Insurance
        Company and The Travelers Indemnity Company, incorporated by reference to Exhibit 10.14 to the annual report on Form 10-K filed with the Commission by Travelers Insurance Group
        Holdings Inc. (then known as Travelers/Aetna Property
        Casualty Corp.).
 10.10  Travelers Property Casualty Corp. 2002 Non-Employee
        Directors Compensation Plan.*
 10.11  Travelers Property Casualty Corp. 2002 Executive Performance
        Plan.*
 10.12  Travelers Property Casualty Corp. 2002 Stock Incentive
        Plan.*
 12.1   Statement of Ratio of Earnings to Fixed Charges.+
 21.1   Subsidiaries of the Registrant.*
 23.1   Consent of KPMG LLP, Independent Certified Public
        Accountants.
 23.2   Consent of Cummings & Lockwood LLC (contained in its opinion filed as Exhibits 5.1 and 5.2.1 hereto).*
 23.3   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
        (contained in its opinion filed as Exhibit 5.2.2 hereto).*
 24.1   Powers of Attorney.+

 25.1   Statement of eligibility of                , as trustee
        under the indenture.*


---------------
* To be filed by amendment


+Previously filed


     (b) Financial Statement Schedules


Schedule II    --   Condensed Financial Information of Registrant
Schedule III   --   Supplementary Insurance Information -- 2001
Schedule III   --   Supplementary Insurance Information -- 2000
Schedule III   --   Supplementary Insurance Information -- 1999
Schedule V     --   Valuation and Qualifying Accounts
Schedule VI    --   Supplementary Information Concerning Property -- Casualty
                    Insurance Operations


ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities existing under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut on the 5th day of March, 2002.


                                          TRAVELERS PROPERTY CASUALTY CORP.


                                          By: /s/ JAMES M. MICHENER

                                            ------------------------------------

                                              Name: James M. Michener


                                              Title: General Counsel



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                SIGNATURE                                    TITLE                        DATE
                ---------                                    -----                        ----



                    *                         Chief Executive Officer (Principal     March 5, 2002
------------------------------------------     Executive Officer), Chairman and
              Robert I. Lipp                               Director




                    *                         Chief Financial Officer (Principal     March 5, 2002
------------------------------------------      Financial Officer) and Director
               Jay S. Benet




                    *                         Chief Accounting Officer (Principal    March 5, 2002
------------------------------------------            Accounting Officer)
            Douglas K. Russell




                    *                                      Director                  March 5, 2002
------------------------------------------
            Charles J. Clarke




                    *                                      Director                  March 5, 2002
------------------------------------------
            Douglas G. Elliot




        *By /s/ JAMES M. MICHENER                      Attorney in fact              March 5, 2002
  --------------------------------------
            James M. Michener

     WHEN THE TRANSACTIONS REFERRED TO IN NOTE 1 TO THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS HAVE BEEN CONSUMMATED, WE WILL BE IN A POSITION TO RENDER THE FOLLOWING REPORT.

                                                                    /S/ KPMG LLP

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholder
Travelers Property Casualty Corp.:

     Under date of January 17, 2002, except as to Note 1, which is as of
               , 2002, we reported on the consolidated balance sheets of Travelers Property Casualty Corp. (formerly known as The Travelers Insurance Group Inc.) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which are included in the prospectus. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

     In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

     As discussed in Note 1 to the consolidated financial statements, the Company changed its methods of accounting for derivative instruments and hedging activities and for securitized financial assets in 2001, and its methods of accounting for insurance and reinsurance contracts that do not transfer insurance risk and for insurance-related assessments in 1999.

Hartford, Connecticut
January 17, 2002, except
as to Note 1, which is as of             , 2002

                                                                     SCHEDULE II

                       TRAVELERS PROPERTY CASUALTY CORP.
                             (PARENT COMPANY ONLY)

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                         CONDENSED STATEMENT OF INCOME

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                2001        2000        1999
                                                              --------    --------    --------
                                                                       (IN MILLIONS)
REVENUES
Net investment income and other.............................   $    3      $    2      $   11
Realized investment gains...................................       19           9          --
                                                               ------      ------      ------
          Total revenues....................................       22          11          11
                                                               ------      ------      ------
EXPENSES
Interest....................................................       83         161          87
Other.......................................................        6           5          --
                                                               ------      ------      ------
          Total expenses....................................       89         166          87
                                                               ------      ------      ------
Loss before federal income tax benefit and equity in net
  income of subsidiaries....................................      (67)       (155)        (76)
Federal income tax benefit..................................       22          53          27
                                                               ------      ------      ------
Loss before equity in net income of subsidiaries............      (45)       (102)        (49)
Equity in net income of subsidiaries, net of minority
  interest..................................................    1,110       1,414       1,073
                                                               ------      ------      ------
  Net income................................................   $1,065      $1,312      $1,024
                                                               ======      ======      ======

   The condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto and the accompanying notes to thecondensed financial information of Registrant.

                                                                     SCHEDULE II

                       TRAVELERS PROPERTY CASUALTY CORP.
                             (PARENT COMPANY ONLY)

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                            CONDENSED BALANCE SHEET


                                                                 DECEMBER 31,
                                                              ------------------
                                                               2001       2000
                                                              -------    -------
                                                                (IN MILLIONS)
ASSETS
Short-term securities.......................................  $   152    $    37
Investment in subsidiaries at equity........................   11,153     10,714
Goodwill....................................................      155        160
Other assets................................................      452        488
                                                              -------    -------
     Total assets...........................................  $11,912    $11,399
                                                              =======    =======
LIABILITIES
Note payable to parent......................................  $ 1,198    $ 2,156
Other liabilities...........................................       28         29
                                                              -------    -------
     Total liabilities......................................    1,226      2,185
                                                              -------    -------
SHAREHOLDER'S EQUITY
Common stock, $100 par value, 15,000 shares authorized;
  1,500 shares issued and outstanding.......................       --         --
Additional paid-in capital..................................    4,440      3,823
Retained earnings...........................................    6,004      4,990
Accumulated other changes in equity from nonowner sources...      242        401
                                                              -------    -------
     Total shareholder's equity.............................   10,686      9,214
                                                              -------    -------
     Total liabilities and shareholder's equity.............  $11,912    $11,399
                                                              =======    =======


   The condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto and the accompanying notes to thecondensed financial information of Registrant.

                                                                     SCHEDULE II

                       TRAVELERS PROPERTY CASUALTY CORP.
                             (PARENT COMPANY ONLY)

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                       CONDENSED STATEMENT OF CASH FLOWS

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2001        2000        1999
                                                              ---------   ---------   ---------
                                                                        (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................   $ 1,065     $ 1,312     $ 1,024
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Equity in net income of subsidiaries......................    (1,110)     (1,414)     (1,073)
  Dividends received from consolidated subsidiaries.........     1,100       1,226         164
  Deferred federal income tax benefit.......................        29           3          (7)
  Federal income taxes receivable...........................        27         (28)         (9)
  Other.....................................................        87        (228)         73
                                                               -------     -------     -------
     Net cash provided by operating activities..............     1,198         871         172
                                                               -------     -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Tender offer of minority interest shareholders'...........        --      (2,399)         --
  Short-term securities, (purchases) sales, net.............      (115)        (36)          8
  Other investments, net....................................        --          (1)         --
                                                               -------     -------     -------
     Net cash provided by (used in) investing activities....      (115)     (2,436)          8
                                                               -------     -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of long-term debt.................................    (1,040)     (1,688)       (738)
  Issuance of note payable to affiliate.....................        --       2,391          --
  Receipts from former subsidiaries.........................       475         859         553
  Return of capital from former subsidiaries................         8           3           5
  Dividends to parent company...............................      (526)         --          --
                                                               -------     -------     -------
     Net cash provided by (used in) financing activities....    (1,083)      1,565        (180)
                                                               -------     -------     -------
     Net decrease in cash...................................        --          --          --
     Cash at beginning of period............................        --          --          --
                                                               -------     -------     -------
     Cash at end of period..................................   $    --     $    --     $    --
                                                               =======     =======     =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the period for interest..................   $    10     $    21     $     6
                                                               =======     =======     =======
  Cash received during the period for taxes.................   $   (88)    $   (29)    $   (10)
                                                               =======     =======     =======

   The condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto and the accompanying notes to thecondensed financial information of Registrant.

                                                                     SCHEDULE II

             NOTES TO CONDENSED FINANCIAL INFORMATION OF REGISTRANT

1. GENERAL

     The condensed consolidated financial statements include the accounts of Travelers Property Casualty Corp. (TPC), an indirect, wholly-owned subsidiary of Citigroup Inc. (Citigroup), and its subsidiaries (collectively, the Company). TPC is being reorganized in connection with Citigroup's announced plans for the sale by TPC's of up to 20% of its property casualty business in a proposed initial public offering, followed by a tax-free distribution of Citigroup's entire equity interest, subject to regulatory approval and receipt of a private letter ruling from the Internal Revenue Service. These financial statements include the adjustments necessary to reflect the reorganization of TPC's operations as if those changes have been consummated prior to the proposed public offering.

     These financial statements include the accounts of its primary subsidiary, Travelers Insurance Group Holdings Inc. (TIGHI), a property casualty insurance holding company. Also included are the accounts of CitiInsurance International Holdings Inc. and its subsidiaries (CitiInsurance), whose principal assets are its investments in the property casualty and life operations of Fubon Insurance Co., Ltd. and Fubon Assurance Co., Ltd. TPC intends to sell CitiInsurance to other Citigroup affiliated companies for approximately $418 million, its net book value. It has also agreed to purchase from Citigroup the premises located at One Tower Square, Hartford, Connecticut and other properties for $68 million.

     Pursuant to the reorganization referred to above, these financial statements have been adjusted to exclude the accounts of certain wholly-owned TPC subsidiaries, principally The Travelers Insurance Company (TIC) and its subsidiaries (its U.S. life insurance operations), certain other wholly-owned non-insurance subsidiaries of TPC and substantially all of TPC's assets and certain liabilities not related to the property casualty business. Significant intercompany transactions and balances have been eliminated.

2. PRINCIPLES OF CONSOLIDATION

     The accompanying financial statements include the accounts of TPC and, on an equity basis, its subsidiaries and affiliates and should be read in conjunction with the Consolidated Financial Statements and notes thereto.

3. DEBT


     In conjunction with the purchase of TIGHI's outstanding shares in April 2000, TPC entered into a note agreement with Citigroup. On February 7, 2002, this note agreement was replaced by a new note agreement. Under the terms of the new note agreement, interest accrues on the aggregate principal amount outstanding at the commercial paper rate (the then current short-term rate) plus 10 basis points per annum. Interest is compounded monthly. The principal amount of the note may be prepaid in whole or in part without penalty and is due on April 30, 2005. At December 31, 2001 and 2000, the principal outstanding under the prior note agreement was $1.2 billion and $1.9 billion, respectively. March 1, 2002, the outstanding amount under the new note agreement was $1.1 billion.


     At December 31, 2000, TPC had a note payable to PFS Services, Inc., its direct parent. The principal balance outstanding was $287 million. Interest accrued at a rate of 5.06%, compounded semi-annually. On March 29, 2001, this note was repaid in its entirety, plus accrued interest.


     In February 2002, TPC's board of directors declared a dividend of $1.0 billion to Citigroup in the form of a non-interest bearing note payable on December 31, 2002.



     In February 2002, TPC's board of directors also declared a dividend of $3.7 billion to Citigroup in the form of a 3.7 billion note payable in two installments. The first installment of $150 million will be payable on May 9, 2004 and the second installment of 3.55 billion will be payable on February 7, 2017. This note begins to bear interest after May 9, 2002 at a rate of 7.25% per annum. This note may be prepaid at any time in whole or in part without penalty or premium.

     Concurrently with the initial public offering, TPC is offering $850 million
aggregate principal amount of our    % Convertible Junior Subordinated Notes due
2032.

                                  SCHEDULE III

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

                      SUPPLEMENTARY INSURANCE INFORMATION

                                      2001

                                                                                                                     CLAIMS
                                                             CLAIMS AND                                 NET        AND CLAIM
                                      DEFERRED POLICY     CLAIM ADJUSTMENT    UNEARNED    PREMIUM    INVESTMENT    ADJUSTMENT
SEGMENT                              ACQUISITION COSTS    EXPENSE RESERVES    PREMIUMS    REVENUE    INCOME(A)      EXPENSES
-------                              -----------------    ----------------    --------    -------    ----------    ----------
                                                                          (IN MILLIONS)
Commercial Lines...................        $466               $27,749          $3,729     $5,431       $1,615        $4,702
Personal Lines.....................         302                 2,867           1,938      3,964          410         3,053
                                           ----               -------          ------     ------       ------        ------
    Total -- Reportable Segments...         768                30,616           5,667      9,395        2,025         7,755
Other..............................          --                   121              --         16            9            10
                                           ----               -------          ------     ------       ------        ------
Consolidated.......................        $768               $30,737          $5,667     $9,411       $2,034        $7,765
                                           ====               =======          ======     ======       ======        ======

                                     AMORTIZATION
                                     OF DEFERRED
                                        POLICY          OTHER
                                     ACQUISITION      OPERATING     PREMIUMS
SEGMENT                                 COSTS        EXPENSES(B)    WRITTEN
-------                              ------------    -----------    --------
                                                  (IN MILLIONS)
Commercial Lines...................     $  861         $  931        $5,726
Personal Lines.....................        674            388         4,108
                                        ------         ------        ------
    Total -- Reportable Segments...      1,535          1,319         9,834
Other..............................          4            219            12
                                        ------         ------        ------
Consolidated.......................     $1,539         $1,538        $9,846
                                        ======         ======        ======

---------------
(a) Net investment income for each segment is accounted for separately, except for the portion earned on the investment of shareholder's equity, which is allocated based on assigned capital.

(b) Expense allocations are determined in accordance with prescribed statutory accounting practices. These practices make a reasonable allocation of all expenses to those product lines with which they are associated.

                                  SCHEDULE III

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

                      SUPPLEMENTARY INSURANCE INFORMATION

                                      2000

                                                                                                                     CLAIMS
                                                             CLAIMS AND                                 NET        AND CLAIM
                                      DEFERRED POLICY     CLAIM ADJUSTMENT    UNEARNED    PREMIUM    INVESTMENT    ADJUSTMENT
SEGMENT                              ACQUISITION COSTS    EXPENSE RESERVES    PREMIUMS    REVENUE    INCOME(A)      EXPENSES
-------                              -----------------    ----------------    --------    -------    ----------    ----------
                                                                          (IN MILLIONS)
Commercial Lines...................        $341               $25,672          $3,028     $4,747       $1,713        $3,739
Personal Lines.....................         273                 2,640           1,764      3,715          446         2,734
                                           ----               -------          ------     ------       ------        ------
    Total -- Reportable Segments...         614                28,312           4,792      8,462        2,159         6,473
Other..............................          --                   130              --         --            3            --
                                           ----               -------          ------     ------       ------        ------
Consolidated.......................        $614               $28,442          $4,792     $8,462       $2,162        $6,473
                                           ====               =======          ======     ======       ======        ======

                                     AMORTIZATION
                                     OF DEFERRED
                                        POLICY          OTHER
                                     ACQUISITION      OPERATING     PREMIUMS
SEGMENT                                 COSTS        EXPENSES(B)    WRITTEN
-------                              ------------    -----------    --------
                                                  (IN MILLIONS)
Commercial Lines...................     $  680         $  752        $5,030
Personal Lines.....................        618            363         3,813
                                        ------         ------        ------
    Total -- Reportable Segments...      1,298          1,115         8,843
Other..............................         --            321            --
                                        ------         ------        ------
Consolidated.......................     $1,298         $1,436        $8,843
                                        ======         ======        ======

---------------
(a) Net investment income for each segment is accounted for separately, except for the portion earned on the investment of shareholder's equity, which is allocated based on assigned capital.

(b) Expense allocations are determined in accordance with prescribed statutory accounting practices. These practices make a reasonable allocation of all expenses to those product lines with which they are associated.

                                   SCHEDULE V


                       TRAVELERS PROPERTY CASUALTY CORP.


                       VALUATION AND QUALIFYING ACCOUNTS


                                ($ IN MILLIONS)



                                                            ADDITIONS
                                                    --------------------------
                                                                  CHARGED TO
                                       BALANCE AT   CHARGED TO       OTHER                      BALANCE AT
                                       BEGINNING    COSTS AND      ACCOUNTS      DEDUCTIONS--     END OF
DESCRIPTION                            OF PERIOD     EXPENSES     --DESCRIBE       DESCRIBE       PERIOD
-----------                            ----------   ----------   -------------   ------------   ----------
                                                         2001
  Reinsurance Recoverables...........     $213       $     --        $130(1)         $57(2)        $286
                                          ====                                                     ====
                                                         2000
  Reinsurance Recoverables...........     $219       $     --        $ --            $ 6(2)        $213
                                          ====                                                     ====
                                                         1999
  Reinsurance Recoverables...........     $192       $     --        $ 33(1)         $ 6(2)        $219
                                          ====                                                     ====


---------------

(1)Charged to claims and claim adjustment expenses in the consolidated statement of income.



(2)Credited to the related asset account.

                                  SCHEDULE III

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

                      SUPPLEMENTARY INSURANCE INFORMATION

                                      1999

                                                                                                                     CLAIMS
                                                             CLAIMS AND                                 NET        AND CLAIM
                                      DEFERRED POLICY     CLAIM ADJUSTMENT    UNEARNED    PREMIUM    INVESTMENT    ADJUSTMENT
SEGMENT                              ACQUISITION COSTS    EXPENSE RESERVES    PREMIUMS    REVENUE    INCOME(A)      EXPENSES
-------                              -----------------    ----------------    --------    -------    ----------    ----------
                                                                          (IN MILLIONS)
Commercial Lines...................        $277               $26,184          $2,608     $4,375       $1,689        $3,505
Personal Lines.....................         248                 2,670           1,666      3,634          400         2,554
                                           ----               -------          ------     ------       ------        ------
    Total -- Reportable Segments...         525                28,854           4,274      8,009        2,089         6,059
Other..............................          --                   149              --         --            4            --
                                           ----               -------          ------     ------       ------        ------
Consolidated.......................        $525               $29,003          $4,274     $8,009       $2,093        $6,059
                                           ====               =======          ======     ======       ======        ======

                                     AMORTIZATION
                                     OF DEFERRED
                                        POLICY          OTHER
                                     ACQUISITION      OPERATING     PREMIUMS
SEGMENT                                 COSTS        EXPENSES(B)    WRITTEN
-------                              ------------    -----------    --------
                                                  (IN MILLIONS)
Commercial Lines...................     $  617         $  805        $4,408
Personal Lines.....................        643            364         3,805
                                        ------         ------        ------
    Total -- Reportable Segments...      1,260          1,169         8,213
Other..............................         --            246            --
                                        ------         ------        ------
Consolidated.......................     $1,260         $1,415        $8,213
                                        ======         ======        ======

---------------
(a) Net investment income for each segment is accounted for separately, except for the portion earned on the investment of shareholder's equity, which is allocated based on assigned capital.

(b) Expense allocations are determined in accordance with prescribed statutory accounting practices. These practices make a reasonable allocation of all expenses to those product lines with which they are associated.

                                  SCHEDULE VI

               TRAVELERS PROPERTY CASUALTY CORP. AND SUBSIDIARIES

 SUPPLEMENTARY INFORMATION CONCERNING PROPERTY-CASUALTY INSURANCE OPERATIONS(1)

                                   1999-2001

                                                   RESERVES FOR
                                                      UNPAID        DISCOUNT
                                      DEFERRED        CLAIMS          FROM
                                       POLICY       AND CLAIM       RESERVES                              NET
                                     ACQUISITION    ADJUSTMENT     FOR UNPAID    UNEARNED    EARNED    INVESTMENT
AFFILIATION WITH REGISTRANT             COSTS        EXPENSES      CLAIMS(2)     PREMIUMS   PREMIUMS     INCOME
---------------------------          -----------   ------------   ------------   --------   --------   ----------
                                                                    (IN MILLIONS)
2001 Consolidated
  property -- casualty
  operations.......................     $768         $30,616          $792        $5,667     $9,395      $2,025
2000 Consolidated
  property -- casualty
  operations.......................     $614         $28,312          $800        $4,792     $8,462      $2,159
1999 Consolidated
  property -- casualty
  operations.......................     $525         $28,854          $832        $4,274     $8,009      $2,089

                                          CLAIMS AND
                                       CLAIM ADJUSTMENT
                                           EXPENSES         AMORTIZATION
                                     INCURRED RELATED TO:   OF DEFERRED    PAID CLAIMS
                                     --------------------      POLICY       AND CLAIM
                                      CURRENT      PRIOR    ACQUISITION    ADJUSTMENT    PREMIUMS
AFFILIATION WITH REGISTRANT            YEAR        YEAR        COSTS        EXPENSES     WRITTEN
---------------------------          ---------    -------   ------------   -----------   --------
                                                            (IN MILLIONS)
2001 Consolidated
  property -- casualty
  operations.......................    $7,599      $ (41)      $1,535        $7,419       $9,834
2000 Consolidated
  property -- casualty
  operations.......................    $6,509      $(247)      $1,298        $6,810       $8,843
1999 Consolidated
  property -- casualty
  operations.......................    $6,194      $(242)      $1,260        $6,732       $8,213

---------------
(1) Excludes accident and health business.

(2) See "Discounting" on page 71.